UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

J.CREW GROUP, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

J.Crew Group, Inc. common stock, par value 0.01 (“common stock”)

(2)	Aggregate number of securities to which transaction applies:

63,934,844 shares of common stock (including restricted shares) and 8,307,717 shares of common stock underlying outstanding options of the Company with an exercise price of $43.50 or less

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $2,991,101,723. The maximum aggregate value of the transaction was calculated based upon the sum of (A) (1) 63,934,844 shares of common stock (including restricted shares) issued and outstanding and owned by persons other than the Company, Parent and Merger Sub on November 19, 2010, multiplied (2) by $43.50 per share (the “per share merger consideration”) and (B) (1) 8,307,717 shares of common stock underlying outstanding options of the Company with an exercise price of $43.50 or less, as of November 19, 2010, multiplied by (2) the excess of the per share merger consideration over the weighted average exercise price of $18.23. The filing fee equals the product of 0.00007130 multiplied by the maximum aggregate value of the transaction.

(4)	Proposed maximum aggregate value of transaction:

$2,991,101,723

(5)	Total fee paid:

$213,265.55

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

[            ], 2011

To the Stockholders of J.Crew Group, Inc.:

You are cordially invited to attend a special meeting of stockholders of J.Crew Group, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”) to be held at [            ] a.m., local time, on [            ], 2011, at [                    ].

On November 23, 2010, we entered into an Agreement and Plan of Merger (the “merger agreement”) with Chinos Holdings, Inc., a Delaware corporation (“Parent”), and Chinos Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are beneficially owned by affiliates of TPG Capital, L.P. and Leonard Green & Partners, L.P. At the special meeting, we will ask you to adopt the merger agreement.

If the merger is completed, each share of Company common stock, other than as provided below, will be converted into the right to receive $43.50 in cash, without interest and less any applicable withholding taxes. We refer to this amount as the “per share merger consideration.” The following shares of Company common stock will not be converted into the right to receive the per share merger consideration in connection with the merger: (a) treasury shares owned by the Company, (b) shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, including shares contributed to Parent by the Rollover Investors (as defined below) and any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment prior to the closing and (c) shares owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the Delaware General Corporation Law.

A special committee of our board of directors, consisting entirely of independent directors, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. This special committee unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated stockholders, and recommended that our board of directors approve and declare the advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that our stockholders adopt the merger agreement. Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee, deemed it advisable and in the best interests of the Company and our stockholders that the Company enter into the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated stockholders and recommended that our stockholders adopt the merger agreement at the special meeting. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement.

The merger cannot be completed unless stockholders holding at least a majority of the outstanding shares of Company common stock on the record date adopt the merger agreement. More information about the merger is contained in the accompanying proxy statement and a copy of the merger agreement is attached as Annex A thereto.

In considering the recommendation of the special committee and the board of directors, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. Millard S. Drexler, our chairman of the board and chief executive officer, beneficially owns approximately 11.8% of the total number of outstanding shares of Company common stock. Mr. Drexler and certain related trusts party to the Rollover Agreement described in the accompanying proxy statement (collectively, the “Rollover Investors”) have agreed with Parent to contribute to Parent a portion of the shares of Company common stock owned by them in exchange for shares of Parent common stock immediately prior to the completion of the merger, and other members of our management team may also have the opportunity to invest in Parent prior to, or after, the special meeting. The accompanying proxy statement includes additional information regarding certain interests of the Company’s directors and executive officers that may be different from, or in addition to, the interests of our stockholders generally.

We encourage you to read the accompanying proxy statement in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Regardless of the number of shares of Company common stock you own, your vote is important. The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement. Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee.

We appreciate your continued support of the Company.

Sincerely,

[ ]

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [            ], 2011 and is first being mailed to stockholders on or about [            ], 2011.

J.CREW GROUP, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [            ], 2011

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of J.Crew Group, Inc. (the “Company,” “we,” “us” or “our”) will be held at [            ] a.m., local time, on [            ], 2011, at [                    ], for the following purposes:

1.	To adopt the Agreement and Plan of Merger (the “merger agreement”) with Chinos Holdings, Inc., a Delaware corporation (“Parent”), and Chinos Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are beneficially owned by affiliates of TPG Capital, L.P. and Leonard Green & Partners, L.P.; and

2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached thereto as Annex A.

A special committee of our board of directors, consisting entirely of independent directors, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. This special committee unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated stockholders, and recommended that our board of directors approve and declare the advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that our stockholders adopt the merger agreement. Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee, deemed it advisable and in the best interests of the Company and our stockholders that the Company enter into the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated stockholders and recommended that our stockholders adopt the merger agreement at the special meeting. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement.

Millard S. Drexler, our chairman of the board and chief executive officer, beneficially owns approximately 11.8% of the total number of outstanding shares of Company common stock. Mr. Drexler and certain related trusts party to the Rollover Agreement described in the accompanying proxy statement (collectively, the “Rollover Investors”) have agreed with Parent to contribute to Parent a portion of the shares of Company common stock owned by them in exchange for shares of Parent common stock immediately prior to the completion of the merger, and other members of our management team may also have the opportunity to invest in Parent prior to, or after, the special meeting.

Only stockholders of record at the close of business on [            ], 2011 are entitled to notice of and to vote at the special meeting and at any and all adjournments or postponements thereof.

The adoption of the merger agreement requires the affirmative vote of stockholders holding at least a majority of the shares of Company common stock outstanding at the close of business on the record date. The approval of the adjournment of the special meeting requires the affirmative vote of the holders of at least a majority of the shares of the Company common stock present and entitled to vote at the special meeting as of the record date, whether or not a quorum is present.

Regardless of the number of shares of Company common stock you own, your vote is important. The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement. Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee.

Company stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal and receive the fair value of their shares in lieu of receiving the per share merger consideration if the merger closes but only if they perfect their appraisal rights by complying with the required procedures under Delaware law, which are summarized in the accompanying proxy statement.

If you plan to attend the special meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. If you wish to attend the special meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the record date.

By Order of the Board of Directors,

[ ]

[ ]

New York, New York

[ ], 2011

Important Notice of Internet Availability

This proxy statement for the special meeting to be held on [            ], 2011, is available free of charge at http://www.proxyvote.com.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE. YOU MAY VOTE YOUR SHARES OF COMPANY COMMON STOCK BY TELEPHONE, OVER THE INTERNET, OR IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD, BY SIGNING AND DATING IT AND RETURNING IT PROMPTLY. VOTING BY PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON IF YOU SO DESIRE.

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Company common stock can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Company common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of Company common stock are voted at the special meeting.

If your shares of Company common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Company common stock can be voted at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the merger agreement and the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

If you have any questions, require assistance with voting your proxy card,

or need additional copies of proxy material, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue

New York, NY 10016

jcrewproxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885

J.CREW GROUP, INC.

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [            ], 2011

PROXY STATEMENT

This proxy statement contains information related to a special meeting of stockholders of J.Crew Group, Inc. (the “Company,” “we,” “us” or “our”) which will be held at [            ] a.m., local time, on [            ], 2011, at [                    ] and any adjournments or postponements thereof. We are furnishing this proxy statement to stockholders of J.Crew Group, Inc. as part of the solicitation of proxies by the Company’s board of directors for use at the special meeting. This proxy statement is dated [            ], 2011 and is first being mailed to stockholders on or about [            ], 2011.

SUMMARY TERM SHEET

This summary term sheet highlights selected information in this proxy statement and may not contain all of the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “Where You Can Find More Information” beginning on page [            ]. In this proxy statement, the terms “we,” “us,” “our,” “J.Crew” and the “Company” refer to J.Crew Group, Inc. and its subsidiaries. We refer to TPG Capital, L.P. as “TPG,” and Leonard Green & Partners, L.P. as “Leonard Green.” We refer to Green Equity Investors V, L.P. as “GEI V,” Green Equity Investors Side V, L.P. as “GEI Side V,” and GEI V and GEI Side V together as the “Leonard Green Entities.” We refer to TPG Partners VI, L.P. as “TPG VI.” We refer to Chinos Holdings, Inc. as “Parent” and Chinos Acquisition Corporation as “Merger Sub.” We refer to The Drexler Family Revocable Trust, The Millard S. Drexler 2009 Grantor Retained Annuity Trust #1 and The Millard S. Drexler 2009 Grantor Retained Annuity Trust #2 as the “MD Trusts” and together with Mr. Drexler, the “MD Parties” or the “Rollover Investors.”

The Parties

(page [    ])

J.Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of November 23, 2010, the Company operates 250 retail stores (including 221 J.Crew retail stores, 9 crewcuts and 20 Madewell stores), the J.Crew catalog business, jcrew.com, madewell.com and 85 factory outlet stores. Both Parent and Merger Sub were formed for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Both Parent and Merger Sub are beneficially owned by TPG VI and the Leonard Green Entities.

Millard S. Drexler, our chairman of the board and chief executive officer, beneficially owns approximately 11.8% of the total number of outstanding shares of Company common stock. The Rollover Investors have agreed with Parent to contribute to Parent a portion of the shares of Company common stock owned by them (the “Rollover Shares”) in exchange for shares of Parent common stock immediately prior to the completion of the merger, and other members of our management team may also have the opportunity to invest in Parent prior to, or after, the special meeting.

Overview of the Transaction

(page [    ])

The Company, Parent and Merger Sub entered into the merger agreement on November 23, 2010. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. Both Parent and Merger Sub are beneficially owned by TPG VI and the Leonard Green Entities. The following will occur in connection with the merger:

•

each share of Company common stock issued and outstanding immediately prior to the closing (other than treasury shares owned by the Company, shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, including shares contributed to Parent by the Rollover Investors and any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment prior to the closing, and shares owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the Delaware General Corporation Law (“DGCL”)) will convert into the right to receive the per share merger consideration, as described below; and

•

all shares of Company common stock so converted will, at the closing of the merger, be canceled, and each holder of a certificate representing any shares of Company common stock shall cease to have any rights with respect thereto, except the right to receive the per share merger consideration upon surrender of such certificate (if such shares are certificated).

Following and as a result of the merger:

•

Company stockholders (other than the Rollover Investors and any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment) will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

•

shares of Company common stock will no longer be listed on The New York Stock Exchange (“NYSE”), and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

•	the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated.

The Special Meeting

(page [    ])

The special meeting will be held on [            ], 2010 at [                    ]. At the special meeting, you will be asked to, among other things, adopt the merger agreement. Please see the section of this proxy statement captioned “Questions and Answers About the Special Meeting and the Merger” for additional information on the special meeting, including how to vote your shares of Company common stock.

Stockholders Entitled to Vote; Vote Required to Adopt the Merger Agreement

(page [    ])

You may vote at the special meeting if you owned any shares of Company common stock at the close of business on [            ], 2011, the record date for the special meeting. On that date, there were [            ] shares of Company common stock outstanding and entitled to vote at the special meeting. You may cast one vote for each share of Company common stock that you owned on that date. Adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the Company’s common stock outstanding and entitled to vote at the special meeting. See “The Special Meeting” beginning on page [    ] for additional information.

Merger Consideration

(page [    ])

If the merger is completed, each share of Company common stock, other than as provided below, will be converted into the right to receive $43.50 in cash, without interest and less any applicable withholding taxes. We refer to this amount as the “per share merger consideration.” Common stock owned by the Company as treasury stock or owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent (including shares of Company common stock contributed to Parent by the Rollover Investors and any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment prior to the closing) will be canceled without payment of per share merger consideration. Shares of Company common stock owned by any of the Company’s wholly owned subsidiaries will, at the election of Parent, either convert into stock of the surviving corporation or be canceled without payment of per share merger consideration. Shares of Company common stock owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL will be canceled without payment of per share merger consideration and such stockholders will instead be entitled to appraisal rights under the DGCL.

A paying agent will send written instructions for surrendering your certificates representing shares of Company common stock (if your shares of Company common stock are certificated) and obtaining the per share merger consideration after we have completed the merger. Do not return your stock certificates with your proxy card and do not forward your stock certificates to the paying agent prior to receipt of the written instructions. If you hold uncertificated shares of Company common stock (i.e., you hold your shares in book entry), you will automatically receive your per share merger consideration as soon as practicable after the effective time of the merger without any further action required on your part. See “The Merger Agreement—Treatment of Common Stock, Options, Restricted Shares and Other Equity Awards—Exchange and Payment Procedures” beginning on page [ ] for additional information.

Treatment of Company Stock Options and Restricted Stock

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The merger agreement provides that, except as otherwise agreed by Parent and the holder of an outstanding stock option, immediately prior to the effective time of the merger each outstanding stock option (other than statutory options granted under the ESPP), whether vested or unvested, will fully vest contingent on the occurrence of the closing of the merger and will be canceled as of the effective time of the merger and converted into the right to receive, within three business days after the completion of the merger, an amount in cash equal to the excess, if any, of the per share merger consideration ($43.50) over the exercise price per share of such stock option, without interest and less any required withholding taxes.

Except as otherwise agreed by Parent and a holder of an outstanding restricted share of Company common stock, immediately prior to the effective time of the merger each outstanding restricted share will become fully vested immediately prior to and contingent on the occurrence of closing of the merger. Upon closing, each restricted share will be treated as a share of Company common stock and as such will be entitled to receive the per share merger consideration ($43.50), without interest and less applicable withholding taxes. See “The Merger Agreement—Treatment of Common Stock, Options, Restricted Shares and Other Equity Awards” beginning on page [    ] for additional information.

Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger

(page [    ])

Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee composed entirely of independent directors, recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. Our board of directors and the special committee believe that the merger is fair (both substantively and procedurally) to our unaffiliated stockholders. For a discussion of the material factors considered by our board of directors and the special committee in determining to recommend the adoption of the merger agreement and in determining that the merger is fair (both substantively and procedurally) to our unaffiliated stockholders, see “Special Factors—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page [    ] for additional information.

Positions of TPG VI, the Leonard Green Entities, Parent, Merger Sub and the MD Parties Regarding the Fairness of the Merger

(page [    ])

Each of TPG VI, the Leonard Green Entities, Parent, Merger Sub and the MD Parties believes that the merger is fair (both substantively and procedurally) to our unaffiliated stockholders. However, none of TPG VI, the Leonard Green Entities, Parent, Merger Sub or the MD Parties has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to our unaffiliated stockholders. Their belief is based upon the factors discussed under the captions, “Special Factors—Positions of TPG VI, the Leonard Green Entities, Parent and Merger Sub Regarding the Fairness of the Merger” and “Special Factors—Positions of the MD Parties Regarding the Fairness of the Merger” beginning on page [    ] of this proxy statement.

Opinion of Perella Weinberg, Financial Advisor to the Special Committee

(page [    ])

Perella Weinberg Partners LP, or “Perella Weinberg,” rendered its oral opinion, subsequently confirmed in writing, to the special committee that, on November 22, 2010, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the $43.50 cash per share merger consideration to be received by the holders of shares of Company common stock (other than Mr. Drexler and certain related trusts or other related persons (and any other persons) party to the Rollover Agreement described in this proxy statement and Parent, Merger Sub or any other direct or indirect wholly and subsidiary of Parent (which we refer to collectively as, the “Excluded Holders”) in the merger was fair, from a financial point of view, to such holders.

The full text of Perella Weinberg’s written opinion, dated November 22, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex B and is incorporated by reference herein. Holders of shares of Company common stock are urged to read the opinion carefully and in its entirety. The opinion does not address the Company’s underlying business decision to enter into the merger or the relative merits of the merger as compared with any other strategic alternative which may have been available to the Company. The opinion does not constitute a recommendation to any holder of shares of Company common stock as to how such holder should vote or otherwise act with respect to the merger or any other matter and does not in any manner address the prices at which shares of Company common stock will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the merger to, or any consideration to, the holders of any other class of securities, creditors or other constituencies of the Company. Perella Weinberg provided its opinion for the information and assistance of the special committee in connection with, and for the purposes of its evaluation of, the merger. The Perella Weinberg opinion expressly allows reliance on the opinion by those members of the board of directors who are not members of the special committee (other than those members of the board of directors who recused themselves from voting on the approval of the merger and the merger agreement). This summary is qualified in its entirety by reference to the full text of the opinion.

Financing of the Merger

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Parent estimates that the total amount of funds required to complete the merger and related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $3 billion. This amount is expected to be provided through a combination of (i) equity contributions from TPG VI and the Leonard Green Entities totaling approximately $1.2 billion, (ii) rollover financing from the Rollover Investors totaling approximately $100 million, (iii) debt financing of approximately $1.6 billion and (iv) cash of the Company totaling approximately $312 million. See “Special Factors—Financing of the Merger” beginning on page [    ] for additional information.

Limited Guaranty

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TPG VI, GEI V and GEI Side V, severally and not jointly, have agreed to guarantee their respective percentages (determined based upon the relative size of their equity commitments to Parent) of the obligations of Parent under the merger agreement to pay, under certain circumstances, a reverse termination fee and reimburse certain expenses. See “Special Factors—Limited Guaranty” beginning on page [    ] for additional information.

Interests of the Company’s Directors and Executive Officers in the Merger

(page [    ])

In considering the recommendation of our board of directors, you should be aware that certain of our executive officers and directors have interests in the merger that may be different from, or in addition to, your interests as a stockholder. These interests include, among others:

•	Accelerated vesting of stock options and cash payments with respect to stock options that have an exercise price of less than $43.50 per share;

•	Accelerated vesting of restricted shares of Company common stock and cash payments with respect to restricted shares of Company common stock;

•

Mr. Drexler, Mr. James Scully, our chief administrative officer and chief financial officer, and Mr. James Coulter, Mr. Steven Grand-Jean and Mr. Stuart Sloan, members of our board of directors, each have certain relationships with TPG. See “Special Factors—Relationship Between Us and Leonard Green and TPG”;

•	The entry by Mr. Drexler into a new employment agreement in connection with the completion of the merger;

•	The expected ownership of equity interests in Parent by the Rollover Investors and possibly other members of our management team;

•	The establishment of a new equity-based management incentive plan and anticipated grants of equity awards to senior management, key employees and other employees after completion of the merger; and

•	Continued indemnification and liability insurance for directors and officers following completion of the merger.

See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [    ] for additional information.

Conditions to the Merger

(page [    ])

The respective obligations of each of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, please see “The Merger Agreement—Conditions to the Merger” beginning on page [    ].

Regulatory Approvals

(page [    ])

The merger cannot be completed until the Company and Parent each file a notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the applicable waiting period has expired or been terminated.

Solicitation of Takeover Proposals

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Until 11:59 p.m., New York City time, on January 15, 2011 the Company is permitted to:

•

initiate, solicit and encourage any inquiry or the making of takeover proposals from third parties (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a takeover proposal), including by providing third parties non-public information pursuant to acceptable confidentiality agreements (provided that the Company promptly make such information available to Parent and Merger Sub if not previously made available to Parent or Merger Sub); and

•

enter into, engage in, and maintain discussions or negotiations with any person with respect to any takeover proposal, or otherwise cooperate with or assist such inquiries, proposals, offers, efforts, attempts, discussions or negotiations.

From and after 12:00 a.m., New York City time, on January 16, 2011, the Company is required to immediately cease any discussions or negotiations with any persons that may be ongoing with respect to any takeover proposals, except as may relate to excluded parties (as defined below), and must notify Parent within two business days of the identity of each person that submitted a takeover proposal prior to such date. At any time from and after 12:00 a.m., New York City time, on January 16, 2011 and until the effective time or, if earlier, the termination of the merger agreement, the Company, its subsidiaries and its representatives may not:

•	solicit, initiate or knowingly facilitate or encourage any inquiry or the making of any takeover proposals;

•	engage in, continue or otherwise participate in discussions or negotiations with any person with respect to any takeover proposal;

•	provide any non-public information to any person in connection with or to encourage or facilitate a takeover proposal; or

•	enter into any letter of intent, agreement or agreement in principle with respect to any takeover proposal.

Notwithstanding the foregoing, the Company may continue to engage in the activities permitted during the period prior to 11:59 p.m., New York City time, on January 15, 2011 described above with each excluded party (as defined below). The Company must provide to Parent an unredacted copy of the takeover proposal made by any excluded party and a written summary of any material terms not made in writing.

At any time from and after 12:00 a.m., New York City time, on January 16, 2011 and prior to the time the Company’s stockholders adopt the merger agreement, if the Company receives an unsolicited written takeover proposal from an excluded party or from any other person making or renewing a takeover proposal after such date, the Company may:

•	contact such person to clarify the terms and conditions of such proposal; and

•

engage in discussions or negotiations with such person, and furnish to such third party information (including non-public information) pursuant to an acceptable confidentiality agreement (provided that the Company promptly makes such information available to Parent and Merger Sub if not previously made available to Parent or Merger Sub), if the special committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such takeover proposal either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal.

The Company must provide to Parent an unredacted copy of such takeover proposal and a written summary of any material terms not made in writing.

In this proxy statement, we refer to any person that submitted a takeover proposal after the execution of the merger agreement and prior to 11:59 p.m., New York City time, on January 15, 2011 that the special committee determines, prior to or as of January 16, 2011 in consultation with its financial advisor and outside legal counsel, either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal as an “excluded party”; provided, however, that such person shall cease to be an excluded party at 12:00 a.m., New York City time, on February 1, 2011, unless the special committee determines prior to or as of February 1, 2011, in consultation with its financial advisor and outside legal counsel, that such person has submitted a takeover proposal that constitutes a superior proposal.

Termination of the Merger Agreement

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The Company and Parent may, by mutual written consent duly authorized by each of their respective boards of directors (in the case of the Company, acting upon the recommendation of the special committee), terminate the merger agreement and abandon the merger at any time prior to the effective time, whether before or after the adoption of the merger agreement by the Company’s stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time as follows:

by either Parent or the Company, if:

•

the merger has not been consummated by May 18, 2011( the “walk-away date”) (but this right to terminate will not be available to a party if the failure to consummate the merger prior to the walk-away date was primarily due to the failure of such party to perform in all material respects any of its obligations under the merger agreement);

•

any law, injunction, judgment, or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal has become final and non-appealable (but this right to terminate will not be available to a party if the issuance of such final, non-appealable law, injunction, judgment, or ruling is primarily due to the failure of such party to perform in all material respects any of its obligations under the merger agreement); or

•	the stockholder approval shall not have been obtained at the stockholders meeting duly convened therefor or any adjournment or postponement thereof;

by Parent, if:

•

the representations and warranties of the Company shall not be true and correct or the Company shall have breached or failed to perform any of its covenants or agreements set forth in the merger agreement (except the covenants and agreements described under “The Merger Agreement—Solicitation of Takeover Proposals”), which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition to Parent and Merger Sub’s obligation to effect the merger and (ii) cannot be cured by the Company by the walk-away date, or if capable of being cured, shall not have commenced to have been cured within 15 days following receipt by the Company of written notice from Parent of Parent’s intention to terminate (or, if earlier, the walk-away date); provided that, Parent shall not have the right to terminate if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to the Company’s obligation to effect the merger not being satisfied;

•

the Company shall have breached in any material respect its obligations described under “The Merger Agreement—Solicitation of Takeover Proposals,” which breach (i) would give rise to the failure of a condition to Parent’s obligation to effect the merger and (ii) cannot be cured by the Company by the walk-away date or if capable of being cured, shall not have been cured within 5 business days following receipt of written notice from Parent of such breach (or, if earlier, the walk-away date); provided that, Parent shall not have the right to terminate if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to the Company’s obligation to effect the merger not being satisfied; or

•

(i) the board of directors shall have failed to include its recommendation of the merger in the proxy statement or effected an adverse recommendation change or a change in recommendation; (ii) the board of directors shall have failed to publicly reaffirm its recommendation of the merger agreement in the absence of a publicly announced takeover proposal within five business days after Parent so requests in writing; (iii) the Company enters into any letter of intent, agreement or agreement in principle with respect to any takeover proposal; (iv) the Company or the board of directors shall have publicly announced its intention to do any of the foregoing or (v) the Company fails to hold the stockholders meeting within ten business days prior to the walk-away date;

by the Company, if:

•

the representations and warranties of Parent or Merger Sub shall not be true and correct or Parent or Merger Sub shall have breached or failed to perform any of their covenants or agreements contained in the merger agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition to the Company’s obligation to effect the merger and (ii) cannot be cured by the walk-away date, or if capable of being cured, shall not have commenced to have been cured within 15 days following receipt by the Parent or Merger Sub of written notice from the Company of the Company’s intention to terminate (or, if earlier, the walk-away date); provided that, the Company shall not have the right to terminate if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Parent and Merger Sub’s obligation to effect the merger not being satisfied;

•

prior to the receipt of the stockholder approval, in order to concurrently enter into an agreement with respect to a takeover proposal that constitutes a superior proposal, if (i) the Company has complied in all material respects with the requirements described under “The Merger Agreement—Solicitation of Takeover Proposals” and (ii) prior to or concurrently with such termination, the Company pays the termination fee described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses;” or

•

(i) the marketing period described under “The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period” has ended and the conditions to Parent and Merger Sub’s obligation to effect the merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing) have been satisfied on the date the closing should have been consummated, (ii) the Company has irrevocably confirmed by notice to Parent after the end of the marketing period that all conditions to the Company’s obligation to effect the merger have been satisfied or that it is willing to waive any unsatisfied conditions and (iii) the merger shall not have been consummated within three business days after the delivery of such notice.

Termination Fees and Reimbursement of Expenses

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The merger agreement contains certain termination rights for the Company and Parent. Upon termination of the merger agreement under specified circumstances, the Company will be required to pay Parent a termination fee. If the termination fee becomes payable as a result of the Company terminating the merger agreement in order to enter into an agreement with respect to a superior proposal either with an excluded party or prior to the no-shop period start date, the amount of the termination fee will be $27 million. If the termination fee becomes payable in other circumstances, the amount of the termination fee will be $54 million. The merger agreement also provides that Parent will be required to pay the Company a reverse termination fee of $200 million in the event that the Company terminates the merger agreement because of Parent’s breach of the merger agreement or because Parent has not closed the merger within three business days of notice, delivered after completion of the marketing period, that all conditions are satisfied. In addition, in certain circumstances, the Company will be required to reimburse Parent for out-of-pocket fees and expenses incurred in connection with the transactions contemplated by the merger agreement (subject to a cap of $5 million), See “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page [    ].

Remedies

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The Company’s right to receive the reverse termination fee from Parent (or TPG VI, GEI V and GEI Side V pursuant to the limited guaranty) and certain reimbursement and indemnification payments from Parent will be, subject to certain rights to equitable relief, including specific performance, described below, the sole and exclusive remedy of the Company and its subsidiaries and stockholders against Parent, Merger Sub, the guarantors, the parties to the rollover letter agreement, the financing sources of the debt financing or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or affiliates for any loss suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise, and upon payment of such amount no such related party shall have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated thereby.

Parent’s right to receive payment from the Company of its expenses or the applicable termination fee will be, subject to equitable relief, including specific performance, described below, the sole and exclusive remedy of Parent and Merger Sub (and the other related parties described in the preceding paragraph) against the Company and its subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates for any loss suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise, and upon payment of such amount(s), no such related party will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated thereby.

Under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent termination fee (and certain reimbursement and indemnification payments from Parent). While the Company may pursue both a grant of specific performance and the payment of the Parent termination fee, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Parent termination fee.

The parties are entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they are entitled under the merger agreement. However, the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the equity financing to be funded will be subject to the requirements that (i) the marketing period has ended and all conditions to the obligations of Parent and Merger Sub to effect the merger were satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing) at the time when the closing would have been required to occur but for the failure of the equity financing to be funded, (ii) the debt financing (including any alternative financing that has been obtained in accordance with the merger agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the closing if the equity financing is funded at the closing, (iii) the equity rollover contribution is made at the closing and (iv) the Company has irrevocably confirmed that if the equity financing and debt financing are funded, then it would take such actions that are within its control to cause the closing to occur.

Appraisal Rights

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If the merger is consummated, persons who are stockholders of the Company will have certain rights under Delaware law to dissent and demand appraisal of, and payment in cash of the fair value of, their shares of Company common stock. Any shares of Company common stock held by a person who does not vote in favor adoption of the merger agreement, demands appraisal of such shares of Company common stock and who complies with the applicable provisions of Delaware law will not be converted into the right to receive the per share merger consideration. Such appraisal rights, if the statutory procedures were complied with, will lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the merger) required to be paid in cash to such dissenting shareholders for their shares of Company common stock. The value so determined could be more or less than, or the same as, per share merger consideration.

You should read “Appraisal Rights” beginning on page [    ] for a more complete discussion of the appraisal rights in relation to the merger as well as Annex C which contains a full text of the applicable Delaware statute.

Litigation Relating to the Merger

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The Company, certain officers of the Company, the members of the board of directors, Parent, Merger Sub, TPG, TPG VI, Leonard Green and the Leonard Green Entities are named as defendants in purported class action lawsuits brought by stockholders of the Company. The lawsuits allege, among other things, that the members of the board of directors breached their fiduciary duties owed to the Company’s public stockholders and seek, among other things, to enjoin the defendants from completing the merger on the agreed-upon terms.

One of the conditions to the closing of the merger is that no injunction, judgment or ruling by a court or other governmental entity shall be in effect that enjoins, restrains, prevents or prohibits consummation of the merger or that makes the consummation of the merger illegal. As such, if the plaintiffs are successful in obtaining an injunction prohibiting the defendants from completing the merger on the agreed-upon terms, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected timeframe.

Certain Material United States Federal Income Tax Consequences

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The exchange of shares of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash for shares of Company common stock pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Company common stock. You should read “Special Factors—Certain Material United States Federal Income Tax Consequences” beginning on page [    ] for more information regarding the United States federal income tax consequences of the merger to stockholders. Because individual circumstances may differ, we urge stockholders to consult their tax advisors for a complete analysis of the effect of the merger on their U.S. federal, state and local and/or non-U.S. taxes.

Additional Information

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You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, please see the section entitled “Where You Can Find More Information” beginning on page [    ].

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	Why am I receiving this proxy statement?

A:	On November 23, 2010, we entered into an Agreement and Plan of Merger (the “merger agreement”) with Parent and Merger Sub providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are beneficially owned by investment funds affiliated with TPG and Leonard Green. You are receiving this proxy statement in connection with the solicitation of proxies by the board of directors of the Company in favor of the adoption of the merger agreement.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	Adoption of the merger agreement; and

•

Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	As a stockholder, what will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $43.50 in cash, without interest thereon and less any required withholding taxes, for each share of Company common stock that you own immediately prior to the effective time of the merger as described in the merger agreement.

See “Special Factors—Certain Material United States Federal Income Tax Consequences” beginning on page [    ] for a more detailed description of the United States federal tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting of stockholders will be held at [ ] a.m., local time, on [ ], 2011, at [ ].

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	For us to complete the merger, stockholders holding at least a majority of the shares of Company common stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement.

At the close of business on the record date, [                    ] shares of Company common stock were outstanding and entitled to vote at the special meeting.

Q:	Who can attend and vote at the special meeting?

A:	All stockholders of record as of the close of business on [ ], 2011, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you wish to attend the special meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the record date. “Street name” holders who wish to vote at the special meeting will need to obtain a proxy from the broker, dealer, commercial bank, trust company or other nominee that holds their shares of Company common stock. Seating will be limited at the special meeting. Admission to the special meeting will be on a first-come, first-served basis.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee composed entirely of independent directors, recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. In connection with the approval of the merger agreement by the Company’s board of directors, Mr. Coulter was recused from the meeting, Mr. Drexler recused himself and Ms. Reisman was unavailable.

You should read “Special Factors—Recommendation of our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page [    ] for a discussion of the factors that our special committee and board of directors considered in deciding to recommend the adoption of the merger agreement. In addition, in considering the recommendation of the special committee and the board of directors with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers may have interests that are different from, or in addition to, the interests of our stockholders generally. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger,” beginning on page [    ].

Q:	How will our directors and executive officers vote on the proposal to adopt the merger agreement?

A:	Our directors and current executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their shares of Company common stock in favor of the adoption of the merger agreement. As of [ ], the record date for the special meeting, our directors (including Mr. Drexler) and current executive officers owned, in the aggregate, [ ] shares of Company common stock, or collectively approximately [ ]% of the outstanding shares of Company common stock.

Q:	Am I entitled to exercise appraisal rights instead of receiving the per share merger consideration for my shares of Company common stock?

A:	Shareholders of Company common stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal and receive the fair value of their shares of Company common stock in lieu of receiving the per share merger consideration if the merger closes but only if they perfect their appraisal rights by complying with the required procedures under Delaware law. See “Appraisal Rights” beginning on page [ ]. For the full text of Section 262 of the DGCL, please see Annex C hereto.

Q:	How do I cast my vote if I am a holder of record?

A:	If you were a holder of record on [ ], 2011, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card.

If you properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	How do I cast my vote if my shares of Company common stock are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee?

A:	If you hold your shares in “street name,” which means your shares of Company common stock are held of record on [ ], 2011 by a broker, dealer, commercial bank, trust company or other nominee, you must provide the record holder of your shares of Company common stock with instructions on how to vote your shares of Company common stock in accordance with the voting directions provided by your broker, dealer, commercial bank, trust company or other nominee. If you do not provide your broker, dealer, commercial bank, trust company or other nominee with instructions on how to vote your shares, your shares of Company common stock will not be voted, which will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement. Please refer to the voting instruction card used by your broker, dealer, commercial bank, trust company or other nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to adopt the merger agreement?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, it will have the same effect as a vote against the adoption of the merger agreement.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to the Company’s corporate secretary prior to the vote at the special meeting. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a holder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q:	If I am a holder of certificated shares of Company common stock, should I send in my share certificates now?

A:	No. Promptly after the merger is completed, each holder of record as of the time of the merger will be sent written instructions for exchanging their stock certificates for the per share merger consideration. These instructions will tell you how and where to send in your stock certificates for your cash consideration. You will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions. Please do not send stock certificates with your proxy.

Holders of uncertificated shares of Company common stock (i.e., holders whose shares are held in book entry) will automatically receive their cash consideration as soon as practicable after the effective time of the merger without any further action required on the part of such holders.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their Company common stock pursuant to the merger agreement. Instead, we will remain as a public company and our common stock will continue to be registered under the Exchange Act and listed and traded on the NYSE. Under specified circumstances, we may be required to pay Parent a termination fee or reimburse Parent for up to $5 million of its out of pocket expenses or Parent may be required to pay us a termination fee. See “The Merger Agreement—Termination Fees and Reimbursement of Expenses.”

Q:	When is the merger expected to be completed?

A:	We are working to complete the merger as quickly as possible. We currently expect the transaction to close in the first half of fiscal year 2011, however, we cannot predict the exact timing of the merger. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived.

Q:	What is householding and how does it affect me?

A:	The Securities and Exchange Commission (“SEC”) permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of Company common stock held through brokerage firms. If your family has multiple accounts holding Company common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact MacKenzie Partners toll-free at 800-322-2885, collect at 212-929-5500, by email at jcrewproxy@mackenziepartners.com or at 105 Madison Avenue, New York, New York 10016.

SPECIAL FACTORS

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The Parties

J.Crew Group, Inc.

J.Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of November 23, 2010, the Company operates 250 retail stores (including 221 J.Crew retail stores, 9 crewcuts and 20 Madewell stores), the J.Crew catalog business, jcrew.com, madewell.com and 85 factory outlet stores. The Company’s principal executive offices are located at 770 Broadway, New York, New York 10003. Our telephone number is (212) 209-2500.

TPG VI

TPG VI is a private equity fund that was formed by TPG in 2008 for the purpose of making investments in securities of public and private companies. The ultimate general partner of TPG VI is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“SBS Advisors”). SBS Advisors was formed for the sole purpose of acting as the ultimate general partner of TPG VI. The directors of SBS Advisors are David Bonderman and James G. Coulter. The officers of SBS Advisors are David Bonderman, James G. Coulter, John E. Viola, Ronald Cami, David C. Reintjes, G. Douglas Puckett and Steven A. Willmann. The principal executive offices of TPG and TPG VI is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, and their telephone number is (817) 871-4000.

Leonard Green Entities

GEI V and GEI Side V are affiliates of Leonard Green (GEI V and GEI Side V together, the “Leonard Green Entities”). Leonard Green is a private equity firm that serves as the management company for GEI V, GEI Side V and their affiliated investment funds. The principal business of GEI Capital V, LLC (“GEI Capital”) is acting as the sole general partner of each of GEI V and GEI Side V. The managers of GEI Capital are Jonathan D. Sokoloff, John G. Danhakl and Peter J. Nolan. The principal executive offices of Leonard Green and the Leonard Green Entities are located at 11111 Santa Monica Boulevard, Los Angeles, California 90025, and their telephone number is (310) 954-0444.

MD Parties

Mr. Drexler is a director, chairman of the board of directors and chief executive officer of the Company. The Drexler Family Revocable Trust, The Millard S. Drexler 2009 Grantor Retained Annuity Trust #1 and The Millard S. Drexler 2009 Grantor Retained Annuity Trust #2 (collectively, the “MD Trusts”) are trusts affiliated with Mr. Drexler. We refer to the MD Trusts and Mr. Drexler collectively as the “MD Parties” or the “Rollover Investors.” The co-trustees of each of the MD Trusts are Mr. Drexler and Peggy Fishman Drexler, Mr. Drexler’s wife. The business address for Mr. Drexler and each of the MD Trusts (including Mr. Drexler and Mrs. Drexler in their capacities as co-trustees of each of the MD Trusts) is c/o J.Crew Group, Inc., 770 Broadway, New York, New York 10003, and their telephone number is (212) 209-2500.

Chinos Holdings, Inc.

Chinos Holdings, Inc., which we refer to as “Parent,” was formed by TPG VI, GEI V and GEI Side V solely for the purpose of owning the Company after the merger and arranging the related financing transactions. Parent is currently owned by TPG VI, GEI V and GEI Side V. Parent has not engaged in any business except for activities incidental to its formation and in connection with the merger and the other transactions contemplated by the merger agreement. The principal executive offices of Parent are located at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, and its telephone number is (817) 871-4000.

Chinos Acquisition Corporation

Chinos Acquisition Corporation, which we refer to as “Merger Sub,” was formed by Parent solely for the purpose of completing the merger. Merger Sub is wholly owned by Parent and has not engaged in any business except for activities incidental to its formation and in connection with the merger and the other transactions contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist. The principal executive offices of Merger Sub are located at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, and its telephone number is (817) 871-4000.

Business and Background of Natural Persons Related to the Company

Set forth below for each director and executive officer of the Company is his or her respective present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director or executive officer. None of the Company nor any of the Company’s directors or executive officers has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the Company nor any of the Company’s directors or executive officers listed below has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the individuals listed below, with the exception of Ms. Reisman, is a citizen of the United States. Ms. Reisman is a citizen of Canada.

Executive Officers

Trish Donnelly. Ms. Donnelly has been the Company’s Executive Vice President – Direct since November 2009 and before that served as Senior Vice President- Direct Merchandising since October 2007. Prior to that she served as Vice President of Direct Merchandising from January 2005. She joined J.Crew in January 2004 as DMM – Men’s and Women’s Footwear & Accessories. Prior to joining J.Crew, Ms. Donnelly served as Director of Retail Merchandising, Chief Merchant for Cole Haan from 2001 through 2004 and held various positions at Polo Ralph Lauren from 1988 through 2001.

Millard Drexler. Mr. Drexler has been the Company’s Chief Executive Officer, Chairman of the Board and a director since 2003. Before joining J.Crew, Mr. Drexler was Chief Executive Officer of The Gap, Inc. from 1995 until 2002, and was President of The Gap, Inc. from 1987 to 1995. Mr. Drexler also serves on the Board of Directors and Compensation and Nominating and Corporate Governance Committees of Apple, Inc.

Jenna Lyons. Ms. Lyons has been the Company’s President-Executive Creative Director since July 2010, and before that served as Executive Creative Director since April 2010. Prior to that, she was Creative Director since 2007 and, before that, was Senior Vice President of Women’s Design since 2005. Ms. Lyons joined J.Crew in 1990 as an Assistant Designer and has held a variety of positions within the Company, including Designer from 1994 to 1995, Design Director from 1996 to 1998, Senior Design Director in 1999, Vice President of Women’s Design from 1999 to 2005.

Lynda Markoe. Ms. Markoe has been the Company’s Executive Vice President – Human Resources since 2007 and was previously Vice President and then Senior Vice President – Human Resources since 2003. Before joining J.Crew, Ms. Markoe worked at The Gap, Inc. where she held a variety of positions over 15 years.

James Scully. Mr. Scully has been the Company’s Chief Administrative Officer and Chief Financial Officer since 2008. Prior to that, he was our Executive Vice President and Chief Financial Officer since 2005. Prior to joining J.Crew, Mr. Scully served as Executive Vice President of Human Resources and Strategic Planning of Saks Incorporated from 2004. Before that Mr. Scully served as Saks Incorporated’s Senior Vice President of Strategic and Financial Planning from 1999 to 2004 and as Senior Vice President, Treasurer from 1997 to 1999. Prior to joining Saks Incorporated, Mr. Scully held the position of Senior Vice President of Corporate Finance at Bank of America (formerly NationsBank) from 1994 to 1997.

Libby Wadle. Ms. Wadle has been the Company’s Executive Vice President – Retail and Factory since July 2010, and before that, served as Executive Vice President – Factory and Madewell since 2007. Before that Ms. Wadle served as Vice President and then Senior Vice President of J.Crew Factory since 2004. Prior to joining J.Crew, Ms. Wadle was Division Vice President of Women’s Merchandising at Coach, Inc. from 2003 to 2004 and held various merchandising positions at The Gap, Inc. from 1995 to 2003.

Directors (other than Mr. Drexler)

Mary Ann Casati. Ms. Casati has been a director since 2006. Ms. Casati is a founding partner of Circle Financial Group LLC, a private wealth management membership practice, and has served as such since 2003. Prior to that, Ms. Casati was a partner and managing director of The Goldman Sachs Group, Inc. where she was employed for twenty years and developed and ran their Global Retailing Industry Investment Banking business.

James Coulter. Mr. Coulter has been a director since 1997. Mr. Coulter is a founding partner of TPG, where he has worked since 1992.

Steven Grand-Jean. Mr. Grand-Jean has been a director since 2003. Mr. Grand-Jean has been President of Grand-Jean Capital Management for more than five years. Grand-Jean Capital Management provides financial advisory and investment services to the Drexler family, including a family foundation established by Mr. Drexler, and receives customary compensation for those services.

David House. Mr. House has been a director since 2007. Mr. House is Chairman of Serenoa LLC, a family-owned investment business. Prior to that, Mr. House was Group President of the Global Network and Establishment Services and Travelers Cheques and Prepaid Services businesses at American Express Company, a diversified global travel and financial services company, from 2000 until 2006 and served on its Global Leadership Team during this period. He joined American Express in 1993 and held various senior positions there prior to assuming his global role as a Group President. Mr. House also serves on the Board of Directors of Modern Bank.

Heather Reisman. Ms. Reisman has been a director since 2007. She is the founder of Indigo Books & Music, Inc., a Canadian book and music retailer, and has served as its Chief Executive Officer since 1996. Ms. Reisman also serves on the Board of Directors of Onex Corporation.

Stuart Sloan. Mr. Sloan has been a director since 2003. Mr. Sloan is the founder of Sloan Capital Companies, a private investment company, and has been a Principal thereof since 1984. Mr. Sloan was also the Chairman of the Board from 1986 to 1998 and the Chief Executive Officer from 1991 to 1996 of Quality Food Centers, Inc., a supermarket chain. Mr. Sloan also serves on the Board of Directors and Compensation Committee of Anixter International, Inc. He previously served on the Boards of Directors of Rite Aid Corporation from 2000 to 2007 and Clearwire Corporation from 2004 to 2008.

Stephen Squeri. Mr. Squeri has been a director since September 2010. Mr. Squeri has been Group President of Global Services and Chief Information Officer at American Express Company since 2009. Mr. Squeri joined American Express in 1985 and has held various senior positions since then, including executive vice president and chief information officer from 2005 to 2009, president of the Global Commercial Card division from 2002 to 2005 and president of Establishment Services Canada and the United States from 2000 to 2001. Prior to joining American Express, Mr. Squeri was a management consultant at Arthur Andersen and Company from 1981 to 1985.

Josh Weston. Mr. Weston has been a director since 1998. Mr. Weston also served as Honorary Chairman of the Board of Directors of Automatic Data Processing, a computing services business, from 1998 to 2004. Mr. Weston was Chairman of the Board of Directors of Automatic Data Processing from 1996 until 1998, and Chairman and Chief Executive Officer for more than five years prior thereto. Mr. Weston served on the Board of Directors and Compensation Committee of Gentiva Health Services, Inc. and its predecessor company, the Olsten Corp., for over ten years until May 2009. He also previously served on the Board of Directors of Russ Berrie and Company, Inc. from 1999 until 2007.

Business and Background of Natural Persons Related to TPG VI, Parent, Merger Sub and the Leonard Green Entities

Set forth below for each director or officer of SBS Advisors (the ultimate general partner of TPG VI), GEI Capital (the general partner of each of GEI V and GEI V Side), Parent and Merger Sub, is his or her respective present principal occupation or employment, the name of the organization in which such occupation or employment is conducted and the five-year employment history of each such person. The directors of each of SBS Advisors, Parent and Merger Sub are David Bonderman and James G. Coulter, and the officers of each of SBS Advisors, Parent and Merger Sub are David Bonderman (President), James G. Coulter (Senior Vice President), Ronald Cami (Vice President and Secretary), John E. Viola (Vice President and Treasurer), David C. Reintjes (Chief Compliance Officer and Assistant Secretary), G. Douglas Puckett (Assistant Treasurer) and Steven A. Willmann (Assistant Treasurer). The managers of GEI Capital are Jonathan D. Sokoloff, John G. Danhakl and Peter J. Nolan.

During the past five years, none of Parent, Merger Sub, TPG VI, SBS Advisors, GEI V, GEI Side V or GEI Capital, and none of their respective directors or executive officers, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of Parent, Merger Sub, TPG VI, SBS Advisors, GEI V, GEI Side V or GEI Capital, and none of their respective directors or executive officers, has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each of the individuals listed below is a citizen of the United States.

TPG VI, Parent and Merger Sub

James G. Coulter is a founding partner of TPG, where he has worked since 1992.

David Bonderman is a founding partner of TPG, where he has worked since 1992.

Ronald Cami is a Partner and General Counsel of TPG and a member of the firm’s Management Committee. From 2000 until he joined TPG in 2010, Mr. Cami was partner at the law firm Cravath, Swaine & Moore LLP.

David C. Reintjes is the Chief Compliance Officer and Deputy General Counsel of TPG. Prior to joining TPG in 2007, Mr. Reintjes was a member of the corporate practice group at Sonnenschein Nath & Rosenthal LLP.

G. Douglas Puckett is the Tax Director for TPG, where he has worked since 2002.

John E. Viola is a partner and the Chief Financial Officer of TPG, where he has worked since 2001.

Steven A. Willmann is the Treasurer of TPG. Prior to joining TPG in 2007, Mr. Willmann was a Vice President at JPMorgan Chase & Co., where he spent nine years as a corporate banker.

The Leonard Green Entities

John G. Danhakl is a Managing Partner at Leonard Green, where he has worked since 1995.

Peter J. Nolan is a Managing Partner at Leonard Green, where he has worked since 1997.

Jonathan D. Sokoloff is a Managing Partner at Leonard Green, where he has worked since 1990.

Overview of the Transaction

The Company, Parent and Merger Sub entered into the merger agreement on November 23, 2010. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are beneficially owned by investment funds affiliated with TPG and Leonard Green. The following will occur in connection with the merger:

•

each share of Company common stock issued and outstanding immediately prior to the closing (other than treasury shares owned by the Company, shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, including the shares contributed to Parent by the Rollover Investors and any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment prior to the closing, and shares owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL) will convert into the right to receive the per share merger consideration; and

•

all shares of Company common stock so converted will, at the closing of the merger, be canceled, and each holder of a certificate representing any shares of Company common stock shall cease to have any rights with respect thereto, except the right to receive the per share merger consideration upon surrender of such certificate (if such shares are certificated).

Following and as a result of the merger:

•

Company stockholders (other than the Rollover Investors and any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment) will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

•	shares of Company common stock will no longer be listed on the NYSE, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

•	the registration of shares of Company common stock under the Exchange Act will be terminated.

Management and Board of Directors of the Surviving Corporation

The board of directors of the surviving corporation will, from and after the effective time of the merger (which we refer to as the “effective time”), consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the surviving corporation will, from and after the effective time, be the officers of the Company until their successors have been duly appointed and qualified or until their earlier death, resignation or removal.

Background of the Merger

Prior Ownership of the Company by TPG

The Company has a prior relationship with TPG. In 1997, the Company completed a leveraged recapitalization with an entity controlled by affiliates of TPG, pursuant to which TPG acquired approximately 85.2% of the shares of the Company’s outstanding common stock, with management holding the remaining outstanding shares of common stock. Following the Company’s initial public offering in July 2006, TPG’s beneficial ownership of the Company’s outstanding common stock was reduced to approximately 39.2%. The remaining shares of the Company’s common stock beneficially owned by TPG were subsequently sold from time to time into the market such that, by April 2009, TPG ceased to beneficially own any shares of the Company’s common stock. Mr. James Coulter, a founding partner of TPG, continues to serve as a member of the Company’s board of directors (the “Board”), having most recently been re-elected by the Company’s stockholders in 2009. In addition, Mr. Coulter beneficially owns approximately 11,236 shares of Company common stock.

Recent Performance

On August 26, 2010, the Company announced its second quarter results of operations as well as updated guidance for the full year. The Company’s revised full year fiscal 2010 guidance was diluted earnings per share in the range of $2.25 to $2.35, as compared to the Company’s previous guidance of $2.35 to $2.45. The decrease in the Company’s full year guidance was a result of the Company’s weakening financial performance beginning late in the second quarter of 2010.

On November 23, 2010, the Company announced its third quarter results of operations as well as guidance for the fourth quarter and updated guidance for the full year. The Company’s third quarter results of operations and fourth quarter guidance reflected a weakening in the Company’s actual and expected operating performance over these periods. For the third quarter of fiscal 2010, the Company’s gross margin decreased to 43.5% from 48.4% in the third quarter of fiscal 2009. Operating income during the period decreased to $64.1 million, or 14.9% of revenues, compared to $75.2 million, or 18.2% of revenues, in the third quarter of fiscal 2009. The softness in the Company’s third quarter results was primarily due to weaker operating performance in the Company’s women’s retail and direct businesses.

Concurrently with the Company’s release of its third quarter earnings, the Company provided its fourth quarter guidance and updated full year guidance. The Company’s revised full year fiscal 2010 guidance expects diluted earnings per share in the range of $2.08 to $2.13, as compared to the Company’s previous guidance of $2.25 to $2.35 and fiscal 2009 diluted earnings per share of $1.91. The decrease in the Company’s full year guidance is a result of a weakening fourth quarter outlook, which is primarily due to an expected gross margin decrease in the fourth quarter of approximately 600 to 700 basis points as compared to the fourth quarter of fiscal 2009, again, due to weaker operating performance in the Company’s women’s retail and direct businesses.

Activities Leading Up to the Merger

The Board and senior management of the Company periodically review the Company’s long-term strategic plan with the goal of maximizing stockholder value. As part of this ongoing process, the Board and senior management also have periodically reviewed strategic alternatives that may be available to the Company.

From time to time over the last several years, a number of parties have approached Mr. Millard S. Drexler, the Company’s chairman of the Board and chief executive officer, about possible transactions involving the sale of the Company. In the fourth quarter of 2008, representatives of TPG discussed with the Company’s management, on a highly preliminary basis, the feasibility of a leveraged buy-out of the Company, but concluded in early 2009 that market conditions, including for debt financing, would make such a transaction either not feasible or unlikely to proceed at any value that TPG believed would be sufficient to merit serious consideration by the Board, and there were no further discussions on the matter. In addition, none of the approaches from other parties proceeded past preliminary conversations.

In August 2010, aware of TPG and the Company’s history, representatives of Leonard Green had a conversation with representatives of TPG in which Leonard Green expressed interest in meeting with Mr. Drexler. Following such conversation, a representative of TPG facilitated an introductory meeting on August 23, 2010, between a representative of Leonard Green and Mr. Drexler. At the meeting the representative of Leonard Green discussed, on a highly preliminary basis, a potential leveraged buyout of the Company. The conversations between Leonard Green and Mr. Drexler did not proceed beyond such general discussion.

On September 1, 2010, there was a regularly scheduled meeting of the Board, during which, among other things, Mr. James S. Scully, the Company’s Chief Administrative Officer and Chief Financial Officer, presented to the Board management’s then current estimates for third quarter results and management’s then current outlook for fourth quarter and full year performance. Mr. Scully also presented to the Board a long range model necessary to achieve a preliminary goal of approximately 20% year-over-year profit growth over the next three years (the “September target model”). The September target model reflected sales, margin, expense and capital expenditure targets that supported the target growth level, without necessarily addressing the feasibility of the targets contained therein. The September target model, including its preliminary 20% year-over-year profit growth target, was the initial step in the Company’s regular annual budget planning process, and was based upon methodologies and factors customarily used by the Company in preparing target setting documents for the Board’s consideration at the initial Board meeting relating to this process, including expected future performance of the Company’s competitors, conversations with the Company’s suppliers and the Company’s sales projections prepared in mid-July (which was prior to the weakening in the Company’s performance that began late in the second quarter of 2010).

At a dinner between Mr. Coulter and Mr. Drexler following the September 1, 2010 Board meeting, Mr. Coulter raised with Mr. Drexler TPG’s potential interest in exploring an acquisition of the Company. Mr. Coulter and Mr. Drexler discussed that if a potential acquisition would be financially acceptable to TPG within a price range that TPG believed would be sufficient to merit serious consideration by the Board, any proposal relating to such potential acquisition would be brought to the attention of the full Board for consideration. On September 8, 2010, Mr. Drexler’s office called Mr. Coulter’s office to schedule a meeting for September 13, 2010, so that the Company’s senior management could better understand TPG’s potential interest in the Company.

On September 10, 2010, Mr. Coulter’s assistant contacted the office of Mr. Scully to request that Mr. Coulter be sent copies of certain board materials that had previously been provided to Mr. Coulter and the other directors. These materials were sent to Mr. Coulter.

On September 13, 2010, there was a meeting between Messrs. Drexler and Scully, representatives of TPG, and legal counsel to Mr. Drexler from Willkie Farr & Gallagher LLP, which we refer to as Willkie Farr. The purpose of this meeting was for the Company’s senior management to gather additional information about TPG’s potential interest in a transaction involving the Company, and for TPG to assess, on a preliminary basis, whether a transaction might be financially acceptable to TPG (including the ability to raise sufficient debt financing in connection with the transaction) within a price range that TPG believed would be sufficient to merit serious consideration by the Board. During this meeting, the parties discussed that members of the Board other than Messrs. Drexler and Coulter would decide if a potential transaction would proceed and, if so, the appropriate process for such transaction.

On September 15, 2010, Mr. Drexler received a call on behalf of the chief executive officer of a company, which we refer to as Party A, during which Party A indicated its potential interest in a transaction involving the Company. Party A has contacted Mr. Drexler from time to time in the past several years to indicate its interest in a potential transaction with the Company, or to otherwise work with Mr. Drexler. None of these contacts ever developed into meaningful discussions regarding a transaction or other working relationship. Between September 15, 2010 and the execution of the merger agreement, Party A did not further contact the Company.

On September 15, 2010, a meeting was held between representatives of TPG, Mr. Stuart Haselden, the Company’s Senior Vice President, Finance and Treasurer, and Mr. Scully as a follow-up to the September 13, 2010 meeting. The purpose of this meeting was for TPG to further evaluate their potential interest in a transaction involving the Company. During the course of this meeting, representatives of TPG were provided certain non-public information about the Company, including management’s then current estimates for third quarter results and management’s then current outlook for the fourth quarter and full year performance.

On September 21, 2010, in response to a request from Company management in connection with management’s review of strategic alternatives available to the Company, representatives of Goldman Sachs met with Mr. Scully and Mr. Haselden to discuss the analysis of a potential recapitalization of the Company by means of a special dividend or stock repurchase prepared by Goldman Sachs, at the request of Mr. Scully, on September 13, 2010. Following the September 21, 2010 meeting and in response to a request from Mr. Scully, Goldman Sachs prepared an updated analysis of a potential recapitalization of the Company by means of a special dividend or a stock repurchase on September 23, 2010 for Company management.

Goldman Sachs has from time to time over the past several years, at the request of the Company’s management, prepared various illustrative financial analyses for the Company. Goldman Sachs in September 2010 was not, and over the past two years has never been, retained by the Company to act as its financial advisor in connection with any transaction or matter, including the potential acquisition of the Company by TPG. Goldman Sachs has not during that period been compensated by the Company. Goldman Sachs did not prepare any financial analyses for the Company after September 23, 2010.

On September 28, 2010, there was a conference call between Messrs. Drexler and Scully and representatives of TPG, during which Messrs. Drexler and Scully provided representatives of TPG with a high-level overview of the Company’s business and a general overview of the Company’s financial performance for the remainder of its 2010 fiscal year. Also during such call representatives of TPG provided an illustrative overview of a leveraged buy-out involving the Company and provided Messrs. Drexler and Scully with materials that included possible leverage and valuation scenarios (including a sensitivity analysis of such valuations) for a potential transaction.

On September 30, 2010, there was a follow-up conference call between Messrs. Drexler and Scully and representatives of TPG to continue the discussion from the September 28, 2010 call. Representatives of TPG indicated that Mr. Drexler and his executive management team were of critical importance to TPG’s view of the Company’s business, that any acquisition of the Company by TPG would be conditioned on Mr. Drexler retaining an equity stake in the Company and continuing to be employed by the Company after the transaction and that TPG planned to provide an equity pool for the Company’s executive management team following consummation of any transaction. Following a preliminary discussion of these matters, Mr. Drexler indicated that although he understood TPG’s view, he was not then in a position to commit to participating on that basis in a potential transaction. The parties also discussed that any potential transaction, including Mr. Drexler’s role therein, would need to be approved by members of the Board other than Messrs. Drexler and Coulter.

On October 5, 2010, there was a call between Messrs. Drexler, Scully and Coulter to gauge the seriousness of TPG’s interest in a transaction with the Company. Mr. Coulter indicated that, in light of information that TPG had been able to evaluate to date, TPG believed that a transaction was financially acceptable to it within a price range that TPG believed would be sufficient to merit serious consideration by the Board and that TPG had a bona fide interest in pursuing a transaction. Messrs. Drexler and Scully then determined that the Board should be promptly apprised of the situation. Mr. Coulter indicated that he also would call directors to inform them of TPG’s interest.

Between October 7, 2010 and October 11, 2010, Mr. Drexler contacted each other member of the Board to inform them of TPG’s potential interest in a transaction involving the sale of the Company. During the course of these conversations, Mr. Drexler informed members of the Board that he might be interested in participating with TPG in a transaction of this nature and discussed the need to form a special committee to evaluate any potential transaction. Mr. Coulter also independently called each other member of the Board to confirm TPG’s potential interest in a transaction involving the Company.

On October 14, 2010, there was an informal telephonic meeting of members of the Board attended by Ms. Mary Ann Casati, Mr. Drexler, Mr. David House, Ms. Heather Reisman, Mr. Stephen Squeri and Mr. Josh Weston. Also present at the meeting were Mr. Scully, Ms. Alice Givens, senior corporate counsel to the Company, and Cleary Gottlieb Steen & Hamilton LLP, which we refer to as Cleary Gottlieb, as the Company’s legal advisor. Mr. Drexler informed the directors who were present that he would recuse himself from the meeting because he may be an interested party in any transaction involving the sale of the Company, and Mr. Drexler then recused himself from the meeting. Ms. Reisman then informed the other directors that she too was a potentially interested party given the fact that her husband is a founding partner of and she is a board member of a private equity firm that might be interested in participating with TPG in a transaction involving the sale of the Company, following which Ms. Reisman recused herself from the meeting. Mr. Scully, Ms. Givens and Cleary Gottlieb then led a discussion with the remaining directors related to the process of forming a special committee and of that special committee retaining separate legal and financial advisors. The remaining directors then determined to present a request to the Board the following day to be constituted as a special committee consisting of independent members of the Board.

On October 15, 2010, Mr. Drexler received a call from a representative of a private equity fund, which we refer to as Party B, during which such representative expressed Party B’s interest in acquiring the Company, perhaps in conjunction with TPG. At no time did Party B and TPG work together in connection with a proposed transaction involving the Company.

Later on October 15, 2010, a telephonic Board meeting was held to discuss the formation of the special committee and the retention by such committee of financial and legal advisors in relation to a potential transaction involving the sale of the Company. Ms. Givens, Mr. Scully and Cleary Gottlieb also participated in the meeting. Mr. Coulter and Ms. Reisman recused themselves from this meeting. Following discussion of the information provided to them by Messrs. Drexler and Coulter in the calls made between October 7, 2010 and October 11, 2010 and in the meeting on October 14, 2010, the Board determined that it was advisable and in the best interests of the Company and its stockholders to form a special committee, consisting of Ms. Casati, Mr. House, Mr. Squeri and Mr. Weston, four independent members of the Board (the “special committee”) to (i) consider any proposal from TPG to acquire the Company and to consider any alternative proposal from any other party, (ii) engage independent legal and financial advisors to the special committee and (iii) present to the Board a proposal for a more detailed mandate of, and delegation of authority to, the special committee. Later on October 15, 2010, Mr. Drexler reported to Mr. Weston, in Mr. Weston’s role as a member of the special committee, Mr. Drexler’s prior conversations with Party A and Party B.

Between October 15, 2010 and October 19, 2010, Mr. Scully received several phone calls from representatives of TPG, during which the parties discussed the financing of a potential transaction and the due diligence process necessary for TPG to complete its financial analysis. TPG requested that the Company organize customary financial due diligence sessions for TPG and for TPG’s three potential debt financing sources for a potential transaction, Bank of America Merrill Lynch, Goldman Sachs Bank USA, and one other financial institution. In response to this request, TPG was informed that all diligence requests would need to be directed to, and decided by, the special committee.

On October 20, 2010, the special committee met and discussed various aspects of the potential transaction and the related process, and appointed Mr. Weston to serve as Chair of the special committee. The special committee then interviewed two law firms seeking to act as counsel to the special committee. After considering the presentations made by each law firm, including their respective qualifications, reputation and experience, the special committee selected Cravath, Swaine & Moore LLP, which we refer to as Cravath, to act as its legal counsel. Later on October 20, 2010, Cravath met with the special committee to discuss various matters with respect to the potential transaction and related process.

On October 21, 2010, the special committee interviewed two investment banks seeking to act as financial advisor to the special committee. After considering the presentations made by each investment bank, including their respective qualifications, reputation and experience, the special committee selected Perella Weinberg to act as its financial advisor. Cravath then met with the special committee to discuss various matters with respect to the potential transaction and related process.

Later on October 21, 2010, Cravath sent an email on behalf of the special committee to representatives of TPG informing them that (i) the special committee was in the process of getting up to speed, (ii) the special committee would like to freeze the process in place while the special committee got up to speed, and as such during this period there should be no contact between anyone at the Company and anyone at TPG or its advisors, (iii) TPG and its representatives were expected to keep all non-public information related to the Company that they may have received in complete confidence and (iv) it was the strong preference of the special committee not to receive any kind of acquisition proposal while the special committee was determining how it wished to proceed. Representatives of TPG acknowledged these requests and informed the representatives of the special committee that it would honor them.

Also on October 21, 2010, Cravath sent an email on behalf of the special committee to Mr. Drexler (and Mr. Drexler’s legal advisor, Willkie Farr) and Mr. Scully informing them that (i) the special committee was in the process of getting up to speed, (ii) the special committee would like to freeze the process in place while the special committee got up to speed, and as such during this period there should be no contact between anyone at the Company and anyone at TPG or its advisors, (iii) if anyone other than TPG contacted them about acquiring or participating in an acquisition of the Company, the response should be limited to saying that such interest would be conveyed to the Board, and that they should promptly convey the interest of such parties to the special committee and (iv) it was the strong preference of the special committee not to receive any kind of acquisition proposal while the special committee was determining how it wished to proceed. Messrs. Drexler and Scully acknowledged, and informed Cravath that they would honor, such requests.

On October 22, 2010, there was a meeting of the Board to formally establish, and set forth the mandate of and delegations of authority to, the special committee. Ms. Givens and Mr. Scully of the Company and Cravath and Cleary Gottlieb also participated in the meeting. Mr. Coulter recused himself from the meeting and Ms. Reisman was not available. The Board delegated full power and authority to the special committee in connection with its evaluation of strategic alternatives, including the full power and authority to (i) formulate, establish, oversee and direct a process for the identification, evaluation and negotiation of a potential sale of the Company, (ii) evaluate and negotiate the terms of any proposed definitive or other agreements in respect of a potential sale of the Company, (iii) make recommendations to the Board in respect of any potential transaction, including, without limitation, any recommendation to not proceed with or to recommend that the Company’s stockholders reject a potential sale of the Company and (iv) make recommendations to the Board that the Board take other actions or consider other matters that the special committee deems necessary or appropriate with respect to any potential sale of the Company or other potential strategic transactions. In connection with the formation of the special committee, the Board resolved that it would not approve or recommend to the Company’s stockholders any potential sale of the Company without the favorable recommendation of the special committee.

Between October 22, 2010 and the end of the month, representatives of TPG engaged in preliminary discussions with Mr. Drexler and his representatives regarding Mr. Drexler’s potential participation in a potential transaction involving TPG. In later conversations between Cravath and representatives of TPG, the representatives of TPG realized that the scope of the special committee’s earlier limitation on communication with Company personnel included not only discussions with the Company’s management concerning due diligence and discussions with other members of senior management regarding their employment or participation in a potential transaction, but also conversations regarding Mr. Drexler’s potential participation in a possible transaction. Representatives of TPG informed representatives of Mr. Drexler of this fact and the preliminary discussions regarding Mr. Drexler were discontinued at that time.

On October 25, 2010, representatives of TPG requested of Cravath that TPG’s three previously identified potential debt financing sources be given access to due diligence on the Company so that TPG could finalize its financial analysis concerning a potential acquisition of the Company and present a firm proposal to acquire the Company to the special committee. Also on October 25, 2010, representatives of TPG notified Cravath that TPG had discussed partnering with Leonard Green in connection with a potential acquisition of the Company, and requested that Leonard Green also be given access to due diligence on the Company. Cravath declined to discuss the topic further pending discussion with the special committee, and no due diligence was provided at that time to either the potential debt financing sources or to representatives of TPG or Leonard Green. At the request of Cravath, the representatives of TPG confirmed that TPG would not discuss the possible transaction with, or provide information related to the Company to, any potential debt or equity financing sources other than Leonard Green and the three previously identified potential debt financing sources.

Later on October 25, 2010, the special committee met with Cravath and Perella Weinberg. Among other things, the special committee reviewed the events that had occurred both prior to and following formation of the special committee, and there was a discussion of the special committee’s fiduciary duties. During the course of this meeting, the special committee decided to retain Richards, Layton & Finger, P.A. as its Delaware counsel. Mr. Scully joined for a portion of the meeting to review with the special committee management’s then current estimates for third quarter results, fourth quarter outlook and full year performance, including how such information compared to the views previously given to the Board and to representatives of TPG. Mr. Scully also presented to the special committee five year projections for the Company that had been prepared by management as of October 20, 2010 (the “October five year projections”). Although management does not ordinarily prepare an interim budget at this time in its annual budget planning process, management prepared the October five year projections in order to provide the special committee with an interim update for consideration in connection with its evaluation of strategic alternatives. Unlike the September target model, the October five year projections were not based on a pre-set goal of achieving a particular year-over-year profit growth target. They were instead based upon methodologies and factors customarily used by the Company in preparing projections for the Board’s consideration at the Board’s December meeting in connection with the annual budget planning process. These methodologies and factors included the Company’s most recently updated sales projections, which reflected the Company’s weaker operating performance since the sales projections that had been prepared in mid-July and that had been used in preparing the September target model, updated projected margins and actual division level expense projections prepared by management with input from division level managers, rather than the target expense levels used in the September target model. As a result, the October five year projections included estimates of year-over-year profit growth that were lower than the profit growth rate targets in the September target model. A discussion ensued regarding the October five year projections compared to the September target model. Perella Weinberg also presented preliminary observations regarding the Company’s financial performance and outlook information that they had received in the course of a prior due diligence session with members of the Company’s management team, including a preliminary comparison of the October five year projections to the September target model that was presented for illustrative and comparative purposes only.

On October 29, 2010, the special committee met with Mr. Drexler to better understand Mr. Drexler’s position with respect to a potential sale of the Company. Mr. Drexler informed the special committee that he was prepared to support either a decision by the special committee to pursue a sale of the Company or for the Company to remain independent, and that his focus was on doing the right thing for the Company and its stockholders. Mr. Drexler also informed the special committee that, if the Company were to be sold, given that he is 66 years old, he had significant reservations about the prospect of working for a new boss, but that he had a high comfort level with TPG and had a positive experience with them during the period in which TPG owned the Company.

Later on October 29, 2010, the special committee met with Perella Weinberg and Cravath. Members of the special committee first discussed their meeting earlier on October 29, 2010 with Mr. Drexler and concluded based on Mr. Drexler’s statements at the meeting that Mr. Drexler would be unwilling to work for any third party other than TPG. In addition, the special committee discussed possible next steps, as well as management’s then current estimates for third quarter results, fourth quarter outlook and full year performance, the October five year projections, and the financial analysis (including valuation work and analyses related to a possible leveraged recapitalization) that Perella Weinberg was performing to assist the special committee in its consideration of strategic alternatives. Perella Weinberg also reviewed with the special committee a comparison of the October five year projections to the September target model that Perella Weinberg had prepared for illustrative and comparative purposes only. Mr. Scully joined for the portion of the meeting during which the special committee discussed the management’s then current estimates and the October five year projections. The special committee then considered the likelihood of the Company receiving an offer to acquire the Company at an attractive valuation that could be finalized in a definitive agreement with the bidder and announced prior to November 23, 2010, which was the day targeted for the Company’s third quarter earnings announcement and update on fourth quarter guidance. Based on all information that was available to the special committee, including management’s then current estimates for third quarter results, fourth quarter outlook and full year performance, the latter two of which were expected to be materially lower than current “Street” consensus figures, and the special committee’s knowledge and understanding of the business, operations, management and recent changes in the management team, financial condition, earnings and prospects of the Company, including the prospects of the Company as an independent entity, the special committee concluded that pursuing the opportunity to conclude a sale agreement in this manner and on this timing would be in the best interests of the Company’s stockholders. Also relevant was that November 23, 2010 was just before the Christmas shopping season, and executing a definitive acquisition agreement prior to such date permitted the Company to minimize the risk to unaffiliated stockholders of the Company underperforming during the holiday season by shifting this risk to TPG whereas the Company could still benefit from a holiday season performance that exceeded expectations because other potential acquirors of the Company would have the ability to take such performance into account when valuing the Company during the “go shop” period. Taking into account the foregoing and all other relevant circumstances, including the knowledge that TPG already had about the Company and Mr. Drexler’s prior statement to the special committee regarding his reservations about working for a third party other than TPG, the special committee decided that the best way to achieve an announcement by November 23, 2010 of the sale of the Company at an attractive valuation would be to explore a potential transaction with TPG and to not engage at that time with other potential bidders, including Parties A and B. The special committee, however, was only prepared to proceed on this basis if there was an attractive valuation offered and if the terms of a transaction with TPG allowed, among other things, a meaningful opportunity for the Company to solicit superior alternative transactions for a sufficient period of time following the announcement of such a transaction. As such, the special committee decided to inform TPG that it was willing to consider an acquisition proposal by TPG for the Company. At the special committee’s request, Cravath then communicated this decision to representatives of TPG later on October 29, 2010.

On November 1, 2010, the special committee received a written proposal from TPG and Leonard Green to acquire all of the outstanding shares of the Company’s common stock for a price of $41.00 per share, subject to confirmatory due diligence and certain other conditions set forth in the proposal, including Mr. Drexler’s participation in the transaction on terms acceptable to TPG and Leonard Green, which the proposal indicated would include, among other things, a rollover of a portion of his equity in the Company. Along with a letter communicating this proposal, representatives of TPG sent Cravath drafts of a proposed merger agreement, equity financing commitment letters from each of TPG and Leonard Green and debt financing commitment letters from the three potential debt financing sources for a potential transaction, including Bank of America Merrill Lynch and Goldman Sachs (which subsequently also was engaged as a financial advisor to TPG in connection with the transaction). The letter also noted that TPG and Leonard Green would be willing to agree to a post-signing “go shop” period and the draft merger agreement contained such a “go shop” period.

Later on November 1, 2010, the special committee held a meeting, which was attended by Cravath and Perella Weinberg, to discuss the proposal from TPG and Leonard Green. Following presentations by Perella Weinberg and discussions with its advisors, the special committee determined that pursuing such offer by TPG and Leonard Green was not in the best interests of the Company’s stockholders. As a result, the special committee instructed Cravath to inform representatives of TPG that the special committee was ending discussions regarding a sale of the Company to TPG and Leonard Green and the special committee determined to meet at a later date to discuss other potential strategic alternatives that the Company might pursue. Following the meeting, Cravath informed representatives of TPG that the special committee was ending discussions regarding a sale of the Company to TPG and Leonard Green. On November 2, 2010, Mr. Weston confirmed this in an email to Mr. Coulter.

During early November, after the special committee had rejected TPG and Leonard Green’s proposal and indicated that it was ending discussions regarding a sale of the Company, representatives of TPG had preliminary discussions with Mr. Drexler and his representatives regarding the feasibility of a transaction involving the Company at a higher price and Mr. Drexler’s participation in such a transaction.

On November 4, 2010, the special committee convened a telephonic meeting, which was attended by Cravath and Perella Weinberg as well as Mr. Scully, to continue its discussion of, among other things, strategic alternatives, including a possible sale of the Company and potential return-of-capital initiatives, including a stock repurchase program and the implementation of a recurring dividend. Following a discussion of potential return-of-capital initiatives, the special committee discussed the timing of any such initiatives. The special committee determined to consider further proposing to the Board that the Company announce concurrently with its third quarter earnings call (i) the authorization of a stock repurchase program to which the Company would be authorized to use cash on hand to repurchase in the open market over time an amount of stock, up to a to be determined maximum and (ii) the institution of a regular quarterly dividend. The special committee determined that any further consideration of a possible sale of the Company likely would not be feasible prior to the end of the December holiday season.

On November 8, 2010, representatives of TPG indicated to Cravath that TPG and Leonard Green intended to submit a revised proposal, which would represent their best and final offer. The following day, on November 9, 2010, the special committee received a second written proposal from TPG and Leonard Green to acquire all of the outstanding shares of the Company’s common stock for a price of $45.00 per share, subject, as before, to confirmatory due diligence and certain other conditions set forth in the proposal, including Mr. Drexler’s participation in the transaction on terms acceptable to TPG and Leonard Green, which the proposal letter indicated would include a rollover of a portion of his equity in the Company. In the proposal letter, TPG and Leonard Green communicated that the offer was their best and final offer and that they expected they could be in a position to execute a definitive agreement by or before November 23, 2010, which was the date targeted for the Company’s third quarter earnings announcement.

Later on November 9, 2010, the special committee convened a telephonic meeting, which was attended by Cravath and Perella Weinberg, to discuss the revised proposal from TPG and Leonard Green. The special committee discussed, among other things, whether the price offered by TPG and Leonard Green represented an attractive valuation for stockholders, and concluded that it did, as a result of which they determined that the proposal merited further consideration. The special committee also discussed, among other things, that if they were to enter into negotiations with TPG and Leonard Green on this accelerated timetable, the Company would require a meaningful post-signing “go shop” right to permit the Company to solicit and consider alternative transactions for a sufficient period of time after signing the merger agreement. The special committee decided to respond to TPG and Leonard Green with a counterproposal of $46.00 per share. This counterproposal was then communicated by Cravath to representatives of TPG.

Between November 10, 2010, and November 13, 2010, the special committee, either directly through one of its members or indirectly through Cravath and Perella Weinberg, engaged representatives of TPG in an effort to convince TPG and Leonard Green to increase the offered price per share. Throughout all conversations during this period, representatives of TPG and Leonard Green expressed their unwillingness to increase their offer for the Company above $45.00 per share. During this time period, the special committee convened telephonic meetings each day with its advisors to discuss the status of the negotiations and to provide instructions to its advisors regarding future discussions and other next steps.

During the week of November 8, 2010, Mr. Drexler received an email from a representative of Party B in which Party B expressed its interest in further discussing an acquisition of the Company. Mr. Drexler promptly referred the indication of interest to Perella Weinberg, who scheduled a meeting with Party B for November 16, 2010. The meeting was held on such date, and at such meeting a representative of Party B discussed with Perella Weinberg its potential interest in an acquisition of the Company. During the course of the meeting, Party B indicated, among other things, that it would only be interested in a potential transaction if Mr. Drexler was willing to remain with the Company following an acquisition of the Company by Party B, which the special committee believed Mr. Drexler was unwilling to do.

On November 14, 2010, following discussions over the preceding days with the other members of the special committee and its advisors and in light of the continued unwillingness of TPG and Leonard Green to increase their offer price, Mr. Weston raised with Mr. Coulter the possibility of “splitting the difference” between $45.00 per share and $46.00 per share at a price of $45.50 per share. Late in the day on November 14, 2010, Mr. Coulter accepted this proposal, subject to, among other things, confirmatory due diligence and Mr. Drexler’s participation in the transaction.

On November 15, 2010, Cravath sent a draft of a confidentiality agreement to representatives of TPG, and had discussions regarding the draft with such representatives.

On November 16, 2010, the special committee convened a telephonic meeting which was attended by Cravath and Perella Weinberg. Among other things, the special committee discussed the open points on the confidentiality agreement, focusing on the special committee’s desire that the confidentiality agreement contain certain provisions that would limit TPG’s ability to enter into agreements with debt and equity financing sources that could adversely affect the efficacy of the “go shop” process expected to commence immediately following the execution of a merger agreement. During the meeting, the special committee also discussed the relative timing of the Company’s earnings announcement and the announcement of any transaction with TPG and Leonard Green, and decided that regardless of whether a satisfactory merger agreement could be negotiated with TPG and Leonard Green, it was in the best interests of the Company and its stockholders not to delay its earnings announcement past the previously planned date of November 23, 2010. The special committee also discussed key terms in the draft merger agreement that was received from representatives of TPG on November 1, 2010, as well as potential responses to these terms. The special committee focused, among other things, on its desire for a meaningful “go shop” period following execution of the merger agreement, including an appropriately reduced termination fee payable by the Company during the “go shop” period, as well as a high level of certainty that, assuming the Company did not exercise its rights to terminate a transaction with TPG and Leonard Green to enter into a superior alternative transaction, such transaction with TPG and Leonard Green would be consummated.

Following discussions regarding the terms of the confidentiality agreement, TPG and Leonard Green executed a confidentiality agreement with the Company on November 16, 2010. The terms of the executed confidentiality agreement included customary standstill restrictions on TPG and Leonard Green, and also helped to protect the meaningfulness of the “go shop” period by (i) limiting the ability of TPG and Leonard Green to enter into or establish with any financing source, including the three previously identified potential debt financing sources, any exclusive, lock-up, dry-up or similar agreement or arrangement that could reasonably be expected to limit or otherwise impair such financing source from acting as a financing source to any third party in connection with a transaction related to the Company and (ii) limiting the ability of TPG and Leonard Green to provide confidential information or enter into any discussions, agreements or arrangements with any potential equity financing source or other co-investor without the Company’s prior written consent. The executed confidentiality agreement also prevented TPG and Leonard Green from discussing the transaction with the Company’s directors, officers and employees unless given permission to do so by the special committee. On November 18, 2010, TPG’s and Leonard Green’s previously identified potential debt financing sources executed joinder agreements to the confidentiality agreement, which were in addition to existing confidentiality agreements between TPG and the financing sources.

Following execution of the confidentiality agreement on November 16, 2010, representatives of TPG and Leonard Green began due diligence on the Company, including due diligence sessions with the Company’s management team and Perella Weinberg. During the course of these due diligence sessions, representatives of TPG and Leonard Green were apprised for the first time of revised management estimates for third quarter results and management’s then current outlook for fourth quarter and full year performance, that were lower than management’s estimates for third quarter results and management’s then current estimates for fourth quarter outlook and full year performance that had previously been provided to TPG. Representatives of TPG and Leonard Green were also provided with the October five year projections. The special committee also authorized TPG to have preliminary conversations with Mr. Drexler and his representatives relating to Mr. Drexler’s involvement in a potential transaction.

On November 17, 2010, on behalf of the special committee Cravath delivered suggested revisions to the draft merger agreement proposed by TPG which, at the direction of the special committee, focused on, among other things, a meaningful “go shop” period following execution of the merger agreement and a high level of certainty that, assuming the Company did not exercise its rights to terminate any transaction with TPG and Leonard Green to enter into a superior alternative agreement, such transaction with TPG and Leonard Green would be consummated.

On November 17, 2010, the special committee convened a telephonic meeting, which was attended by Cravath and Perella Weinberg, at which, among other things, Perella Weinberg updated the special committee with respect to the ongoing due diligence being conducted by TPG and Leonard Green. At the meeting, the special committee determined to proceed with the Company’s scheduled announcement the following day that the Company would be releasing its third quarter financial results on November 23, 2010.

Also on November 17, 2010, Cravath informed representatives of TPG that the special committee accepted TPG’s request that it and Mr. Drexler be permitted to negotiate the terms of Mr. Drexler’s rollover investment and going-forward employment arrangements should an acquisition of the Company be consummated by TPG.

On November 18, 2010, the Company announced that it would be releasing its third quarter financial results at 4:30 p.m., Eastern Time, on November 23, 2010.

Later on November 18, 2010, the special committee convened a telephonic meeting, which was attended by Cravath and Perella Weinberg as well as Mr. Haselden, Ms. Jennifer O’Connor, the Company’s newly hired General Counsel, and Mr. Scully. Among other things, management reported to the special committee the Company’s third quarter results and management’s revised outlook for fourth quarter and full year performance. Mr. Scully also presented to the special committee revised five year projections for the Company that management had prepared as of November 17, 2010 (the “November five year projections”). The November five year projections were prepared using the Company’s most recently updated sales projections, which reflected the Company’s continuing weakening operating performance since the prior sales projections that had been used in preparing the October five year projections, as well as updated expense and margin projections from the Company’s ongoing regular annual budget planning process. A discussion ensued regarding the November five year projections compared to the October five year projections. The special committee then discussed the third quarter results, management’s updated outlook for the remainder of 2010 and the November five year projections, including the potential negative impact the weakening in the Company’s financial performance, 2010 outlook and November five year projections could have on the Company’s stock price. Following the conclusion of the special committee meeting, the Company’s audit committee, which consists of the four members of the special committee, held an ordinary course telephonic meeting to discuss, among other things, the Company’s third quarter results and the Company’s proposed fourth quarter guidance in advance of the Company’s November 23, 2010 earnings release.

On November 18, 2010, as part of the ongoing due diligence in connection with a potential transaction, members of the Company’s senior management conducted a presentation for representatives of TPG, Leonard Green and their potential debt financing sources. In advance of this presentation, TPG, Leonard Green and their potential debt financing sources were provided with the November five year projections. On November 19, 2010, there was a follow-up telephonic due diligence session between members of the Company’s management team, Perella Weinberg, and representatives of the three potential debt financing sources.

On November 19, 2010, representatives of TPG delivered suggested revisions to the revised merger agreement that Cravath had distributed on November 17, 2010, and over the course of the next several days Cravath and representatives of TPG continued to negotiate the merger agreement and various other documents. During the course of these negotiations, Cravath and representatives of TPG were unable to agree on several key provisions in the transaction documents, including with respect to TPG’s continued requests that Mr. Drexler (i) be prohibited from discussing or entering into any agreement regarding an equity contribution by him in connection with a third party superior alternative transaction and restricted in his ability to participate in the Company’s solicitation of alternative proposals during the “go shop” period and (ii) agree to vote all shares of the Company’s common stock that he beneficially owned in favor of a transaction with TPG and Leonard Green and, in the event the Company were to terminate the merger agreement to enter into a superior alternative transaction, against such alternative transaction and any other transaction proposed during the 12 month period following the termination of the merger agreement. Mr. Drexler and his representatives also had not yet agreed with TPG on the terms of these potential arrangements. In addition, the parties continued to disagree with respect to various other key provisions, including the specific terms of the go shop period, the scope and strength of the Company’s right to seek specific performance of Parent’s obligations under the merger agreement, TPG’s and Leonard Green’s equity commitments, and the size of the fees payable by Parent or by the Company, as the case may be, under certain circumstances in the event of termination of the merger agreement.

On November 21, 2010, representatives of TPG indicated to Mr. Weston and Cravath that TPG and Leonard Green were reconsidering their willingness to proceed with the potential transaction in light of several factors, including their discovery during the due diligence process of the Company’s third quarter performance and weakening anticipated fourth quarter financial performance, their view that the weakness in the women’s apparel businesses could affect 2011 results, and the inability of the parties to make progress on the contractual terms of the transaction. Representatives of TPG made clear, however, that TPG had not yet reached a conclusion with respect to the potential transaction and that representatives of TPG would apprise the special committee of any decisions the following day.

Later on November 21, 2010, the special committee convened a meeting, which was attended by Cravath and Perella Weinberg as well as Mr. Scully and Ms. O’Connor. In addition to discussing the earlier conversations that Mr. Weston and Cravath had with representatives of TPG, the special committee discussed, among other things, strategic alternatives with respect to the sale of the Company and potential return-of-capital initiatives if the contemplated transaction with TPG and Leonard Green did not go forward, including a stock repurchase program and the implementation of a regular quarterly dividend. The special committee determined that, in the event an agreement with TPG and Leonard Green was not reached, the special committee would propose at the Board’s scheduled meeting on November 22, 2010 that the Company (i) announce the authorization of a stock repurchase program concurrently with its third quarter earnings call on November 23, 2010, pursuant to which the Company would repurchase shares in the open market up to the authorized limit over a timeframe to be determined, and (ii)consider instituting a regular quarterly dividend. Following the return of capital discussion, representatives of Perella Weinberg reviewed for the special committee various financial analyses, and Cravath discussed with the special committee certain key open terms, related to the potential transaction with TPG and Leonard Green.

On November 22, 2010, TPG and Leonard Green determined that they no longer wished to pursue an acquisition of the Company due to the results of their diligence, including the Company’s weaker third quarter financial performance, weakening anticipated fourth quarter financial performance and TPG’s and Leonard Green’s view that this weakness could affect the Company’s 2011 results, the inability of the parties to make progress on the contractual terms of the transaction, as well as TPG’s and Leonard Green’s belief that the special committee would not entertain a lower price offer. Mr. Coulter then separately called Mr. Weston and Mr. Drexler to inform each of them that due to the Company’s weaker recent and anticipated future financial performance and the inability of the parties to agree on contractual terms, TPG and Leonard Green no longer wished to pursue an acquisition of the Company, and were therefore withdrawing their offer. Following these discussions, Mr. Drexler stated in a separate discussion with Mr. Weston that, although TPG and Leonard Green had withdrawn their offer for the Company, he still believed that moving forward with a process for the sale of the Company might be in the best interests of the Company and its stockholders, and that if the special committee decided to move forward with such a process, Mr. Drexler would be open to continuing his employment with the Company following a sale to an acquiror other than TPG.

Later on November 22, 2010, Mr. Weston called Mr. Coulter in an attempt to better understand TPG’s unwillingness to pursue an acquisition of the Company, including whether TPG and Leonard Green’s unwillingness to continue to pursue a transaction was based on valuation concerns (including the magnitude of any such concerns) or other issues. Later that day after discussing such conversation with Leonard Green, TPG and Leonard Green determined to make an offer at a price lower than $45.50, and Mr. Coulter called Mr. Weston to ask him to convey to the special committee that TPG and Leonard Green would be willing to enter into a merger agreement at a price of $43.00 per share. Mr. Coulter informed Mr. Weston that in the context of TPG’s revised proposal, TPG had agreed to drop certain of its prior demands that would have restricted Mr. Drexler’s ability to participate in other alternative transactions and that would have obligated Mr. Drexler to vote in favor of a transaction with TPG and Leonard Green (and against any alternative transaction). In a subsequent discussion with Mr. Weston on November 22, 2010, Mr. Drexler stated that if the special committee were to accept the revised proposal from TPG and Leonard Green, he would be willing to actively engage in solicitations in connection with a post-signing “go shop” and that he was open to continuing his employment with the Company following a sale to an acquiror other than TPG.

Later on November 22, 2010, the special committee convened a telephonic meeting, which was attended by Cravath and Perella Weinberg. The special committee discussed, among other things, whether the revised price offered by TPG and Leonard Green represented an attractive valuation for stockholders when considered in light of the Company’s third quarter financial results and management’s then current views on guidance for fourth quarter and full year performance, as well as the special committee’s knowledge and understanding of the business, operations, management and recent changes in the management team, financial condition, earnings and prospects of the Company, including the prospects of the Company as an independent entity, and concluded that it did, subject to agreement on the other terms of the transaction. The special committee also considered the possibility of rejecting the offer from TPG and Leonard Green and either pursuing a process whereby it would broadly solicit interest from third parties in acquiring the Company or continuing as a stand-alone company. The special committee decided to respond to TPG and Leonard Green with a counterproposal of $44.00 per share, which counterproposal would be conditioned on satisfactory resolution of several other key deal terms, including (i) confirmation that the proposal from TPG and Leonard Green included the elimination of any restrictions on Mr. Drexler’s ability to solicit an alternative transaction or to participate or invest in, or vote in favor of, a superior alternative transaction, (ii) a satisfactory “go shop” period and terms related thereto, (iii) a reduction in the fees that may be owed by the Company under certain circumstances, including in connection with the Company’s termination of the agreement to accept a superior alternative proposal (see “The Merger Agreement—Termination Fees and Reimbursement of Expenses”), (iv) a $200 million fee payable by Parent under certain circumstances in connection with the termination by the Company of the merger agreement rather than the $100 million fee proposed by representatives of TPG (see “The Merger Agreement—Termination Fees and Reimbursement of Expenses”) and (v) a specific performance remedy providing the Company with the ability, under certain circumstances described in the Merger Agreement, to seek specific performance to prevent breaches of the Merger Agreement by Parent and to compel the funding of TPG’s and Leonard Green’s equity commitments. At the special committee’s instruction, the terms of the special committee’s counterproposal were then communicated by Cravath to representatives of TPG.

Still later on November 22, 2010, the special committee convened a meeting, which was attended by Cravath and Perella Weinberg. During the course of this meeting, a representative of TPG spoke by telephone to Cravath, and after further negotiation with Cravath during the course of the meeting, the TPG representative informed Cravath that TPG and Leonard Green were willing to accept a price of $43.50 per share for the Company, together with acceptance of the Company’s proposals with respect to the lack of any participation, investment or voting restrictions on Mr. Drexler, the Company’s proposal with respect to specific performance rights, the size of the fees payable by Parent or, with immaterial modifications by the Company, respectively, in the event of termination of the merger agreement under certain circumstances. Representatives of TPG also indicated TPG’s and Leonard Green’s willingness to accept a “go shop” period that would run through January 15, 2011, and which could be extended under certain circumstances as described under “The Merger Agreement—Solicitation of Takeover Proposals.” The special committee then concluded that it was willing to proceed on this basis with a transaction with TPG and Leonard Green, and Cravath so confirmed with representatives of TPG. There then was a discussion of the special committee’s fiduciary duties and of the key terms of the proposed transaction. Perella Weinberg then made a financial presentation regarding the Company and the consideration that would be paid to the Company’s stockholders in the potential merger. Thereafter, Perella Weinberg provided its oral opinion, subsequently confirmed in writing, to the special committee to the effect that, as of November 22, 2010, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the $43.50 cash per share merger consideration to be received by the holders of shares of Company Common Stock (other than the Excluded Holders) pursuant to the merger agreement was fair, from a financial point of view, to such holders. After considering the proposed terms of the merger agreement and the other transaction agreements and the various presentations of Cravath and Perella Weinberg, including receipt of Perella Weinberg’s oral opinion, and taking into account the other factors described below under the heading titled “Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger,” the special committee then unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable and fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated stockholders, and recommended that the Board adopt a resolution approving and declaring the advisability of the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommending that the stockholders of the Company adopt the merger agreement.

Following the meeting of the special committee, the Board convened on November 22, 2010, with Cravath, Cleary Gottlieb and Perella Weinberg, as well as Ms. O’Connor and Mr. Scully, in attendance. Mr. Coulter was recused from the meeting and Ms. Reisman was not available. At the beginning of the meeting, Mr. Drexler gave his views on the potential transaction to the Board. As part of Mr. Drexler’s discussion with the Board, Mr. Drexler confirmed to the Board that he would be willing to actively engage in the solicitation of alternative proposals in connection with a post-signing “go shop” and that he was open to continuing his employment with the Company following a sale to an acquiror other than TPG. Mr. Drexler then recused himself from the meeting. There followed a discussion of the Board’s fiduciary duties and of the key terms of the proposed transaction. There was then a discussion of whether any participants in the meeting had interests with either TPG or Leonard Green, which interests are described under the heading titled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger.” Perella Weinberg then shared the financial presentation previously given to the special committee regarding the Company and the consideration that would be paid to the Company’s stockholders in the potential merger, and indicated that the Board (other than those members of the Board who recused themselves from voting on the approval of the merger and the merger agreement) was entitled to rely on the opinion that Perella Weinberg had orally provided to the special committee, as subsequently confirmed in writing, to the effect that, as of November 22, 2010, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the $43.50 cash per share merger consideration to be received by the holders of shares of Company Common Stock (other than the Excluded Holders) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Thereafter the special committee presented its recommendation to the Board. After considering the proposed terms of the merger agreement and the other transaction agreements and the various presentations of Cravath and Perella Weinberg, including Perella Weinberg’s fairness opinion provided to the special committee that the Board (other than those members of the Board who recused themselves from voting on the approval of the merger and the merger agreement) was entitled to rely upon, and taking into account the other factors described below under the heading titled “Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger,” the Board, with Messrs. Coulter and Drexler and Ms. Reisman not present or participating, unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended that the stockholders of the Company adopt the merger agreement. See “Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger—Recommendation of the Company’s Board of Directors” for a full description of the resolutions of the Board at this meeting.

In the early hours of November 23, 2010, Mr. Drexler and TPG finalized their agreements regarding Mr. Drexler’s rollover investment in connection with the TPG and Leonard Green transaction and his going-forward employment arrangements if the TPG and Leonard Green transaction is consummated.

On the morning of November 23, 2010, Parent, Merger Sub and the Company executed the merger agreement and the other transaction documents, and the Company, TPG and Leonard Green issued a joint press release announcing the execution of such documents. Concurrently with the announcement of the transaction, the Company issued a press release announcing its financial results for the quarter ended October 30, 2010. A copy of the press release was furnished as an exhibit to the Form 8-K filed by the Company with the Securities and Exchange Commission on November 23, 2010, and is incorporated by reference herein.

Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger

The Special Committee

Following being apprised of TPG’s indication of potential interest in acquiring the Company, the Board determined that it was advisable and in the best interests of the Company and its stockholders to form the special committee consisting only of independent directors for the purpose of evaluating strategic alternatives available to the Company. The Board appointed each of Ms. Mary Ann Casati, Mr. David House, Mr. Stephen Squeri and Mr. Josh Weston as members of the special committee. The Board delegated full power and authority to the special committee in connection with its evaluation of strategic alternatives, including the full power and authority to (i) formulate, establish, oversee and direct a process for the identification, evaluation and negotiation of a potential sale of the Company, (ii) evaluate and negotiate the terms of any proposed definitive or other agreements in respect of a potential sale of the Company, (iii) make recommendations to the Board in respect of any potential transaction, including, without limitation, any recommendation to not proceed with or to recommend that the Company’s stockholders reject a potential sale of the Company and (iv) make recommendations to the Board that the Board take other actions or consider other matters that the special committee deems necessary or appropriate with respect to any potential sale of the Company or other potential strategic transactions. In connection with the formation of the special committee, the Board resolved that it would not approve or recommend to the Company’s stockholders any potential sale of the Company without the favorable recommendation of the special committee.

The special committee, at a meeting held on November 22, 2010, unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable and fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated stockholders, and recommended that the Board adopt a resolution approving and declaring the advisability of the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommending that the stockholders of the Company adopt the merger agreement. In reaching its determination, the special committee consulted with and received the advice of its financial and legal advisors, discussed certain issues with the Company’s senior management team as well as the Company’s outside legal advisor, and considered a number of factors that it believed supported its decision to enter into the merger agreement and consummate the proposed merger, including, but not limited to, the following material factors:

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the $43.50 per share price to be paid in cash in respect of each share of Company common stock, which represented a 19.2% premium over the closing price of the Company’s common stock on November 19, 2010, and a 29.6% premium over the average closing price of the Company’s common stock during the month prior to such date;

•	the fact that the per share price of $43.50 represents a valuation of the Company at an 8.6 multiple to the Company’s EBITDA for the period from November 1, 2009 through October 30, 2010;

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the fact that the Company’s third quarter financial results and management’s views on guidance for fourth quarter and full year performance, as well as the special committee’s knowledge and understanding of the business, operations, management and recent changes in the management team, financial condition, earnings and prospects of the Company, including the prospects of the Company as an independent entity, made the transaction desirable at this time, as compared with other times, in the Company’s operating history;

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the possibility that it could take a considerable period of time before the trading price of the Company’s common stock would reach and sustain at least the per share merger consideration of $43.50, as adjusted for present value;

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the fact that the consideration to be paid in the proposed merger is all cash, which provides certainty of value and liquidity to the Company’s stockholders, including because stockholders will not be exposed to the risks and uncertainties relating to the Company’s prospects (including the prospects described in management’s projections summarized under “Special Factors—Prospective Financial Information” below);

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the financial analyses presented to the special committee by Perella Weinberg and shared with the Board, as well as the opinion of Perella Weinberg, dated November 22, 2010, to the special committee which expressly allows reliance on the opinion by those members of the Board who are not members of the special committee (other than those members of the Board who recused themselves from voting on the approval of the merger and merger agreement) to the effect that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the $43.50 cash per share merger consideration to be received by the holders of shares of Company common stock (other than the Excluded Holders) pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Perella Weinberg is attached as Annex B to this proxy statement;

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the possible alternatives to a sale to TPG and Leonard Green, including an alternative sales process or continuing as a standalone company and conducting a stock repurchase, implementing a dividend or undertaking a recapitalization, which alternatives the special committee evaluated with the assistance of Perella Weinberg and determined were less favorable to the Company’s stockholders than the merger given the potential risks, rewards and uncertainties associated with those alternatives;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

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the fact that Parent and Merger Sub had obtained committed debt and equity financing for the transaction, the limited number and nature of the conditions to the debt and equity financing, the reputation of the financing sources and the obligation of Parent to use its reasonable best efforts to obtain the debt financing (including through litigation pursued in good faith), each of which, in the reasonable judgment of the special committee, increases the likelihood of such financings being completed;

•	the absence of a financing condition in the merger agreement;

•	the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals;

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the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay the Company a $200 million termination fee, without the Company having to establish any damages, and the guarantee of such payment obligation by TPG VI, GEI V and GEI Side V, severally and not jointly, pursuant to the limited guaranty;

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the Company’s ability, under certain circumstances pursuant to the merger agreement and the equity commitment letters, to seek specific performance of Parent’s obligation to cause TPG VI, GEI V and GEI Side V to make or secure the equity contributions to Parent pursuant to the equity commitment letters;

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the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement;

•	the reputation of TPG VI and the Leonard Green Entities; and

•	TPG VI’s and the Leonard Green Entities’ ability to complete large acquisition transactions;

•	the other terms of the merger agreement and related agreements, including:

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the Company’s ability during the period beginning on the date of the merger agreement and continuing until 11:59 p.m., New York City time, on January 15, 2011 (the “go shop period”) to initiate, solicit and encourage alternative acquisition proposals from third parties and to enter into, engage in, and maintain discussions or negotiations with third parties with respect to such proposals;

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the Company’s ability to continue discussions after the end of the go shop period with parties from whom the Company has received during the go shop period an acquisition proposal that the special committee determines in good faith, prior to the end of the go shop period, constitutes a superior proposal or could reasonably be expected to lead to a superior proposal until 11:59 p.m., New York City time, on January 31, 2011, and the Company’s ability to continue discussions with such parties thereafter if such party submits an alternative acquisition proposal prior to February 1, 2011 that the special committee determines in good faith prior to February 1, 2011 constitutes a superior proposal (in each case, with the termination of the merger agreement in order to enter an agreement providing for such superior proposal by an excluded party resulting in the payment to Parent of the lower termination fee of $27 million);

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the Company’s ability, at any time from and after the end of the go shop period but prior to the time the Company stockholders adopt the merger agreement, to consider and respond to an unsolicited written acquisition proposal, to furnish confidential information to the person making such a proposal and to engage in discussions or negotiations with the person making such a proposal, if the special committee, prior to taking any such actions, determines in good faith that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal;

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the agreement of Mr. Drexler to assist in the Company’s efforts to solicit alternative acquisition proposals during the go shop period, and the ability of Mr. Drexler to engage in discussions and enter into agreements, without material restriction under his arrangements with TPG and Leonard Green, with third parties making acquisition proposals, including regarding his participation in their proposals to acquire the Company if the merger agreement is terminated;

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the Board’s ability (acting upon the recommendation of the special committee), under certain circumstances, to withhold, withdraw, qualify or modify its recommendation that its stockholders vote to adopt the merger agreement;

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the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, provided that the Company complies with its obligations relating to the entering into of any such agreement and concurrently with the termination of the merger agreement pays to Parent a termination fee of $27 million, in connection with an agreement for a superior proposal entered into prior to the end of the go shop period or with an excluded party, or $54 million in all other circumstances, plus in each case up to $5 million in Parent’s expenses;

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the termination fee and expenses payable to Parent under certain circumstances, including as described above, in connection with a termination of the merger agreement, which the special committee concluded were reasonable in the context of termination fees and expenses payable in comparable transactions and in light of the overall terms of the merger agreement including the per share merger consideration; and

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the availability of appraisal rights under the DGCL to holders of Company common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares of Company common stock as determined by the Delaware Court of Chancery.

The special committee also believed that sufficient procedural safeguards were and are present to ensure the fairness of the proposed merger and to permit the special committee to represent effectively the interests of the Company’s unaffiliated stockholders. These procedural safeguards include:

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the fact that the special committee is comprised of four independent directors who are not affiliated with either the Rollover Investors or Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent (together with Parent and Merger Sub, the “Parent Affiliates”) and are not employees of the Company or any of its subsidiaries;

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the fact that, other than their receipt of Board and special committee fees (which are not contingent upon the consummation of the merger or the special committee’s or Board’s recommendation of the merger) and their interests described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger,” members of the special committee do not have interests in the merger different from, or in addition to, those of the Company’s unaffiliated stockholders;

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the fact that the determination to engage in discussions related to the proposed merger and the consideration and negotiation of the price and other terms of the proposed merger was conducted entirely under the oversight of the members of the special committee without the involvement of any director who is affiliated with TPG or Leonard Green or is a member of the Company’s management and without any limitation on the authority of the special committee to act with respect to any alternative transaction or any related matters;

•	the recognition by the special committee that it had the authority not to recommend the approval of the merger or any other transaction;

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the special committee’s extensive negotiations with TPG and Leonard Green, which, among other things, resulted in an increase in the offer price from $41.00 to $43.50 per share and resulted in significantly better contractual terms than initially proposed by TPG and Leonard Green, including Mr. Drexler having no material restrictions or agreements in place related to his ability to participate with or invest in any other potential acquiror in a proposed acquisition of the Company or related to his ability to vote shares of Company common stock held directly or indirectly by him;

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the fact that the special committee was advised by Perella Weinberg, as financial advisor, and Cravath, as legal advisor, each an internationally recognized firm selected by the special committee, and the fact that the special committee requested and received from Perella Weinberg an opinion (based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein), as of November 22, 2010, with respect to the fairness of the per share merger consideration to be received by the holders of Company common stock (other than the Excluded Holders);

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the fact that although the merger agreement does not require the vote of at least a majority of unaffiliated stockholders, stockholders representing in excess of 85% of the outstanding Company common stock are not affiliates of the Rollover Investors or the Parent Affiliates and will have a meaningful opportunity to consider and vote upon the adoption of the merger agreement;

•	the fact that the terms and conditions of the merger agreement and related agreements were designed to encourage a superior proposal, including:

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a 54-day go shop period during which the Company may solicit and consider alternative proposals, which may be extended with respect to any excluded parties, and the Company’s ability, at any time from and after the end of the go shop period but prior to the time the Company stockholders adopt the merger agreement, to consider and respond to a written acquisition proposal, to furnish confidential information to the person making such a proposal and to engage in discussions or negotiations with the person making such a proposal, if the special committee, prior to taking any such actions, determines in good faith that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal;

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the agreement from Mr. Drexler to cooperate in the Company’s solicitation of alternative proposals during the go shop period and in connection with any superior proposal that is accepted by the Company in connection with the termination of the merger agreement;

•	restrictions on the ability of TPG and Leonard Green to enter into exclusive arrangements with their debt financing sources;

•	restrictions on the ability of TPG and Leonard Green to seek or obtain additional equity commitments or financing in respect to the proposed merger and the related transactions; and

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restrictions on the ability of TPG and Leonard Green to enter into any discussions or arrangements with any member of the Company’s management or any other Company employee, other than Mr. Drexler, without the special committee’s consent, and, in the case of Mr. Drexler, restrictions on the ability of TPG and Leonard Green to enter into any discussions or arrangements with him that would in any way interfere with his ability to participate in the solicitations contemplated to be made during the go shop period or to discuss and enter into arrangements with another bidder in connection with an acquisition of the Company by such a bidder.

In the course of its deliberations, the special committee also considered a variety of risks and other countervailing factors related to entering into the merger agreement and the proposed merger, including:

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the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the proposed merger will not occur if the financing contemplated by the acquisition financing commitments, described under the caption “Special Factors—Financing of the Merger,” is not obtained, as Parent does not on its own possess sufficient funds to complete the transaction;

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that the public stockholders of the Company (other than the Rollover Investors, the Parent Affiliates and any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment) will have no ongoing equity in the surviving corporation following the proposed merger, meaning that the public stockholders (other than the Rollover Investors, the Parent Affiliates and any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment) will cease to participate in the Company’s future earnings or growth, or to benefit from any increases in the value of the Company’s common stock;

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the restrictions on the conduct of the Company’s business prior to the completion of the proposed merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the proposed merger;

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the risks and costs to the Company if the proposed merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

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the possibility that the up to $5 million in Parent’s expenses plus the $27 million or $54 million, as applicable, termination fee payable by the Company upon the termination of the merger agreement could discourage other potential acquirors from making a competing bid to acquire the Company;

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that if the proposed merger is not completed, the Company will be required to pay its own expenses associated with the merger agreement, the merger and the other transactions contemplated by the merger agreement as well as, under certain circumstances, pay Parent a termination fee of $27 million or $54 million, as applicable, and/or reimburse Parent’s expenses (up to a $5 million cap), in connection with the termination of the merger agreement;

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the fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity commitments of TPG VI, GEI V and GEI Side V and that the Company’s remedy in the event of breach of the merger agreement by Parent or Merger Sub may be limited to receipt of the $200 million termination fee, which is guaranteed by TPG VI, GEI V and GEI Side V, and that under certain circumstances the Company may not be entitled to a termination fee at all;

•	the fact that an all cash transaction would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes; and

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the terms of Mr. Drexler’s and the other Rollover Investors’ participation in the merger and the fact that Mr. Drexler and our other executive officers and directors may have interests in the transaction that are different from, or in addition to, those of our unaffiliated stockholders; see the section captioned “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” on page [    ].

In analyzing the proposed merger and in reaching its determination as to the fairness (both substantively and procedurally) of the transactions contemplated by the merger agreement, the special committee considered, among other factors, the analyses and methodologies of Perella Weinberg in evaluating the going concern value of the Company. See “Special Factors—Opinion of Perella Weinberg, Financial Advisor to the Special Committee” beginning on page [    ]. Perella Weinberg’s analyses were based upon certain management-provided scenarios and assumptions, but did not include an independent analysis of the liquidation value or book value of the Company. The special committee did not consider liquidation value as a factor because it considers the Company to be a viable going concern business and the trading history of the Company’s common stock to generally be an indication of its value as such. In addition, due to the fact that the Company is being sold as a going concern, the special committee did not consider the liquidation value of the Company relevant to a determination as to whether the proposed merger is fair to the Company’s unaffiliated stockholders as they believed the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. Further, the special committee did not consider net book value a material indicator of the value of the Company because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is reflective of historical costs. The Company’s net book value per diluted share was $7.72 as of October 30, 2010, which is substantially below the per share merger consideration. As part of its consideration of the proposed merger and other potential strategic transactions, the special committee also considered recapitalization, stock repurchase and dividend analyses prepared by Perella Weinberg.

The foregoing discussion of the factors considered by the special committee is not intended to be exhaustive, but rather includes the principal factors considered by the special committee. The special committee collectively reached the conclusion to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the special committee believed were appropriate. In view of the wide variety of factors considered by the special committee in connection with its evaluation of the proposed merger and the complexity of these matters, the special committee did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the special committee. Rather, the special committee made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual members of the special committee may have given different weights to different factors.

Recommendation of the Company’s Board of Directors

The Board, acting upon the unanimous recommendation of the special committee, at a meeting described above on November 22, 2010:

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deemed it advisable and in the best interests of the Company and its unaffiliated stockholders that the Company enter into the merger agreement, and that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated stockholders; and

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directed that the adoption of the merger agreement be submitted to a vote at a meeting of the stockholders of the Company and recommended to the stockholders of the Company that they vote for the adoption of the merger agreement and all other actions or matters necessary or appropriate to give effect to the foregoing pursuant to the DGCL.

In reaching these determinations, the Board considered a number of factors, including the following material factors:

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the special committee’s analysis, conclusions and unanimous determination, which the Board adopted, that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable and fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated stockholders and the special committee’s unanimous recommendation that the Board adopt a resolution approving and declaring the advisability of the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommending that the stockholders of the Company adopt the merger agreement;

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the fact that the special committee is comprised of four independent directors who are not affiliated with either the Rollover Investors or the Parent Affiliates and are not employees of the Company or any of its subsidiaries and the fact that, other than their receipt of Board and special committee fees (which are not contingent upon the consummation of the merger or the special committee’s or Board’s recommendation of the merger) and their interests described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger,” members of the special committee do not have an interest in the merger different from, or in addition to, that of the Company’s unaffiliated stockholders; and

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the financial analysis presented to the special committee by Perella Weinberg and shared with the Board, as well as the opinion of Perella Weinberg, dated November 22, 2010, to the special committee, which expressly allows reliance on the fairness opinion by those members of the Board who are not members of the special committee (other than those members of the Board who recused themselves from voting on the approval of the merger and the merger agreement), to the effect that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the $43.50 cash per share merger consideration to be received by the holders of shares of Company common stock (other than the Excluded Holders ) pursuant to the merger agreement was fair, from a financial point of view, to such holders (the full text of which is attached as Annex B to this proxy statement).

Mr. Drexler, our chairman and chief executive officer and a Rollover Investor, and Mr. Coulter, who is affiliated with TPG, recused themselves from the foregoing determination and approval due to their affiliation with the Parent Affiliates and Ms. Reisman was unavailable to participate in the foregoing determination and approval.

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the principal factors considered by the Board. The Board (other than Messrs. Drexler and Coulter and Ms. Reisman) collectively reached the conclusion to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the Board believed were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the proposed merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors. In light of the procedural protections described above, other than the special committee and its legal and financial advisors, the Board did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the Company’s unaffiliated stockholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger agreement and the merger, nor did the Board consider it necessary to make any provision to grant unaffiliated stockholders access to the Company’s corporate files or to obtain counsel or appraisal services for unaffiliated stockholders .

In connection with the consummation of the merger, certain of the Company’s directors may receive benefits and compensation that may differ from the per share merger consideration you would receive. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [    ] of this proxy statement.

The Board recommends that the stockholders of the Company vote “FOR” adoption of the merger agreement.

Opinion of Perella Weinberg, Financial Advisor to the Special Committee

The special committee retained Perella Weinberg to act as its financial advisor in connection with the proposed merger. The special committee selected Perella Weinberg based on Perella Weinberg’s qualifications, expertise and reputation and its knowledge of the industries in which the Company conducts its business. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate and other purposes.

On November 22, 2010, Perella Weinberg rendered its oral opinion, subsequently confirmed in writing, to the special committee that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the $43.50 cash per share merger consideration to be received by the holders of shares of Company common stock (other than the Excluded Holders) in the merger was fair, from a financial point of view, to such holders.

The full text of Perella Weinberg’s written opinion, dated November 22, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex B and is incorporated by reference herein. Holders of shares of Company common stock are urged to read the opinion carefully and in its entirety. The opinion does not address the Company’s underlying business decision to enter into the merger or the relative merits of the merger as compared with any other strategic alternative which may have been available to the Company. The opinion does not constitute a recommendation to any holder of the Company’s common stock as to how such holder should vote or otherwise act with respect to the merger or any other matter and does not in any manner address the prices at which shares of Company common stock will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the merger to, or any consideration to, the holders of any other class of securities, creditors or other constituencies of the Company. Perella Weinberg provided its opinion for the information and assistance of the special committee in connection with, and for the purposes of its evaluation of, the merger. The Perella Weinberg opinion expressly allows reliance on the opinion by those members of the Board who are not members of the special committee (other than those members of the Board who recused themselves from voting on the approval of the merger and the merger agreement). This summary is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Perella Weinberg, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of the Company, including research analyst reports;

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reviewed certain internal financial statements, analyses, forecasts, and other financial and operating data relating to the business of the Company, in each case, prepared by management of the Company;

•	reviewed certain publicly available financial forecasts relating to the Company;

•	discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

•	compared the financial performance of the Company with that of certain publicly traded companies which it believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain transactions which it believed to be generally relevant;

•

reviewed the historical trading prices and trading activity for shares of Company common stock, and compared such price and trading activity of shares of Company common stock with that of securities of certain publicly traded companies which it believed to be generally relevant;

•	reviewed the premia paid in certain publicly available transactions, which it believed to be generally relevant;

•	reviewed a draft dated November 22, 2010, of the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other factors, as it deemed appropriate.

In arriving at its opinion, Perella Weinberg assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to it (including information that was available from generally recognized public sources) for purposes of its opinion and further relied upon the assurances of the management of the Company that information furnished by them for purposes of Perella Weinberg’s analysis did not contain any material omissions or misstatements of material fact. With respect to the financial forecasts prepared by the Company’s management, Perella Weinberg was advised by the management of the Company and assumed, with the consent of the special committee, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby and Perella Weinberg expressed no view as to the assumptions on which they were based. In arriving at its opinion, Perella Weinberg did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor was it furnished with any such valuations or appraisals, nor did it assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of the Company. In addition, Perella Weinberg did not evaluate the solvency of any party to the merger agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. Perella Weinberg assumed that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by it and that the merger would be consummated in accordance with the terms set forth in the merger agreement, without material modification, waiver or delay. In addition, Perella Weinberg assumed that in connection with the receipt of all the necessary approvals of the proposed merger, no delays, limitations, conditions or restrictions would be imposed that could have an adverse effect on the Company. Perella Weinberg relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

Perella Weinberg’s opinion addressed only the fairness from a financial point of view, as of the date thereof, of the $43.50 cash per share merger consideration to be received by the holders of shares of Company common stock (other than the Excluded Holders) pursuant to the merger agreement. Perella Weinberg was not asked to, nor did it, offer any opinion as to any other term of the merger agreement (or any related agreement) or the form of the merger or the likely timeframe in which the merger would be consummated. In addition, Perella Weinberg expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, whether relative to the $43.50 cash per share merger consideration to be received by the holders of shares of Company common stock pursuant to the merger agreement or otherwise. Perella Weinberg did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the merger agreement, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which it understood the Company had received such advice as it deemed necessary from qualified professionals. Perella Weinberg’s opinion did not address the underlying business decision of the Company to enter into the merger or the relative merits of the merger as compared with any other strategic alternative which may have been available to the Company. As of the date of the opinion, Perella Weinberg was not authorized to solicit, and did not solicit, indications of interest in a transaction with the Company from any party. Except as described above, the special committee imposed no other limitations on the investigations made or procedures followed by Perella Weinberg in rendering its opinion.

Perella Weinberg’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Perella Weinberg as of, the date of its opinion. It should be understood that subsequent developments may affect Perella Weinberg’s opinion and the assumptions used in preparing it, and Perella Weinberg does not have any obligation to update, revise, or reaffirm its opinion. The issuance of Perella Weinberg’s opinion was approved by a fairness committee of Perella Weinberg.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses performed by Perella Weinberg and reviewed by the special committee in connection with Perella Weinberg’s opinion relating to the merger and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg. Some of the summaries of the financial analyses include information presented in tabular format.

In order to fully understand Perella Weinberg’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg’s financial analyses.

Analysis of Implied Premia and Multiples. Perella Weinberg calculated the implied premium represented by the $43.50 cash per share merger consideration to be received by the holders of shares of Company common stock in the merger relative to the following:

•	the closing market price per share of the Company’s common stock on November 19, 2010, (referred to herein as the “Reference Date”); and

•	the average closing market price per share of the Company’s common stock for each of the one-month, three-month, and twelve-month periods ended on the Reference Date.

The results of these calculations are summarized in the following table:

	Price for Period Ended on the Reference Date	Implied Premium
Closing Price on Reference Date	$36.49	19.2%

One-month average	$33.57	29.6%

Three-month average	$33.66	29.2%

Twelve-month average	$40.01	8.7%

In the analysis of implied multiples, Perella Weinberg first derived the implied enterprise value of the Company based on the $43.50 cash per share merger consideration to be received by the holders of shares of Company common stock in the merger. Enterprise value for the Company was calculated as the aggregate value of the Company’s fully diluted equity (based on the total number of fully diluted outstanding shares of Company common stock and the $43.50 cash per share merger consideration) plus debt at book value, less cash and cash equivalents as provided by the Company’s management. At $43.50 cash per share merger consideration, the implied enterprise value for the Company was calculated to be approximately $2.693 billion. Perella Weinberg also reviewed historical and estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for the Company for certain periods described below.

In this analysis, Perella Weinberg calculated the following multiples of historical and estimated financial results for the Company:

•	enterprise value, or EV, as a multiple of last twelve months, or LTM, EBITDA as of Q3 2010, adjusted for certain one-time items;

•	enterprise value as a multiple of estimated EBITDA for fiscal years 2010 and 2011 based on the Consensus Forecasts prepared by the Institutional Brokers’ Estimate System, or I/B/E/S;

•	enterprise value as a multiple of estimated EBITDA for fiscal years 2010 and 2011 based on the November five year projections prepared by the Company’s management;

•	share price to estimated earnings per share, or P/E, for fiscal years 2010 and 2011 based on the I/B/E/S Consensus Forecasts; and

•	share price to estimated earnings per share for fiscal years 2010 and 2011 based on the November five year projections prepared by the Company’s management.

The results of these analyses are summarized in the following table:

Financial Multiple	Based on $43.50 Cash Per Share Merger Consideration
EV / LTM EBITDA	8.6x
(based on LTM EBITDA of $314mm)
I/B/E/S Consensus Estimates
EV/EBITDA FY 2010E	8.9x
(based on EBITDA FY 2010E of $303mm)
EV/EBITDA FY 2011E	8.5x
(based on EBITDA FY 2011E of $317mm)
Price/Earnings FY 2010E	19.3x
(based on Earnings/Share FY 2010E of $2.25)
Price/Earnings FY 2011E	17.8x
(based on Earnings/Share FY 2011E of $2.45)
November five year projections
EV/EBITDA FY 2010E	9.6x
(based on EBITDA FY 2010E of $281mm)
EV/EBITDA FY 2011E	8.3x
(based on EBITDA FY 2011E of $326mm)
Price/Earnings FY 2010E	21.0x
(based on Earnings/Share FY 2010E of $2.07)
Price/Earnings FY 2011E	17.9x
(based on Earnings/Share FY 2011E of $2.43)

Historical Stock Trading. Perella Weinberg reviewed the historical trading price per share of the Company’s common stock for the twelve month period ending on the Reference Date and the historical trading price per share of the Company’s common stock since its initial public offering on June 27, 2006 and ending on the Reference Date. Perella Weinberg noted that the Company’s stock had fallen by 11% over the last twelve months while an equal weighted index of peer companies was up 40% and that the S&P Retail Index Exchange Traded Fund, which is comprised of approximately sixty-six companies in sectors such as apparel retail, automotive retail, catalog retail and department stores (the fund seeks to replicate an index derived from the retail segment of the United States total market index), was also up 31% for the same period. Perella Weinberg also noted that since its initial public offering on June 27, 2006, the Company’s share price had risen 82% while an equal weighted index of peer companies was up 50% and the S&P Retail Index Exchange Traded Fund was up 26% for the same period and that the range of closing market prices per share of the Company’s common stock since its initial public offering was $8.77 to $56.63 and that the average price per share since the initial public offering was $34.65. The selected peer companies that were represented by an equal weighted average index were Abercrombie & Fitch, Aeropostale, American Eagle, Ann Taylor, Bebe, Carter’s, Chico’s, Children’s Place, Coach, Coldwater Creek, The Dress Barn, The Gap, Guess?, Limited Brands, New York & Company, Polo Ralph Lauren, Talbots, Under Armour and Urban Outfitters. Perella Weinberg also noted that the range of market prices per share of Company common stock for the twelve month period ending on the Reference Date was $30.06 to $50.96.

Equity Research Analyst Price Target Statistics. Perella Weinberg reviewed and analyzed the most recent publicly available research analyst price targets for shares of Company common stock prepared and published by 17 selected equity research analysts prior to the Reference Date. Perella Weinberg noted that the range of recent equity analyst price targets for shares of Company common stock prior to the Reference Date was $30.00 to $50.00 per share, with a median price target of $35.00 per share. The results of these analyses are summarized in the following table:

Institution	Target Price	Date
Oppenheimer & Co.	$50.00	8/27/2010
Baird Capital Partners	$49.00	8/27/2010
Atlantic Equities	$44.00	11/15/2010
Brean Murray, Carret & Co.	$42.00	8/27/2010
Wedbush Securities	$40.00	8/27/2010
Weeden & Co.	$40.00	8/26/2010
J.P. Morgan	$37.00	7/15/2010
UBS	$35.00	8/26/2010
Jefferies & Co.	$35.00	8/27/2010
MKM Partners	$35.00	10/25/2010
Bank of America	$35.00	10/5/2010
Nomura Securities	$34.00	11/9/2010
Piper Jaffray & Co.	$34.00	10/21/2010
Goldman Sachs	$33.00	11/11/2010
BMO Financial Group	$31.00	8/26/2010
Janney Montgomery Scott	$31.00	10/21/2010
Morgan Stanley	$30.00	11/18/2010

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Company common stock and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions. Furthermore, the public market trading price targets published by equity research analysts typically represent price targets to be achieved over a six to twelve month period.

Selected Publicly Traded Companies Analysis. Perella Weinberg reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the apparel retail industry, which, in the exercise of its professional judgment and based on its knowledge of the industry, Perella Weinberg determined to be relevant to its analysis. Perella Weinberg analyzed those branded specialty apparel retail companies that Perella Weinberg and the Company’s management identified as being the most comparable to the Company, referred to below as “Selected Peer Companies,” as well as other specialty apparel retail companies with highly visible brands that compete with the Company for customers, referred to below as “Other Peer Companies.” Although none of the following companies is identical to the Company, Perella Weinberg selected these companies because they had publicly traded equity securities and were deemed to be similar to the Company in one or more respects including the nature of their business, size, financial performance and geographic concentration.

Selected Peer Companies	Other Peer Companies
Abercrombie & Fitch	American Eagle
Aeropostale	Ann Taylor
Chico’s FAS	Bebe
Urban Outfitters	Carter’s
Children’s Place
Coach
Coldwater Creek
The Dress Barn
Guess?
Limited Brands
Polo Ralph Lauren
Talbots
The Gap

For each of the selected companies, Perella Weinberg calculated and compared financial information and various financial market multiples and ratios based on SEC filings for historical information and third-party research estimates from I/B/E/S for forecasted information. For the Company, Perella Weinberg made calculations based on the November five year projections prepared by the Company’s management and summarized in this proxy statement under the section entitled “Special Factors—Prospective Financial Information” and third-party research estimates from I/B/E/S for forecasted information and SEC filings for historical information.

With respect to the Company and each of the selected companies, Perella Weinberg reviewed enterprise value as a multiple of estimated EBITDA for fiscal year 2010 and share price to estimated earnings per share for fiscal year 2010, in each case as of the Reference Date. The results of these analyses are summarized in the following table:

	EV / FY2010E EBITDA	Share Price / FY2010E Earnings
Selected Peer Companies
Aeropostale	4.6x	10.0x
Chico’s FAS	5.5x	17.2x
Abercrombie & Fitch	8.3x	25.7x
Urban Outfitters	10.6x	22.3x
High	10.6x	25.7x
Median	6.9x	19.7x
Low	4.6x	10.0x
Other Peer Companies
The Gap	4.8x	11.4x
The Dress Barn	4.9x	12.3x
American Eagle	5.5x	16.1x
Talbots	5.8x	12.9x
The Children’s Place	6.0x	17.3x
Ann Taylor	6.1x	22.0x
Coldwater Creek	6.6x	—
Carter’s	6.9x	12.3x
Coach	7.6x	21.1x
Limited Brands	7.8x	17.1x
Guess?	8.2x	15.3x
Polo Ralph Lauren	10.4x	20.9x
Bebe	16.8x	—
High	16.8x	22.0x
Median	6.6x	16.1x
Low	4.8x	11.4x

J.Crew (November five year projections)	7.8x	17.6x
J.Crew (I/B/E/S Consensus Estimates)	7.2x	16.2x

Perella Weinberg conducted this analysis based on a range of multiples around the median for the Selected Peer Companies and Other Peer Companies. Perella Weinberg noted that this analysis implied a per share equity reference range for the Company common stock of $32.00-$41.00. Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to the Company’s business. Accordingly, Perella Weinberg’s comparison of selected companies to the Company and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and the Company.

Discounted Cash Flow Analysis. Perella Weinberg conducted a discounted cash flow analysis for the Company to calculate the present value as of January 31, 2011 of the estimated standalone unlevered free cash flows that the Company could generate between fiscal years 2011 and 2015. Estimates of unlevered free cash flows used for this analysis utilized the November five year projections prepared by the Company’s management that are disclosed in this proxy statement under the section entitled “Special Factors—Prospective Financial Information.” Perella Weinberg also calculated a range of terminal values assuming terminal year multiples of next twelve months EBITDA ranging from 6.0x to 7.5x (which range was selected because it was consistent with the range of enterprise values to estimated EBITDA multiples of the Company and certain peer companies over a two year period) and discount rates ranging from 11% to 15% based on estimates of the weighted average cost of capital of the Company. Perella Weinberg estimated the Company’s weighted average cost of capital by calculating the weighted average of the Company’s cost of equity (derived utilizing the capital asset pricing model) and the Company’s after-tax cost of debt. The present values of unlevered free cash flows generated over the period described above were then added to the present values of terminal values resulting in a range of implied enterprise values for the Company. For each such range of implied enterprise values, Perella Weinberg derived ranges of implied equity values for the Company. These analyses resulted in the following reference ranges of implied enterprise values and implied equity values per share of the Company’s common stock:

Range of Implied Enterprise Present Value (in millions)	Range of Implied Present Value Per Share
$2,362 - $3,223	$39.71 - $51.55

Selected Transactions Analysis. Perella Weinberg analyzed certain information relating to selected precedent transactions in the specialty apparel and branded retail industries from November 2004 to October 2010 which, in the exercise of its professional judgment, Perella Weinberg determined to involve relevant public companies with operations similar to the Company. The selected transactions analyzed were the following:

Transaction Announcement	Target	Acquirer	Enterprise Value ($mm)	Enterprise Value/LTM EBITDA
Specialty Apparel
December 2005	Tommy Hilfiger	Apax Partners	$1,547	7.9x
March 2007	Claire’s Stores	Apollo Management	$2,581	7.9x
July 2007	Deb Shops	Lee Equity Partners	$259	7.8x
August 2009	Charlotte Russe	Advent International	$312	6.6x
March 2010	Tommy Hilfiger	Van Heusen	$3,136	7.9x
October 2010	Gymboree	Bain Capital	$1,761	8.2x

Branded Retail
November 2004	Barneys New York	Jones Apparel Group	$400	8.1x
February 2005	The May Department Stores Company	Federated Department Stores	$17,260	8.9x
March 2005	Toys “R” Us	Private equity consortium	$6,213	9.4x
May 2005	Neiman Marcus	Private equity consortium	$4,981	10.2x
November 2005	Linens n Things	Apollo Management	$1,305	8.8x
January 2006	Burlington Coat Factory	Bain Capital	$1,958	7.2x
June 2006	Michaels Stores	Private equity consortium	$5,604	12.2x
July 2006	Petco	Private equity consortium	$1,819	8.7x
June 2007	Barneys New York	Istithmar	$942	14.1x

For each of the selected transactions, Perella Weinberg calculated and compared the resulting enterprise value in the transaction as a multiple of LTM EBITDA (as adjusted from U.S. generally accepted accounting principles (“GAAP”) to exclude certain one-time items relating to forfeited share-based awards, lease termination and severance costs). Such multiples for the selected transactions were based on publicly available information at the time of the relevant transaction. The results of these analyses are summarized in the following table:

Selected Transactions
Enterprise Value / LTM EBITDA	High	Median	Low

Specialty Apparel	8.2x	7.9x	6.6x

Branded Retail	14.1x	8.9x	7.2x

Overall	14.1x	8.2x	6.6x

Perella Weinberg conducted this analysis based on a range of multiples around the median for the multiples found in the specialty apparel and branded retail transactions listed above. Perella Weinberg observed that, as discussed above under “Analysis of Implied Premia and Multiples,” the implied enterprise value of the Company based on the $43.50 cash per share merger consideration as a multiple of LTM EBITDA, based on publicly available information, was 8.6x.

Although the selected transactions were used for comparison purposes, none of the selected transactions nor the companies involved in them was either identical or directly comparable to the merger or the Company.

Illustrative Premiums Paid Analysis. Perella Weinberg analyzed the premiums paid in 100% cash acquisitions of 82 publicly traded companies in the United States from 2005 to the present with transaction values of $2 billion to $4 billion. For each of the transactions, based on publicly available information obtained from Dealogic, Perella Weinberg calculated the premiums of the offer price in the transaction to the target company’s closing stock price one day, one week and one month prior to the announcement of the transaction. The results of these analyses are summarized in the following table:

	Selected Transactions Premiums Paid
	Third Quartile Low	Second Quartile High	Median
One Day Prior	11.1%	36.2%	21.3%
One Week Prior	18.2%	38.8%	21.0%
One Month Prior	21.5%	34.2%	25.9%

Perella Weinberg observed that, as discussed above under “Analysis of Implied Premia and Multiples,” the implied premium represented by the $43.50 cash per share merger consideration to be received by the holders of shares of Company common stock in the merger relative to $36.49, the closing market price per share of the Company’s common stock on the Reference Date, was 19.2%, while the implied premium to the Company’s closing stock price one week and one month prior to the Reference Date was 28.3% and 37.3% respectively.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to the Company or the merger.

Perella Weinberg prepared the analyses described herein for purposes of providing its opinion to the special committee as to the fairness, from a financial point of view, as of the date of such opinion, of the $43.50 cash per share merger consideration to be received by the holders of shares of Company common stock (other than the Excluded Holders) in the merger. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Perella Weinberg’s analyses were based in part upon the November five year projections prepared by the Company’s management and third party research analyst estimates, which are not necessarily indicative of actual future results, and which may be significantly more or less favorable than suggested by Perella Weinberg’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the merger agreement or their respective advisors, none of the Company, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecasted by the Company’s management or third parties.

As described above, the opinion of Perella Weinberg to the special committee was one of many factors taken into consideration by the special committee in making its determination to approve the merger. Perella Weinberg was not asked to, and did not, recommend the specific consideration provided for in the merger agreement, which consideration was determined through negotiations between the special committee and Parent.

Pursuant to the terms of the engagement letter between Perella Weinberg and the Company, the Company agreed to pay to Perella Weinberg, upon the closing of the merger, a fee equal to 0.55% of the transaction value or approximately $16.5 million based on an estimated transaction value of $3 billion; $250,000 of which was payable as an initial retainer and $3.25 million of which was payable upon Perella Weinberg’s delivery of its opinion. In addition, the Company agreed to reimburse Perella Weinberg for its reasonable expenses, including attorneys’ fees and disbursements and to indemnify Perella Weinberg and related persons against various liabilities, including certain liabilities under the federal securities laws.

In the ordinary course of its business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Parent or any of their respective affiliates. During the two year period prior to the date of Perella Weinberg’s opinion, no material relationship existed between Perella Weinberg and its affiliates and the Company or Parent or any of their respective affiliates pursuant to which compensation was received by Perella Weinberg or its affiliates; however Perella Weinberg and its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which they would expect to receive compensation.

The opinion and presentation of Perella Weinberg summarized above will be made available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested Company stockholder or its representative who has been designated in writing. In addition, a copy of the Perella Weinberg opinion is attached to this proxy statement as Annex B and a copy of the Perella Weinberg presentation is attached as exhibit (c)(2) to the statement on Schedule 13E-3 filed by the Company and the filing persons listed thereon with the SEC on December 6, 2010.

Other Presentations by Perella Weinberg

In addition to the final financial presentation made to the special committee on November 22, 2010 that is described above, Perella Weinberg also gave presentations to the special committee during meetings held on October 25, October 29, November 1, November 4, November 9, and November 21, 2010. None of these other presentations by Perella Weinberg, alone or together, constitute an opinion of Perella Weinberg with respect to the fairness, from a financial point of view, of the $43.50 cash per share merger consideration.

The analyses contained within these other presentations were based on information that was available as of the dates of the respective presentations, including, as applicable, the October five year projections and the November five year projections, and on Perella Weinberg’s preliminary working assumptions at those times. The contents of these presentations are summarized below:

•

At the October 25, 2010 meeting Perella Weinberg presented background information regarding the Company and preliminary observations relating to the Company’s recent financial performance and Wall Street research analyst estimates, as well as those of selected peer companies. As part of this presentation, Perella Weinberg reviewed its preliminary observations on the Company’s financial performance based on certain metrics, including sales, gross margin percentages and earnings per share, and in comparison to peers, and presented a preliminary comparison of the October five year projections to the September target model for illustrative and comparative purposes only. The presentation also covered trends in the Company’s share price performance. In addition, Perella Weinberg reviewed perspectives on the special committee’s options and decision points.

•

On October 29, 2010, Perella Weinberg met with the special committee to provide an update on the process and market conditions and to discuss preliminary observations regarding financial data with respect to the Company and transaction alternatives. The presentation included additional information regarding Perella Weinberg’s preliminary market analyses, including an overview of the Company’s stock price performance over time, price to earnings valuations relative to peers, a leveraged buyout analysis, a leveraged recapitalization analysis and Wall Street research analyst estimates. Perella Weinberg also reviewed with the special committee the October five year projections, and for illustrative and comparative purposes only, the September target model, and presented initial, preliminary financial analyses. Perella Weinberg also provided an overview of potential strategic buyers or merger partners and reviewed perspectives on the special committee’s options and decision points.

•

The presentation by Perella Weinberg to the special committee during the November 1, 2010 meeting included a financial analysis of the initial offer of $41.00 per share for all of the outstanding shares of the Company’s common stock made by TPG and Leonard Green on November 1, 2010, along with a financial analysis of selected precedent transactions. Perella Weinberg also presented further preliminary financial analyses based on the October five year projections, and for illustrative and comparative purposes only, the September target model, including an analysis regarding the Company’s future share price and the present value of the future share price on a stand-alone basis at a range of assumed price to earnings multiples.

•

In the course of the November 4, 2010 meeting, Perella Weinberg reviewed with the special committee transaction alternatives including potential return-of-capital initiatives on the basis of the October five year projections. Perella Weinberg also reviewed the experiences of peer companies which had engaged in such alternatives and presented analyses of the dividend yield and payout ratios of peer companies and the Company’s pro forma financial profile under various related scenarios. The presentation on return-of-capital alternatives included preliminary analyses of the potential impact of various scenarios involving share buy back programs and dividends on both the future share price and the Company’s capital structure and financial flexibility.

•

On November 9, 2010, Perella Weinberg presented its analyses of the revised offer of $45.00 per share for all of the outstanding shares of the Company’s common stock made by TPG and Leonard Green on November 9, 2010 along with a financial analysis of selected precedent transactions. At the meeting Perella Weinberg also reviewed its previously presented preliminary financial analyses with respect to the Company, which were prepared on the basis of the October five year projections.

•

On November 21, 2010, Perella Weinberg presented its financial analysis of the revised offer made by TPG and Leonard Green of $45.50 per share for all of the outstanding shares of the Company’s common stock. The presentation included a summary of the preliminary financial analysis, historical and future projections of financial performance on the basis of the November five year projections, and other analyses related to evaluating the contemplated transaction. Perella Weinberg also provided an additional presentation on return-of-capital alternatives, which was substantially similar to that previously presented on November 4, 2010, but updated to reflect the November five year projections and then current market conditions.

The financial analyses contained in these other presentations were based on the November five year projections and the October five year projections, as applicable, and market, economic, and other conditions as they existed as of such dates as well as other information that was available and Perella Weinberg’s preliminary working assumptions at those times. Except as described above, the methodologies and types of financial analyses conducted by Perella Weinberg throughout its engagement as financial advisor to the special committee were substantially similar to the analyses contained in the final financial presentation given to the special committee on November 22, 2010. However, the results of the financial analyses contained in these other presentations occasionally differed due to changes in management’s projections, the terms of TPG’s and Leonard Green’s offer and market and economic conditions. In addition, throughout its engagement, Perella Weinberg continued to refine various aspects of its financial analyses with the respect to the Company over time. The other presentations described above were in each case preliminary and did not reflect the final transaction structure or price that the special committee considered on November 22, 2010. These other presentations were therefore superseded by the presentation that Perella Weinberg made to the special committee on November 22, 2010 before giving its oral opinion, subsequently confirmed in writing, that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the $43.50 cash per share merger consideration to be received by the holders of shares of Company common stock (other than the Excluded Holders ) pursuant to the merger agreement was fair, from a financial point of view, to such holders, which is described above.

The presentations of Perella Weinberg summarized above will be made available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested Company stockholder or its representative who has been designated in writing. In addition, copies of the Perella Weinberg presentations are attached as exhibits (c)(4)-(10) to the statement on Schedule 13E-3 filed by the Company and the filing persons listed thereon with the SEC on December [ ], 2010.

Purposes and Reasons of TPG VI, the Leonard Green Entities, Parent, Merger Sub and the MD Parties for the Merger

Under a possible interpretation of the SEC rules governing “going-private” transactions, each of TPG VI, each of the Leonard Green Entities, Parent, Merger Sub and the MD Parties may be deemed to be affiliates of the Company and, therefore, required to express their reasons for the merger to the Company’s unaffiliated stockholders, as defined in Rule 13e-3 of the Exchange Act. TPG VI, the Leonard Green Entities, Parent, Merger Sub and the MD Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For TPG VI, the Leonard Green Entities, Parent, Merger Sub and the MD Parties, the purpose of the merger is to enable Parent to acquire control of the Company, in a transaction in which the unaffiliated stockholders will be cashed out for $43.50 per share, so Parent will bear the rewards and risks of the ownership of the Company after shares of Company common stock cease to be publicly traded. In addition, with respect to the MD Parties, the merger will allow the MD Parties to maintain a significant portion of their investment in the Company through their respective commitments to make an equity investment in Parent as described in this proxy statement under the section captioned “Special Factors—Financing of the Merger—Rollover Financing,” and at the same time enable Mr. Drexler to maintain a leadership role with the surviving corporation.

Positions of TPG VI, the Leonard Green Entities, Parent and Merger Sub Regarding the Fairness of the Merger

Under a possible interpretation of the SEC rules governing “going-private” transactions, each of TPG VI, each of the Leonard Green Entities, Parent and Merger Sub may be deemed to be affiliates of the Company and required to express their beliefs as to the fairness of the merger to the unaffiliated stockholders of the Company. TPG VI, the Leonard Green Entities, Parent and Merger Sub believe that the merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC) is fair to the Company’s unaffiliated stockholders on the basis of the factors described under “Special Factors—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” and the additional factors described below.

In this section and in the section captioned “Special Factors—Positions of the MD Parties Regarding the Fairness of the Merger,” we refer to the Company’s board of directors, other than Mr. Coulter, who is affiliated with TPG VI, Mr. Drexler, who has committed to contribute a portion of the shares of Company common stock owned by him and the MD Trusts to Parent in connection with the merger and after the merger will be an equity holder in Parent, and Ms. Reisman, who was unavailable to participate in the Board’s determination with respect to the merger agreement and the proposed merger as the “Board.” Each of Messrs. Coulter and Drexler recused himself from, and Ms. Reisman was not available to participate in, the deliberations and the Board’s determination with respect to the merger agreement and the proposed merger.

None of TPG VI or the Leonard Green Entities participated in the deliberations of the special committee or the Board regarding, or received advice from the Company’s legal advisor or the special committee’s legal or financial advisors as to, the fairness of the merger. Neither TPG VI nor the Leonard Green Entities has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to the Company’s unaffiliated stockholders. Based on these entities’ knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Board and the special committee discussed in this proxy statement in the sections entitled “Special Factors—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” (which analysis and resulting conclusions TPG VI and the Leonard Green Entities adopt), TPG VI and the Leonard Green Entities believe that the merger is substantively fair to the Company’s unaffiliated stockholders. In particular, TPG VI and the Leonard Green Entities considered the following:

•

other than their receipt of special committee fees (which are not contingent upon the consummation of the merger or the special committee’s recommendation of the merger) and their interests described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger,” no member of the special committee has a financial interest in the merger that is different from, or in addition to, the interests of the Company’s unaffiliated stockholders generally, although the merger agreement does include customary provisions for indemnity and the continuation of liability insurance for the Company’s officers and directors;

•

the special committee determined, by the unanimous vote of all members of the special committee, and the Board determined, by the unanimous vote of all members of the Board (other than Messrs. Coulter and Drexler who recused themselves from such determination and Ms. Reisman who was unavailable), that the merger is fair (both substantively and procedurally) to, and in the best interests of, the Company and its unaffiliated stockholders;

•	the per share price of $43.50 represents a 15.5% premium to the closing price of the Company’s stock on November 22, 2010 of $37.65;

•	the per share price of $43.50 represents a 29% premium over the Company’s average closing share price for the one-month period prior to and ending on November 22, 2010;

•	the per share price of $43.50 represents a valuation of the Company at an 8.6 multiple to the Company’s EBITDA for the period from November 1, 2009 through October 30, 2010; and

•

the merger will provide consideration to the Company’s stockholders entirely in cash, allowing the Company’s stockholders (other than the Rollover Investors and Parent Affiliates) to immediately realize a certain and fair value for all their shares of Company common stock.

TPG VI and the Leonard Green Entities did not establish, and did not consider, a pre-merger going concern value of the Company’s common stock as a public company for the purposes of determining the per share merger consideration or the fairness of the per share merger consideration to the unaffiliated stockholders because, following the merger, the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement per share price of the Company’s common stock, the per share merger consideration of $43.50 represented a premium to the going concern value of the Company. In addition, TPG VI and the Leonard Green Entities did not consider net book value because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, either the market trading prices of common stock or the Company’s value as a going concern. TPG VI and the Leonard Green Entities do note, however, that the per share merger consideration of $43.50 is higher than the net book value of the Company per diluted share of $7.72 as of October 30, 2010. TPG VI and the Leonard Green Entities did not consider liquidation value in determining the fairness of the merger to the unaffiliated stockholders because of their belief that liquidation sales generally result in proceeds substantially less than sales of a going concern, because of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, because they considered the Company to be a viable, going concern and because the Company will continue to operate its business following the merger.

TPG VI and the Leonard Green Entities believe that the merger is procedurally fair to the Company’s unaffiliated stockholders based upon the following factors:

•

the fact that, other than their receipt of Board and special committee fees (which are not contingent upon the consummation of the merger or the special committee’s or Board’s recommendation of the merger) and their interests described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger,” the special committee, consisting solely of directors who are not officers or employees of the Company and who are not affiliated with TPG VI, the Leonard Green Entities or the MD Parties, and who have no financial interest in the merger different from, or in addition to, the Company’s unaffiliated stockholders generally, was given exclusive authority to, among other things, review, evaluate and negotiate the terms of the proposed merger, to decide not to engage in the merger, and to consider alternatives to the merger;

•

the special committee’s independent financial advisor, Perella Weinberg, rendered an opinion to the special committee that, as of November 22, 2010, and based upon and subject to various assumptions made, matters considered and limitations described in the opinion, the $43.50 per share merger consideration to be received by holders of shares of the Company common stock (other than the Excluded Holders) in the merger was fair, from a financial point of view, to such holders;

•

$43.50 per share cash consideration and the other terms and conditions of the merger agreement resulted from extensive arm’s-length negotiations between Parent and its advisors, on the one hand, and the special committee and its advisors, on the other hand;

•

the Company’s ability during the go shop period to initiate, solicit and encourage alternative acquisition proposals from third parties and to enter into, engage in, and maintain discussions or negotiations with third parties with respect to such proposals;

•

the Company’s ability to continue discussions after the end of the go shop period with parties from whom the Company has received during the go shop period an acquisition proposal that the special committee determines in good faith, prior to the end of the go shop period, constitutes or could reasonably be expected to lead to a superior proposal until 11:59 p.m., New York City time, on January 31, 2011, and the Company’s ability to continue discussions with such parties thereafter if such party submits an alternative acquisition proposal prior to February 1, 2011 that the special committee determines in good faith prior to February 1, 2011 constitutes a superior proposal (in each case, with the termination of the merger agreement in order to enter an agreement providing for such superior proposal by an excluded party resulting in the payment to Parent of the lower termination fee of $27 million);

•	the merger was approved by the special committee;

•

the affirmative vote of a majority of the outstanding shares of the Company common stock is required under Delaware law and under the merger agreement to adopt the merger agreement and that, in this regard, TPG, Leonard Green and their respective affiliates (excluding the MD Parties) do not own a significant enough interest, in the aggregate, in the shares of Company common stock to influence substantially the outcome of the stockholder vote;

•

the Company’s ability to terminate the merger agreement if stockholders do not adopt it, subject to paying an expense reimbursement of up to $5 million (equal to approximately .17% of the equity value of the transaction) and, in certain circumstances, a termination fee (See “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page [    ]); and

•

the availability of appraisal rights to the Company’s stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware.

The foregoing discussion of the information and factors considered and given weight by TPG VI and the Leonard Green Entities in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by them. TPG VI and the Leonard Green Entities did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger agreement and the merger. Rather, TPG VI and Leonard Green Entities made the fairness determinations after considering all of the foregoing as a whole. TPG VI and the Leonard Green Entities believe these factors provide a reasonable basis upon which to form their belief that the merger is fair to the Company’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any Company stockholder to adopt the merger agreement. TPG VI and the Leonard Green Entities do not make any recommendation as to how stockholders of the Company should vote their shares of Company common stock relating to the merger. In addition, TPG VI and the Leonard Green Entities agree with the analyses, determinations and conclusions of the Board and the special committee described under “Special Factors—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger,” with respect to the reasons for undertaking the merger at this time, as compared with other times in the Company’s operating history, which analysis and resulting conclusions TPG VI and the Leonard Green Entities adopt.

Neither Parent nor Merger Sub participated in the deliberations of the special committee or the Board regarding, or received advice from the Company’s legal advisor or the special committee’s legal or financial advisors as to, the fairness of the merger to the Company’s unaffiliated stockholders. As entities jointly owned by TPG VI and the Leonard Green Entities, Parent and Merger Sub considered the same factors considered by, and adopted the analysis and resulting conclusions of, TPG VI and the Leonard Green Entities, as discussed above in this proxy statement. Based on the information and factors set forth in the foregoing discussion, as well as Parent and Merger Sub’s knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Board and the special committee discussed in this proxy statement in the sections entitled “Special Factors—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger,” Parent and Merger Sub believe that the merger is fair to the Company’s unaffiliated stockholders.

Parent and Merger Sub believe that these factors provide a reasonable basis for their belief that the merger is fair to the Company’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any the Company stockholder to adopt the merger agreement. Parent and Merger Sub do not make any recommendation as to how stockholders of the Company should vote their shares of Company common stock relating to the merger. Parent and Merger Sub attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the stockholders of the Company, and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such stockholders. None of TPG VI, the Leonard Green Entities, Parent or Merger Sub believes that it has or had any fiduciary duty to the Company or its stockholders, including with respect to the merger and its terms.

Positions of the MD Parties Regarding the Fairness of the Merger

Under the SEC rules governing “going-private” transactions, each of the MD Parties may be deemed to be affiliates of the Company and required to express their beliefs as to the fairness of the merger to the unaffiliated stockholders of the Company. As described below, each of the MD Parties believes that the merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC) is fair to the Company’s unaffiliated stockholders on the basis of the factors described under “Special Factors—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger, —Opinion of Perella Weinberg, Financial Advisor to the Special Committee, —Positions of TPG VI, the Leonard Green Entities, Parent and Merger Sub Regarding the Fairness of the Merger.” None of the MD Parties participated in the deliberations of the special committee or the Board regarding, or received advice from the Company’s legal or financial advisor as to, the fairness of the merger. As disclosed under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger,” the MD Parties have interests in the merger both the same as those of the unaffiliated stockholders of the Company by virtue of the receipt of the per share merger consideration for a portion of the MD Parties’ equity interests in the Company upon completion of the merger, and different from those of the unaffiliated stockholders of the Company by virtue of the MD Parties’ contribution to Parent of shares of Company common stock and Mr. Drexler’s expectation of a continuing leadership role in the surviving corporation.

The unaffiliated stockholders of the Company were represented by the special committee, which negotiated the terms and conditions of the merger agreement on their behalf, with the assistance of the special committee’s financial and legal advisors. Accordingly, none of the MD Parties has performed, or engaged a financial advisor to perform, any independent valuation or other analysis for the purpose of assessing the fairness of the merger to the Company’s unaffiliated stockholders. The MD Parties believe, however, that the merger is substantively and procedurally fair to the unaffiliated stockholders of the Company based upon substantially the same factors considered (including, among other factors considered by the MD Parties, the analysis and resulting conclusions of the Board and the special committee discussed in this proxy statement in the section entitled “Special Factors—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger,” which analysis and resulting conclusions the MD Parties adopt) and not considered (including the going concern value of the Company’s common stock as a public company, net book value and liquidation value, among other factors not considered by TPG VI and the Leonard Green Entities), by TPG VI and the Leonard Green Entities with respect to the substantive and procedural fairness of the proposed merger to such unaffiliated stockholders. See “Special Factors—Positions of TPG VI, the Leonard Green Entities, Parent and Merger Sub Regarding the Fairness of the Merger.” The MD Parties agree with the analyses, determinations and conclusions of the special committee described under “Special Factors—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger,” based on the reasonableness of these analyses, determinations and conclusions, which the MD Parties adopt. In addition, the MD Parties agree with the analyses, determinations and conclusions of the Board and the special committee described under “Special Factors—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger,” with respect to the reasons for undertaking the merger at this time, as compared with other times, in the Company’s operating history, which analysis and resulting conclusions the MD Parties adopt.

While Mr. Drexler is an officer and director of the Company, because of his participation in the transaction as described under the section captioned “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger,” he did not serve on the special committee, nor did he participate in, or vote in connection with, the special committee’s evaluation of the merger agreement and the merger or of the Board’s evaluation or approval of the merger agreement and the merger. For these reasons, Mr. Drexler does not believe that his or any other MD Party’s interests in the merger influenced the decision of the special committee or the Board with respect to the merger agreement or the merger.

The foregoing discussion of the information and factors considered and given weight by the MD Parties in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by them. The MD Parties did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger agreement and the merger. Rather, the MD Parties made the fairness determinations after considering all of the foregoing as a whole. The MD Parties believe these factors provide a reasonable basis upon which to form their belief that the merger is fair to the Company’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any Company stockholder to adopt the merger agreement. The MD Parties do not make any recommendation as to how stockholders of the Company should vote their shares of Company common stock relating to the merger.

Analysis of Goldman Sachs, Financial Advisor to Parent

TPG initially identified Goldman Sachs as a potential source of debt financing for a potential transaction involving the Company and, accordingly, Goldman Sachs also provided financial advisory services to TPG in connection with such potential transaction. In light of the limited nature of the advisory role of Goldman Sachs, TPG did not intend to rely on analyses produced by Goldman Sachs, but did from time to time meet with Goldman Sachs to discuss the transaction. On a conference call on October 4, 2010 with senior executives of TPG, Goldman Sachs provided certain financial analyses to TPG regarding such potential transaction (the “Goldman Sachs Preliminary Analyses”). Goldman Sachs was not requested to, and did not, render an opinion with respect to the fairness of the consideration to be paid pursuant to the merger. The following is a summary of the Goldman Sachs Preliminary Analyses.

In connection with preparing the Goldman Sachs Preliminary Analyses and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	certain publicly available business and financial information relating to the Company and certain other companies believed by Goldman Sachs to be generally relevant;

•	the Company’s September target model; and

•	then-current forecasts for the Company prepared by TPG based on the Company’s September target model (“TPG’s Preliminary Forecast”).

The Company’s September target model reviewed by Goldman Sachs in preparation for the Goldman Sachs Preliminary Analyses was later superseded by the October five year projections and the November five year projections. None of Parent, TPG, TPG VI, Leonard Green or the Leonard Green Entities relied on any of the analyses utilizing the Company’s September target model contained in the Goldman Sachs Preliminary Analyses given that the Company’s September target model (i) reflected a targeted growth in EBITDA from fiscal year 2010 to fiscal year 2013 that, if achieved, would be nearly double the Company’s EBITDA growth from fiscal year 2007 to fiscal year 2010, on an absolute dollar basis, (ii) reflected sales, margin, expense and capital expenditure targets that supported the target growth level, without necessarily addressing the feasibility of the targets contained therein and (iii) did not reflect the weakening in the Company’s performance that began late in the second quarter of 2010. Additionally, the November five year projections were used by Perella Weinberg in the presentation described under “Special Factors—Opinion of Perella Weinberg, Financial Advisor to the Special Committee” and, together with the financial advice and financial analyses of Perella Weinberg, were used by the special committee and the Board in considering whether to approve and recommend the merger.

Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by it and assumed such accuracy and completeness for purposes of preparing the Goldman Sachs Preliminary Analyses. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal.

The order of the analyses described and the results of these analyses do not represent relative importance or weight given to those analyses by Goldman Sachs. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 30, 2010, did not take into account the more current financial information and other methodologies and factors reflected in the October five year projections or the November five year projections and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs reviewed the historical trading prices for shares of the Company’s common stock for the period since the Company’s initial public offering in June 2006 and for the period since January 1, 2010. In addition, Goldman Sachs reviewed the historical trading prices for shares of the Company’s common stock for the 52-week period ended September 30, 2010. In that period, the Company’s common stock closing price ranged between $30.23 and $50.00 per share.

Analyst Price Target Analysis

As of September 30, 2010, Goldman Sachs reviewed and analyzed the most recent publicly available research analyst price targets for shares of the Company’s common stock prepared and published by 16 selected equity research analysts prior to September 30, 2010. Goldman Sachs noted that the range, excluding two outliers above the range of other analyst price targets, of recent equity analyst price targets for shares of the Company’s common stock prior to September 30, 2010 was $28.00 to $42.00 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of the Company’s common stock and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions. Furthermore, the public market trading price targets published by equity research analysts typically represent price targets to be achieved over a six to twelve month period.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following specialty retail apparel companies: Abercrombie & Fitch Co.; Aéropostale, Inc.; American Eagle Outfitters, Inc.; AnnTaylor Stores Corporation; The Buckle. Inc.; Coach, Inc.; The Gap, Inc.; Guess?, Inc.; Limited Brands, Inc.; lululemon athletica inc.; Polo Ralph Lauren Corporation; rue21, Inc.; and Urban Outfitters, Inc..

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of the Company.

Goldman Sachs calculated and compared various financial multiples and ratios based on recent financial data it obtained from SEC filings, other public sources and I/B/E/S estimates. I/B/E/S compiles forward-looking financial estimates made by equity research analysts for U.S. publicly traded companies.

In particular, with respect to the selected companies, Goldman Sachs calculated the following ratios and applied them to certain financial targets set forth in the September target model and certain financial projections set forth in TPG’s Preliminary Forecast to determine implied prices for the Company’s common stock:

•	enterprise value as a multiple of projected fiscal year 2010 EBITDA, or EV/2010 EBITDA; and

•	share price to projected fiscal year 2011 earnings per share, or 2011 P/E, using the closing price as of September 30, 2010.

The range of EV/2010 EBITDA multiples for the selected companies was 4.0x to 18.1x, with the median being 6.6x. Based on this analysis, Goldman Sachs applied a range of EV/2010 EBITDA multiples of 5.0x to 9.0x to the Company’s projected fiscal year 2010 EBITDA. This analysis resulted in a range of implied prices per share of Company’s common stock equal to $27.00 to $44.00 utilizing TPG’s Preliminary Forecast and equal to $28.00 to $46.00 utilizing the Company’s September target model. The range of 2011 P/E multiples for the selected companies was 8.2x to 30.4x, with the median being 14.7x. Based on this analysis, Goldman Sachs applied a range of 2011 P/E multiples of 12.0x to 18.0x to the Company’s estimated fiscal year 2011 earnings per share. This analysis resulted in a range of implied prices per share of Company’s common stock equal to $29.00 to $44.00 utilizing TPG’s Preliminary Forecast and equal to $36.00 to $54.00 utilizing the Company’s September target model.

Present Value of Future Stock Price Analysis

Goldman Sachs performed illustrative analyses of the implied present values of the future stock price of the Company, which are designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings per share and its assumed price to future earnings multiple. In this analysis, Goldman Sachs applied a range of price to forward earnings multiples of 11.0x to 15.0x to projected earnings per share of the Company’s fiscal years 2010 to 2014 and projected earnings per share of the Company for fiscal years 2010 to 2014 utilizing TPG’s Preliminary Forecast and the Company’s September target model, respectively. Goldman Sachs then discounted those values using a discount rate of 15.0%, reflecting an estimate of the Company’s cost of equity. The analysis resulted in a range of implied present values per share of the Company’s common stock of $24.60 to $36.76 utilizing TPG’s Preliminary Forecast and $33.23 to $54.53 utilizing the Company’s September target model.

Discounted Cash Flow Analysis

Goldman Sachs performed illustrative discounted cash flow analyses to determine a range of implied present values per share of the Company’s common stock. Goldman Sachs performed the analysis utilizing TPG’s Preliminary Forecast, TPG’s Preliminary Forecast sensitized to apply a range of (2.0)% to 2.0% change in the annual sales growth assumptions and a range of (2.0)% to 2.0% change in EBITDA margin assumption contained in TPG’s Preliminary Forecast, the Company’s September target model and the Company’s September target model sensitized to apply a range of (4.0)% to 0.0% change in the annual sales growth assumptions and a range of (4.0)% to 0.0% change in EBITDA margin assumption contained in the Company’s September target model, respectively. All figures purporting to show cash flows were discounted to January 1, 2011, and terminal values were calculated utilizing perpetuity growth rates ranging from 3.0% to 5.0%. Goldman Sachs applied discount rates ranging from 13.0% to 15.0%, reflecting estimates of the weighted average cost of capital of the Company. This analysis resulted in a range of implied present values per share of the Company’s common stock of $32.76 to $43.90 utilizing TPG’s Preliminary Forecast, $31.25 to $43.99 utilizing TPG’s Preliminary Forecast sensitized as described above, $49.70 to $68.54 utilizing the Company’s September target model, and $41.45 to $57.25 utilizing the Company’s September target model sensitized as described above.

Recapitalization Analysis

Goldman Sachs analyzed certain illustrative recapitalization transactions involving the Company and the theoretical value the Company’s stockholders could receive in such transactions. In this illustrative recapitalization analysis, Goldman Sachs assumed that the Company used $250 million in available cash held by the Company plus net proceeds from new bank loans at a LIBOR-based interest rate (subject to a floor of 1.75%) plus 4.25%, resulting in total repurchase amounts of $250 million, $400 million, $500 million and $600 million, respectively, to fund a cash tender offer for shares at prices of $35.30, $36.98, $36.98 and $38.66, respectively, per share of the Company’s common stock. Goldman Sachs then calculated the illustrative post-recapitalization trading value of shares of the Company’s common stock not purchased in a tender offer based upon a range of price to projected 2011 earnings per share multiples of 11.0x to 13.0x and projected 2011 earnings per share of the Company utilizing TPG’s Preliminary Forecast and the Company’s September target model, respectively, after giving effect to the incremental interest expense and post-recapitalization fully diluted share count in each scenario. This analysis resulted in a range of illustrative post-recapitalization trading values of shares of the Company’s common stock of $29.99 to $38.22 per share of the Company’s common stock utilizing TPG’s Preliminary Forecast and $37.01 to $48.12 per share of the Company’s common stock utilizing the Company’s September target model.

Leveraged Buyout Analysis

Goldman Sachs performed an illustrative analysis of the range of the price per share of the Company’s common stock that an acquirer theoretically would pay to acquire the Company in a leveraged buyout transaction that closed at the end of 2010. Goldman Sachs performed the analysis utilizing TPG’s Preliminary Forecast which assumed cash held by the Company of $375 million, bank debt of $1.1 billion at a LIBOR-based interest rate (subject to a floor of 1.75%) plus 4.50%, and senior notes totaling $485 million at an interest rate of 9.5%, TPG’s Preliminary Forecast sensitized to apply a range of (2.0)% to 2.0% change in the annual sales growth assumptions and (2.0)% to 2.0% change in EBITDA margin assumption contained in TPG’s Preliminary Forecast, Company’s September target model which assumed cash held by the Company of $375 million, bank debt of $1.1 billion at a LIBOR-based interest rate (subject to a floor of 1.75%) plus 4.50%, and senior notes totaling $545 million at an interest rate of 9.5%, and Company’s September target model sensitized to apply a range of (4.0)% to 0.0% change in the annual sales growth assumptions and (4.0)% to 0.0% change in EBITDA margin assumption contained in the Company’s September target model, respectively. Except as noted below, the analysis also assumed that the acquirer resells the Company at the end of fiscal year 2015 at an exit price equal to 7.5x to 9.5x estimated 2015 EBITDA and assumed an acquirer targeted internal rate of return on equity of 25.0%. This analysis resulted in a range of implied values per share of the Company’s common stock of $39.00 to $44.00 utilizing TPG’s Preliminary Forecast, $40.82 to $50.31 utilizing TPG’s Preliminary Forecast sensitized as described above and using an exit price equal to 8.5x estimated 2015 EBITDA and an internal rate of return on equity of 20%, $53.00 to $60.00 utilizing the Company’s September target model, and $46.89 to $56.45 utilizing the Company’s September target model sensitized as described above and using an exit price equal to 8.5x estimated 2015 EBITDA and an internal rate of return on equity of 25%.

Illustrative Premiums Paid Analysis

Goldman Sachs analyzed the premiums paid in 100% cash acquisitions of publicly traded companies in the United States from January 2001 to October 2010 with transaction values larger than $1 billion. For each year, based on publicly available information, Goldman Sachs calculated the median premiums of the price paid in the transactions to the target company’s closing stock price one day prior to the announcement of the transaction. This analysis indicated median premiums paid of: 40.3% for 2001; 43.8% for 2002; 25.4% for 2003; 27.8% for 2004; 26.5% for 2005; 25.0% for 2006; 22.7% for 2007; 31.1% for 2008; 37.8% for 2009; and 37.8% for 2010. Based on this analysis, Goldman Sachs applied a range of illustrative premiums of 25% to 35% to the closing price per share of the Company’s common stock on September 30, 2010. This analysis resulted in a range of implied values between $42.00 to $45.00 per share of the Company’s common stock.

Selected Transactions Analysis

Goldman Sachs reviewed the financial terms of selected recent business combinations in the specialty retail industry, calculating and comparing for each of the selected transactions the enterprise value of the target company as a multiple of the target company’s LTM EBITDA, calculated based on public information. The transactions reviewed were: Dress Barn/Tween Brands; Golden Gate Capital/Eddie Bauer; Advent/Charlotte Russe; Apax/Tommy Hilfiger; PVH/Tommy Hilfiger; Bain/Burlington Coat Factory; Payless/Stride Rite; Limited/La Senza; Sun Capital and Golden Gate Capital/Eddie Bauer; M1 Group/Facconable. The range of enterprise value to LTM EBITDA multiples for the transactions reviewed was 5.6x to 13.8x and the median was 10.2x. Based on this analysis, Goldman Sachs applied a range of multiples of enterprise value to LTM EBITDA of 7.0x to 11.0x to the LTM EBITDA of the Company. The analysis resulted in a range of implied values of $36.00 to $53.00 per share of the Company’s common stock utilizing TPG’s Preliminary Forecast and $37.00 to $55.00 per share of the Company’s common stock utilizing the Company’s September target model.

The preparation of financial analyses is a complex process and is not necessarily susceptible to summary description. No company used in the above analyses as a comparison is directly comparable to the Company, and no transaction used is directly comparable to the transactions contemplated by the merger agreement.

Goldman Sachs also made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of TPG and the Company. Goldman Sachs’s analyses were necessarily based on market, industry and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the Goldman Sachs Preliminary Analyses. Any estimates contained in the analyses performed by Goldman Sachs and described above are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The Goldman Sachs Preliminary Analyses was based upon the Company’s September target model, which TPG believed to be goal-oriented and aspirational in nature and which did not reflect the weakening in the Company’s performance that began late in the second quarter of 2010. The November five year projections were used by Perella Weinberg in the presentation described under “Special Factors—Opinion of Perella Weinberg, Financial Advisor to the Special Committee” and, together with the financial advice and financial analyses of Perella Weinberg, were used by the special committee and the Board in considering whether to approve and recommend the merger. In addition, analyses relating to the value of the Company do not purport to be appraisals or to reflect the prices at which the Company may actually be sold. Because such estimates are inherently subject to uncertainty, neither TPG VI, TPG, the Company, Goldman Sachs nor any other person assumes responsibility for their accuracy.

Goldman Sachs prepared the Goldman Sachs Preliminary Analyses in an advisory role supplemental to its capacity as a potential debt financing source to TPG for the information and assistance of TPG in connection with its preliminary consideration of a possible transaction involving the Company, though, as described above, none of Parent, TPG, TPG VI, Leonard Green or Leonard Green Entities relied on any of the analyses utilizing the Company’s September target model contained in the Goldman Sachs Preliminary Analyses. Goldman Sachs did not make, and its financial analyses included in the Goldman Sachs Preliminary Analyses do not constitute, a recommendation to the Board or a recommendation as to how any shareholder of the Company should vote with respect to the merger or any other matter. The Goldman Sachs Preliminary Analyses should not be viewed as material to the decisions of Parent, TPG, TPG VI, Leonard Green or the Leonard Green Entities to enter into the merger agreement.

The summary set forth above does not purport to be a complete description of the Goldman Sachs Preliminary Analyses. The Schedule 13E-3 filed with respect to the merger has been amended to include as an exhibit to it the Goldman Sachs Preliminary Analyses.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of their trading, investment management, financing and brokerage activities, Goldman Sachs and its affiliates may actively trade the debt and equity securities of the Company (or related derivative securities) for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

Certain Effects of the Merger

If the merger is completed, all of our equity interests will be owned by Parent. Except for the Rollover Investors and any members of our management term who may have the opportunity to invest in Parent and who choose to make this investment, through their interest in Parent, none of our current stockholders will have any ownership interest in, or be a stockholder of, the Company after the completion of the merger. As a result, our current stockholders (other than the Rollover Investors and any members of our management term who may have the opportunity to invest in Parent and who choose to make this investment) will no longer benefit from any increase in our value, nor will they bear the risk of any decrease in our value. Following the merger, Parent will benefit from any increase in our value and also will bear the risk of any decrease in our value.

Upon completion of the merger, each share of Company common stock issued and outstanding immediately prior to the closing (other than treasury shares owned by the Company, shares owned by Parent Affiliates, including shares contributed to Parent by the Rollover Investors and any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment prior to the closing, and shares owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL) will convert into the right to receive the per share merger consideration.

Except as otherwise agreed by Parent and a holder of an outstanding option to purchase a share of Company common stock (other than statutory options granted under the ESPP (as defined below)) (each, a “Stock Option”), immediately prior to the effective time each outstanding Stock Option (whether vested or unvested) will fully vest contingent on the occurrence of the closing of the merger and will be canceled as of the effective time of the merger and converted into the right to receive, within three business days after the completion of the merger, an amount in cash equal to the excess, if any, of the per share merger consideration ($43.50) over the exercise price per share of such Stock Option, without interest and less any required withholding taxes. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Outstanding Stock Options” beginning on page [    ]; “Merger Agreement—Treatment of Common Stock, Options, Restricted Shares and Other Equity Awards” beginning on page [    ].

Except as otherwise agreed by Parent and a holder of an outstanding share of Company common stock that is subject to vesting or forfeiture conditions (whether time-based or performance-based) (each, a “Restricted Share”), immediately prior to the effective time each outstanding Restricted Share will become fully vested immediately prior to and contingent on the occurrence of closing of the merger. Upon closing, each Restricted Share will be treated as a share of Company common stock and as such will be entitled to receive the per share merger consideration ($43.50), without interest and less applicable withholding taxes. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Restricted Shares” beginning on page [    ]; Merger Agreement—Treatment of Common Stock, Options, Restricted Shares and Other Equity Awards” beginning on page [    ].

Following the merger, shares of Company common stock will no longer be traded on The New York Stock Exchange or any other public market.

Our common stock is registered as a class of equity security under the Exchange Act. Registration of our common stock under the Exchange Act may be terminated upon the Company’s application to the SEC if our common stock is not listed on a national securities exchange and there are fewer than 300 record holders of the outstanding shares. Termination of registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by the Company to our stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company. If the Company (as the entity surviving the merger) completed a registered exchange or public offering of debt securities, however, we would be required to file periodic reports with the SEC under the Exchange Act for a period of time following that transaction.

Parent and Merger Sub expect that following completion of the merger, our operations will be conducted substantially as they are currently being conducted. However, following completion of the merger, the Company will have significantly more debt than it currently has. Parent and Merger Sub have informed us that they have no current plans or proposals or negotiations which relate to or would result in an extraordinary corporate transaction involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets except as described in this proxy statement. Parent may initiate from time to time reviews of the Company and our assets, corporate structure, capitalization, operations, properties, management and personnel to determine what changes, if any, would be desirable following the merger. Parent expressly reserves the right to make any changes that it deems necessary or appropriate in the light of its review or in the light of future developments.

Parent does not currently own any interest in the Company. Following consummation of the merger, Parent will own 100% of our outstanding common stock and will have a corresponding interest in our net book value and net earnings. Our net income for the fiscal year ended January 30, 2010 was approximately $123.4 million and our net book value as of January 30, 2010 was approximately $375.9 million.

TPG VI, GEI V and GEI Side V agreed to contribute $845.0 million, $216.9 million and $65.1 million, respectively, to Parent, subject to TPG VI’s, GEI V’s and GEI Side V’s respective equity commitment being reduced by any amounts actually contributed to Parent (and not returned) at or prior to the effective time by persons or entities to which TPG VI, GEI V or GEI Side V allocates all or a portion of its equity commitment for the purpose of funding a portion of the per share merger consideration, any other amounts required to be paid pursuant to the merger agreement and related fees and expenses pursuant to the merger agreement. In addition, the MD Parties have agreed to contribute 2,287,545 shares of Company common stock to Parent (the equivalent of an approximately $99.5 million investment based upon the per share merger consideration of $43.50) immediately prior to the merger in exchange for equity interests of Parent.

Each stockholder of Parent will have an interest in our net book value and net earnings in proportion to such stockholder’s ownership interest in Parent.

The table below sets forth the interests in our voting shares and the interest in our net book value and net earnings for TPG VI, the Leonard Green Entities and the MD Parties before and after the merger, based on our historical net book value as of January 30, 2010 of $375.9 million and our historical net earnings for the year ended January 30, 2010 of $123.4 million. All dollar figures are in the thousands and rounded to the nearest dollar amount.

	Ownership of the Company Prior to the Merger			Fully Diluted Ownership of the Company After the Merger(1)
	% Ownership	Net earnings for the fiscal year ended January 30, 2010	Net book value as of January 30, 2010	% Ownership	Net earnings for the fiscal year ended January 30, 2010			Net book value as of January 30, 2010
TPG VI (2)	0%	$0	$0	67.2%	$	[82,872	]	$	[252,511	]
Leonard Green Entities (2)	0%	$0	$0	25.0%		[30,817	]		[93,895	]
MD Parties (3)	11.8%	$14,556	$44,354	7.8%		[9,672	]		[29,472	]

Total	11.8%	$14,556	$44,354	100.00%	$	[123,360	]	$	[375,878	]

(1)	Interest in net earnings and net book value of the Company after the merger does not take into account the effect of the transaction (other than the change in ownership percentage) and does not take into account any additional debt that may be incurred by the Company or any resulting interest expense, which would have the effect of decreasing net earnings and net book value of the Company after the merger.
(2)	Following the merger, (i) Parent will own 100% of the capital stock of the Company, (ii) TPG VI will own approximately 67.2% of Parent, (iii) GEI V will own approximately 19.2% of Parent and GEI Side V will own approximately 5.8% of Parent and (iv) the MD Parties will own approximately 7.8% of Parent. These ownership percentages are subject to change as a result of each of TPG VI’s, GEI V’s and GEI Side V’s respective equity commitment being reduced by any amounts actually contributed to Parent (and not returned) at or prior to the effective date of the merger by persons or entities to which TPG VI, GEI V or GEI Side V allocates all or a portion of its equity commitment for the purpose of funding a portion of the per share merger consideration, any other amounts required to be paid pursuant to the merger agreement and related fees and expenses pursuant to the merger agreement.
(3)	The aggregate number of shares of Company common stock beneficially owned by the MD Parties as of [ ], the record date, includes (i) 4,100,019 shares that may be acquired pursuant to stock options that are exercisable within 60 days of [ ], (ii) 30,000 unvested shares of restricted stock, which shares will vest on April 15, 2011 or immediately prior to completion of the merger, if earlier, (iii) 1,662,818 shares owned by The Drexler Family Revocable Trust, for which Mr. Drexler is a trustee, (iv) 874,500 shares owned by The Millard S. Drexler 2009 Grantor Retained Annuity Trust #1, for which Mr. Drexler is a trustee, (v) 864,000 shares owned by The Millard S. Drexler 2009 Grantor Retained Annuity Trust #2, for which Mr. Drexler is a trustee, (vi) 7,113 shares owned by the 2008 Family Trust FBO AD, for which Peggy Fishman Drexler, Mr. Drexler’s wife, is the sole trustee and (vii) 7,114 shares owned by the 2008 Family Trust FBO KD, for which Mrs. Drexler is the sole trustee. The aggregate share ownership percentage of the MD Parties prior to the merger is based on the [ ] shares outstanding as of the record date.

Alternatives to Merger

The Board did not independently determine to initiate a process for the sale of the Company. As noted above, the special committee was formed on October 15, 2010 and was mandated on October 22, 2010, in response to receipt of a preliminary indication of interest from representatives of TPG. However, following receipt of the proposal from TPG and Leonard Green on November 9, 2010, the special committee determined the price offered by TPG and Leonard Green represented an attractive valuation for stockholders, as a result of which the special committee determined that the proposal merited further consideration. As further noted above, while exploring the proposal the special committee considered the potential benefits to the Company and its stockholders of possible alternatives to a sale to TPG and Leonard Green, including an alternative sales process or continuing as a stand-alone company and conducting a stock repurchase, implementing a dividend or undertaking a recapitalization. In considering these alternatives, the special committee took into account all information that was available to the special committee, including the Company’s third quarter financial results and management’s views on guidance for fourth quarter and full year performance, the Company’s long term projections, as well as the special committee’s knowledge and understanding of the business, operations, management, financial condition, earnings and prospects of the Company, including the prospects of the Company as an independent entity. After evaluating such information with the assistance of Perella Weinberg, the special committee determined that, given the weakening in the Company’s financial performance, 2010 outlook and November five year projections, including the impact such weakening could have on the Company’s stock price, remaining as a stand-alone company and conducting a stock repurchase, implementing a dividend, undertaking a recapitalization or taking some combination of the foregoing actions was less favorable to the Company’s stockholders than the merger given the potential risks, rewards and uncertainties associated with such alternatives. As noted above, the special committee also considered an alternative sales process, but given all information that was available to the special committee as set forth above, and after consideration of the potential negative impact the weakening of the Company’s financial performance, 2010 outlook and November five year projections could have on the Company’s stock price, the special committee determined that pursuing the opportunity to conclude a sale agreement prior to November 23, 2010, which was when the Company was scheduled to release its third quarter earnings results and fourth quarter outlook, would be in the best interests of the Company’s stockholders. Given the proximity of November 23, 2010, as well as the prior familiarity between TPG and the Company, the special committee decided that the best way to achieve an announcement by November 23, 2010 of the sale of the Company at an attractive valuation would be to explore a potential transaction with TPG and Leonard Green and to not engage with other potential bidders, instead utilizing a meaningful post-signing “go shop” period to permit the Company to solicit and consider alternative transaction proposals. In electing to approve the merger agreement and the proposed merger with Parent and to not take any of the alternative actions discussed above, the special committee determined (and the Board, TPG VI, the Leonard Green Entities, Parent and Merger Sub adopted the special committee’s determination) that the merger represents the best value reasonably obtainable for the Company’s unaffiliated stockholders. For more information on the process behind the special committee’s determination and the Board’s adoption of such determination, see “Special Factors—Background of the Merger” and “Special Factors—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger.” The firm proposals discussed above from TPG and Leonard Green and the initial expression of interest received from each of Party A and Party B represent the only proposals received by the Company from such parties. Other than the proposals from TPG and Leonard Green, we are not aware of any firm offer by any other person during the prior two years for (i) a merger or consolidation of us with another company, (ii) the sale or transfer of all or substantially all of the Company’s assets or (iii) a purchase of the Company’s securities that would enable such person to exercise control of the Company. The MD Parties believe pursuing the merger transaction is preferable to the alternatives considered by the special committee as described above for substantially the same reasons as presented by the special committee, which reasons the MD Parties adopt. In addition, the merger transaction provides the MD Parties the best opportunity to achieve the purposes described above under the section captioned “Special Factors—Purposes and Reasons of TPG VI, the Leonard Green Entities, Parent, Merger Sub and the MD Parties for the Merger.”

Effects on the Company if Merger is not Completed

If our stockholders do not adopt the merger agreement or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Company common stock unless the Company is sold to a third party. Instead, unless the Company is sold to a third party, we will remain an independent public company, our common stock will continue to be listed and traded on the NYSE, and our stockholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our common stock. If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. From time to time, the Board will evaluate and review the business operations, properties, dividend policy and capitalization of the Company and, among other things, make such changes as are deemed appropriate and continue to seek to maximize stockholder value. If our stockholders do not adopt the merger agreement or if the merger is not completed for any other reason, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement and recommend an alternative transaction. See “The Merger Agreement—Termination.”

Under certain circumstances, if the merger is not completed, the Company may be obligated to pay to Parent a termination fee and reimburse certain of Parent’s expenses. See “The Merger Agreement—Termination Fees Reimbursement of and Expenses.”

Plans for the Company

After the effective time of the merger, Parent anticipates that the Company will continue its current operations, except that it will (i) cease to be an independent public company and will instead be a wholly owned subsidiary of Parent and (ii) have substantially more debt than it currently has. There are no current plans to repay the debt taken out to finance the merger. After the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the Company, and the officers of the Company immediately prior to the effective time of the merger will remain the officers of the Company, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Prospective Financial Information

The Company provided TPG VI and the Leonard Green Entities certain prospective financial information concerning the Company, including projected revenues, gross profit margin, earnings per share, capital expenditures, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA).

The summary of the November five year projections set forth below, which were the most recent projections provided to TPG VI and the Leonard Green Entities and which were also the projections used by Perella Weinberg in the presentation described under “Special Factors—Opinion of Perella Weinberg, Financial Advisor to the Special Committee—Summary of Material Financial Analyses” is included solely to give stockholders access to the most updated information that was made available to TPG VI and the Leonard Green Entities and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to the shares of Company common stock.

The November five year projections were not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the November five year projections included below, or expressed any opinion or any other form of assurance on such information or its achievability.

The November five year projections reflect numerous estimates and assumptions made by the Company with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The November five year projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the November five year projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, the Company’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in the Company’s reports filed with the SEC. There can be no assurance that the November five year projections will be realized or that actual results will not be significantly higher or lower than forecast. The November five year projections cover multiple years and such information by its nature becomes less reliable with each successive year. In addition, the November five year projections will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the November five year projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The November five year projections also reflect assumptions as to certain business decisions that are subject to change. Such prospective information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that the Company, TPG VI, the Leonard Green Entities, the special committee, any of their respective financial advisors or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied upon as such. None of TPG VI, the Leonard Green Entities, the special committee or any of their financial advisors or any of their affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the November five year projections described below. None of the Company, TPG VI, the Leonard Green Entities, the special committee or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the November five year projections if they are or become inaccurate (even in the short term).

The November five year projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement. Further, the November five year projections do not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context.

The inclusion of the November five year projections herein should not be deemed an admission or representation by the Company, TPG VI, the Leonard Green Entities or the special committee that they are viewed by the Company or TPG VI, the Leonard Green Entities or the special committee as material information of the Company, and in fact the Company, TPG VI, the Leonard Green Entities and the special committee view the November five year projections as non-material because of the inherent risks and uncertainties associated with such long range forecasts. The November five year projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the Company’s prospective information, stockholders are cautioned not to place undue, if any, reliance on the prospective information included in this proxy statement.

Certain of the prospective financial information set forth herein, including non-GAAP revenue, gross profit margin, earnings per share, EBIT and EBITDA, may be considered non-GAAP financial measures. The Company provided this information to TPG VI and the Leonard Green Entities because the Company believed it could be useful in evaluating, on a prospective basis, the Company’s potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

	2010 FY	2011 FY	2012 FY	2013 FY	2014 FY	2015 FY
	(amounts in millions, except per share amounts)
Revenue	$1,731	$1,914	$2,148	$2,425	$2,719	$3,031
Gross Profit Margin	43.4%	44.8%	44.7%	44.7%	45.0%	45.3%
Earnings Per Share	$2.07	$2.43	$2.72	$3.09	$3.48	$3.89
Capital Expenditures	$55	$90	$103	$69	$69	$67
EBITDA	$281	$326	$372	$423	$478	$535
EBIT	$232	$270	$308	$356	$408	$463
Total Free Cash Flow	$120	$139	$171	$237	$272	$309

Financing of the Merger

The Company and Parent estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $3 billion. Parent expects this amount to be provided through a combination of the proceeds of:

•

cash equity investments by TPG VI (up to approximately $853.0 million), and by GEI V and GEI Side V (up to approximately $317.0 million combined) (or such investment funds together with their respective co-investors and assignees), which are described elsewhere in this section under the subheading “Equity Financing”;

•

the contribution of shares of Company common stock to Parent (2,287,545 shares, the equivalent of an approximately $99.5 million investment based upon the per share merger consideration of $43.50) immediately prior to the merger by the MD Parties, which is described elsewhere in this section under the subheading “Rollover Financing”;

•	debt financing (expecting to draw on approximately $1.6 billion of the available $1.85 billion), which is described elsewhere in this section under the subheading “Debt Financing”; and

•	cash of the Company (approximately $311.7 million).

Equity Financing

On November 23, 2010, TPG VI entered into an equity commitment letter with Parent pursuant to which TPG VI committed to purchase, at or prior to the consummation of the merger, $845.0 million of certain equity securities of Parent. TPG VI may, but is under no obligation to, further invest up to a total of $8.0 million in additional equity securities of Parent. In addition, on November 23, 2010, GEI V and GEI Side V entered into an equity commitment letter with Parent pursuant to which GEI V and GEI Side V committed to purchase, severally and not jointly, at or prior to the consummation of the merger, $216.9 million and $65.1 million, respectively, of certain equity securities of Parent. GEI V and GEI Side V may, but are under no obligation to, further invest up to a total of $35.0 million in additional equity securities of Parent. The equity commitment of each of TPG VI, GEI V and GEI Side V is conditioned upon the contemporaneous purchase of securities of Parent pursuant to the other equity commitment letter, the contribution of shares of Company common stock by the MD Parties described below and the funding of the debt financing described below (or alternative debt financing being obtained in accordance with the merger agreement). Each of the equity commitments described above is further conditioned upon the satisfaction or waiver of the conditions to the obligations of Parent to complete the merger contained in the merger agreement and upon the substantially simultaneous consummation of the merger. Each of the equity commitments is subject to reduction by any amounts actually contributed to Parent (and not returned) at or prior to the effective time by persons or entities to which TPG VI, GEI V or GEI Side V allocates all or a portion of its equity commitment for the purpose of funding a portion of the per share merger consideration, any other amounts required to be paid pursuant to the merger agreement and related fees and expenses pursuant to the merger agreement. Each of the equity commitments will terminate upon the earliest to occur of (i) consummation of the merger, (ii) termination of the merger agreement (unless the Company has commenced litigation prior to termination to require Parent to enforce the equity commitments, in which case the equity commitments will terminate when TPG VI, GEI V and GEI Side V have satisfied any obligations finally determined or agreed to be owed by them under the equity commitment letters), (iii) the Company, or any person claiming by, through or for its benefit, accepting any portion of the reverse termination fee or any payment under the limited guaranty in respect of such obligations and (iv) the Company or any of its affiliates, or any person claiming by, through or for the benefit of the Company, making any claim against TPG VI, GEI V, GEI Side V or certain of their affiliates other than claims expressly permitted under the limited guaranty. The Company is an express third-party beneficiary of each of the equity commitment letters and has the right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted by the merger agreement to obtain specific performance requiring Parent to enforce the equity commitments.

Rollover Financing

On November 23, 2010, the MD Parties entered into a letter agreement with Parent pursuant to which the MD Parties collectively committed to contribute, immediately prior to the consummation of the merger, an aggregate amount of 2,287,545 shares of Company common stock to Parent (the equivalent of a $99,508,207.50 investment based upon the per share merger consideration of $43.50) in exchange for certain equity securities of Parent. The MD Parties’ commitments pursuant to such letter agreement are conditioned upon the contemporaneous purchase of securities of Parent pursuant to the equity commitments of TPG VI, GEI V and GEI Side V described above and the funding of the debt financing described below (or alternative debt financing being obtained in accordance with the merger agreement). Such commitments are further conditioned upon the satisfaction or waiver of the conditions to the obligations of Parent to complete the merger contained in the merger agreement (as determined by TPG VI, GEI V and GEI Side V or as determined by a court enforcing such entities’ equity commitments pursuant to the Company’s specific performance remedy under the merger agreement), the condition that the interim investors agreement described below is not terminated (other than by mutual written consent of the parties thereto) and upon the substantially simultaneous consummation of the merger. The Company is an express third-party beneficiary of such letter agreement and has the right to seek specific performance of the commitments of the MD Parties under such letter agreement under the circumstances in which the Company would be permitted by the merger agreement to obtain specific performance requiring Parent to enforce such commitments.

Debt Financing

In connection with Parent’s entry into the merger agreement, Merger Sub received a debt commitment letter (the “Debt Commitment Letter”), dated November 23, 2010, from Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Goldman Sachs Bank USA (together with Bank of America and MLPFS, the “Debt Commitment Parties”). The Debt Commitment Letter provides an aggregate of $1,850,000,000 in debt financing to Merger Sub, consisting of a $1,000,000,000 senior secured term loan facility, a $600,000,000 senior unsecured bridge facility and a $250,000,000 asset-based revolving facility, of which, subject to the then-applicable borrowing base, no more than $75,000,000 may be drawn at the closing of the merger (i) to fund any original issue discount or upfront fees with respect to the debt financing and (ii) for working capital needs.

The Debt Commitment Parties may invite other banks, financial institutions and institutional lenders to participate in the debt financing described in the Debt Commitment Letter and to undertake a portion of the commitments to provide such debt financing.

Senior Secured Facilities. Interest under the asset-based revolving facility will be payable either at a base rate (based on the higher of the prime rate, the Federal Funds Effective Rate plus 0.50% and adjusted LIBOR for interest periods of 1 month plus 1.00%) plus 1.50% or a LIBOR-based rate plus 2.50% at the option of Merger Sub (with both the margin over the base rate and the margin over the LIBOR-based rate being subject to adjustments based on average historical borrowing availability), or as otherwise agreed, and will be payable at the end of each interest period set forth in the credit agreement (but at least every three months). Interest under the senior secured term loan facility will be payable either at a base rate (based on the higher of the prime rate and the Federal Funds Effective Rate plus 0.50%, subject to a floor of 2.50%) plus 3.50% or a LIBOR-based rate (subject to a floor of 1.50%) plus 4.50% at the option of Merger Sub, or as otherwise agreed, and will be payable at the end of each interest period set forth in the credit agreement (but at least every three months).

The borrower under the senior secured facilities will be Merger Sub, and upon consummation of the merger, the rights and obligations under the senior secured facilities will be assumed by the Company. The senior secured facilities will be guaranteed on a joint and several basis by Parent or a wholly owned subsidiary of Parent and by all of the existing and future direct and indirect domestic subsidiaries of Merger Sub (which will include, after the merger, all of the existing and future direct and indirect domestic subsidiaries of the Company) other than certain immaterial and other subsidiaries. The asset-based revolving facility will be secured, subject to permitted liens and other agreed upon exceptions, by substantially all the assets of Parent, Merger Sub and each subsidiary guarantor, including a first-priority security interest in all personal property consisting of accounts receivable, inventory, cash and deposit accounts and the proceeds therefrom (the “ABL Collateral”) and a second-priority security interest in, and mortgages on, substantially all of the owned real property and equipment, other personal property, and pledges of all the capital held by Parent, Merger Sub or any subsidiary guarantor, including the stock of Merger Sub with certain exceptions, including limitations on the pledge of capital stock of foreign subsidiaries (the “Term Loan Collateral”). The senior secured term loan facility will be secured, subject to permitted liens and other agreed upon exceptions, by substantially all the assets of Parent, Merger Sub and each subsidiary guarantor, including a first-priority security interest in the Term Loan Collateral and a second-priority security interest in the ABL Collateral.

Senior Unsecured Bridge Facility. The Debt Commitment Letter contemplates that either (i) Merger Sub will issue and sell senior unsecured notes in a Rule 144A or other private placement on or prior to the closing date yielding at least $600,000,000 in gross proceeds, or (ii) to the extent Merger Sub does not so issue senior unsecured notes on or prior to the closing date, Merger Sub will borrow up to $600,000,000 (less the gross proceeds of any offering of senior unsecured notes) under the senior unsecured bridge facility.

The borrower under the senior unsecured bridge facility will be Merger Sub, and upon consummation of the merger, the rights and obligations under the senior unsecured bridge facility will be assumed by the Company. Interest under the senior unsecured bridge facility shall initially equal a LIBOR-based rate (subject to a 1.50% floor) plus 8.00% increasing to a specified cap. The senior unsecured bridge facility will be guaranteed on a joint and several basis by the guarantors of the senior secured facilities on a senior unsecured basis with the guarantee of each such guarantor under the senior unsecured bridge facility being pari passu in right of payment with all obligations under the senior facilities.

If the senior unsecured bridge facility is not paid in full on or before the first anniversary of the merger, then subject to a specified condition, the maturity of the senior unsecured bridge facility shall be extended to eight years after the closing date of the merger. After such extension, the holders of the outstanding senior bridge loans may choose to exchange such loans for senior exchange notes that mature eight years after the closing date of the merger that the Company would be required to register for public sale under a registration statement in compliance with applicable securities laws.

Conditions:

The facilities contemplated by the Debt Commitment Letter are subject to certain closing conditions, including, without limitation:

•

a condition that, since January 31, 2010, except (i) as set forth in the company disclosure schedule (as defined in the merger agreement) or (ii) disclosed in any filed SEC document (as defined in the merger agreement), other than disclosures in such filed SEC documents contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof or any other disclosures in the filed SEC documents which are forward-looking in nature, there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect (defined in the Debt Commitment Letter in a manner substantially similar to the definition of “Material Adverse Effect” in the merger agreement);

•	the execution and delivery of definitive documentation with respect to the applicable debt facilities consistent with the Debt Commitment Letter;

•	the accuracy of certain representations and warranties in the merger agreement and specified representations and warranties in the loan documents;

•	the consummation of the equity contribution by TPG VI, GEI V and GEI Side V substantially concurrently with the initial borrowing under the debt facilities;

•

the repayment, including the termination and release of all commitments, security interests and guaranties in connection therewith of the Company’s existing Second Amended and Restated Credit Agreement, dated as of May 4, 2007, among the Company, CitiCorp USA, Inc., as administrative agent, and the lenders party thereto, substantially concurrently with the initial borrowing under the debt facilities;

•

after giving effect to the refinancing referred to in the immediately preceding bullet, neither the immediate parent company of Merger Sub, the borrower or any of their subsidiaries shall have any material indebtedness for borrowed money other than the senior unsecured notes and debt facilities provided under the Debt Commitment Letter, indebtedness permitted to be incurred or outstanding under the merger agreement and other limited indebtedness to be agreed upon;

•

the consummation of the merger (without any amendments to the merger agreement or any waivers thereof in any material respect by Merger Sub that are materially adverse to the lenders or the joint lead arrangers without the consent of the joint lead arrangers (such consent not to be unreasonably withheld or delayed)) substantially concurrently with the initial borrowing under the debt facilities;

•

the delivery of certain customary closing documents (including, among others, a solvency certificate, legal opinions, evidence of insurance and customary lien searches), documentation required under anti-money laundering laws and the taking of certain actions necessary to establish and perfect a security interest in certain items of collateral;

•	delivery of certain audited, unaudited and pro forma financial statements;

•	the payment of applicable fees and expenses;

•

the receipt of a customary offering memorandum with respect to the senior unsecured notes offering and a confidential information memorandum for each of the asset-based revolving facility and term loan facility and other customary marketing materials to be used for the purpose of syndication;

•

as a condition to the availability of the senior secured credit facilities, the expiration of a marketing period of 15 consecutive business days following receipt of the confidential information memorandum referred to in the immediately preceding bullet for use in the syndication of the senior secured credit facilities;

•

as a condition to the availability of the senior unsecured bridge facility, the expiration of a marketing period of 15 consecutive business days following receipt of such offering memorandum for use in the placement of the senior unsecured notes; and

•	as a condition to the availability of the asset-based revolving facility, commercially reasonable efforts to deliver inventory appraisals.

The final termination date for the Debt Commitment Letter is the earliest of (a) May 18, 2011, (b) the date on which the merger is consummated and (c) the date on which the merger agreement is validly terminated in accordance with its terms.

Subject to the terms and conditions of the merger agreement, each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing (as defined in the merger agreement) on the terms and conditions described in the Financing Letters (as defined in the merger agreement), and the contribution contemplated by the Rollover Letter (as defined in the merger agreement) pursuant to the terms thereof, and shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Financing Letters or Rollover Letter if such amendment, modification or waiver (i) reduces (or could have the effect of reducing) the aggregate amount of the Financing and amount of Company common stock to be contributed, or (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the Financing or contribution contemplated by the Rollover Letter that would reasonably be expected to, in any material respect, (a) delay or prevent or make less likely the funding of the Financing or contribution contemplated by the Rollover Letter (or satisfaction of the conditions to the Financing or contribution contemplated by the Rollover Letter) on the closing date or (b) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Financing Letters or the Rollover Letter.

Although the debt financing described in this proxy statement is not subject to due diligence or a “market out” provision, which would have allowed lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Limited Guaranty

TPG VI, GEI V and GEI Side V, severally and not jointly, have agreed to guarantee their respective percentages (determined based upon the relative size of their equity commitments to Parent) of the obligations of Parent under the merger agreement to pay, under certain circumstances, a reverse termination fee and reimburse certain expenses. The limited guaranty will terminate on the earliest of (i) the effective time of the merger, (ii) the termination of the merger agreement under circumstances in which Parent would not be obligated to pay the reverse termination fee and (iii) the eighteen-month anniversary of November 23, 2010 (unless, with respect to clauses (ii) and (iii) above, the Company has commenced litigation under the limited guaranty on or prior to such termination, in which case the limited guaranty will terminate when TPG VI, GEI V and GEI Side V have satisfied any obligations finally determined or agreed to be owed by them under the limited guaranty). However, if the Company or any of its affiliates asserts a claim other than as permitted under the limited guaranty, including a claim against certain specified non-recourse parties or a claim in excess of the guaranteed amounts, the limited guaranty will immediately terminate and become null and void by its terms, all payments previously made pursuant to the limited guaranty must be returned and neither TPG VI, GEI V and GEI Side V nor certain of their related parties will have any liability under the limited guaranty, the merger agreement or any related documents.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board with respect to the merger agreement, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally, as more fully described below. The Board and the special committee were aware of these interests and considered them, among other matters, in reaching the decision to approve the merger agreement and recommend that the Company’s stockholders vote in favor of adopting the merger agreement. See “Special Factors—Background of the Merger” and “Special Factors—Recommendation of our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” for a further discussion of these matters.

Special Committee Compensation

In consideration of the expected time and effort that would be required of the members of the special committee in evaluating the proposed merger, including negotiating the terms and conditions of the merger agreement, the Board determined that the chairman of the special committee shall receive a retainer of $30,000 per month and that each other member of the special committee shall receive a retainer of $25,000 per month for the duration of their service on the special committee. Such fees are payable whether or not the merger is completed and were approved by the Board prior to our receipt of Parent’s proposal. No other meeting fees or other compensation (other than reimbursement for out-of-pocket expenses in connection with attending special committee meetings) will be paid to the members of the special committee in connection with their service on the special committee.

Treatment of Outstanding Stock Options

As described in “The Merger Agreement—Treatment of Common Stock, Options, Restricted Shares and Other Equity Awards” beginning on page [    ], the merger agreement provides that, except as otherwise agreed by Parent and a Stock Option holder, immediately prior to the effective time each outstanding Stock Option (whether vested or unvested) will fully vest contingent on the occurrence of the closing of the merger and will be canceled as of the effective time of the merger and converted into the right to receive, within three business days after the completion of the merger, an amount in cash equal to the excess, if any, of the per share merger consideration ($43.50) over the exercise price per share of such Stock Option, without interest and less any required withholding taxes.

The following table sets forth, for each of our directors and executive officers holding Stock Options as of December 6, 2010, (a) the aggregate number of shares of Company common stock subject to vested Stock Options, (b) the value of such vested Stock Options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the $43.50 per share merger consideration over the respective per share exercise prices of those Stock Options by (ii) the number of shares of Company common stock subject to those Stock Options, (c) the aggregate number of unvested Stock Options that will vest as of the effective time of the merger, assuming the director or executive officer remains employed by the Company at that date, (d) the value of those unvested Stock Options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the $43.50 per share merger consideration over the respective per share exercise prices of those Stock Options by (ii) the number of shares of Company common stock subject to those Stock Options, (e) the aggregate number of shares of Company common stock subject to vested Stock Options and unvested Stock Options for such individual as of the effective time of the merger, assuming the director or executive officer remains employed by the Company at that date, and (f) the aggregate amount of consideration that we expect to offer for all such Stock Options in connection with the merger.

Please note that the table below includes shares of Company common stock subject to outstanding vested and unvested Stock Options that do not have a corresponding “value” for purposes of the disclosure in this proxy statement due to the per share exercise price of such Stock Options exceeding the $43.50 per share merger consideration.

	Vested Stock Options		Unvested Stock Options That Will Vest as a Result of the Merger		Aggregate Offer Consideration for All Stock Options
Name	Shares	Value	Shares	Value	Shares	Value
Executive Officers(1)
Trish Donnelly	4,375	$70,619	81,250	$1,091,744	85,625	$1,162,363
Millard Drexler	4,100,019	138,289,339	971,250	13,167,219	5,071,269	151,456,558
Tracy Gardner	0	0	0	0	0	0
Jenna Lyons	184,108	4,722,881	448,000	6,688,863	632,108	11,411,744
Lynda Markoe	37,857	1,023,360	84,000	1,239,338	121,857	2,262,698
James Scully	44,514	858,229	191,250	2,974,838	235,764	3,833,067
Libby Wadle	80,000	1,483,281	273,750	4,527,531	353,750	6,010,812
Non-Employee Directors(2)
Mary Ann Casati	21,139	$159,520	2,589	$7,948	23,728	$167,468
James Coulter	0	0	2,589	7,948	2,589	7,948
Steven Grand-Jean	81,631	2,196,988	2,589	7,948	84,220	2,204,936
David House	16,130	134,403	2,589	7,948	18,719	142,351
Heather Reisman	18,880	134,403	2,589	7,948	21,469	142,351
Sukhinder Singh Cassidy	0	0	0	0	0	0
Stuart Sloan	96,148	2,777,233	2,589	7,948	98,737	2,785,181
Stephen Squeri	0	0	6,542	55,476	6,542	55,476
Josh Weston	28,398	184,636	2,589	7,948	30,987	192,584
All Executive Officers and Directors holding Stock Options as a group	4,713,199	$152,034,892	2,074,165	$29,800,645	6,787,364	$181,835,537

(1)	Ms. Donnelly became an executive officer on September 1, 2010. Ms. Gardner resigned voluntarily on July 13, 2010.
(2)	Ms. Singh Cassidy resigned from the Board effective March 2, 2010. On July 19, 2010, the Board unanimously voted to appoint Mr. Squeri as a director, effective September 15, 2010.

Treatment of Restricted Shares

As described in “The Merger Agreement—Treatment of Common Stock, Options, Restricted Shares and Other Equity Awards” beginning on page [    ], except as otherwise agreed by Parent and a holder of an outstanding Restricted Share, immediately prior to the effective time each outstanding Restricted Share will become fully vested contingent on the occurrence of closing of the merger. Upon closing, each Restricted Share will be treated as a share of Company common stock and as such will be entitled to receive the $43.50 per share merger consideration, without interest and less applicable withholding taxes. For a discussion of the treatment of certain Restricted Shares held by Mr. Drexler, see “Special Factors— Interests of the Company’s Directors and Executive Officers in the Merger—Drexler Rollover Agreement” beginning on page [    ].

The following table identifies, for each of our directors and executive officers holding Restricted Shares, the aggregate number of Restricted Shares as of December 6, 2010, and the pre-tax value of such Restricted Shares that will become fully vested in connection with the merger as calculated by multiplying the $43.50 per share merger consideration by the number of Restricted Shares.

Name	Aggregate Number of Restricted Shares		Value of Restricted Shares
Executive Officers(1)
Trish Donnelly	24,500		$1,065,750
Millard Drexler	10,000	(2)	435,000
Tracy Gardner	0		0
Jenna Lyons	50,000		2,175,000
Lynda Markoe	12,000		522,000
James Scully	32,500		1,413,750
Libby Wadle	34,000		1,479,000
Non-Employee Directors(3)
Mary Ann Casati	1,236		$53,766
James Coulter	1,236		53,766
Steven Grand-Jean	1,236		53,766
David House	1,236		53,766
Heather Reisman	1,236		53,766
Sukhinder Singh Cassidy	0		0
Stuart Sloan	1,236		53,766
Stephen Squeri	713		31,016
Josh Weston	1,236		53,766
All Executive Officers and Directors holding Restricted Shares as a group	172,365		$7,497,878

(1)	Ms. Donnelly became an executive officer on September 1, 2010. Ms. Gardner resigned voluntarily on July 13, 2010.
(2)	Excludes 20,000 Restricted Shares to be rolled over by Mr. Drexler, as described in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Drexler Rollover Agreement” beginning on page [ ].
(3)	Ms. Singh Cassidy resigned from the Board of the Company effective March 2, 2010. On July 19, 2010, the Board unanimously voted to appoint Mr. Squeri as a director, effective September 15, 2010.

Severance Arrangements

We have employment agreements with Messrs. Drexler and Scully and Ms. Lyons and non-disclosure, non-solicitation and non-competition agreements with Ms. Wadle and Ms. Donnelly. Under each of these agreements, we are required to pay severance benefits in connection with certain terminations of employment. With the exception of Mr. Drexler’s Section 280G tax gross up described below, none of the agreements provide for special termination benefits if the termination occurs in connection with a change in control. Certain of the agreements do provide for special accelerated vesting of certain outstanding equity awards which would not be applicable in connection with a termination of employment in connection with the merger since all outstanding equity awards will become vested and cashed out in connection with the closing of the merger as described above.

Trish Donnelly. Pursuant to the Non-Disclosure, Non-Solicitation and Non-Competition agreement between us and Ms. Donnelly, executed on November 16, 2009 (the “Donnelly Agreement”), we have agreed to provide certain payments and benefits to Ms. Donnelly on a termination of her employment without cause provided that (i) we do not waive any of the post-employment non-competition restrictions in the Donnelly Agreement and (ii) Ms. Donnelly executes and delivers to us a separation agreement and release in a form acceptable to us and does not revoke such separation agreement and release.

Pursuant to the Donnelly Agreement, we may terminate Ms. Donnelly’s employment with us for cause (as defined in the Donnelly Agreement) or at any time without cause. Ms. Donnelly may terminate her employment with us for any reason.

If Ms. Donnelly’s employment with us is terminated by us without cause and we do not waive any of the post-employment non-competition restrictions in the Donnelly Agreement, then Ms. Donnelly will be entitled to, subject to the execution of a valid separation agreement, (i) the pro-rated amount of any annual cash incentive award that she would have otherwise received, based on actual performance, for the fiscal year in which she was terminated, and (ii) continued payment of base salary and continued medical benefits for period of one (1) year following her termination date, except that Ms. Donnelly will forfeit any right to the foregoing upon commencing subsequent employment. In addition, if Ms. Donnelly’s employment with us is terminated for any reason Ms. Donnelly will be entitled to any earned but unpaid base salary.

Millard Drexler. Pursuant to the Third Amended and Restated Employment Agreement between us and Mr. Drexler, executed on July 13, 2010 and effective October 20, 2005 (the “Drexler Agreement”), the payments and/or benefits we have agreed to pay or provide to Mr. Drexler upon a termination of his employment vary depending on the reason for such termination. We may terminate Mr. Drexler’s employment with us upon his disability, for cause or at any time without cause (in each case as defined in the Drexler Agreement). Mr. Drexler may terminate his employment with us for good reason (as defined in the Drexler Agreement) (provided that we have thirty (30) days to remedy the situation resulting in good reason) or, upon at least three (3) months’ advance written notice, without good reason. In addition, Mr. Drexler’s employment will terminate upon his death or in the event either party provides notice to the other party not to renew the Drexler Agreement at least ninety (90) days prior to the expiration of its term.

If we terminate Mr. Drexler’s employment without cause or he terminates his employment for good reason, Mr. Drexler will be entitled to receive (i) a payment of his earned but unpaid annual base salary through the termination date, any accrued vacation pay and any un-reimbursed expenses, and (ii) subject to Mr. Drexler’s execution of a valid general release and waiver of claims against us, as well as his compliance with the non-competition, non-solicitation and confidential information restrictions, (a) a payment equal to his annual base salary and target annual bonus and (b) a payment equal to the pro-rated annual bonus that Mr. Drexler would have earned for the year in which his termination occurs, based on the actual achievement of applicable performance objectives in the performance year in which the termination date occurs.

Upon any termination of Mr. Drexler’s employment with us for any reason, Mr. Drexler will be entitled to any accrued but unpaid salary, accrued but unused vacation, and any un-reimbursed expenses, in each case through the date of his termination, as well as any benefit or right under the Company employee benefit plans in which he is vested (except for any additional severance or termination payments).

In addition, in the event that any payment or benefit provided to Mr. Drexler under the Drexler Agreement or under any other plan, program or arrangement of ours in connection with a change in control (as defined in Section 280G of the Code) becomes subject to the excise taxes imposed by Section 4999 of the Code, Mr. Drexler will be entitled to receive a “gross up” payment in connection with any such excise taxes.

Jenna Lyons. Pursuant to the amended and restated employment agreement between us and Ms. Lyons, dated July 15, 2010 (the “Lyons Agreement”), the payments and/or benefits we have agreed to pay or provide Ms. Lyons on a termination of her employment vary depending on the reason for such termination.

Pursuant to the Lyons Agreement, we may terminate Ms. Lyons’s employment with us upon her disability, for cause or at any time without cause (in each case as defined in the Lyons Agreement). Ms. Lyons may terminate her employment with us for good reason (as defined in the Lyons Agreement) (provided that we have thirty (30) days to remedy the situation resulting in good reason) or at any time, upon at least two (2) months’ advance notice, without good reason.

If Ms. Lyons’s employment with us is terminated (i) by us without cause or (ii) by Ms. Lyons for good reason, then Ms. Lyons will be entitled to, subject to her execution of a valid general release and waiver of any claims she may have against us, (a) continued payment of base salary and continued medical benefits for a period of one (1) year following her termination date, and (b) a lump sum amount equal to the annual cash incentive award that she received for the fiscal year prior to her termination. Ms. Lyons’s right to receive salary continuation will be reduced to the extent of compensation paid by a subsequent employer. Ms. Lyon’s right to continuation of medical benefits will terminate upon her eligibility for medical benefits with a subsequent employer. In addition, if Ms. Lyons’s employment with us is terminated for any reason, Ms. Lyons will also be entitled to any earned but unpaid base salary.

James Scully. Pursuant to the amended and restated employment agreement between us and Mr. Scully, dated September 10, 2008 (the “Scully Agreement”), the payments and/or benefits we have agreed to pay or provide Mr. Scully on a termination of his employment vary depending on the reason for such termination.

Pursuant to the Scully Agreement, we may terminate Mr. Scully’s employment with us upon his disability, for cause or at any time without cause (in each case as defined in the Scully Agreement). Mr. Scully may terminate his employment with us for good reason (as defined in the Scully Agreement) (provided that we have thirty (30) days to remedy the situation resulting in good reason) or at any time, upon at least two (2) months’ advance notice, without good reason.

If Mr. Scully’s employment with us is terminated (i) by us without cause or (ii) by Mr. Scully for good reason, then Mr. Scully will be entitled to, subject to his execution of a valid general release and waiver of any claims he may have against us, (a) continued payment of base salary and continued medical benefits (which may consist of our reimbursement of COBRA payments) for a period of eighteen (18) months following his termination date and (b) the pro-rated amount of any annual cash incentive award that he would have otherwise received, based on actual performance, for the fiscal year in which he was terminated. Mr. Scully’s right to receive salary continuation will be reduced to the extent of compensation paid by a subsequent employer. Mr. Scully’s rights to continuation of medical benefits will terminate upon his eligibility for medical benefits with a subsequent employer. In addition, if Mr. Scully’s employment with us is terminated for any reason, Mr. Scully will also be entitled to any earned but unpaid salary.

Libby Wadle. Pursuant to the Amended and Restated Non-Disclosure, Non-Solicitation and Non-Competition agreement between us and Ms. Wadle, dated December 29, 2008 (the “Wadle Agreement”), we have agreed to provide certain payments and benefits to Ms. Wadle on a termination of her employment without cause or for good reason provided that (i) we do not waive any of the post-employment non-competition restrictions in the Wadle Agreement and (ii) Ms. Wadle executes and delivers to us a separation agreement and release in a form acceptable to us and does not revoke such separation agreement and release.

Pursuant to the Wadle Agreement, we may terminate Ms. Wadle’s employment with us for cause (as defined in the Wadle Agreement) or at any time without cause. Ms. Wadle may terminate her employment with us for good reason (as defined in the Wadle Agreement), provided that we will have at least 30 days to remedy the situation resulting in the good reason.

If Ms. Wadle’s employment with us is terminated (i) by us without cause or (ii) by Ms. Wadle for good reason and we do not waive any post-employment non-competition restrictions in the Wadle Agreement, then Ms. Wadle will be entitled to, subject to her execution of a valid separation agreement and release in a form acceptable to us, (a) the pro-rated amount of any annual cash incentive award that she would have otherwise received, based on actual performance, for the fiscal year in which she was terminated, and (b) continued payment of base salary and continued medical benefits for period of one (1) year following her termination date, except that Ms. Wadle will forfeit any right to the foregoing upon commencing subsequent employment. In addition, if Ms. Wadle’s employment with us is terminated for any reason, Ms. Wadle will also be entitled to any earned but unpaid base salary.

Lynda Markoe. Ms. Markoe is not currently a party to any employment agreement or Non-Disclosure, Non-Solicitation and Non-Competition agreement with the Company. However, upon a termination of employment without cause, Ms. Markoe may be entitled to severance benefits under the standard severance policies of the Company.

Though it is not currently expected that the employment of any of the executive officers will be terminated in connection with the completion of the merger, the following table sets forth an estimate of the potential cash severance payments that would be payable as described above in the event that the employment of an executive officer was terminated without cause or the executive officer resigned for good reason (where applicable) in connection with the merger (assuming, for illustrative purposes, that (1) the executive officer’s employment is terminated on January 29, 2011 (the last day of the Company’s fiscal year), (2) base salaries remain at current levels, and (3) the Company achieves its performance targets for the fiscal year ended January 29, 2011). The value of any accelerated vesting of equity awards to which any executive officer would otherwise be entitled is not included since all outstanding equity awards, with limited exceptions described below, will become fully vested and be cashed out in connection with the closing of the merger as described above.

Executive Officer(1)	Cash Severance Payment		Other Benefits
Trish Donnelly	$750,000	(2)	$16,173	(6)
Millard Drexler	1,800,000	(3)	N/A
Tracy Gardner	N/A		N/A
Jenna Lyons	1,000,000	(4)	13,210	(6)
Lynda Markoe	153,462	(5)	2,246	(6)
James Scully	1,575,000	(2)	24,260	(6)
Libby Wadle	1,050,000	(2)	16,173	(6)

(1)	Ms. Donnelly became an executive officer on September 1, 2010. Ms. Gardner resigned voluntarily on July 13, 2010.
(2)	Represents amount equal to (i) continued payment of base salary for the periods listed below following termination assuming, where applicable, that the executive does not obtain other paid employment during that period and (ii) pro-rated lump sum payment of any annual cash incentive award that the executive would otherwise have received for fiscal year 2010 (assuming target cash incentive award).

Executive Officer	Salary Continuation Period
Trish Donnelly	One (1) year
James Scully	Eighteen (18) months
Libby Wadle	One (1) year

(3)	Represents amount equal to (i) Mr. Drexler’s base salary and target cash incentive award and (ii) a pro-rated lump sum payment of any annual cash bonus that Mr. Drexler would otherwise have received for fiscal year 2010 based on actual achievement of applicable performance objectives. We have assumed for this purpose that the applicable performance objectives will have been achieved at target levels. Does not include any 280G tax gross up payments provided to Mr. Drexler. For a description of Mr. Drexler’s 280G payments, see “—280G Payments to be Received by Mr. Drexler” starting on page [ ].
(4)	Represents amount equal to (i) continued payment of base salary for one (1) year following termination assuming that Ms. Lyons does not obtain other paid employment during that period and (ii) a lump sum payment equal to the annual cash incentive award that she received for the fiscal year ended prior to the fiscal year which includes the assumed termination date ($0). Ms. Lyons did not receive an annual cash incentive award in fiscal year 2009.
(5)	Ms. Markoe does not have an employment agreement or other written severance arrangement with the Company. The amount in the table represents a payment of twenty-one (21) weeks of Ms. Markoe’s base salary, determined based upon the Company’s standard discretionary severance policy.
(6)	Represents an amount equal to the Company’s total COBRA cost to executive officers to continue coverage under the Company’s health insurance plan for one (1) year in the case of Mss. Donnelly, Lyons and Wadle, for eighteen (18) months in the case of Mr. Scully, and for five (5) months in the case of Ms. Markoe (assuming, in each case, that the executive did not obtain other employment during that period).

280G Payments to be Received by Mr. Drexler

As described above, Mr. Drexler is entitled to receive a gross up in the event that any payment or benefit provided to him in connection with a change in control (as defined in Section 280G of the Code) becomes subject to the excise taxes imposed by Section 4999 of the Code. While other executive officers may also have excess parachute payments that are subject to the excise taxes, no such other executive officer is entitled to a tax gross up from the Company.

Sections 280G and 4999 of the Code impose a 20% non-deductible excise tax on certain employees in connection with change in control payments. Generally, Section 280G applies to any employee, director or independent contractor of a company who is also (i) a 1% or greater stockholder of the company, (ii) one of the 50 highest compensated officers of the company or (iii) a highly compensated individual (an individual whose annual compensation equals or exceeds a threshold ($110,000 for 2010) and who is also a member of the smaller of the following two groups: (1) the highest paid 1% of individuals performing services for the company and (2) the highest paid 250 employees of the company) who receive compensation above specified levels in connection with a change in control of their employer. The excise tax applies if the amounts received by an employee in connection with the change in control (the “parachute payments”) (including any value attributed to the accelerated vesting of options in connection with a change in control) exceed three times such employee’s average W-2 compensation for the five years prior to the year in which the change in control occurs. Amounts subject to the excise tax are also not permitted to be deducted as compensation for federal income tax purposes by the employer.

Based on an analysis performed on December 2, 2010 by a third party advisor to the Company, the value of the gross up to Mr. Drexler is estimated to range between approximately $0 and $3,206,851 depending upon whether or not Mr. Drexler is terminated within one year of the completion of the merger and whether or not the Company is able to rebut certain presumptions regarding the equity granted to Mr. Drexler within one year prior to the completion of the merger. The analysis considered potential severance amounts due to Mr. Drexler upon a qualifying termination, as well as the value to Mr. Drexler of the accelerated vesting of unvested equity awards in connection with the merger. It also made certain basic assumptions in performing its analysis, including, a closing date of the merger of March 15, 2011 and a per share merger price of $43.50. Since the analysis under Section 280G of the Code depends on the facts and circumstances at the time of the completion of the merger, the actual value of the Section 280G tax gross up to Mr. Drexler, if any, may fall outside of the estimated range provided above.

New Employment Arrangements with Mr. Drexler

Effective as of the closing of the merger, Mr. Drexler has agreed to enter into a new employment agreement with Parent and the surviving corporation on the terms set forth in the interim investors agreement. The principal terms of the proposed employment arrangement with Mr. Drexler are set forth below:

•	Title. Mr. Drexler will serve as the surviving corporation’s chief executive officer and will also serve as chairman of the board of directors of Parent.

•

Term. Mr. Drexler’s initial term of employment will be four years from the closing of the merger, subject to automatic extension for successive one-year periods thereafter unless either Parent or the surviving corporation, on the one hand, or Mr. Drexler, on the other hand, provides a notice of non-renewal at least 90 days before the expiration of the initial four-year term or any subsequent one-year extension term.

•

Base Salary; Annual Bonus. Mr. Drexler will be entitled to receive a base salary of $200,000, and will have an opportunity to earn an annual bonus award based on the achievement of certain performance metrics. The performance metrics associated with Mr. Drexler’s annual bonus will be determined by the board of directors of Parent or a committee thereof on an annual basis. Mr. Drexler’s target annual bonus opportunity will be $800,000.

•

Severance. In the event that Mr. Drexler’s employment is terminated prior to the end of the initial four-year term or any subsequent one-year extension term without cause or by Mr. Drexler for good reason, Mr. Drexler will receive, among other things:

•

a payment equal to any accrued but unpaid base salary as of the date of termination, the value of any accrued vacation pay, and the amount of any expenses properly incurred by Mr. Drexler prior to the termination date and not yet reimbursed;

•	a payment equal to one year’s base salary plus Mr. Drexler’s target bonus;

•

a payment equal to the pro-rated annual bonus that Mr. Drexler would have earned for the year in which his termination occurs, based on the actual achievement of applicable performance objectives in the performance year in which the termination date occurs; and

•	the immediate vesting of all equity awards previously granted to Mr. Drexler that remain outstanding as of the termination date.

•

Section 280G Tax Gross Up. Following the completion of the merger, Mr Drexler will continue to be entitled to a full gross up for excise taxes incurred under Sections 280G and 4999 of the Code in connection with any change in control occurring after the Parent’s equity securities become publicly traded.

•

Additional Equity. Mr. Drexler will be granted options to purchase Parent equity interests representing an aggregate of 40% of the equity interests reserved for issuance under an equity incentive plan to be established by Parent in connection with the closing of the merger. These options will vest in four consecutive equal annual installments, in each case based on Mr. Drexler’s continued employment with the surviving corporation, and will vest in full upon the occurrence of a change in control of the surviving corporation or, as described above, a termination of his employment by the surviving corporation without cause or by him for good reason. See “New Management Incentive Plan and Management Co-Investment Opportunities” below.

•

Restrictive Covenants. Mr. Drexler will be subject to non-solicitation and non-competition covenants during his employment and for a period of two years and one year, respectively, following the termination of his employment, regardless of the reason for such termination.

Drexler Rollover Agreement

Pursuant to a rollover letter agreement dated November 23, 2010, between the MD Parties and Parent, the MD Parties collectively committed to contribute, immediately prior to the consummation of the merger, an aggregate amount of 2,287,545 shares of Company common stock (including 20,000 Restricted Shares held by Mr. Drexler) to Parent (the equivalent of a $99,508,207.50 investment based upon the per share merger consideration of $43.50) in exchange for certain equity securities of Parent. The MD Parties’ commitments pursuant to such letter agreement are conditioned upon the contemporaneous purchase of securities of Parent pursuant to the equity commitments of TPG VI and GEI V and GEI Side V described under the subheading “Financing of the Merger—Equity Financing” and the funding of the debt financing under the subheading “Financing of the Merger—Debt Financing” (or alternative debt financing being obtained in accordance with the merger agreement). Such commitments are further conditioned upon the satisfaction or waiver of the conditions to the obligations of Parent to complete the merger contained in the merger agreement (as determined by TPG VI, GEI V and GEI Side V or as determined by a court enforcing such entities’ equity commitments pursuant to the Company’s specific performance remedy under the merger agreement), the condition that the interim investors agreement described below under the subheading “Interim Investors Agreement” is not terminated (other than by mutual written consent of the parties thereto) and upon the substantially simultaneous consummation of the merger. The Company is an express third-party beneficiary of such letter agreement and has the right to seek specific performance of the commitments of the MD Parties under such letter agreement under the circumstances in which the Company would be permitted by the merger agreement to obtain specific performance requiring Parent to enforce such commitments.

New Management Incentive Plan and Management Co-Investment Opportunities

Pursuant to the interim investors agreement described below under the subheading “Interim Investors Agreement,” TPG agreed with Mr. Drexler to cause Parent to adopt a new management incentive plan in connection with the consummation of the merger with the following terms:

•

10% of the shares of Class A common stock of Parent, calculated on a fully diluted basis immediately following the consummation of the merger, will be reserved for issuance under such plan and will be available for issuance to senior management and other employees of the surviving corporation;

•

Mr. Drexler will receive option awards with respect to 40% of the shares reserved for issuance under such plan, and options to purchase approximately 45% of the shares reserved for issuance under such plan will be granted to other senior management and key employees, in each case, as soon as practicable after consummation of the merger and the remaining shares reserved for issuance under such plan will be reserved for issuance at a later date; and

•

Although no definitive arrangements have been entered into to date, certain members of our management team and other key employees may be invited to invest in the equity of Parent at the same price as Mr. Drexler.

Interim Investors Agreement

TPG and the MD Parties entered into an interim investors agreement on November 23, 2010. The interim investors agreement provides for, among other things, the following:

•

Transfer Restrictions. Each of the MD Parties has agreed, and has agreed to cause its affiliates, not to, among other things, transfer prior to the termination date of the interim investors agreement any shares of Company common stock they beneficially own, or enter into any contract, option or other agreement or understanding with respect to any such transfer or with respect to the voting of such shares, subject to exceptions for certain permitted transfers.

•

Consent Triggering Rights. Each of the MD Parties and TPG has agreed to pursue the transactions contemplated by the merger agreement until the termination date of the interim investors agreement, provided that this obligation does not restrict Mr. Drexler from taking, or require him to take, any action in his capacity as an officer or director of the Company, nor does it prevent him from complying with his obligations under the cooperation agreement described below or from engaging or entering into any discussions, agreements, understandings or arrangements with any third party regarding his or his affiliates’ direct or indirect equity participation, investment or reinvestment in any competing proposal (as defined below under “Restrictions on Certain Actions”). TPG must obtain Mr. Drexler’s prior written consent before agreeing to any amendment, modification or waiver of any terms of the merger agreement (i) the effect of which decreases the merger consideration or purchase price, or changes the form of such consideration, (ii) that changes the structure of the transaction or (iii) that could reasonably be expected to adversely affect any MD Party in any material manner. In this section we refer to any such actions taken without the prior written consent of Mr. Drexler as a “consent triggering event.”

•

Employment Arrangements. The interim investors agreement provides that, if the transactions contemplated by the merger agreement are consummated, TPG will cause the surviving corporation to, and Mr. Drexler will, enter into an employment agreement with Mr. Drexler on the terms described elsewhere in this section under the subheading “New Employment Arrangements with Mr. Drexler.” In addition, in connection with the consummation of the merger, TPG has agreed to cause Parent to adopt a new management incentive plan on the terms described above under the subheading “New Management Incentive Plan and Management Co-Investment Opportunities.” The interim investors agreement also provides that, if any person proposes to employ Mr. Drexler in connection with any competing proposal, Mr. Drexler must promptly notify TPG of such proposal and, if written, provide an unredacted copy of such proposal to TPG.

•

Restrictions on Certain Actions. TPG has agreed that the interim investors agreement will not restrict or prevent any MD Party from engaging or entering into any discussions, agreements, understandings or arrangements with any third person regarding its or its affiliates’ direct or indirect equity participation, investment or reinvestment in any proposal made by any person other than TPG or its affiliates that was initiated in opposition to or in competition with the transactions contemplated by the merger agreement (each, a “competing proposal”), provided that prior to the termination date of the interim investors agreement, such MD Party will not directly or indirectly invest or reinvest in the Company or in any person that acquires or is seeking to acquire the Company or in any direct or indirect successor to the Company’s business. The interim investors agreement further provides that, subject to certain exceptions, no MD Party will directly or indirectly solicit or seek offers, inquiries or proposals for a competing proposal except to the extent the Company is permitted to do so pursuant to the merger agreement. However, this obligation does not restrict Mr. Drexler from taking, or require him to take, any action in his capacity as an officer or director of the Company, nor does it prevent him from complying with his obligations under the cooperation agreement described below or from taking the permitted actions described in the first sentence of this paragraph.

•

Fees and Expenses. TPG will cause Parent or Merger Sub to pay the fees and expenses incurred by the MD Parties in connection with the negotiation, interpretation and execution of the interim investors agreement, the merger agreement and any agreements or other matters relating thereto, regardless of whether or not the merger is consummated.

•

Rollover Commitment. At closing, shares of Company common stock beneficially owned by Mr. Drexler having an aggregate value of approximately $100 million (based upon the per share merger consideration of $43.50) will be converted into shares of Class A common stock and shares of Class L common stock of Parent in the same proportion that TPG VI and the Leonard Green Entities purchase shares of Class A common stock and Class L common stock of Parent. Shares of Class L common stock of Parent will have a preference that will initially be approximately equal to the greater of $415 million and one-third of the total equity capitalization of Parent and will increase at a 12.5% annual return. The Class L common stock of Parent will also participate in approximately 10% of any additional equity proceeds. Shares of Class A common stock of Parent will represent the right to receive the balance of additional proceeds.

•

Termination. Subject to certain exceptions, the interim investors agreement will automatically terminate on the earliest of (i) the date the transactions contemplated by the merger agreement are consummated, (ii) the date that the merger agreement is validly terminated in accordance with its terms or (iii) the occurrence of a consent triggering event that is not subsequently cured by TPG within three business days after Mr. Drexler notifies TPG of the consent triggering event.

Cooperation Agreement

On November 23, 2010, we entered into a cooperation agreement with Mr. Drexler. Under the cooperation agreement, Mr. Drexler has agreed to cooperate with, and not take any action intended to frustrate, delay, interfere with or impede, the special committee’s efforts to initiate or solicit takeover proposals and any discussions or negotiations in connection therewith in accordance with the merger agreement. Such cooperation includes:

•	participation in meetings, presentations, due diligence sessions and other sessions with persons interested in making a takeover proposal;

•	assistance in the preparation of solicitation materials, offering documents and similar documents to be used in connection with such efforts; and

•	cooperation and assistance in obtaining any consents, waivers, approvals and authorizations for and in connection with any takeover proposal.

The cooperation agreement also provides that, in the event that the merger agreement is terminated by Parent in certain circumstances or by the Company in accordance with the terms thereof in order for the Company to enter into an acquisition agreement with a third party, Mr. Drexler will, in his capacity as an officer and director of the Company, cooperate with and support and not take any action intended to frustrate, delay or impede the Company’s and such third party’s efforts to consummate the transactions contemplated by such agreement. Such cooperation includes, among other things:

•	participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies;

•	assistance with the preparation of materials for rating agency presentations, offering documents and similar documents required in connection with any financing;

•	cooperation and assistance in obtaining any consents, waivers, approvals and authorizations for and in connection with such transactions; and

•	cooperation in connection with any filing or submission and in connection with any investigation or other inquiry.

The cooperation agreement will terminate on November 23, 2011.

Employee Benefits

The merger agreement requires Parent or the surviving corporation to continue to provide certain compensation and benefits for a period of one year from the consummation of the merger, as well as take certain actions in respect of employee benefits provided to the Company’s employees, including its executive officers. For a more detailed description of these requirements, please see “The Merger Agreement—Employee Benefit Matters” beginning on page [    ].

New Management Arrangements with Other J.Crew Executive Officers

Other than as described above, as of the date of this proxy statement, none of the Company’s executive officers or directors has entered into any amendments or modifications to his or her existing employment arrangements with the Company in connection with the merger, nor has any entered into any employment or other agreement with Parent or its affiliates.

Parent has indicated that it or its affiliates may pursue agreements, arrangements or understandings with the Company’s executive officers, which may include cash, stock and co-investment opportunities. Prior to the effective time of the merger and with the prior consent of the special committee, Parent may initiate negotiations of these agreements, arrangements and understandings, and may enter into definitive agreements regarding employment with, or the right to participate in the equity of, the surviving corporation or Parent on a going-forward basis following the completion of the merger.

Indemnification of Directors and Officers

The Company is organized under the laws of the State of Delaware. Section 145 of the DGCL permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by current law. The Company’s Certificate of Incorporation provides for the indemnification of the Company’s directors to the fullest extent permissible under the DGCL. Consequently, no director will be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duties as a director, except liability for:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;

•	any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

In addition, the Company’s bylaws provide that the Company is required to indemnify its directors, officers, employees and agents, in each case to the fullest extent permitted by the DGCL. The Company’s bylaws also provide that the Company shall advance expenses incurred by a director, officer, employee or certain agents in advance of the final disposition of any action or proceeding, and permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Company would otherwise be permitted to indemnify him or her under the provisions of the DGCL.

The Company has entered into agreements to indemnify its directors, officers and other employees as determined by the Board. These agreements generally provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Company also maintains directors’ and officers’ liability insurance that insures its directors and officers against certain losses and insures the Company with respect to its obligations to indemnify its directors and officers.

The merger agreement provides that Parent and the surviving corporation will honor and fulfill in all respects the indemnification obligations of the Company, including the advancement of expenses incurred in the defense of any action or suit, incurred prior to the effective time of the merger. The certificate of incorporation and by-laws of the surviving corporation will contain provisions no less favorable to the indemnified parties with respect to the limitation of liabilities of directors and officers and indemnification than are set forth in the Company’s organizational documents in effect on November 23, 2010. Furthermore, until the sixth anniversary of the effective time of the merger, the surviving corporation will maintain in effect directors’ and officers’ liability insurance with benefits and coverage levels that are no less favorable than the Company’s existing policies in respect of acts or omissions occurring at or prior to the effective time of the merger, provided that in satisfying such obligations, Parent and the surviving corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed such amount, Parent and the surviving corporation will obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

Intent to Vote in Favor of the Merger.

As of [                    ], the record date for the special meeting, our directors (including Mr. Drexler) and current executive officers owned, in the aggregate, [    ] shares of Company common stock, or collectively approximately [    ]% of the outstanding shares of Company common stock. Our directors and current executive officers have informed us that, as of the date hereof, they intend to vote all of their shares of Company common stock in favor of the adoption of the merger agreement because they believe that the merger is in the best interests of the Company and its unaffiliated stockholders.

Relationship Between Us and Leonard Green and TPG

Relationship with Mr. Coulter

Mr. Coulter is a founding partner of TPG, a director and officer of Parent and Merger Sub and a director and officer in TPG VI’s ultimate general partner, TPG Group Holdings (SBS) Advisors, Inc. As such, Mr. Coulter and his affiliates will have direct and indirect interests in the Company after the merger. Mr. Coulter has also been a member of the Board since 1997 and currently serves as the lead outside director on the Board. For fiscal year 2010, Mr. Coulter received compensation for his services as a director of the Company that is consistent with the compensation received by the other non-employee directors of the Board. Mr. Coulter recused himself from the deliberations and the Board’s determination with respect to the merger agreement and the proposed merger.

Other Relationships

Mr. Drexler, Mr. Scully and Mr. Sloan each has a passive investment interest in certain investment funds affiliated with TPG VI, to which Mr. Drexler has contributed approximately $1.3 million in the aggregate and additionally committed to contribute approximately $170,000, Mr. Scully has contributed approximately $220,000 and additionally committed to contribute approximately $280,000 and Mr. Sloan has contributed approximately $9.2 million and additionally committed to contribute approximately $2.3 million. In addition, in the ordinary course of business Mr. Grand-Jean provides financial advisory and investment services to certain TPG employees.

Except as set forth above and elsewhere in this proxy statement, none of TPG VI, the Leonard Green Entities, Parent or Merger Sub nor any of their respective directors, executive officers or other affiliates had any transactions with us or any of our directors, executive officers or other affiliates that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement. Except as set forth in this proxy statement, neither we nor any of our directors, executive officers or other affiliates had any transactions with Parent, Merger Sub or any of their directors, executive officers or other affiliates that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement.

Negotiations, Transactions, or Material Contacts

Except as set forth above or elsewhere in this proxy statement, none of TPG VI, the Leonard Green Entities, Parent or Merger Sub, nor any of their respective directors, executive officers or other affiliates had any negotiations, transactions or material contacts with us or any of our directors, executive officers or other affiliates during the past two years that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement.

Dividends

Pursuant to the merger agreement, we are prohibited from declaring any dividends following execution of the merger agreement on November 23, 2010.

Determination of the Per Share Merger Consideration

The per share merger consideration was determined through arm’s-length negotiations between Parent, Merger Sub and the Company (acting through the special committee).

Regulatory Matters

In connection with the merger, we are required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•	filing the certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL after the adoption of the merger agreement by our stockholders; and

•	complying with U.S. federal securities laws.

In addition, under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (“FTC”), certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material have been furnished to the FTC and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of shares of Company common stock in the offer and the merger.

At any time before or after consummation of the merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ, the FTC or state or foreign antitrust and competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

None of the parties is aware of any other required regulatory approvals.

Fees and Expenses

Description	Amount (in thousands)
Financing fees and expenses and related professional fees	[ ]

Financial advisory fee and expenses	[ ]

Legal and accounting fees and expenses	[ ]

Printing, proxy solicitation, filing fees and mailing costs	[ ]

Special committee fees	[ ]

Miscellaneous	[ ]

Certain Material United States Federal Income Tax Consequences

The following is a general summary of certain material U.S. federal income tax consequences to holders of shares of Company common stock upon the exchange of shares of Company common stock for cash pursuant to the merger. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of shares of Company common stock in the merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this summary is not a complete description of all the tax consequences of the merger and, in particular, may not address U.S. federal income tax considerations for holders of shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation, holders that validly exercise their rights under Delaware law to object to the merger, or holders subject to special treatment under U.S. federal income tax law (such as insurance companies, banks, tax-exempt entities, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, tax-deferred or other retirement accounts, holders subject to the alternative minimum tax, U.S. persons that have a functional currency other than the U.S. dollar, certain former citizens or residents of the United States or holders that hold shares of Company common stock as part of a hedge, straddle, integration, constructive sale or conversion transaction). In addition, this summary does not discuss any consequences to shareholders of the Company that will directly or indirectly hold an ownership interest in Parent or the Company after the merger (except as specifically described below), to holders of options or warrants to purchase shares of Company common stock, any aspect of state, local or foreign tax law that may be applicable to any holder of shares of Company common stock, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This summary assumes that holders own shares of Company common stock as capital assets.

We have not sought and will not seek any opinion of counsel or any ruling from the Internal Revenue Service with respect to the matters discussed herein. We urge holders of shares of Company common stock to consult their own tax advisors with respect to the specific tax consequences to them in connection with the offer and the merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

Characterization of the Merger

For U.S. federal income tax purposes, Merger Sub should be disregarded as a transitory entity, and the merger of Merger Sub with and into the Company should be treated as a taxable transaction to holders of our common stock and should not be treated as a taxable transaction to the Company. We intend to take the position that, as a result of the merger, holders of our common stock should be treated for U.S. federal income tax purposes as if they (a) sold a portion of their stock for cash and (b) had a portion of their stock redeemed by the Company for cash.

Due to the lack of legislative, judicial or other interpretive authority on this matter, it is unclear how the allocation of proceeds between the deemed sale and deemed redemption portions of the transaction should be determined. We intend to take the position that (a) the portion of our common stock that is converted, by reason of the merger, into the cash proceeds provided directly or indirectly by Parent is being sold for cash and (b) we are redeeming that portion of our common stock that is converted, by reason of the merger, into the cash proceeds of indebtedness incurred by Merger Sub and assumed by us in connection with the merger. There can be no assurance, however, that the Internal Revenue Service will agree with such allocation.

TPG VI and the Leonard Green Entities are not expected to recognize gain or loss for federal income tax purposes as a result of the merger.

U.S. Holders

Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of shares of Company common stock that is a citizen or resident of the United States, a domestic corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), any estate (other than a foreign estate), and any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust (a “U.S. Holder”).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock , the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the shares of Company common stock pursuant to the offer or pursuant to the merger.

Payments with Respect to Shares of Company Common Stock

The exchange of shares of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for shares of Company common stock pursuant to the merger will generally recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Company common stock. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the shares of Company common stock is more than one year at the time of the exchange of such holder’s shares of Company common stock for cash. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses. Holders of our common stock should consult their tax advisors regarding the determination and allocation of their tax basis in their stock surrendered in the merger.

Rollover Investors

Parent, the Company and the Rollover Investors expect to take the position that, with respect to shares of Company common stock owned by the Rollover Investors that are not Rollover Shares, the U.S. federal income tax consequences to the Rollover Investors of the merger will generally be the same as the tax consequences to U.S. Holders, and that the Rollover Investors will generally not recognize gain or loss with respect to their contribution of the Rollover Shares to Parent, in which case the Rollover Investors’ tax basis in their Parent shares will generally equal their tax basis in the Rollover Shares contributed to Parent and their holding period in the Parent shares received will generally include the holding period of the Rollover Shares. Alternative tax treatments of the Rollover Investors are possible, which may in part depend on the particular circumstances of the Rollover Investors, and there can be no assurance that the Internal Revenue Service will agree with the expected treatment described above. If, however, there is any vesting in connection with the merger of restricted Rollover Shares (or an exchange of any restricted Rollover Shares for unrestricted Parent shares), the Rollover Investors will recognize income with respect to such Rollover Shares.

Backup Withholding Tax and Information Reporting

Payments made with respect to shares of Company common stock exchanged for cash in the merger may be subject to information reporting, and such payments will be subject to U.S. federal backup withholding tax unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing an IRS Form W-9) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s United States federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to a Non-U.S. Holder of shares of Company common stock. The term “Non-U.S. Holder” means a beneficial owner, other than a partnership, of shares of Company common stock that is not a U.S. Holder.

Non-U.S. Holders should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Payments with Respect to Shares of Company Common Stock

Payments made to a Non-U.S. Holder with respect to shares of Company common stock exchanged for cash pursuant to the merger generally will be exempt from U.S. federal income tax, unless:

(a)	the gain on shares of Company common stock, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States) in which event (i) the Non-U.S. Holder will be subject to U.S. federal income tax as described under “U.S. Holders,” but such Non-U.S. Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9, and (ii) if the Non-U.S. Holder is a corporation, it may be subject to branch profits tax on such gain at a 30 percent rate (or such lower rate as may be specified under an applicable income tax treaty);

(b)	the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met, in which event the Non-U.S. Holder will be subject to tax at a flat rate of 30 percent (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the shares of Company common stock net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year; or

(c)	the Non-U.S. Holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates.

Backup Withholding Tax and Information Reporting

In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to a payment made with respect to shares of Company common stock exchanged for cash in the merger if the Non-U.S. Holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the Non-U.S. Holder’s gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s United States federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

Delisting and Deregistration of the Company’s Common Shares

If the merger is completed, the shares of Company common stock will be delisted from the NYSE and deregistered under the Exchange Act of 1934, as amended, and shares of Company common stock will no longer be publicly traded.

Litigation Relating to the Merger

Between November 24, 2010 and December 16, 2010, sixteen purported class action complaints related to the merger (the “Stockholder Actions”) were filed against some or all of the following: the Company, certain officers of the Company, the members of the Board, Parent, Merger Sub, TPG, TPG VI, Leonard Green and the Leonard Green Entities.

On November 24, 2010, one of the Stockholder Actions was filed in the Court of Chancery of the State of Delaware, captioned New Orleans Employees’ Retirement System v. J. Crew Group, Inc., et al., C.A. No. 6016 (the “NOERS Complaint”). The plaintiff in the NOERS Complaint alleges, among other things, (1) that the Company and the members of the Board breached their fiduciary duties to the Company’s public stockholders by authorizing the merger for inadequate consideration and pursuant to an inadequate process, and (2) that TPG and Leonard Green aided and abetted the other defendants’ alleged breaches of fiduciary duty. The NOERS Complaint seeks, among other things, an order enjoining the defendants from placing their interests ahead of those of the Company and its stockholders, an order enjoining the defendants from initiating any defensive measures that would inhibit the Board’s ability to maximize value for the Company’s stockholders, an award of compensatory damages and an award of fees, expenses and costs.

From December 2, 2010, to December 8, 2010, six additional complaints were filed in the Court of Chancery of the State of Delaware, seeking substantially the same relief and making substantially the same allegations as the NOERS Complaint. The additional complaints have the following captions: Local 542 International Union of Operating Engineers Pension Fund of Eastern Pennsylvania and Delaware v. J. Crew Group., Inc., et al., C.A. No. 6035 (filed December 2, 2010); City of Orlando Police Pension Fund v. Drexler, et al., C.A. No. 6038 (filed December 2, 2010); Southeastern Pennsylvania Transportation Authority v. Casati, et al., C.A. No. 6043 (filed December 3, 2010); Vogel v. J.Crew Group, Inc., et al., C.A. No. 6045 (filed December 3, 2010); City of Orlando Firefighters’ Pension Fund v. Drexler, et al., C.A. No. 6052 (filed December 7, 2010); and Westco Fruit & Nuts, Inc. v. J.Crew Group, Inc., et al., C.A. No. 6057 (filed December 8, 2010) (together with the NOERS Complaint, the “Delaware Actions”). Certain of the Delaware Actions additionally allege (1) that certain officers of the Company will be unjustly enriched as a consequence of the merger, and (2) that the members of the Board breached their fiduciary duties to the Company’s public stockholders by, among other things, failing to disclose all material information about the merger to the Company’s stockholders. Certain of the Delaware Actions additionally seek (1) an order requiring the defendants to disclose all material information relating to the merger, (2) an order canceling or voiding any shares or options vested by operation of the merger agreement, and (3) an order eliminating or modifying certain provisions of the merger agreement.

On November 24, 2010, one of the Stockholder Actions was filed in the Supreme Court of the State of New York, captioned Church v. J.Crew Group, Inc., et al., No. 652101-2010 (the “Church Complaint”). The plaintiff in the Church Complaint alleges, among other things, (1) that certain officers and the Board breached their fiduciary duties to the Company’s public stockholders by authorizing the merger for inadequate consideration and pursuant to an inadequate process, and (2) that the Company, TPG, and Leonard Green aided and abetted the other defendants’ alleged breaches of fiduciary duty. The Church Complaint seeks, among other things, an order enjoining the defendants from completing the merger, an order rescinding the merger to the extent already implemented, the imposition of a constructive trust in favor of the plaintiff and the members of the purported class upon any benefits received by the defendants as a result of the allegedly wrongful conduct and an award of fees, expenses and costs.

From November 30, 2010 to December 16, 2010, six additional complaints were filed in the Supreme Court of the State of New York, seeking substantially the same relief and making substantially the same allegations as the Church Complaint. The additional complaints have the following captions: Taki v. J. Crew Group, Inc., et al., No. 652125-2010 (filed November 30, 2010); Weisenberg v. J. Crew Group, Inc., et al., No. 10115564-2010 (filed November 30, 2010) (the “Weisenberg Complaint”); Hekstra v. J.Crew Group Inc., et al., No. 652175-2010 (filed December 3, 2010); St. Louis v. J. Crew Group, Inc., et al., No. 652201-2010 (filed December 7, 2010); Peoria Police Pension Fund v. Drexler, et al., No. 652239-2010 (filed December 10, 2010); and KBC Asset Management NV v. J. Crew Group, Inc., et al., No. 652287-2010 (filed December 16, 2010) (together with the Church Complaint, the

“New York Actions”). Certain of the New York Actions additionally allege that the members of the Board breached their fiduciary duties to the Company’s public stockholders by, among other things, failing to disclose all material information about the merger to the Company’s stockholders. On December 14, 2010, the plaintiff in the Weisenberg Complaint filed an amended complaint.

From December 1, 2010 to December 14, 2010, two of the Stockholder Actions were filed in the United States District Court for the Southern District of New York (the “Federal Actions”), captioned Brazin v. J Crew Group, Inc., et al., No. 10 Civ. 8988 (filed December 1, 2010) (the “Brazin Complaint”) and Caywood v. Drexler, et al., No. 10 Civ. 9328 (filed December 14, 2010) (the “Caywood Complaint”). The Federal Actions seek substantially the same relief and make substantially the same allegations as the other Stockholder Actions. The plaintiff in the Caywood Complaint additionally alleges that the members of the Board breached their fiduciary duties to the Company’s public stockholders by, among other things, failing to disclose all material information about the merger to the Company’s stockholders, and that the Board’s failure to disclose such information violated federal securities laws. On December 28, 2010, the plaintiff in the Brazin Complaint filed an amended complaint (the “Amended Brazin Complaint”). The Amended Brazin Complaint additionally alleges that the Company and the Board failed to disclose all material information about the merger to the Company’s stockholders, and that the failure to disclose such information violated federal securities laws. The Amended Brazin Complaint additionally seeks an order enjoining the defendants from completing the merger unless and until the Company makes a full and complete disclosure of all material facts regarding the merger.

By order of December 9, 2010, the Delaware Actions were consolidated into In re J.Crew Group, Inc. Shareholders Litigation, C.A. No. 6043 (the “Consolidated Delaware Action”). The parties in the Consolidated Delaware Action have begun discovery and the court has entered a stipulated scheduling order. A preliminary injunction hearing is scheduled to be held in the Consolidated Delaware Action on February 24, 2011. The defendants have moved to stay and/or dismiss the New York Actions and Federal Actions in favor of the Consolidated Delaware Action.

The Company and the Board believe that the claims in the Stockholder Actions are without merit and are defending against them vigorously.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the Board for use at the special meeting.

Date, Time and Place

We will hold the special meeting at [        ] a.m., local time, on [            ], 2011, at [                    ]. Seating will be limited to stockholders. Admission to the special meeting will be on a first-come, first-served basis. If you plan to attend the special meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. Stockholders owning stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	To adopt the merger agreement (see “The Merger Agreement” beginning on page [ ]); and

•

To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of Our Board of Directors and Special Committee

The Board, after careful consideration and acting on the unanimous recommendation of the special committee composed entirely of independent directors, deemed it advisable and in the best interests of the Company and its unaffiliated stockholders that the Company enter into the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated stockholders and recommended that the Company’s stockholders adopt the merger agreement at the special meeting. The Board recommends that our stockholders vote “FOR” the adoption of the merger agreement. In connection with the approval of the merger agreement by the Board, Messrs. Coulter and Drexler recused themselves and Ms. Reisman was unavailable.

Record Date; Stockholders Entitled to Vote; Quorum

Only holders of record of Company common stock at the close of business on [            ], 2011, the record date, are entitled to notice of and to vote at the special meeting. On the record date, [    ] shares of Company common stock were issued and outstanding and held by [    ] holders of record. Holders of record of shares of Company common stock on the record date are entitled to one vote per share of Company common stock at the special meeting on each proposal. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our offices located at 770 Broadway, New York, New York 10003.

Shares of Company common stock represented by proxies reflecting abstentions and properly executed broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a broker, dealer, commercial bank, trust company or other nominee does not vote on a particular matter because such broker, dealer, commercial bank, trust company or other nominee does not have the discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Brokers, dealers, commercial banks, trust companies and other nominees will not have discretionary voting power with respect to the proposal to adopt the merger agreement. A quorum will be present at the special meeting if the holders of a majority of the shares of Company common stock outstanding and entitled to vote on the record date are present, in person or by proxy. In the event that a quorum is not present, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Adoption of the Merger Agreement

The adoption of the merger agreement by our stockholders requires the affirmative vote of the holders of at least a majority of the shares of Company common stock outstanding and entitled to vote at the special meeting as of the record date.

Failure to vote your shares of Company common stock will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of the Adjournment of the Special Meeting

The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of the holders of at least of a majority of the shares of Company common stock present and entitled to vote at the special meeting as of the record date, whether or not a quorum is present.

Stock Ownership and Interests of Certain Persons

As of [    ], the record date for the special meeting, our directors (including Mr. Drexler) and current executive officers owned, in the aggregate, [    ] shares of Company common stock, or collectively approximately [    ]% of the outstanding shares of Company common stock. Our directors and current executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the adoption of the merger agreement.

Certain members of our management and the Board have interests that may be different from, or in addition to, those of our stockholders generally. Mr. Drexler has agreed to enter into a new employment agreement, effective as of the closing of the merger, with Parent and the surviving corporation. For more information, please read “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [     ].

Voting Procedures

Ensure that your shares of Company common stock can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Company common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of Company common stock are voted at the special meeting.

If your shares of Company common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Company common stock can be voted at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the merger agreement and the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

For additional questions about the merger, assistance in submitting proxies or voting shares of Company common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Toll-Free: 800-322-2885

Collect: 212-929-5500

Email: jcrewproxy@mackenziepartners.com

Voting by Proxy or in Person at the Special Meeting

Holders of record can ensure that their shares of Company common stock are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting by telephone or the Internet as described below will not affect your right to attend the special meeting and to vote in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares of Company common stock are held in “street name” by a broker, dealer, commercial bank, trust company or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of those shares of Company common stock authorizing you to vote at the special meeting.

If you vote your shares of Company common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card or Internet or telephone proxy. If no instructions are indicated on your signed proxy card, all of your shares of Company common stock will be voted “FOR” the adoption of the merger agreement and approval to postpone or adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. You should return a proxy by mail, by telephone or via the Internet even if you plan to attend the special meeting in person.

Electronic Voting

Our holders of record and many stockholders who hold their shares of Company common stock through a broker, dealer, commercial bank, trust company or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet. Please note that there are separate arrangements for voting by telephone and Internet depending on whether your shares of Company common stock are registered in our records in your name or in the name of a broker, dealer, commercial bank, trust company or other nominee. If you hold your shares of Company common stock through a broker, bank or other nominee, you should check your voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which options are available.

Please read and follow the instructions on your proxy card or voting instruction card carefully.

Other Business

We do not expect that any matter other than the (a) proposal to adopt the merger agreement and (b) the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares of Company common stock determined by the Court of Chancery of the State of Delaware, and to receive payment based on that valuation instead of receiving the merger consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the merger agreement and you must NOT vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [    ] and the text of the Delaware appraisal rights statute, Section 262 of the General Corporation Law of the State of Delaware, which is reproduced in its entirety as Annex C to this proxy statement.

Solicitation of Proxies

This proxy solicitation is being made by the Company on behalf of the Board and will be paid for by the Company. The Company’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. The Company will also request brokers, dealers, commercial banks, trust companies and other nominees to forward proxy solicitation material to the beneficial owners of shares of Company common stock that the brokers, dealers, commercial banks, trust companies and other nominees hold of record. Upon request, the Company will reimburse them for their reasonable out-of-pocket expenses.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact MacKenzie Partners toll-free at 800-322-2885, collect at 212-929-5500, by email at jcrewproxy@mackenziepartners.com or at 105 Madison Avenue, New York, New York 10016.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs this merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger.

The board of directors of the surviving corporation will, from and after the effective time, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the surviving corporation will, from and after the effective time, be the officers of the Company until their successors have been duly appointed and qualified or until their earlier death, resignation or removal.

At the effective time, the certificate of incorporation and bylaws of the surviving corporation will be in the form of the certificate of incorporation and bylaws of Merger Sub (except with respect to the name of the Company), until amended in accordance with their terms or by applicable law.

Closing and Effective Time of the Merger; Marketing Period

The closing of the merger (which we refer to as the “closing”) will take place no later than the third business day following the date on which the last of the conditions to closing (described under “The Merger Agreement—Conditions to the Merger”) have been satisfied or waived (to the extent permitted by applicable law) (other than the conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions). However, if the marketing period (as summarized below) has not ended at such time, the closing will instead take place (a) on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (i) a business day during the marketing period specified by Parent on no less than three business days’ prior written notice to the Company and (ii) the next business day after the final day of the marketing period (subject, in each case, to the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to closing (other than the conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) on such date), or (b) at such other date as agreed to in writing by Parent, Merger Sub and the Company.

The effective time will occur as soon as practicable on the date of the closing upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as the Company, Parent and Merger Sub may agree and specify in the certificate of merger).

The marketing period is the first period of 20 consecutive business days following the date of the merger agreement beginning on the later of the first day on which (A) Parent shall have received certain customary and pertinent business information that is reasonably available to the Company and certain financial statements, pro forma financial statements, and other financial data and financial information relating to the Company and its subsidiaries, in each case to the extent reasonably requested by Parent in connection with the offering of debt securities and the arrangement of loans (which information we refer to as the “required information”) and such required information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such required information not misleading, complies with the applicable SEC requirements for offerings of debt securities on a registration statement on Form S-1 (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities) and meets certain other requirements, and (B) the closing conditions to the obligations of Parent and Merger Sub (described under “The Merger Agreement—Conditions to the Merger”) have been satisfied (other than the condition relating to the stockholder approval, which must be satisfied no later than five business days prior to the end of the marketing period, and conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) and nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied if the closing were to occur at any time during such 20 business day period. If the Company in good faith reasonably believes it has delivered the required information and that such required information complies with the relevant requirements, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company will be deemed to have complied with clause (A) above unless Parent in good faith reasonably believes the Company has not satisfied such requirements and, within four business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity what required information the Company has not delivered or does not otherwise meet the requirements). The marketing period will not commence and will not be deemed to have commenced (i) prior to 12:00 a.m. (New York City time) on January 16, 2011, (ii) prior to the mailing of this proxy statement to stockholders or (iii) if before the completion of the marketing period, (x) the Company publicly announces any intention to restate any material financial information included in the required information or that any such restatement is under consideration, in which case the marketing period will be deemed not to commence until the first day on which such restatement has been completed and the relevant reports have been amended or the Company has determined that no restatement is required, and the conditions described in (A) and (B) above are fulfilled or (y) the required information would not comply with the relevant requirements at any time during the marketing period, in which case the marketing period will be deemed not to commence until the required information is compliant with such requirements, and the conditions described in (A) and (B) above are fulfilled. In addition, if the marketing period would end after the last day prior to the filing of the Company’s annual report on Form 10-K for the fiscal year ending January 29, 2011 on which the auditors would be willing to deliver comfort letters with negative assurance and before the day that the Company files such Form 10-K, then the marketing period will not begin prior to the filing of such Form 10-K.

Treatment of Common Stock, Options, Restricted Shares and Other Equity Awards

Common Stock

At the effective time, each share of the Company’s common stock issued and outstanding immediately prior thereto (other than excluded shares described in this subsection) will convert into the right to receive the per share merger consideration. Common stock owned by the Company as treasury stock or owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent (including shares contributed to Parent by the Rollover Investors and any members of the Company’s management team who may have the opportunity to invest in Parent and who choose to make this investment prior to the closing) will be canceled without payment of consideration. Common stock owned by any of the Company’s wholly owned subsidiaries will, at the election of Parent, either convert into stock of the surviving corporation or be canceled without payment of consideration. Common stock owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL will be canceled without payment of consideration and such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights.” For a discussion of the treatment of shares of common stock held by Mr. Drexler, see “Interests of the Company’s Directors and Executive Officers in the Merger—Drexler Rollover Agreement” beginning on page [    ].

Options

Except as otherwise agreed by Parent and a holder of a Stock Option, immediately prior to the effective time each outstanding Stock Option (whether vested or unvested) will fully vest contingent on the occurrence of closing of the merger and be canceled as of the effective time of the merger and converted into the right to receive, within three business days after completion of the merger, an amount in cash equal to the excess, if any, of the per share merger consideration over the exercise price per share of such Stock Option, without interest and less any required withholding taxes.

Restricted Shares

Except as otherwise agreed by Parent and a holder of a Restricted Share, immediately prior to the effective time each outstanding Restricted Share will become fully vested contingent on the occurrence of closing of the merger. Upon closing, each Restricted Share will be treated as a share of Company common stock and as such will be entitled to receive the $43.50 per share merger consideration, without interest and less applicable withholding taxes. For a discussion of the treatment of Restricted Shares held by Mr. Drexler, see “Interests of the Company’s Directors and Executive Officers in the Merger—Drexler Rollover Agreement” beginning on page [    ].

Associate Stock Purchase Plan

The Company will ensure that no new offering period with respect to the Company’s 2007 Associate Stock Purchase Plan, referred to herein as the “ESPP”, may be commenced on or after the date of the merger agreement. To the extent that the closing occurs prior to January 31, 2011, the Company will establish a new exercise date with respect to the ESPP for the current offering period thereunder, which will be the business day immediately prior to the anticipated closing date. The Company will terminate the ESPP effective as of immediately prior to the closing date.

Exchange and Payment Procedures

Prior to the effective time, Parent will designate a bank or trust company reasonably acceptable to the Company to act as the paying agent for the per share merger consideration (which we refer to as the “paying agent”). At or prior to the effective time, Parent will deposit, or will cause to be deposited, with the paying agent an amount in cash sufficient for the paying agent to make payment of the aggregate per share merger consideration to the holders of shares of Company common stock.

Promptly (but in any event within three business days) after the effective time, each record holder of shares of common stock will be sent a letter of transmittal describing how it may exchange its shares of common stock for the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you surrender your stock certificate or certificates along with a duly completed and executed letter of transmittal to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the certificate is properly endorsed and the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable as the per share merger consideration as provided above. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time, there will be no transfers on the stock transfer books of the surviving corporation of shares of Company common stock that were outstanding immediately prior to the effective time. If, after the effective time, any person presents to the surviving corporation, Parent or the paying agent any certificates or any transfer instructions relating to shares canceled in the merger, such person will be given a copy of the letter of transmittal and told to comply with the instructions in that letter of transmittal in order to receive the cash to which such person is entitled.

Any portion of the per share merger consideration deposited with the paying agent that remains unclaimed by former record holders of common stock for one year after the effective time may be delivered to the surviving corporation. Record holders of common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the per share merger consideration. None of the surviving corporation, Parent, the paying agent or any other person will be liable to any former record holders of common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the surviving corporation, post a bond in a customary amount as indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Financing Covenant; Company Cooperation

Parent and Merger Sub will use their reasonable best efforts to obtain the equity and debt financing for the merger on the terms and conditions described in the equity commitment letters and the Debt Commitment Letter and to obtain the equity rollover contribution by the Rollover Investors on the terms of the equity rollover letter and will not permit any amendment or modification to be made thereto, or any waiver of any provision or remedy thereunder, if such amendment, modification or waiver (A) reduces the aggregate amount of the financing or, with respect to the equity rollover contribution by the Rollover Investors, reduces the amount of the Company’s common stock to be contributed, unless the amount of financing is increased by a corresponding amount in a manner that does not affect Parent and Merger Sub’s representation regarding the solvency of Parent and the surviving corporation immediately following consummation of the Merger or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the financing or the equity rollover contribution, or otherwise expands, amends or modifies any other provision of the equity commitment letter, the Debt Commitment Letter or the equity rollover letter, in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding of the financing or the equity rollover contribution (or the satisfaction of the conditions thereto) on the date of the closing or (y) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the equity commitment letter, the Debt Commitment Letter or the definitive agreements with respect thereto or the equity rollover letter, in each of clauses (x) and (y) in any material respect.

Parent and Merger Sub will use their reasonable best efforts to:

•	maintain in effect the equity commitment letter, the Debt Commitment Letter and the equity rollover letter;

•	negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained therein (or on terms no less favorable to Parent or Merger Sub);

•

satisfy on a timely basis all conditions to funding in the Debt Commitment Letter and the definitive agreements related thereto (other than where the failure to be satisfied is the direct result of the Company’s failure to furnish the required information), the equity commitment letters and the equity rollover letter and consummate the financing and the equity rollover contribution at or prior to the closing, including using reasonable best efforts to cause the lenders and the other persons committing to fund the financing or make the equity rollover contribution to fund the financing and make the equity rollover contribution (including, other than with respect to the providers of the equity financing, through litigation pursued in good faith);

•

enforce its rights (including, other than with respect to the providers of the equity financing, through litigation pursued in good faith) under the equity commitment letters, the Debt Commitment Letter and the equity rollover letter; and

•	comply with their obligations under the equity commitment letter, the Debt Commitment Letter and the equity rollover letter.

Parent and Merger Sub have agreed to keep the Company informed on a current basis and in reasonable detail with respect to the status of the debt financing and to give the Company prompt notice (i) of any breach or default by any party to the equity or debt commitment letters, the equity rollover letter or any definitive agreements related to the financing, (ii) of the receipt of any written notice or other written communication from a financing source with respect to any actual or potential breach or material dispute or disagreement among the parties thereto or (iii) if at any time for any reason, Parent and Merger Sub believe in good faith that it will not be able to obtain all or any portion of the financing or the equity rollover contribution on the terms and conditions, in the manner or from the sources contemplated by the equity and debt commitment letters, or the definitive agreements related thereto, or the equity rollover letter. Subject to limited exceptions, if any of the events described above occur, or if any portion of the debt financing or the equity rollover contribution becomes unavailable, Parent and Merger Sub will use their reasonable best efforts to arrange and obtain alternative financing in an amount sufficient to consummate the merger with terms and conditions not materially less favorable to Parent and Merger Sub (or their affiliates) as promptly as reasonably practicable following such occurrence.

The obtaining of the financing and the equity rollover contribution, or any alternative financing, is not a condition to the consummation of the merger.

The Company will use its reasonable best efforts to provide to Parent and Merger Sub, and to cause its representatives to provide (in each case, at Parent’s sole expense), all cooperation reasonably requested by Parent that is customary in connection with the arrangement of the financing for the merger or any permitted alternative financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries), including (i) providing the required information, (ii) participating in a reasonable number of meetings with third parties in connection with the financing, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the financing, (iii) assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda and similar documents required in connection with the financing, (iv) using reasonable best efforts to obtain accountant’s comfort letters and legal opinions reasonably requested by Parent, (v) using commercially reasonable efforts to assist in delivery of inventory appraisals and field audits and obtain surveys and title insurance reasonably requested by Parent, (vi) taking corporate actions to permit the consummation of the financing and to permit the proceeds thereof to be made available to the surviving corporation immediately after the effective time, (vii) executing and delivering customary pledge and security documents and customary closing certificates and documents as may be reasonably requested by Parent, (viii) using reasonable best efforts to cause accountants to consent to the use of their reports in materials related to the financing, (ix) assisting in the preparation and execution of one or more credit agreements, indentures, purchase agreements, currency or interest hedging agreements or, subject to certain limitations, the amendment of any of the Company’s existing agreements, (x) providing customary authorization letters to the debt financing sources, (xi) using commercially reasonable efforts to cooperate with the financing sources in their efforts to benefit from the Company’s existing lending relationships, (xii) cooperating reasonably with the debt financing sources’ due diligence to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company, (xiii) permitting any cash and marketable securities to be made available to Parent or Merger Sub at the effective time, (xiv) using reasonable best efforts to arrange for customary payoff letters, lien terminations and instruments of discharge and (xv) using reasonable best efforts to obtain public corporate family credit ratings for the Company from Moody’s Investor Services and from Standard & Poor’s Ratings Group and a public credit rating for each of the debt facilities (other than any “asset-based” credit facility) and debt securities from each of such rating agencies. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with (x) the arrangement of the financing and any information used in connection therewith, except with respect to any information provided by the Company or any of its subsidiaries, and (y) any matters relating to an internal restructuring described in the next proceeding paragraph.

The Company has agreed in the merger agreement that it will reasonably cooperate in Parent’s review of and planning for any internal restructuring or reorganization of subsidiaries, assets or liabilities. Notwithstanding the foregoing, (i) the Company is not required to take any action (other than the creation of newly formed entities that does not involve the transfer of assets) (a) unless Parent and Merger Sub confirm in writing that they are prepared to proceed immediately with the closing and the Company is satisfied that the closing will occur immediately thereafter or (b) if such action would contravene the certificate of incorporation or bylaws of the Company or the law and (ii) such cooperation will not unreasonably interfere with the business or operations of the Company.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company, Parent and Merger Sub to each other as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including the disclosure schedule delivered by the Company in connection therewith). In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to shareholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts. The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, existence, good standing and authority to carry on the Company’s businesses;

•

the Company’s capitalization, the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with the Company’s stockholders and the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

•

the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

•	the declaration of advisability of the merger agreement and the merger by the special committee and by the Board, and the approval of the merger agreement and the merger by the Board;

•

the absence of violations of, or conflicts with, the governing documents of the Company and its subsidiaries, applicable law and certain agreements as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	the required vote of the Company’s stockholders to adopt the merger agreement;

•	governmental consents and approvals;

•	the Company’s SEC filings since February 3, 2008 and the financial statements included therein;

•	the absence of indebtedness and certain undisclosed liabilities;

•	compliance with the Sarbanes-Oxley Act of 2002 and the listing and corporate governance rules and regulations of the NYSE;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the accuracy of the information provided in this proxy statement and the Schedule 13E-3;

•	the absence of a Company “material adverse effect” (as defined below) and the absence of certain other changes or events since January 31, 2010;

•	the conduct of business in accordance with the ordinary course consistent with past practice since January 31, 2010;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	compliance with applicable laws, licenses and permits, including the FCPA;

•	tax matters;

•	employee benefits plans;

•	labor matters;

•	environmental matters;

•	intellectual property;

•	the absence of a rights agreement and the inapplicability of any anti-takeover law to the merger;

•	real property;

•	material contracts and the absence of any default under, or termination of, any material contract;

•	suppliers and vendors;

•	insurance policies;

•	the receipt of opinion from Perella Weinberg;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	acknowledgment as to absence of any other representations and warranties.

Many of the Company’s representations and warranties are qualified as to, among other things, “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means any effect, change, event or occurrence that, individually or in the aggregate, (i) has a material adverse effect on the business, results of operations, assets or financial condition of the Company and its subsidiaries taken as a whole or (ii) would reasonably be expected to prevent or materially impair or delay the consummation of the transactions; provided that none of the following, and, to the extent arising out of or resulting from the following, no other effect, change, event or occurrence, shall constitute or be taken into account, individually or in the aggregate, in determining whether a “material adverse effect” has occurred or may occur:

•

any effect, change, event or occurrence (A) generally affecting the industry in which the Company and its subsidiaries operate or (B) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates (in each case, only to the extent it does not have a materially disproportionate effect on the Company and its subsidiaries):

•	any effect, change, event or occurrence to the extent arising out of, resulting from or attributable to:

•

changes in law or in generally accepted accounting principles or in accounting standards after the date of the merger agreement, or prospective changes in law or in generally accepted accounting principles or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions (in each case, only to the extent it does not have a materially disproportionate effect on the Company and its subsidiaries);

•

the negotiation, execution or announcement of the merger agreement or the consummation of the merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the merger agreement or the transactions contemplated thereby;

•

acts of war (whether or not declared), sabotage or terrorism or any escalation or worsening thereof (in each case, only to the extent it does not have a materially disproportionate effect on the Company and its subsidiaries);

•	pandemics, earthquakes, hurricanes, tornados or other natural disasters (in each case, only to the extent it does not have a materially disproportionate effect on the Company and its subsidiaries);

•

any action taken by the Company or its Subsidiaries that is described in, and permitted to be taken without consent under, the covenants relating to the conduct of the Company’s business pending the merger, that were taken at the Parent’s written request or upon its advance written consent pursuant to such covenants or the failure by the Company or its Subsidiaries to take any action that is prohibited by the merger agreement to the extent Parent fails to give its consent thereto after a written request therefor pursuant to such covenants;

•	any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their affiliates;

•

any change or prospective change in the Company’s credit ratings, provided that such exception does not prevent or otherwise affect a determination that the underlying cause (if not otherwise falling within any of the other exceptions described above) is a “material adverse effect”;

•

any decline in the market price or change in trading volume of the Company’s capital stock, provided that such exception does not prevent or otherwise affect a determination that the underlying cause (if not otherwise falling within any of the other exceptions described above) is a “material adverse effect”; or

•

any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, provided that such exception does not prevent or otherwise affect a determination that the underlying cause (if not otherwise falling within any of the other exceptions described above) is a “material adverse effect.”

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, existence and good standing;

•

their corporate power and authority to execute and deliver, to perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

•

the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	governmental consents and approvals;

•	Parent ownership of Merger Sub and the operations of Merger Sub;

•	the equity commitment letters, the Debt Commitment Letter, the equity rollover letter and the absence of any default thereunder;

•	sufficiency of funds in the financing contemplated by the equity commitment letter, the Debt Commitment Letter and the equity rollover letter, subject to certain exceptions;

•

Parent not having any reason to believe the conditions to the financing and the equity rollover contribution will not be satisfied or that the financing and the equity rollover contribution will not be available;

•	the absence of contingencies related to the funding of the financing other than as set forth in the equity commitment letter, the Debt Commitment Letter and the equity rollover letter;

•	the absence of any side letters or other agreements to which Parent or its affiliates are a party relating to the financing;

•	the execution and the validity and enforceability of a guaranty by the financial sponsors of certain obligations of Parent and the lack of any default thereunder;

•	solvency of Parent and the surviving corporation immediately following consummation of the merger;

•	the absence of certain agreements or compensation or equity arrangements;

•	the absence of any undisclosed broker’s or finder’s fees;

•

acknowledgement as to the absence of any other representations and warranties, including with respect to any estimates, forecasts, projections, forward-looking statements or business plans provided by the Company;

•	the accuracy of the information provided by Parent or Merger Sub for inclusion in this proxy statement and the Schedule 13E-3; and

•	the absence of legal proceedings against Parent and Merger Sub.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms. Many of the Parent’s and Merger Sub’s representations and warranties are qualified as to, among other things “materiality” or “Parent material adverse effect.” For purposes of the merger agreement, “Parent material adverse effect” means any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated by the merger agreement.

Conduct of Our Business Pending the Merger

Under the merger agreement, the Company has agreed that, subject to certain exceptions in the merger agreement and disclosure schedules delivered by the Company in connection with the merger agreement, between the date of the merger agreement and the effective time, unless Parent gives its prior written consent (which cannot be unreasonably withheld, delayed or conditioned), the Company and its subsidiaries will cause their businesses to be conducted in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, the Company and its subsidiaries will use their reasonable efforts to preserve their business organizations intact and maintain existing relations with key customers, suppliers, distributors, employees and other entities with whom they have business relationships, assets, rights and properties.

Subject to certain exceptions set forth in the merger agreement and disclosure schedules the Company delivered in connection with the merger agreement, unless the Parent consents in writing (which consent cannot be unreasonably withheld, delayed or conditioned), the Company and its subsidiaries are restricted from, among other things:

•	issuing, selling or granting shares of capital stock or other equity or voting interests, subject to certain exceptions;

•

redeeming, purchasing or otherwise acquiring any of the Company’s outstanding shares of capital stock or other equity or voting interest, or any rights, warrants or options to acquire any shares of the Company’s capital stock or other equity or voting interest, subject to certain exceptions;

•	declaring, setting aside or paying any dividend or distribution in respect of any shares of the Company’s capital stock;

•	splitting, combining, subdividing or reclassifying any shares of the Company’s capital stock or other equity or voting interest;

•	entering into any collective bargaining agreements or other agreement with a labor union, works council or similar organization;

•

subject to certain exceptions, (x) incurring, issuing, modifying, renewing, syndicating or refinancing any indebtedness (excluding any letters of credit issued in the ordinary course of business) or (y) entering into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business;

•	making any loans, advances, capital contributions or advances to any person other than the Company or its wholly owned subsidiaries and other than in the ordinary course of business;

•	adopting or implementing any stockholder rights plan or similar arrangement;

•	selling or leasing any of the Company’s properties or assets whose value or purchase price exceeds $5 million other than in the ordinary course of business, subject to certain exceptions;

•	making or authorizing capital expenditures in excess of $3 million other than those in the Company’s current plan or in the ordinary course of business;

•	making any acquisition of the capital stock or a material portion of the assets of another entity for consideration in excess of $3 million other than in the ordinary course of business;

•

increasing the compensation or benefits of any director or executive officer (except as required by any current benefit plan or agreement); increasing the salary, wages and benefits of other employees (except in the ordinary course of business); entering into change-in-control or retention agreement with any officer, employee, director or independent contractor; entering into any employment, severance or other agreement with any officer, employee, director or independent contractor (except in the ordinary course of business for non-executive officer employees, employees with an annual salary less than $300,000 and independent contractors); establishing, adopting, terminating or amending any benefits plan (except as would not result in more than a de minimis increase in cost); or hiring any employee with an annual salary in excess of $300,000;

•	making certain material changes to financial or tax accounting policies (except as required by GAAP or by law);

•

modifying, amending, terminating or waiving any rights under any material contract, entering into any new material contracts or entering into any new material contract including a change-in-control payment that would be triggered in connection with the merger (in each case, subject to certain exceptions);

•	making changes to the organizational documents of the Company or its subsidiaries;

•

failing to make any material filing, pay any fee or take any other action with respect to any material trademark or tradename or entering into any license or transfer agreement relating to such trademark or tradename;

•	adopting a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any subsidiary;

•	granting any liens other than certain permitted liens and except in connection with certain permitted indebtedness;

•

settling any litigation or claim other than litigation or claims (i) for less than $500,000 individually or $5 million in the aggregate, (ii) that do not involve material injunctive or equitable relief, (iii) that do not relate to the merger and (iv) that do not involve the issuance of capital stock;

•	subject to certain exceptions, making any material tax election or settling any material tax liability or filing any amended tax return with respect to any material tax; and

•	agreeing, authorizing or committing to do any of the foregoing.

Solicitation of Takeover Proposals

Until 11:59 p.m., New York City time, on January 15, 2011 the Company is permitted to:

•

initiate, solicit and encourage any inquiry or the making of takeover proposals from third parties (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a takeover proposal), including by providing third parties non-public information pursuant to acceptable confidentiality agreements (provided that the Company promptly make such information available to Parent and Merger Sub if not previously made available to Parent or Merger Sub); and

•

enter into, engage in, and maintain discussions or negotiations with any person with respect to any takeover proposal, or otherwise cooperate with or assist such inquiries, proposals, offers, efforts, attempts, discussions or negotiations.

From and after 12:00 a.m., New York City time, on January 16, 2011, the Company is required to immediately cease any solicitation, encouragement, discussions or negotiations with any persons that may be ongoing with respect to any takeover proposals, except as may relate to excluded parties (as defined below), and must notify Parent within two business days of the identity of each person that submitted a takeover proposal prior to such date. At any time from and after 12:00 a.m., New York City time, on January 16, 2011 and until the effective time or, if earlier, the termination of the merger agreement, the Company, its subsidiaries and its representatives may not:

•	solicit, initiate or knowingly facilitate or encourage any inquiry or the making of any takeover proposals;

•	engage in, continue or otherwise participate in discussions or negotiations with any person with respect to any takeover proposal;

•	provide any non-public information to any person in connection with or to encourage or facilitate a takeover proposal; or

•	enter into any letter of intent, agreement or agreement in principle with respect to any takeover proposal.

No later than two business days after the January 16, 2011, the Company must notify Parent in writing of the identity of each person that submitted a takeover proposal prior to such date.

Notwithstanding the foregoing, the Company may continue to engage in the activities permitted during the period prior to 11:59 p.m., New York City time, on January 15, 2011 described above with each excluded party. The Company must provide to Parent an unredacted copy of the takeover proposal made by any excluded party and a written summary of any material terms not made in writing.

At any time from and after 12:00 a.m., New York City time, on January 16, 2011 and prior to the time the Company’s stockholders adopt the merger agreement, if the Company receives an unsolicited written takeover proposal from an excluded party or from any other person making or renewing a takeover proposal after such date, the Company may:

•	contact such person to clarify the terms and conditions of such proposal; and

•

engage in discussions or negotiations with such person, and furnish to such third party information (including non-public information) pursuant to an acceptable confidentiality agreement (provided that the Company promptly makes such information available to Parent and Merger Sub if not previously made available to Parent or Merger Sub), if the special committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such takeover proposal either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal.

The Company must promptly provide to Parent an unredacted copy of such takeover proposal and a written summary of any material terms not made in writing.

The Company must keep Parent reasonably informed of any material developments, discussions or negotiations regarding any takeover proposal on a prompt basis and upon the request of Parent must apprise Parent of the status of such takeover proposal. The Company agreed that it will not enter into any confidentiality agreement with any Person subsequent to the date of the merger agreement which prohibits the Company from providing such information to Parent.

Except as permitted by the terms of the merger agreement described below, the Company has agreed in the merger agreement that the Board will not (i) fail to recommend the merger to the Company’s stockholders or fail to include such recommendation in the proxy statement, (ii) change, qualify, withhold, withdraw or modify (or publicly propose to do so), in a manner adverse to Parent, the Company recommendation, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer other than a recommendation against such offer or a customary “stop, look and listen” communication, (iv) adopt, approve or recommend to stockholders (or publicly propose to do so) a takeover proposal (the actions listed in (i) through (iv) are referred to herein as an “adverse recommendation change”), (v) authorize, cause or permit the Company to enter into any letter of intent, agreement or agreement in principle with respect to any takeover proposal or (vi) take any action to terminate the merger agreement in light of a superior proposal.

Prior to the time the Company’s stockholders adopt the merger agreement, the Board may take any of the actions described in the preceding paragraph with respect to a takeover proposal if the Board (acting upon the recommendation of the special committee) determines in good faith, after consultation with its financial advisor and outside counsel, that failure to do so could be inconsistent with its fiduciary obligations and that such takeover proposal constitutes a superior proposal. However, prior to taking such action, the Company must comply with the following procedures:

•

the Company must provide at least three calendar days’ prior written notice (or one calendar day prior written notice with respect to any material change to the material terms of the superior proposal) to Parent of its intention to take such action, which notice shall include unredacted copies of the superior proposal, the related transaction agreements and financing commitments and a written summary of any material terms not made in writing;

•

during such notice period, the Company must negotiate with Parent in good faith (to the extent Parent desires to negotiate) to enable Parent to propose revisions to the terms of the merger agreement, the commitment letters and the guarantees such that it would cause the superior proposal to no longer constitute a superior proposal; and

•

following the end of such notice period, the Board (acting upon the recommendation of the special committee) must have considered in good faith any proposed revisions to the merger agreement, the commitment letters, the guarantees and the equity rollover letter offered in writing by Parent in a manner that would form a contract if accepted by the Company and must have determined that the superior proposal would still constitute a superior proposal if such revisions were given effect.

In addition, prior to the time the Company’s stockholders adopt the merger agreement, the Board may change, qualify, withhold, withdraw or modify (or publicly propose to do so) in a manner adverse to Parent, the Company recommendation (other than with respect to a superior proposal) if the Board (acting upon the recommendation of the special committee) determines in good faith, after consultation with its financial advisor and outside counsel, that failure to do so could be inconsistent with its fiduciary obligations (such action is referred to herein as a “change in recommendation”). However, prior to taking such action, the Company must comply with the procedures described in the immediately preceding paragraph.

Nothing in the provisions of the merger agreement relating to takeover proposals prevents the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (provided that any disclosure so permitted that does not contain an express rejection of such takeover proposal or an express reaffirmation of the Company recommendation shall be deemed an adverse recommendation change) or (ii) making any disclosure to its stockholders required by applicable law.

In this proxy statement, we refer to any person that submitted a takeover proposal after the execution of the merger agreement and prior to 11:59 p.m., New York City time, on January 15, 2011 that the special committee determines, prior to or as of January 16, 2011 in consultation with its financial advisor and outside legal counsel, either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal as an “excluded party”; provided, however, that such person shall cease to be an excluded party at 12:00 a.m., New York City time, on February 1, 2011, unless the special committee determines prior to or as of February 1, 2011, in consultation with its financial advisor and outside legal counsel, that such person has submitted a takeover proposal that constitutes a superior proposal.

In this proxy statement, we refer to any inquiry, proposal or offer from any person (other than Parent and its subsidiaries) or “group” relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and its subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding shares of common stock, (C) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the outstanding shares of common stock, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and shares of common stock involved is 20% or more (in each case, other than the merger) as a “takeover proposal.”

In this proxy statement, we refer to any bona fide written takeover proposal that the Board (acting through the special committee) has determined, after consultation with its outside legal counsel and financial advisor, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such, and excluding the Rollover Investors) from a financial point of view than the transaction contemplated by the merger agreement (including any revisions to the terms of the merger agreement proposed by Parent in response to such proposal or otherwise) as a “superior proposal” (provided that all references to 20% in the definition of takeover proposal shall be deemed to be references to 50%).

Stockholders Meeting

Unless the merger agreement is terminated, the Company is required to take all reasonable action necessary to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the SEC confirms that it has no further comments on this proxy statement and the Schedule 13E-3 for the purpose of obtaining the stockholder approval required by the merger agreement. The Company may adjourn or postpone, in its sole discretion, the stockholders meeting (i) after consultation with Parent, and with Parent’s consent, to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the stockholders meeting or (ii) if as of the time for which the stockholders meeting is originally scheduled there are insufficient shares of common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the stockholders meeting. Subject to the provisions of the merger agreement discussed above under “The Merger Agreement—Solicitation of Takeover Proposals”, the Board will use its reasonable best efforts to obtain the stockholder approval required by the merger agreement.

Parent has agreed to vote or cause to be voted any shares of Company common stock beneficially owned by it or its subsidiaries in favor of the proposal to adopt the merger agreement.

Filings; Other Actions; Notification

The Company and Parent will cooperate and use their respective reasonable best efforts to (i) take all actions and assist and cooperate with the other parties in doing all things necessary, proper or advisable to cause the conditions to closing to be satisfied as promptly as reasonably practicable and to consummate and make effective the merger and the other transactions contemplated by the merger agreement (together, such transactions are referred to herein as the “transactions”) in the most expeditions manner reasonably practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices and other documents, (ii) obtain as promptly as practicable all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations necessary, proper or advisable to be obtained from any third party or any governmental entity in order to consummate the transactions, (iii) execute and deliver any additional instruments necessary in order to consummate the transactions and (iv) defend or contest any claim, suit, action or proceeding brought by a third party that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the transactions.

The Company and Parent have agreed, subject to certain exceptions, to:

•

each use its reasonable best efforts to (i) take all action necessary to ensure that no state takeover statute or similar law is or becomes applicable to the transactions and (ii) if the restrictions of any state takeover statute or similar law become applicable, take all action necessary to ensure that the transactions may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise lawfully minimize the effect of such law;

•

make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions as promptly as reasonably practicable and in any event within ten business days of the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any antitrust laws that may be required by any foreign or domestic governmental authority so as to enable the closing to occur; and

•

use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a governmental authority and in connection with any investigation or other inquiry by or before a governmental authority, including any proceeding initiated by a private party, (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, (iii) to the extent reasonably practicable, consult with the other party with respect to information relating to the other parties and their respective subsidiaries that appears in any filing made with any third party and/or any governmental authority and (iv) to the extent permitted, give the other party the opportunity to attend and participate in such meetings and conferences.

Employee Benefit Matters

Parent has agreed that it will, and will cause the surviving corporation after the completion of the merger to:

•

from the effective time until the one year anniversary thereof, provide the Company’s employees and the employees of its subsidiaries with base salary and base wages, short term cash incentive compensation opportunities and benefits (excluding equity-based compensation) that are substantially comparable, in the aggregate, to base salary and base wages, short term cash incentive compensation opportunities and benefits (excluding equity-based compensation) the Company provided immediately prior to the effective time (provided that nothing above will prohibit the surviving corporation from terminating the employment of any Company employee);

•

cause any benefit plan in which the Company’s employees or the employees of its subsidiaries are eligible to participate in following the effective time to credit all years of service by such employees for purposes of vesting, eligibility to participate and level of benefits (but not actual benefit accrual) to the extent such years of service were credited under one of the Company’s comparable employee benefit plan, subject to certain exceptions;

•

use commercially reasonable efforts to cause any employee plan in which the Company’s employees or the employees of its subsidiaries are eligible to participate in following the effective time to (i) waive any waiting period requirements to the extent that applicable benefits following the effective time are replacing comparable benefits the Company offered its employees prior to the effective time and (ii) waive any pre-existing condition exclusions or any actively-at-work requirements with respect to medical, dental, pharmaceutical and/or vision benefits to the same extent waived under the Company’s comparable plans; and

•

cause any eligible expenses paid by the Company’s employees with respect to benefit plans in effect immediately prior to the effective time for purposes of satisfying any deductible, co-insurance or maximum out-of-pocket limitations, to be taken into account with respect to plans provided by Parent or the surviving corporation following the effective time as if such amounts were paid in accordance with the benefit plans provided by Parent or the surviving corporation following the effective time.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver (if permissible under applicable law) on or prior to the date of closing of the following conditions:

•	the merger agreement must have been duly adopted by the Company’s stockholders;

•

the waiting period (and any extension thereof) applicable to the merger under the HSR Act shall have been terminated or shall have expired and any required approvals thereunder shall have been obtained; and

•

no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal.

The obligations of Parent and Merger Sub to effect the merger are further subject to the satisfaction or waiver by Parent (if permissible under applicable law) on or prior to the date of the closing of the following additional conditions:

•

the representations and warranties of the Company set forth in the merger agreement regarding (i) the absence of a “material adverse effect” on the Company or any event, change or occurrence that would reasonably be expected to have a “material adverse effect” on the Company must be true and correct as of the effective time as if made on and as of the effective time, (ii) the Company’s capitalization, the absence of a rights agreement and the inapplicability of any anti-takeover law to the merger and the absence of any undisclosed broker’s or finder’s fees, without giving effect to any materiality or “material adverse effect” qualifications therein, shall be true and correct in all material respects (for the purposes of the representations and warranties regarding the Company’s capitalization and the absence of any undisclosed broker’s or finder’s fees, any increase in the cost of the merger to Parent and Merger Sub in excess of $20 million shall be deemed material) at and as of the effective time with the same effect as though made as of the effective time (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) the other representations and warranties of the Company, without giving effect to any materiality or “material adverse effect” qualifications therein, shall be true and correct as of the effective time as if made on and as of the effective time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be true and correct would not reasonably be expected to have a “material adverse effect”, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect;

•

the Company has performed in all material respects all obligations required to be performed by the Company under the merger agreement at or prior to the effective time, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect; and

•	there shall not have been any effect, change, event or occurrence since the date of the merger agreement that had or would reasonably be expected to have a “material adverse effect.”

The Company’s obligation to effect the merger is subject to the satisfaction or waiver by the Company (if permissible under applicable law) at or prior to the date of the closing of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub set forth in the merger agreement regarding (i) the solvency of Parent and the surviving corporation immediately following consummation of the merger must be true and correct in all material respects as of the effective time and (ii) all other representations and warranties of Parent and Merger Sub must be true and correct as of the date of the merger agreement and as of the effective time (except to the extent made as of an earlier date, in which case as of such earlier date) except where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent and Merger Sub to such effect; and

•

each of Parent and Merger Sub has performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the date of the closing, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent and Merger Sub to such effect.

Neither Parent and Merger Sub nor the Company may rely on the failure of any condition to their respective obligations to effect the closing to be satisfied if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the merger and the other transactions contemplated by the merger agreement.

Termination

The Company and Parent may, by mutual written consent duly authorized by each of their respective boards of directors (in the case of the Company, acting upon the recommendation of the special committee), terminate the merger agreement and abandon the merger at any time prior to the effective time, whether before or after the adoption of the merger agreement by the Company’s stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time as follows:

by either Parent or the Company, if:

•

the merger has not been consummated by the walk-away date (but this right to terminate will not be available to a party if the failure to consummate the merger prior to the walk-away date was primarily due to the failure of such party to perform in all material respects any of its obligations under the merger agreement);

•

any law, injunction, judgment, or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal has become final and non-appealable (but this right to terminate will not be available to a party if the issuance of such final, non-appealable law, injunction, judgment, or ruling is primarily due to the failure of such party to perform in all material respects any of its obligations under the merger agreement); or

•	the stockholder approval shall not have been obtained at the stockholders meeting duly convened therefor or any adjournment or postponement thereof.

by Parent, if:

•

if the representations and warranties of the Company shall not be true and correct or the Company shall have breached or failed to perform any of its covenants or agreements set forth in the merger agreement (except the covenants and agreements described under “The Merger Agreement—Solicitation of Takeover Proposals” above), which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition to Parent and Merger Sub’s obligation to effect the merger and (ii) cannot be cured by the Company by the walk-away date, or if capable of being cured, shall not have commenced to have been cured within 15 days following receipt by the Company of written notice from Parent of Parent’s intention to terminate (or, if earlier, the walk-away date); provided that, Parent shall not have the right to terminate if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to the Company’s obligation to effect the merger not being satisfied;

•

the Company shall have breached in any material respect its obligations described under “The Merger Agreement—Solicitation of Takeover Proposals” above, which breach (i) would give rise to the failure of a condition to Parent’s obligation to effect the merger and (ii) cannot be cured by the Company by the walk-away date or if capable of being cured, shall not have been cured within 5 business days following receipt of written notice from Parent of such breach or any shorter period of time that remains between the date Parent provides written notice of such breach and the walk-away date; provided that, Parent shall not have the right to terminate if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to the Company’s obligation to effect the merger not being satisfied; or

•

(i) the Board shall have failed to include the Company recommendation in the proxy statement, effected an adverse recommendation change or effected a change in recommendation; (ii) the Board shall have failed to publicly reaffirm its recommendation of the merger agreement in the absence of a publicly announced takeover proposal within five business days after Parent so requests in writing; (iii) the Company enters into any letter of intent, agreement or agreement in principle with respect to any takeover proposal; (iv) the Company or the Board shall have publicly announced its intention to do any of the foregoing or (v) the Company fails to hold the stockholders meeting within ten business days prior to the walk-away date.

by the Company, if:

•

the representations and warranties of Parent or Merger Sub shall not be true and correct or Parent or Merger Sub shall have breached or failed to perform any of their covenants or agreements contained in the merger agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition to the Company’s obligation to effect the merger and (ii) cannot be cured by the walk-away date, or if capable of being cured, shall not have commenced to have been cured within 15 days following receipt by the Parent or Merger Sub of written notice from the Company of the Company’s intention to terminate (or, if earlier, the walk-away date); provided that, the Company shall not have the right to terminate if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Parent and Merger Sub’s obligation to effect the merger not being satisfied;

•

prior to the receipt of the stockholder approval, in order to concurrently enter into an agreement with respect to a takeover proposal that constitutes a superior proposal, if (i) the Company has complied in all material respects with the requirements described under “The Merger Agreement—Solicitation of Takeover Proposals” above and (ii) prior to or concurrently with such termination, the Company pays the termination fee described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses” below; or

•

(i) the marketing period has ended and the conditions to Parent and Merger Sub’s obligation to effect the merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing) have been satisfied on the date the closing should have been consummated, (ii) the Company has irrevocably confirmed by notice to Parent after the end of the marketing period that all conditions to the Company’s obligation to effect the merger have been satisfied or that it is willing to waive any unsatisfied conditions and (iii) the merger shall not have been consummated within three business days after the delivery of such notice.

Termination Fees and Reimbursement of Expenses

The Company is required to pay Parent a termination fee if:

•

(i) a bona fide takeover proposal shall have been made, proposed or communicated (and not withdrawn), after the date hereof and prior to the stockholders meeting (or prior to the termination of the merger agreement if there has been no stockholders meeting), (ii) following such occurrence, the merger agreement is terminated by the Company or Parent because the merger has not been consummated by the walk-away date or because the stockholder approval was not obtained at the stockholders meeting or by Parent pursuant to a failure of the representations and warranties of the Company to be true and correct or a breach of any of the covenants and agreements of the Company set forth in the merger agreement (described under “The Merger Agreement—Termination” above) and (iii) within 12 months of the date the merger agreement is terminated, the Company enters into a definitive agreement with respect to any takeover proposal and such takeover proposal is consummated, whether or not the takeover proposal was the same takeover proposal referred to in (i);

•

the merger agreement is terminated by the Company prior to the receipt of the stockholder approval, in order to concurrently enter into an agreement with respect to a takeover proposal that constitutes a superior proposal;

•

the merger agreement is terminated by Parent if (i) the Board shall have failed to include the Company recommendation in the proxy statement, effected an adverse recommendation change or effected a change in recommendation; (ii) the Board shall have failed to publicly reaffirm its recommendation of the merger agreement in the absence of a publicly announced takeover proposal within five business days after Parent so requests in writing; (iii) the Company enters into any letter of intent, agreement or agreement in principle with respect to any takeover proposal; (iv) the Company or the Board shall have publicly announced its intention to do any of the foregoing or (v) the Company fails to hold the stockholders meeting within ten business days prior to the walk-away date; or

•

the merger agreement is terminated by the Company or Parent because the stockholder approval was not obtained at the stockholders meeting and prior to the stockholders meeting the Board has changed, qualified, withheld, withdrawn or modified the Company recommendation (other than related to a superior proposal).

The termination fee will be (i) $27 million in the event that the merger agreement is terminated to enter into an agreement with respect to a takeover proposal that constitutes a superior proposal prior to 12:00 a.m. (New York City time) on January 16, 2011 or after such time, with an excluded party and (ii) $54 million in all other circumstances.

Parent is required to pay the Company a termination fee of $200 million if there shall not have been any effect, change, event or occurrence since the date of the merger agreement that had or would reasonably be expected to have a “materially adverse effect” and:

•

the merger agreement is terminated by the Company pursuant to a failure of the representations and warranties of Parent and Merger Sub to be true and correct or a breach of any of the covenants and agreements of Parent and Merger Sub set forth in the merger agreement (described under “The Merger Agreement—Termination” above); or

•

the merger agreement is terminated by the Company if (i) the marketing period has ended and the conditions to Parent and Merger Sub’s obligation to effect the merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing) have been satisfied on the date the closing should have been consummated, (ii) the Company has irrevocably confirmed by notice to Parent after the end of the marketing period that all conditions to the Company’s obligation to effect the merger have been satisfied or that it is willing to waive any unsatisfied conditions and (iii) the merger shall not have been consummated within three business days after the delivery of such notice.

The financial sponsors have agreed, pursuant to the limited guaranty, severally and not jointly to guarantee the obligation of Parent to pay the Parent termination fee and any expenses incurred by the Company or its subsidiaries in connection with the cooperation of the Company and its subsidiaries with respect to the arrangement of the financing of the merger.

The Company is required to pay all out-of-pocket fees and expenses incurred by Parent, Merger Sub and their affiliates in connection with the transactions contemplated by the merger agreement (subject to a cap of $5 million), if:

•	the merger agreement is terminated by the Company or Parent because the stockholder approval was not obtained at the stockholders meeting;

•

the merger agreement is terminated by the Company prior to the receipt of the stockholder approval, in order to concurrently enter into an agreement with respect to a takeover proposal that constitutes a superior proposal;

•

the merger agreement is terminated by Parent pursuant to a failure of the representations and warranties of the Company to be true and correct or a breach of any of the covenants and agreements of the Company set forth in the merger agreement (described under “The Merger Agreement—Termination” above); or

•

the merger agreement is terminated by Parent if (i) the Board shall have failed to include the Company recommendation in the proxy statement, effected an adverse recommendation change or effected a change in recommendation; (ii) the Board shall have failed to publicly reaffirm its recommendation of the merger agreement in the absence of a publicly announced takeover proposal within five business days after Parent so requests in writing; (iii) the Company enters into a letter of intent, agreement or agreement in principle with respect to any takeover proposal; (iv) the Company or the Board shall have publicly announced its intention to do any of the foregoing or (v) the Company fails to hold the stockholders meeting within ten business days prior to the walk-away date.

Expenses

Whether or not the merger is consummated, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees expenses, except Parent and Merger Sub will reimburse and indemnify the Company for expenses incurred by the Company or its subsidiaries in connection with the cooperation of the Company and its subsidiaries with respect to the arrangement of the financing of the merger.

Remedies

The Company’s right to receive the termination fee from Parent (or the financial sponsors pursuant to the limited guaranty) and certain reimbursement and indemnification payments from Parent will be, subject to certain rights to equitable relief, including specific performance, described below, the sole and exclusive remedy of the Company and its subsidiaries and stockholders against Parent, Merger Sub, the guarantors, the parties to the rollover contribution letter, the financing sources of the debt financing or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or affiliates for any loss suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount no such related party shall have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated thereby.

Parent’s right to receive payment from the Company of the Parent expenses or the applicable termination fee from the Company will be, subject to certain rights to equitable relief, including specific performance, described below, the sole and exclusive remedy of Parent and Merger Sub (and the other related parties described in the preceding paragraph) against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates for any loss suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), no such related party shall have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated thereby.

Under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent termination fee (and certain reimbursement and indemnification payments from Parent). While the Company may pursue both a grant of specific performance and the payment of the Parent termination fee, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Parent termination fee.

The parties are entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled under the merger agreement. However, the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the equity financing to be funded shall be subject to the requirements that (i) the marketing period has ended and all conditions to the obligations of Parent and Merger Sub to effect the merger were satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing) at the time when the closing would have been required to occur but for the failure of the equity financing to be funded, (ii) the debt financing (including any alternative financing that has been obtained in accordance with the merger agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the closing if the equity financing is funded at the closing, (iii) the equity rollover contribution is made at the closing and (iv) the Company has irrevocably confirmed that if the equity financing and debt financing are funded, then it would take such actions that are within its control to cause the closing to occur.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time, Parent and the surviving corporation will indemnify and hold harmless (and Parent will advance expenses to) each individual who is or was a director or officer of the Company or a subsidiary of the Company with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), arising out of (i) the fact that such person was a director or officer of the Company or a subsidiary of the Company or (ii) acts or omissions by such person in their capacity as a director, officer, employee or agent of the Company or a subsidiary of the Company or taken at the request of the Company or a subsidiary of the Company, at or prior to the effective time to the fullest extent permitted under applicable Law, and will assume all obligations of the Company and its subsidiaries in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time as provided in the Company’s organizational documents currently in effect. The certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable to such persons with respect to the limitation of liabilities of directors and officers and indemnification than are set forth in the Company’s organizational documents in effect on November 23, 2010.

For the six-year period commencing immediately after the effective time, the surviving corporation will maintain in effect the Company’s current directors’ and officers’ liability insurance (or substitute policies including comparable coverage) covering acts or omissions occurring at or prior to the effective time with respect to those individuals who are currently covered by the Company’s directors’ and officers’ liability insurance policy (and any additional individuals who prior to the effective time become covered) on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of the policies in effect on November 23, 2010 (subject to a limitation of the annual premium paid to 300% of the annual premium as of November 23, 2010). In the alternative, the Company may prior to the effective time purchase, for an aggregate amount not to exceed the 300% of the annual premium as of November 23, 2010 for six years, a six-year prepaid “tail policy” with substantially equivalent coverage, and the surviving corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect.

Parent or the surviving corporation have the right to assume and control the defense of any threatened or actual litigation covered by the provisions described above, unless there is a conflict of interest between Parent and the surviving corporation, on the one hand, and the indemnified parties, on the other (any threatened or actual litigation related to the transactions contemplated by the merger agreement shall be deemed to involve such conflict of interest). However, Parent and surviving corporation may not settle, compromise or consent to any judgment unless such settlement, compromise or consent includes an unconditional release of the indemnified party from all liability (or the indemnified party otherwise consents).

The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification.

Access

Subject to certain exceptions, the Company will afford Parent, its authorized representatives and potential sources of debt financing reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, contracts and records and will furnish Parent information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request.

Modification or Amendment

At any time prior to the effective time, the merger agreement may be amended or supplemented in any and all respects, whether before or after receipt of the stockholder approval, by written agreement of the parties hereto, by action taken by their respective boards of directors (in the case of the Company, acting upon recommendation of the special committee). However, following the receipt of the stockholder approval, the parties may not amend or supplement the provisions of the merger agreement which by law would require further approval by the stockholders of the Company without such approval.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN

BENEFICIAL OWNERS

The following table sets forth certain data with respect to those persons known by the Company to be the beneficial owners of more than 5% of the issued and outstanding shares of Company common stock as of December 17, 2010.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	9,537,505	(2)	14.92%

Baron Capital Group, Inc. 767 Fifth Avenue, 49th Floor New York, NY 10153	5,494,745	(3)	8.60%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	3,510,600	(4)	5.49%

Samana Capital, L.P. 35 Ocean Reef Drive, Suite 142 Key Largo, FL 33037	3,500,000	(5)	5.48%

Columbia Wanger Asset Management, L.P. 227 West Monroe Street, Suite 3000 Chicago, IL 60606	3,237,700	(6)	5.07%

(1)	As of December 17, 2010, Mr. Drexler beneficially owns more than 5% of the issued and outstanding shares of Company common stock. Mr. Drexler’s beneficial ownership is disclosed in the table below.
(2)	Based on a joint Schedule 13G/A filed with the SEC, as of December 31, 2009, FMR LLC and Edward C. Johnson 3d (“ECJ”) reported beneficial ownership of 9,537,505 shares of Company common stock. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of all the shares reported by FMR LLC, as a result of acting as investment adviser to various investment companies (the “Funds”) registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Contrafund, amounted to 6,324,653 shares of Company common stock. ECJ and FMR LLC, through its control of Fidelity and the Funds each has sole power to dispose of the 9,537,505 shares owned by the Funds. The Board of Trustees of the Funds has the sole power to vote or direct the voting of the shares owned directly by the Funds, in accordance with written guidelines established by the Funds’ Board of Trustees.
(2)	Based on a joint Schedule 13G/A filed with the SEC, as of December 31, 2009, Baron Capital Group, Inc.(“BCG”) and Ronald Baron reported beneficial ownership of 5,494,745 shares of Company common stock, of which BCG and Ronald Baron have shared voting power of 5,204,599 shares and shared dispositive power of 5,494,745 shares.

BAMCO, Inc. (“BAMCO”) and Baron Capital Management, Inc. (“BCM”), are subsidiaries of BCG and investment advisers registered under Section 203 of the Investment Advisers Act of 1940. BAMCO reported shared voting power of 4,994,404 shares of Company common stock and shared dispositive power of 5,276,050 shares of Company common stock. BCM reported shared voting power of 210,195 shares of Company common stock and shared dispositive power of 218,695 shares of Company common stock.

BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates.

(3)	Based on a Schedule 13G/A filed with the SEC, as of December 31, 2009, T. Rowe Price Associates, Inc. (“Price Associates”), an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, reported beneficial ownership of 3,510,600 shares of Company common stock. Price Associates has sole power to dispose of all of the shares owned and sole voting power to vote or direct the vote of 783,400 of the shares owned. The securities are owned by various individual and institutional investors to which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of these securities.
(4)	Based on a Schedule 13G filed with the SEC, as of October 29, 2010, Samana Capital, L.P. (“SC”), Morton Holdings, Inc. (“MH”) and Philip B. Korsant reported shared voting and dispositive power of 3,500,000 shares of Company common stock. SC is the owner of record of the shares of Company common stock. MH is the general partner of SC. Each of MH and Philip B. Korsant may be deemed to beneficially own the shares as a result of the direct or indirect power to vote or dispose of such shares of Company common stock.
(5)	Based on a Schedule 13G filed with the SEC, as of December 31, 2009, Columbia Wanger Asset Management, L.P. (“Columbia Wanger”), an investment adviser, reported beneficial ownership of 3,237,700 shares of Company common stock. Columbia Wanger has sole power to dispose of all the shares owned and sole voting power to vote or direct the vote of 3,137,500 of the shares owned.

The following table sets forth the beneficial ownership of the shares of Company common stock as of December 17, 2010 (except as noted below), by each director, each named executive officer for the year ended January 30, 2010 and by all directors and executive officers currently employed by the Company as a group. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Company common stock shown as beneficially owned by such stockholder. Unless otherwise indicated, the address of the individuals listed below is J.Crew Group, Inc., 770 Broadway, New York, New York 10003.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(8)	Percent of Class
Named Executive Officers(1)
Millard Drexler(2)	7,545,564	11.8%
Tracy Gardner(3)	0	*
Jenna Lyons	283,412	*
James Scully	129,706	*
Libby Wadle	120,804	*
Non-Employee Directors(4)
Mary Ann Casati	38,043	*
James Coulter	11,236	*
Steven Grand-Jean(5)	92,386	*
David House(6)	27,534	*
Heather Reisman(7)	36,284	*
Stuart Sloan	110,730	*
Stephen Squeri	3,213	*
Josh Weston	110,694	*
All directors and executive officers as a group (15 persons)	8,619,377	13.49%

*	Represents less than 1% of the class.
(1)	Ms. Donnelly became an executive officer on September 1, 2010 and is included in the aggregate number of shares held by directors executive officers as a group. Ms. Gardner resigned voluntarily on July 13, 2010.
(2)	Includes 20,000 Restricted Shares to be rolled over by Mr. Drexler, as described in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Drexler Rollover Agreement” beginning on page [ ].
(3)	Ms. Gardner’s beneficial ownership information is as of December 29, 2010.
(4)	On July 19, 2010, the Board unanimously voted to appoint Mr. Squeri as a director, effective September 15, 2010.
(5)	Includes 5,309 shares held by Grand-Jean Capital Management of which Mr. Grand-Jean is the 100% owner.
(6)	Includes 8,249 shares owned by the House Investment Trust, for which Mr. House is a trustee.
(7)	Includes 12,500 shares held by Now! Industries, Inc., of which Ms. Reisman is the 100% owner.
(8)	Includes the following number of restricted shares of Company common stock granted under our equity incentive plans. In addition, includes shares of Company common stock not currently owned but issuable upon the exercise of outstanding stock options which are either currently exercisable or will become exercisable, based upon the original time-based vesting schedule of such stock options, within 60 days of December 17, 2010:

	Restricted Stock	Stock Options
Ms. Donnelly	24,500	4,375
Mr. Drexler	30,000	4,100,019
Ms. Gardner	0	0
Ms. Lyons	50,000	184,108
Ms. Markoe	12,000	37,857
Mr. Scully	32,500	44,514
Ms. Wadle	34,000	80,000
Ms. Casati	1,236	21,139
Mr. Coulter	1,236	0
Mr. Grand-Jean	1,236	81,631
Mr. House	1,236	16,130
Ms. Reisman	1,236	18,880
Mr. Sloan	1,236	96,148
Mr. Squeri	713	0
Mr. Weston	1,236	28,398

Excludes shares of Company common stock not currently beneficially owned but issuable upon the exercise of outstanding stock options that are not currently exercisable and will not become exercisable, based on their original time-based vesting schedule, within 60 days of December 17, 2010. The vesting of these outstanding stock options will accelerate in connection with the consummation of the proposed transaction as described further herein.

Stock Options
Ms. Donnelly	81,250
Mr. Drexler	971,250
Ms. Gardner	0
Ms. Lyons	448,000
Ms. Markoe	84,000
Mr. Scully	191,250
Ms. Wadle	273,750
Ms. Casati	2,589
Mr. Coulter	2,589
Mr. Grand-Jean	2,589
Mr. House	2,589
Ms. Reisman	2,589
Mr. Sloan	2,589
Mr. Squeri	6,542
Mr. Weston	2,589

COMMON STOCK TRANSACTION INFORMATION

Transactions by TPG VI, GEI V, GEI Side V, Parent and Merger Sub

There have been no transactions in shares of Company common stock by TPG VI, GEI V, GEI Side V, Parent or Merger Sub, or their respective directors and executive officers, within the 60 days prior to the date of this proxy statement. In addition there have been no prior stock purchases by TPG VI, GEI V, GEI Side V, Parent or Merger Sub in shares of Company common stock during the past two years.

Transactions by MD Parties

There have been no transactions in shares of Company common stock by the MD Parties within the 60 days prior to the date of this proxy statement. In addition there have been no prior stock purchases by the MD Parties in shares of Company common stock during the past two years.

Transactions by the Company’s Executive Officers and Directors

There have been no transactions in shares of Company common stock by our directors and executive officers within the 60 days prior to the date of this proxy statement.

APPRAISAL RIGHTS

If you do not vote for the adoption of the merger agreement at the special meeting of stockholders, make a written demand for appraisal prior to the taking of the vote on the adoption of the merger agreement and otherwise comply with the applicable statutory procedures of Section 262 of the DGCL, summarized herein, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of shares of Company common stock must follow the steps summarized below properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of shares of Company common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of shares of Company common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger.

Under Section 262 of the DGCL, when a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice to the holders of Company common stock and Section 262 of the DGCL is attached to this proxy statement as Annex C and incorporated herein by reference. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights you must not vote for the adoption of the merger agreement and must deliver to the Company, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of your shares of Company common stock. If you sign and return a proxy card or vote by submitting a proxy by telephone or the Internet, without abstaining or expressly directing that your shares of Company common stock be voted against the adoption of the merger agreement, you will effectively waive your appraisal rights because such shares represented by the proxy will be voted for the adoption of the merger agreement. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of Company common stock, you must either refrain from executing and returning the enclosed proxy card and from voting in person, or submitting a proxy by telephone or the Internet, in favor of the proposal to adopt the merger agreement or check either the “against” or the “abstain” box next to the proposal on such card or vote in person or by submitting a proxy by telephone or the Internet, against the proposal or register in person an abstention with respect thereto. A vote or proxy against the adoption of the merger agreement will not, in and of itself, constitute a demand for appraisal.

A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Company common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise your appraisal rights you must be the record holder of such shares of Company common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of Company common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of Company common stock is entitled to assert appraisal rights for such shares of Company common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates or in the case of uncertificated shares, as the holder’s name appears on the stockholder register, and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a broker, dealer, commercial bank, trust company or other nominee, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, it, he or she is acting as agent for such owner or owners.

A record holder such as a broker, dealer, commercial bank, trust company or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Company common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of Company common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in an account with a broker, dealer, commercial bank, trust company or other nominee and wish to exercise your appraisal rights, you are urged to consult with your broker, dealer, commercial bank, trust company or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares of Company common stock must be mailed or delivered to: J.Crew Group, Inc., Attn: Corporate Secretary 770 Broadway, New York, New York 10003, or should be delivered to the Corporate Secretary at the special meeting, prior to the vote on the adoption of the merger agreement.

Within ten days after the effective time of the merger, we will notify each stockholder as of the effective time of the merger who properly asserted appraisal rights under Section 262 of the DGCL and has not voted for the adoption of the merger agreement. Within 120 days after the effective time of the merger, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by us, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of Company common stock held either in a broker, dealer, commercial bank, trust company or other nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal rights of their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

After the Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court of Chancery shall take into account all relevant factors. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the per share merger consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the per share merger consideration payable in the merger are not necessarily opinions as to fair value under Section 262 of the DGCL. In determining “fair value” of shares, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earning prospects, the nature of the enterprise and other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, the Court of Chancery has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Court of Chancery will direct the payment of the fair value of the shares of Company common stock who have perfected appraisal rights, together with interest, if any by the surviving corporation to the stockholders entitled thereto. The Court of Chancery will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of Company common stock have been appraised. The costs of the action (which do not include attorneys’ fees or expert fees or expenses) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. The Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Company common stock as of a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares pursuant to the merger agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time of the merger, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the merger agreement, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Court of Chancery and such approval may be conditioned on such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the per share merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger.

If you properly demand appraisal of your shares of Company common stock under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares of Company common stock will be converted into the right to receive the per share merger consideration. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the merger will require our written approval.

If you desire to exercise your appraisal rights, you must not vote for adoption of the merger agreement and must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

SELECTED FINANCIAL INFORMATION

Selected Historical Financial Information

Set forth below is certain selected historical consolidated financial data relating to the Company. The financial data has been derived from the audited financial statements filed as part of our Annual Report on Form 10-K for the year ended January 30, 2010. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in that Form 10-K. See “Where You Can Find Additional Information” beginning on page [        ].

	January 30, 2010 (in thousands, except shares)	January 31, 2009 (in thousands, except shares)
Income Statement Data(1)
Revenues	$1,578,042	$1,427,970
Cost of goods sold(2)	882,385	872,547

Gross profit	695,657	555,423
Selling, general and administrative expense	484,396	458,738

Income from operations	211,261	96,685
Interest expense, net	5,384	5,940
Provision for income taxes	82,517	36,628

Net income	$123,360	$54,117

Net income per share:
Basic	$1.97	$0.88

Diluted	$1.91	$0.85

Weighted average shares outstanding:
Basic	62,583	61,687

Diluted	64,714	64,027

	January 30, 2010 (in thousands, except shares)	January 31, 2009 (in thousands, except shares)
Balance Sheet Data
Cash and cash equivalents	$298,107	$146,430
Working capital	283,972	183,059
Total assets	738,558	613,809
Total long-term debt	49,229	99,200
Stockholders’ equity	375,878	224,949

(1)	The Company’s fiscal year ends on the Saturday closest to January 31. Fiscal years ended January 30, 2010 (fiscal 2009) and January 31, 2009 (fiscal 2008) consisted of 52 weeks.
(2)	Includes buying and occupancy costs.

	January 30, 2010 (in thousands, except shares)	January 31, 2009 (in thousands, except shares)
Operating Data(1)
Revenues:
Stores	$1,110,932	$974,284
Direct	428,186	408,916
Other(2)	38,924	44,770

Total revenues	$1,578,042	$1,427,970

Stores:
Sales per gross square foot (52 week basis)	$577	$551
Number of stores open at end of period	321	300
Comparable stores sales change(3)	4.1%	(4.0)%
Direct:
Number of catalogs circulated	36,400	44,400
Number of pages circulated (in millions)	4,000	5,200
Depreciation and amortization	$51,765	$44,143
Capital expenditures:
New store openings	$19,954	$41,700
Other(4)	24,751	35,826

Total capital expenditures	$44,705	$77,526

(1)	Both fiscal years presented consisted of 52 weeks.
(2)	Consists primarily of shipping and handling fees.
(3)	Comparable store sales reflect net sales at stores that have been open for at least twelve months on a 52 week basis.
(4)	Consists primarily of expenditures on information technology, warehouse expansion and store remodels.

Ratio of Earnings to Fixed Charges

	January 30, 2010	January 31, 2009
Ratio of Earnings to Fixed Charges(1)	7.1x	3.9x

(1)	For purposes of computing the ratios of earnings to fixed charges, “earnings” consist of income before income taxes plus fixed charges. “Fixed charges” consist of interest expense, amortization of deferred financing costs, and one-third of the rent expense under operating leases, which is deemed to be the equivalent of interest.

Comparative Per Share Data

The following sets forth certain historical data for our basic and diluted earnings per common share and book value per share for each of the periods shown.

	January 30, 2010	January 31, 2009
Net income per share:
Basic	$1.97	$0.88
Diluted	$1.91	$0.85

Book value per share
Basic(1)	$6.01	$3.65
Diluted(2)	$5.81	$3.51

(1)	Computed by dividing stockholders’ equity at the end of such period by the weighted average number of shares of common stock outstanding.
(2)	Computed by dividing stockholders’ equity at the end of such period by the weighted average number of shares of common stock outstanding plus the weighted average dilutive effect of interests in stock options and restricted shares for the period then ended.

No separate financial information is provided for Parent because Parent is a newly formed entity formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger has been provided. The Company does not believe that such information is material to stockholders in evaluating the proposed merger and merger agreement because (i) the proposed per share merger consideration is all-cash, and (ii) if the merger is completed, the Company’s common stock will cease to be publicly traded.

MARKET PRICE AND DIVIDEND INFORMATION

The Company’s common stock is currently publicly traded on the NYSE under the symbol “JCG.” The following table sets forth the high and low sales prices per common share on the NYSE for the periods indicated.

Fiscal Year	High			Low
2008:
First Quarter		$50.21			$39.53
Second Quarter		$50.35			$27.23
Third Quarter		$38.00			$15.13
Fourth Quarter		$20.59			$8.02

2009:
First Quarter		$18.26			$9.01
Second Quarter		$29.27			$17.39
Third Quarter		$44.18			$28.00
Fourth Quarter		$46.63			$38.31

2010:
First Quarter		$50.96			$37.01
Second Quarter		$49.00			$32.24
Third Quarter		$36.97			$30.06
Fourth Quarter (through [ ])	$	[	]	$	[	]

The Company has never paid dividends. Accordingly, we do not expect to declare or pay any further dividends prior to the merger, and under the terms of the merger agreement, are prohibited from so doing.

On November 22, 2010, the last full trading day prior to the public announcement of the terms of the offer and the merger, the reported closing sales price per common share on the NYSE was $37.65 per common share. The $43.50 per share to be paid for each Company common share in the merger represents a premium of approximately 15.5% to the closing price on November 22, 2010. On [            ], 2011, the closing price per share was $[        ]. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your shares of Company common stock.

As of [            ], 2011, there were approximately [                    ] record holders of shares of Company common stock.

STOCKHOLDER PROPOSALS AND NOMINATIONS

As of the date of this proxy statement, the Board knows of no other matters which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

Inclusion of Proposals in Our Proxy Statement and Proxy Card Under the SEC’s Rules

Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2011 annual meeting of stockholders pursuant to Rule 14a-8 of the SEC’s rules must be received by us no later than December 17, 2010, unless the date of our 2011 annual meeting is more than 30 days before or after June 8, 2011, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the Secretary of the Company, J.Crew Group, Inc., 770 Broadway, New York, New York 10003.

Bylaw Requirements for Stockholder Submission of Nominations and Proposals

A stockholder recommendation for nomination of a person for election to the Board or a proposal for consideration at our 2011 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or recommendation for nomination must be received by our Secretary of the Company at the above address not later than March 10, 2011 nor earlier than February 8, 2011, unless the date of our 2011 annual meeting is more than 30 days before or after June 8, 2011, in which case notice by the stockholder to be timely must be so delivered not earlier than one hundred twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

If the merger is completed, we do not expect to hold our 2011 annual meeting of stockholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of the Company and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. In many cases you can identify forward-looking statements by the use of words such as “believe,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “could,” “predict,” or “expect” and similar expressions, although the absence of such words does not necessarily mean that a statement is not forward-looking.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties. We cannot assure you that the actual results or developments reflected in these forward-looking statements will be realized or, even if they are realized, that they will have the expected effects on the merger or on our business or operations. These forward-looking statements speak only as of the date on which the statements were made, and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Risks, uncertainties and assumptions include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the possibility that various closing conditions for the merger (including the stockholder approval) may not be satisfied or waived; the possibility that alternative acquisition proposals will or will not be made; the failure to obtain sufficient funds to close the merger; the failure of the merger to close for any other reason; the amount of fees and expenses related to the merger; the diversion of management’s attention from ongoing business concerns; the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees; the merger agreement’s contractual restrictions on the conduct of our business prior to the completion of the merger; the possible adverse effect on our business and the price of our common stock if the merger is not completed in a timely matter or at all; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us and others relating to the merger and other risks that are set forth in the Company’s filings with the SEC, which are available without charge at www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors Relations” section of our website at www.jcrew.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	our Annual Report on Form 10-K for the fiscal year ended January 30, 2010;

•	our Quarterly Reports on Form 10-Q for the quarters ended May 1, 2010, July 31, 2010 and October 30, 2010;

•	our proxy statement filed on April 19, 2010; and

•

our Current Reports on Form 8-K filed on March 4, 2010, March 9, 2010, April 16, 2010, May 27, 2010, June 9, 2010, July 14, 2010, July 22, 2010, August 26, 2010, November 23, 2010 and November 26, 2010.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to J.Crew Group, Inc., 770 Broadway, New York, New York 10003, Attention: Corporate Secretary, and should be made at least five business days before the date of the special meeting in order to receive them before the special meeting.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

AGREEMENT AND PLAN OF MERGER

Dated as of November 23, 2010

among

CHINOS HOLDINGS, INC.,

CHINOS ACQUISITION CORPORATION

and

J. CREW GROUP, INC.

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 23, 2010 (this “Agreement”), is by and among Chinos Holdings, Inc., a Delaware corporation (“Parent”), Chinos Acquisition Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and J. Crew Group, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are used as defined in Section 8.12.

WHEREAS, the parties intend that Merger Sub be merged (the “Merger”) with and into the Company, with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement and becoming a wholly-owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively to enter into this Agreement;

WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent’s willingness to enter into this Agreement, MD and each of his related parties that is a Rollover Investor is entering into the Rollover Letter, pursuant to which MD and each of the Rollover Investors will contribute to Parent, subject to the terms and conditions therein, the Rollover Investment;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of TPG Partners VI, L.P., Green Equity Investors V, L.P. and Green Equity Investors Side V, L.P. (each, a “Guarantor” and, collectively, the “Guarantors”) is entering into a limited guaranty in favor of the Company (the “Guaranty”) with respect to certain obligations of Parent and Merger Sub under this Agreement;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time), on a date to be specified by Parent and the Company (the “Closing Date”), which shall be no later than the third business day after satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York 10036, unless another date, time, or place is agreed to in writing by Parent and the Company; provided, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI hereof, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), the Closing shall occur instead on (a) the date following the satisfaction or waiver of such conditions that is the earliest to occur of (i) any business day during the Marketing Period specified by Parent to the Company on no less than three business days’ written notice to the Company and (ii) the next business day after the final day of the Marketing Period, but subject, in each case, to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) at such time or (b) such other date, time, or place as agreed to in writing by the parties hereto.

SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”). At or prior to consummation of the Merger, the parties shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger in accordance with the DGCL, or at such later time as is agreed to by the parties hereto prior to the Closing Date and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the certificate of incorporation and by-laws of Merger Sub, and as so amended shall be the certificate of incorporation and by-laws of Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.9 hereof).

SECTION 1.6 Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on Capital Stock; Exchange of Certificates; Company

Stock Options

SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of common stock, par value $.01 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock; Treatment of Stock Held by Company Subsidiaries. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. For the avoidance of doubt, all shares of Company Common Stock (including Restricted Shares, if any) contributed to Parent by the Rollover Investors (collectively, the “Rollover Shares”) immediately prior to the Effective Time shall not be converted into the right to receive the Merger Consideration. Any shares of Company Common Stock owned by any direct or indirect wholly-owned Subsidiary of the Company shall not represent the right to receive the Merger Consideration and shall, at the election of Parent, either (i) convert into shares of a class of stock of the Surviving Corporation designated by Parent in connection with the Merger or (ii) be canceled.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b), Rollover Shares and Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive an amount in cash equal to $43.50, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate, which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

SECTION 2.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration, in each case in accordance with this Article II and, in connection therewith, shall prior to the Closing Date enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay such aggregate Merger Consideration. Such aggregate cash deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 2.2(a). Nothing contained in this Section 2.2(a) and no investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Company Common Stock (including Restricted Shares that are treated as Company Common Stock pursuant to Section 2.4) to receive the Merger Consideration or any holder of an Option to receive the Designated Consideration, in each case as provided herein.

(b) Payment Procedures. Promptly after the Effective Time (but in no event more than three business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree prior to the Closing Date) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts any of them reasonably determines are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Government Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.3 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who has properly exercised and perfected its, his or her appraisal rights under Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (or any successor provision) (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If, after the Effective Time, any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the

Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to control all negotiations and proceedings with respect to such demands for appraisal. Without limiting the generality of the foregoing, prior to the Effective Time the Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 2.4 Company Stock Options and Restricted Stock.

(a) At or prior to the Effective Time, the Company shall take all actions necessary (including obtaining any necessary determinations and/or resolutions of the Board of Directors of the Company or a committee thereof and amending any Company Stock Plan) to:

(i) terminate each Company Stock Plan;

(ii) except as otherwise agreed by Parent and a holder thereof, provide that each outstanding option to purchase shares of Company Common Stock granted under a Company Stock Plan or otherwise but excluding any options granted pursuant to the ESPP (each, an “Option”) that is outstanding and unexercised (without regard to the exercise price of such Option) as of immediately prior to the Effective Time, whether vested or unvested, shall (A) become fully vested and exercisable immediately prior to and contingent on the Closing and (B) be cancelled as of the Effective Time (in each case, without the creation of additional liability to the Company or any of its Subsidiaries), subject, if applicable, to payment pursuant to Section 2.4(b); and

(iii) except as otherwise agreed by Parent and a holder thereof, provide that each share of Company Common Stock that is subject to vesting or forfeiture conditions (whether time-based or performance-based and whether granted under a Company Stock Plan or otherwise) (each, a “Restricted Share”) that is outstanding as of immediately prior to the Effective Time shall become fully vested immediately prior to and contingent on the Closing, and provide that each such share shall be treated as a share of Company Common Stock for all purposes of this Agreement.

(b) Each holder of an Option that is outstanding and unexercised as of immediately prior to the Effective Time and has an exercise price per share that is less than the per share Merger Consideration shall be entitled to receive as soon as reasonably practicable after the Effective Time (but in any event no later than three business days after the Effective Time) a cash amount equal to the Designated Consideration for each share of Company Common Stock then subject to the Option (subject to applicable Tax withholding and without interest). For purposes of this Agreement, “Designated Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.

SECTION 2.5 Employee Stock Purchase Plan. The Company shall take all actions necessary to (i) terminate the ESPP in its entirety as of immediately prior to the Closing Date, (ii) ensure that no offering period shall be commenced on or after the date of this Agreement and (iii) if the Closing shall occur prior to the end of the offering period in existence under the ESPP on the date of this Agreement, cause a new exercise date to be set under the ESPP, which date shall be the business day immediately prior to the anticipated Closing Date.

SECTION 2.6 Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the definitive disclosure schedule delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth on one section or subsection of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection) or (B) disclosed in any Company SEC Document (as hereinafter defined) filed with, or furnished to, the SEC on or after March 26, 2008 and prior to the date hereof (the “Filed SEC Documents”), other than disclosures in such Filed SEC Documents contained in the “Risk Factors” and “Forward Looking Statements” sections thereof or any other disclosures in the Filed SEC Documents which are forward-looking in nature:

SECTION 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect (as defined below) on the Company. For purposes of this Agreement, “Material Adverse Effect” means any effect, change, event or occurrence (whether or not constituting any breach of a representation, warranty, covenant or agreement set forth in this Agreement) that, individually or in the aggregate with all other effects, changes, events or occurrences (i) has a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries taken as a whole, or (ii) would or would reasonably be expected to prevent or materially impair or delay the consummation of the Transactions; provided, however, that none of the following, and to the extent arising out of or resulting from the following, no other effect, change, event or occurrence, shall constitute or be taken into account , individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur: any effect, change, event or occurrence (A) generally affecting (1) the industry in which the Company and its Subsidiaries operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes in Law or in generally accepted accounting principles or in accounting standards after the date of this Agreement or prospective changes in Law or in generally accepted accounting principles or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (2) the negotiation, execution or announcement of this Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Section 3.3(c) and Section 3.4), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated by this Agreement, (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (5) any action taken by the Company or its Subsidiaries that is described in, and permitted to be taken without consent under, clauses (i) through (xviii) of Section 5.1(a), that were taken at the Parent’s written request or upon its advance written consent pursuant to Section 5.1 or the failure by the Company or its Subsidiaries to take any action that is prohibited by this Agreement to the extent Parent fails to give its consent thereto after a written request therefor pursuant to Section 5.1, (6) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates, (7) any change or prospective change in the Company’s credit ratings, (8) any decline in the market price, or change in trading volume, of the capital stock of the Company or (9) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (7), (8) and (9) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (6) hereof) is a Material Adverse Effect); provided, further, however, that any effect, change, event or occurrence referred to in clauses (A) or (B)(1), (3) or (4) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such effect, change, event or occurrence has a materially disproportionate adverse affect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been or may be a Material Adverse Effect).

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.2 Capitalization.

(a) (i) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). At the close of business on November 19, 2010 (the “Capitalization Date”), (i) 63,934,844 shares of Company Common Stock were issued and outstanding (including 361,365 Restricted Shares), (ii) 1,352,899 shares of Company Common Stock were held by the Company in its treasury, (iii) 8,421,967 shares of Company Common Stock were subject to outstanding Options and (iv) no shares of Company Preferred Stock were issued or outstanding.

(ii) As of the date of this Agreement, there was no outstanding Indebtedness of the Company or its Subsidiaries other than Indebtedness disclosed in the balance sheet (including the notes thereto) (the “Balance Sheet”) of the Company and its Subsidiaries as of July 31, 2010 (the “Balance Sheet Date”), included in the Filed SEC Documents or incurred thereafter in the ordinary course of business.

(iii) As of the close of business on November 19, 2010, there were outstanding Options to purchase 8,307,717 shares of Company Common Stock with exercise prices on a per share basis lower than the Merger Consideration, and the weighted average exercise price of such Options was equal to $18.23 per share.

(iv) Except as described in this Section 3.2, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligating the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Company Common Stock. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since the Capitalization Date, neither the Company nor any of its Subsidiaries has (1) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or dividends paid thereon or revenues, earning or financial performance or any other attribute of the Company, other than pursuant to the Options referred to above that were outstanding as of the Capitalization Date or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of its capital stock.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, (i) a list of all holders of Options, the date of grant, the number of shares of Common Stock subject to such Option and the price per share at which such Option may be exercised and (ii) a list of all holders of Restricted Stock, the date of grant, the number of shares of Restricted Stock owned by each such holder.

(c) Each Option (A) was granted in material compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (B) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant and (C) has a grant date which was approved by the Board of Directors of the Company or a committee thereof no later than the grant date.

(d) The Company Common Stock constitutes the only outstanding class of securities of the Company or its Subsidiaries registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”).

(e) Section 3.2(e) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned directly or indirectly, beneficially and of record, by the Company free and clear of all Liens and transfer restrictions, except for such Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each Subsidiary of the Company, which is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary. None of the Subsidiaries has any outstanding equity compensation plans or policies relating to the capital stock of, or other equity or voting interests in, any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any securities of any Subsidiary of the Company or dividends paid thereon or revenues, earnings or financial performance or any other attribute of any Subsidiary of the Company.

SECTION 3.3 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, acting upon the unanimous recommendation of the Special Committee, and, except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the Transactions and (iii) resolved, subject to Section 5.2, to recommend adoption of this Agreement to the holders of Company Common Stock. The Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has directed that this Agreement be submitted to the holders of Company Common Stock for their adoption.

(c) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision (A) of the Company Charter Documents or (B) of the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries, (y) violate or constitute a default under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract or (z) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (i)(B) and clause (ii), as would not reasonably be expected to have a Material Adverse Effect.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

SECTION 3.4 Governmental Approvals. (a) Except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act” ) including, without limitation, the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders Meeting and including the information required to be included in the Schedule 13E-3 (as defined below) (as amended or supplemented from time to time, the “Proxy Statement”) and the filing of the Schedule 13E-3, (ii) compliance with the rules and regulations of The New York Stock Exchange, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) filings required under, and compliance with other applicable requirements of, the HSR Act, (v) compliance with any applicable state securities or Blue Sky laws and (vi) the approvals set forth on Section 3.4 of the Company Disclosure Schedule (the “Company Approvals”), no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority or any stock market or stock exchange on which shares of Company Common Stock are listed for trading are necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Material Adverse Effect.

(b) Except for filings required under, and compliance with the other applicable requirements of, the HSR Act, no consent or approval of, or filing, authorization or registration with, any Governmental Authority relating to antitrust or competition matters is required.

SECTION 3.5 Company SEC Documents; Undisclosed Liabilities.

(a) Since February 3, 2008, the Company has filed with or furnished to the SEC, on a timely basis, all required registration statements, certifications, reports and proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. As of the date of this Agreement, none of the Company’s Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except (i) with respect to financial statements included in Company SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments that will not be material).

(c) Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) except liabilities (i) disclosed in the balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date (other than in the notes thereto) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise in connection with the Transactions or (iv) as would not reasonably be expected to have a Material Adverse Effect. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Documents nor any obligations to enter into any such arrangements.

(d) (i) Since February 3, 2008, subject to any applicable grace periods, the Company and each of its officers and directors have been and are in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder) (the “Sarbanes-Oxley Act”) and (B) the applicable listing and corporate governance rules and regulations of The New York Stock Exchange.

(ii) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required under Rule 13a-15 of the Exchange Act.

(iii) The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the chief executive officer and chief financial officer of the Company by others within those entities. Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which could reasonably adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. To the Company’s Knowledge, there is no fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(e) The Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (including any amendment or supplement or document incorporated by reference) and the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the stockholders of the Company (as amended or supplemented from time to time and including any document incorporated by reference therein, the “Schedule 13E-3”) shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting or, in the case of the Schedule 13E-3, on the date it and any amendment or supplement to it is filed with the SEC, (A) with respect to the Schedule 13E-3, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or (B) with respect to the Proxy Statement, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or subject matter which has become false or misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

SECTION 3.6 Absence of Certain Changes. Since January 31, 2010 (a) through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business, (b) through the date of this Agreement there has not been any Material Adverse Effect or any event, change or occurrence that would reasonably be expected to have a Material Adverse Effect and (c) there has not occurred any action or event that, had such action or event occurred after the date of this Agreement and prior to the Effective Time, would have breached any of the covenants contained in Section 5.1(a)(ix), 5.1(a)(xi), 5.1(a)(xiii) or 5.1(a)(xvii)(only to the extent applicable to Section 5.1(a)(ix), 5.1(a)(xi) and 5.1(a)(xiii)).

SECTION 3.7 Legal Proceedings. Except as would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company there is no pending or threatened legal or administrative proceeding, suit, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries, or any injunction, order, judgment, ruling, decree or writ imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority. Except as would not reasonably be expected to have a Material Adverse Effect, there are no injunctions, orders, judgments, rulings, decrees, awards, writs, stipulations, arbitration awards or other requirements of any kind outstanding against the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries are subject.

SECTION 3.8 Compliance With Laws; Permits.

(a) The Company and its Subsidiaries are, and since February 3, 2008 have been, in compliance with all, and have not breached or violated any, state or federal laws, statutes, common laws, ordinances, codes, rules, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law, Permits, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect.

(b) The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same would not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, (i) none of the Company, its Subsidiaries or their respective employees and representatives have used corporate Company funds (or the funds of any of its Subsidiaries) for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or made any direct or indirect unlawful payment to any foreign or domestic government employee or official from corporate funds; (ii) the Company and its Subsidiaries make and keep books, records and accounts that accurately and fairly reflect transactions and the distribution of the Company’s and the Subsidiaries’ assets, and to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are taken in accordance with management’s directives and are properly recorded, in each case in accordance with the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated (“FCPA”); and (iii) the Company and its Subsidiaries have effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the FCPA and / or any similar law will be prevented, detected and deterred.

SECTION 3.9 Tax Matters.

(a) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all material Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects.

(b) All material Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid, other than any such Taxes that are being contested in good faith, have not been finally determined and have been adequately reserved against in accordance with GAAP on the Balance Sheet (other than in the notes thereto). The unpaid Taxes of the Company and its Subsidiaries for all taxable periods and portions thereof through the Balance Sheet Date did not, as of the Balance Sheet Date, exceed by a material amount the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes) set forth on the Balance Sheet (other than in the notes thereto). The Company has not since the Balance Sheet Date incurred any material liability for Taxes other than in the ordinary course of business.

(c) There are no pending, nor has the Company or any of its Subsidiaries received written notice of the expected commencement of any, audits, examinations, investigations, claims or other proceedings in respect of any material Taxes of the Company or any of its Subsidiaries.

(d) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(e) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(f) All material amounts of Tax required to be withheld by the Company and each of its Subsidiaries have been timely withheld, and to the extent required by applicable Law, all such withheld amounts have been timely paid over to the appropriate Governmental Authority.

(g) No deficiency for any material Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn or that have been adequately reserved against in accordance with GAAP in the Filed SEC Documents on the Balance Sheet (other than in the notes thereto).

(h) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any material amount of Tax or agreed to any extension of time with respect to any material Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(i) No Tax rulings, requests for rulings, closing agreements, private letter rulings, technical advice memoranda or other similar agreements or rulings (including any application for a change in accounting method under Section 481 of the Code) have been entered into with, issued by, or filed with any Governmental Authority with respect to or relating to the Company or any of its Subsidiaries that could affect material Tax Returns or material Taxes of the Company or any of its Subsidiaries for taxable periods or portions thereof beginning on or after the Closing Date.

(j) Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any actual or potential liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation or otherwise (other than pursuant to customary provisions of credit agreements or of agreements entered into with employees, customers, vendors or lessors in the ordinary course of business).

(k) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (2).

(l) The Company is not, and has not been at any time within the last five years, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(m) Neither the Company nor any of its Subsidiaries has made any payments, or has been or is a party to any agreement, contract, arrangement or plan that could result in it making any material compensatory payments in 2010, that were not or would not reasonably be expected to be deductible under Section 162(m) of the Code.

(n) For purposes of this Agreement: (x) “Tax” (including, with correlative meaning, the term “Taxes”) shall mean any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority; and (y) “Tax Returns” shall mean returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with the IRS or any other Governmental Authority, domestic or foreign, including consolidated, combined and unitary tax returns.

SECTION 3.10 Employee Benefits.

(a) Section 3.10 (a) of the Company Disclosure Schedule contains a true and complete list of each material Company Plan. The Company has made available to Parent true, correct and complete copies of (1) each material Company Plan document (or, if appropriate, a form thereof), including any amendments thereto and in the case of unwritten material Company Plans, written descriptions thereof, (2) the most recent annual report (Form 5500 series or local law equivalent) required to be filed with the IRS with respect to each material Company Plan (if any such report was required) and the two most recent actuarial valuations or similar reports with respect to each material Company Plan for which such report is available, (3) a correct and complete copy of the most recent IRS determination or opinion letter received with respect to each material Company Plan, (4) the most recent summary plan description for each material Company Plan for which such summary plan description is required, (5) each insurance or group annuity contract or other funding vehicle relating to any material Company Plan and (6) copies of the most recent version of any 280G calculation prepared (whether or not final) with respect to any employee, director or independent contractor of the Company in connection with the transactions contemplated by this Agreement (together with the underlying documentation on which such calculation is based).

(b) Each Company Plan has been, in all material respects, administered in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to affect adversely the qualified status of any such Company Plan. Neither the Company nor its Subsidiaries is or reasonably could be subject to either a material liability pursuant to Section 502 of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code. There are no pending, or to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Company Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries and no audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened or anticipated with respect to such plan.

(c) No Company Plan is maintained primarily for the benefit of employees or other service providers who are primarily located outside of the United States.

(d) Neither the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has ever maintained, contributed to, or been required to contribute to a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA.

(e) Except as required under Section 601 et seq. of ERISA (or any other similar foreign, state or local Law), no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(f) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan, (iv) otherwise give rise to any material liability under any Company Plan or (v) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time.

(g) The Company has made available to Parent a schedule that sets forth (i) the Company’s reasonable, good faith estimate of the maximum amount (separately identifying single and double-trigger amounts and any tax gross-up payments) that could be paid to MD as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event) and (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) with respect to MD, in each case, calculated as of the date of this Agreement.

(h) Each Company Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder, except for any instances of noncompliance that would not reasonably be expected to result in a material liability to the Company. The Company does not have an obligation to gross-up, indemnify or otherwise reimburse any current or former service provider to the Company for any tax incurred by such service provider pursuant to Section 409A of the Code.

SECTION 3.11 Labor Matters. Except as would not reasonably be expected to have a Material Adverse Effect, (i) as of the date hereof neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization; (ii) to the Knowledge of the Company, as of the date hereof, there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or like organization; (iii) as of the date hereof no employees of the Company or any of its Subsidiaries are represented by any labor union or works council; (iv) as of the date hereof there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown, or work stoppage; (v) as of the date hereof there is no unfair labor practice charge against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any comparable labor relations authority; (vi) there is no pending or, to the Knowledge of the Company, threatened grievance, charge, complaint, audit or investigation by or before any Governmental Authority with respect to any current or former employees of the Company or any of its Subsidiaries; and (vii) since February 3, 2008, the Company has complied with all applicable Laws related to employment, employment practices, wages, hours and other terms and conditions of employment (including the classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state laws) and other Laws in respect of any reduction in force, including notice, information and consultation requirements.

SECTION 3.12 Environmental Matters. Except for those matters that would not reasonably be expected to have a Material Adverse Effect, (A) since February 3, 2008, each of the Company and its Subsidiaries is and has been in compliance with all applicable Laws, regulations or other legal requirements relating to the protection of the environment or human health and safety (“Environmental Laws”), which compliance includes obtaining, maintaining or complying with all Permits required under Environmental Laws for the operation of their respective businesses, (B) as of the date hereof there is no investigation, suit, claim, action or proceeding relating to or arising under any Environmental Law that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries, (C) as of the date hereof neither the Company nor any of its Subsidiaries has received any written notice of or entered into any legally-binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements on the part of the Company or its Subsidiaries relating to or arising under Environmental Laws and (D) there are and have been no Hazardous Materials present on any real property owned or leased by the Company or any of its Subsidiaries in a manner and concentration that would reasonably be expected to result in any claim against the Company or its Subsidiaries under any Environmental Law.

SECTION 3.13 Intellectual Property.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are the sole and exclusive owners of all of the Registered Intellectual Property, and the Registered Intellectual Property is not subject to any Lien other than Permitted Liens. To the Knowledge of the Company and except as would not reasonably be expected to have a Material Adverse Effect, all of the Registered Intellectual Property is valid and enforceable and none of the Registered Intellectual Property is being misappropriated, violated or infringed by any third party.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted (the “Company Intellectual Property”).

(c) Except as would not reasonably be expected to have a Material Adverse Effect, no claims are pending or, to the Knowledge of the Company, threatened (i) challenging the ownership, enforceability, scope, validity or use by the Company or any Subsidiary of any Intellectual Property owned by the Company or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, (i) to the Knowledge of the Company, no Person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or a Subsidiary of the Company and (ii) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person.

(e) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries take and have taken commercially reasonable actions to maintain and preserve any material Intellectual Property owned by the Company or its Subsidiaries.

(f) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer and the use of data that are commercially reasonable and, if followed, ensure that the Company and its Subsidiaries are in compliance with all applicable Laws. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all such policies and other legal requirements pertaining to data privacy and data security. Except as would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, there have been (i) no material losses or thefts of data or security breaches relating to data used in the business of the Company and its Subsidiaries; (ii) violations of any security policy regarding any such data; (iii) any unauthorized access or unauthorized use of any data; and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of the Company or a Subsidiary or a contractor or agent acting on behalf of the Company or a Subsidiary.

SECTION 3.14 Rights Agreement; Anti-Takeover Provisions.

(a) The Company is not party to a rights agreement, “poison pill” or similar agreement or plan.

(b) The Board of Directors of the Company has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to the Company does not, and will not, apply to this Agreement, the Merger or the Transactions contemplated hereby.

SECTION 3.15 Property. Except as would not reasonably be expected to have a Material Adverse Effect, (a) the Company or one of its Subsidiaries has good and valid title to the real estate owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and to all of the buildings, structures and other improvements thereon, free and clear of all Liens (other than Permitted Encumbrances), (b) the Company or one of its Subsidiaries has a good and valid leasehold interest in each material Company Lease, free and clear of all Liens (other than Permitted Encumbrances) and (c) none of the Company or any of its Subsidiaries has received written notice of any material default under any agreement evidencing any Lien or other agreement affecting the Owned Real Property or any Company Lease, which default continues on the date of this Agreement.

SECTION 3.16 Contracts.

(a) Except for this Agreement, each Company Plan and the contracts filed as exhibits to the Filed SEC Documents, Section 3.16(a) of the Company Disclosure Schedule sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans) that:

(i) are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) with respect to a joint venture, partnership, limited liability company or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) relate to Indebtedness having an outstanding amount in excess of $2 million individually or $5 million in the aggregate, other than any Indebtedness between or among any of the Company and any of its Subsidiaries;

(iv) involve the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests of another Person (A) for aggregate consideration under such Contract (or series of related Contracts) in excess of $2 million or (B) and that contain representations, warranties covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually, could reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $500,000 (in the case of each of clause (A) and (B), other than acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business);

(v) are Contracts (or a series of related Contracts) for the purchase or sale of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company and its Subsidiaries or to the Company and its Subsidiaries, respectively, of $2 million or more, other than those that can be terminated by the Company or any of its Subsidiaries on less than 90 days’ notice without payment by the Company or any Subsidiary of any material penalty;

(vi) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibits the pledging of the capital stock of the Company or any wholly owned Subsidiary of the Company or prohibits the issuance of any guaranty by the Company or any wholly owned Subsidiary of the Company;

(vii) are license agreements that are material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries (other than license agreements for commercially available software on standard terms); or

(viii) contains provisions (i) that prohibit the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company from competing in any material line of business or grants a right of exclusivity to any Person which prevents the Company or a Subsidiary from entering any territory, market or field or freely engaging in business anywhere in the world, other than leases containing customary radius restrictions that would not apply to Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) following the consummation of the Merger or (ii) that grant to any person a most favored nation or similar right against the Company, except, in the case of clause (ii), Contracts that are not material.

(b) (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect would not reasonably be expected to have a Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default would not reasonably be expected to have a Material Adverse Effect, (iv) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract, except as would not reasonably be expected to have a Material Adverse Effect; and (v) to the Knowledge of the Company, the Company has not received, as of the date of this Agreement, any notice in writing from any Person that such Person intends to terminate, or not renew, any Material Contract.

SECTION 3.17 Suppliers. Section 3.17 of the Company Disclosure Schedule sets forth a true, correct and complete list of the ten largest suppliers or vendors (“Suppliers”) to the Company and its Subsidiaries (based on purchases from February 1, 2010, through the date of this Agreement). Except as would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, the Company has not received, as of the date of this Agreement, any notice in writing from any Supplier that such Supplier intends to terminate, or not renew, its relationship with the Company or its Subsidiaries and, to the Knowledge of the Company, no such Supplier intends to cancel or otherwise terminate its relationship with the Company and its Subsidiaries.

SECTION 3.18 Insurance. Except as would not reasonably be expected to have a Material Adverse Effect, (i) all material insurance policies maintained by the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries, and in amounts sufficient to comply with all Material Contracts to which the Company or its Subsidiaries are parties or are otherwise bound, and (ii) all such insurance policies are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.

SECTION 3.19 Opinion of Financial Advisor. The Special Committee has received the opinion of Perella Weinberg Partners LP, to the effect that, as of the date of such opinion, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received by holders of shares of Company Common Stock (other than with respect to Rollover Shares) is fair, from a financial point of view, to such holders and a copy of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Company.

SECTION 3.20 Brokers and Other Advisors. Except for Perella Weinberg Partners LP, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Section 3.20 of the Company Disclosure Letter sets forth the Company’s good faith estimate, as of the date hereof, of the out-of-pocket fees and expenses it will incur to Perella Weinberg Partners LP in connection with this Agreement and the transactions contemplated hereby.

SECTION 3.21 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company:

SECTION 4.1 Organization; Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so organized, licensed, qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation, by-laws or comparable governing documents each as amended to the date of this Agreement.

SECTION 4.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by the Boards of Directors of Parent and Merger Sub, and no other corporate action (including any stockholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, other than approval of the Merger by Parent in its capacity as sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of Parent and Merger Sub have (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, Parent and Merger Sub and their respective stockholders, and (ii) adopted resolutions that have approved and declared advisable this Agreement, the Merger and the Transactions, and such resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries, or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clause (ii), for such violations or defaults as would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.3 Governmental Approvals. Except for (i) compliance with the applicable requirements of the Exchange Act including, without limitation, the filing with the SEC of the Proxy Statement and the Schedule 13E-3, (ii) compliance with the rules and regulations of The New York Stock Exchange, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iv) filings required under, and compliance with other applicable requirements of, the HSR Act, and (v) compliance with any applicable state securities or Blue Sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority or any stock market or stock exchange on which shares of Company Common Stock are listed for trading are necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Each of Parent and Merger Sub was formed solely for the purpose of engaging in the Transactions, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

SECTION 4.5 Financing. Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (i) an executed commitment letter (the “TPG Equity Funding Letter”) from TPG Partners VI, L.P. and an executed commitment letter (the “LGP Equity Funding Letter” and, together with the TPG Equity Funding Letter, the “Equity Funding Letters”) from Green Equity Investors V, L.P. and Green Equity Investors Side V, L.P. (collectively with TPG Partners V, L.P. the “Equity Providers” and each an “Equity Provider”) to each invest, in each case subject to the terms and conditions therein, cash in the aggregate amount set forth therein (being collectively referred to as the “Equity Financing”), (ii) an executed rollover commitment letter (the “Rollover Letter”) from MD, The Drexler Family Revocable Trust, The Millard S. Drexler 2009 Grantor Retained Annuity Trust #1, The Millard S. Drexler 2009 Grantor Retained Annuity Trust #2 (collectively, the “Rollover Investors”) to contribute to Parent, subject to the terms and conditions therein, the amount of Company Common Stock set forth therein (the “Rollover Investment”) and (iii) an executed commitment letter and Redacted Fee Letters from the financial institutions identified therein (the “Debt Commitment Letter” and, together with the Equity Funding Letters, the “Financing Letters”) to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing”, and together with the Equity Financing collectively referred to as the “Financing”). As of the date hereof, none of the Equity Funding Letters, the Rollover Letter or Debt Commitment Letter has been amended or modified, no such amendment or modification is contemplated (other than amendments or modifications that are permitted by Section 5.5(a)), and the respective obligations and commitments contained in such letters have not been withdrawn or rescinded in any respect. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Equity Funding Letters, the Rollover Letter and the Debt Commitment Letter that are payable on or prior to the date hereof. Assuming (i) the Financing is funded in accordance with the Equity Funding Letters and the Debt Commitment Letter, as applicable, (ii) the contribution contemplated by the Rollover Letter is made in accordance with the terms of the Rollover Letter, (iii) the accuracy of the representations and warranties set forth in Article III and (iv) performance by the Company of its obligations under Section 5.1, as of the date hereof, the net proceeds contemplated by the Equity Funding Letters and Debt Commitment Letter will, together with Company cash and the contribution contemplated by the Rollover Letter, in the aggregate be sufficient for Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration and Designated Consideration (and any repayment or refinancing of debt contemplated by this Agreement, the Equity Funding Letters or the Debt Commitment Letter) and any other amounts required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses. The Financing Letters and the Rollover Letter are in full force and effect as of the date hereof. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto, under the Equity Funding Letters, Rollover Letter or the Debt Commitment Letter; provided that Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in Article III. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the date of the Closing or that any of the conditions to the contribution contemplated in the Rollover Letter will not be satisfied or that the contribution contemplated by the Rollover Letter will not be made to Parent on or before the date of the Closing; provided that Parent is not making any representation regarding the accuracy of the representations and warranties set forth in Article III, or compliance by the Company of its obligations hereunder. The Financing Letters contain all of the conditions precedent to the obligations of the parties thereunder to make Financing available to Parent on the terms therein, and the Rollover Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the contribution to Parent described therein. As of the date hereof, there are no side letters or other agreements, Contracts or arrangements to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Financing Letters, the Rollover Letter, the Interim Investors Agreement and any customary engagement letter and non-disclosure agreements that do not impact the conditionality or amount of the Financing.

SECTION 4.6 Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect and is the valid, binding and enforceable obligation of each Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under such Guaranty.

SECTION 4.7 Solvency. Assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger, and after giving effect to the Transactions, including the Financing (as some or all of such Financing may be amended or replaced in compliance with Section 5.5 hereof) and the payment of the aggregate Merger Consideration, (b) any repayment or refinancing of debt contemplated in this Agreement or the Financing Letters, (c) the accuracy of the representations and warranties of the Company set forth in Article III hereof, (d) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, (e) payment of all amounts required to be paid in connection with the consummation of the Transactions, and (f) payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

SECTION 4.8 Certain Arrangements. (a) Except as set forth in Section 4.8 of the Parent Disclosure Schedule delivered to the Company on the date hereof (the “Parent Disclosure Schedule”), as of the date of this Agreement, there are no Contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) (i) between Parent, Merger Sub, the Guarantors or any of their Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or any of its Subsidiaries or the Transactions or (ii) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Superior Proposal.

SECTION 4.9 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses will be paid by Parent.

SECTION 4.10 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub. Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or representatives, or the use by Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or representatives in anticipation or contemplation of any of the Transactions.

SECTION 4.11 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or Representatives, with respect thereto.

SECTION 4.12 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (including any amendment or supplement or document incorporated by reference) or the Schedule 13E-3 shall, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting or, in the case of the Schedule 13E-3, on the date it and any amendment or supplement to it is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or, with respect to the Proxy Statement, omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading.

SECTION 4.13 Litigation. To the knowledge of Parent or Merger Sub, as of the date of this Agreement, there is no (a) pending or threatened Action against Parent or Merger Sub or (b) any injunction, order, judgment, ruling, decree or writ imposed upon Parent or Merger Sub, in each case, by or before any Governmental Authority, that seeks to enjoin, or would reasonably be likely to have the effect of preventing, making illegal, or otherwise interfering with, any of the Transactions, except as would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.1 Conduct of Business.

(a) Except as required by applicable Law or expressly required by this Agreement or as described in Section 5.1(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.1), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course consistent with past practice. To the extent consistent with the foregoing, the Company shall, and shall cause its Subsidiaries to, use its and their reasonable efforts to preserve its and each of its Subsidiaries’ business organizations intact and maintain existing relations with key customers, suppliers, distributors, employees and other Persons with whom the Company or its Subsidiaries have business relationships, assets, rights and properties. Without limiting the generality of the foregoing, and except as required by applicable Law or expressly required by this Agreement or as described in Section 5.1(a) of the Company Disclosure Schedule, during such period, the Company shall not, and shall not permit any of its Subsidiaries to, unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned):

(i) (A) issue, sell or grant any shares of its capital stock or other equity or voting interest, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interest, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interest, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of its capital stock or other equity or voting interest, provided that the Company may issue shares of Company Common Stock as required to be issued upon exercise or settlement of Options or other equity awards or obligations under the Company Stock Plans outstanding on the date hereof or, to the extent permitted by Section 2.5, the ESPP in accordance with the terms of the applicable Company Stock Plan or the ESPP in effect on the date hereof; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interest, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interest, except (x) pursuant to written commitments in effect as of the date hereof only from former employees or directors in connection with any termination of services to the Company or any of its Subsidiaries or (y) in connection with withholding to satisfy Tax obligations with respect to Options or Restricted Shares, acquisitions in connection with the forfeiture of Restricted Shares or other equity awards, or acquisitions in connection with the net exercise of Options; (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interest; or (D) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interest;

(ii) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(iii) (A) incur, issue, modify, renew, syndicate or refinance any Indebtedness (excluding any letters of credit issued in the ordinary course of business), (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business or (C) make any loans, capital contributions or advances to any Person (other than the Company and any wholly-owned Subsidiary of the Company) other than in the ordinary course of business;

(iv) adopt or implement any stockholder rights plan or similar arrangement;

(v) sell or lease, in a single transaction or series of related transactions, any of its properties or assets whose value or purchase price, individually or in the aggregate, exceeds $5 million, except (A) dispositions of obsolete, surplus or worn out assets or assets that are no longer useful in the conduct of the business of the Company, (B) transfers among the Company and its Subsidiaries or (C) in the ordinary course of business (which for the avoidance of doubt and without limitation to the foregoing shall be deemed to include the sale or other disposition of supply, inventory or trading stock in the ordinary course of business);

(vi) make or authorize capital expenditures except (x) as budgeted in the Company’s current plan approved by its board of directors that was made available to Parent, (y) in the ordinary course of business consistent with past practice or (z) otherwise in an amount not to exceed $3 million;

(vii) make any acquisition (including by merger) of the capital stock or, except in the ordinary course of business, a material portion of the assets of any other Person, in each case for consideration in excess of $3 million;

(viii) (A) increase the compensation or benefits of any directors or executive officers of the Company, other than as required by the terms of any applicable agreement or benefit plan in existence on the date of execution of this Agreement or as required by applicable Law, (B) provide increases in salaries, wages and benefits of employees who are not executive officers or directors of the Company other than in the ordinary course of business consistent with past practice, (C) enter into any change-in-control or retention agreement with any officer, employee, director or independent contractor, (D) enter into any employment, severance or other agreement with any officer, employee, director or independent contractor, other than in the ordinary course of business consistent with past practice with respect to non-executive officer employees, employees with an annual base salary of less than $300,000 and independent contractors, (E) establish, adopt, terminate or amend any Company Plan or any plan, program, arrangement, practice or agreement that would be a Company Plan if it were in existence on the date hereof, except to the extent that such amendment that would not result in more than a de minimis increase to the cost to the Company under such arrangement or plan or (F) hire any employee with an annual base salary in excess of $300,000;

(ix) make any material changes in financial accounting methods, principles or practices (or change an annual accounting or period) materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act;

(x) (A) modify, amend, terminate or waive any rights under any Material Contract (except for any modification or amendment that is beneficial to or not materially less favorable to the Company) or enter into any Contract which if entered into prior to the date hereof would have been a Material Contract, except, in the case of Material Contracts described in clause (v) of the definition thereof, in the ordinary course of business or (B) enter into any new Material Contract that contains a change in control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated hereby other than real estate leases entered into under existing master or other similar arrangements that were entered into in the ordinary course of business or that exclude the Transactions from the change in control or similar provision);

(xi) amend the Company Charter Documents or organizational documents of any Subsidiary;

(xii) fail to make any material filing, pay any fee, or take another action necessary to maintain in full force and effect any trademark or trade name that is material to the conduct of the business of the Company and its Subsidiaries, as a whole, as currently conducted, or enter into any license or transfer agreement granting or transferring to a third party an exclusive right to use any such trademark or trade name;

(xiii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xiv) grant any Lien (other than Permitted Liens) in any of its material assets other than to secure Indebtedness permitted under Section 5.1(a)(iii);

(xv) settle or compromise any pending or threatened suit, action or claim, other than settlements or compromises of any pending or threatened suit, action or claim (A) that do not exceed $500,000 in any single instance or in excess of $5 million in the aggregate, (B) that do not involve any material injunctive or equitable relief or impose material restrictions on the business activities of the Company and its Subsidiaries, taken as a whole, (C) that do not relate to the transactions contemplated hereby and (D) that do not involve the issuance of Company Securities or equity or voting interests;

(xvi) except as required by Law, (a) make any material change (or file a request to make any such change) in any method of Tax accounting or any annual Tax accounting period; (b) make any material Tax election, other than a Tax election previously made with respect to prior Tax periods and consistent with such past practice, or change or rescind any material Tax election; (c) settle or compromise any material Tax liability, audit claim or assessment; (d) surrender any right to claim for a material Tax refund; (e) file any amended Tax Return that would reasonably be expected to result in a material increase in Taxes before or after the Closing; (f) enter into any closing agreement with respect to any material Tax or (g) waive or extend the statute of limitations with respect to any material Tax other than (1) pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business or (2) an extension of the statute of limitations granted in the ordinary course of business in connection with a state or local Tax audit or examination to prevent an imminent assessment of such state or local Taxes; or

(xvii) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b) Subject to the conditions of this Agreement and the rights of Parent hereunder, Parent shall not knowingly take or permit any of its Affiliates to take any action that could reasonably be expected to prevent or delay in any material respect the consummation of the Merger; provided, that Parent and Merger Sub shall in no event be required to consummate the Merger prior to the end of the Marketing Period.

(c) Without the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of the Company (acting through the Special Committee), Parent and Merger Sub shall not, and shall cause the Guarantors and their respective Affiliates to not, (i) enter into discussions or negotiations regarding any Contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) or (ii) amend or otherwise supplement any agreements, arrangements or understandings (whether oral or written) in existence on the date of this Agreement, in the case of clauses (i) and (ii) that are between Parent, Merger Sub, the Guarantors or any of their Affiliates, on the one hand, and any officer or director of the Company (other than Mr. James G. Coulter and, to the extent such action is consistent with actions permitted under the Interim Investors Agreement, MD), on the other hand, that relate in any way to the Company or any of its Subsidiaries or the Transactions.

(d) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 5.2 Solicitation; Change in Recommendation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on January 15, 2011, the Company and its Subsidiaries and their respective officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, Affiliates and other representatives (collectively, “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage, whether publicly or otherwise, Takeover Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a Takeover Proposal), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, that the Company shall promptly (and in any event within forty-eight hours) provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any

Person given such access which was not previously provided to Parent or its Representatives; and (ii) enter into, engage in, and maintain discussions or negotiations with respect to Takeover Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a Takeover Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations. For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that an Acceptable Confidentiality Agreement need not prohibit the submission of Takeover Proposals or amendments thereto to the Company’s Board of Directors or the Special Committee.

(b) Except as permitted by this Section 5.2 and except as may relate to any Excluded Party (for as long as such Person or group is an Excluded Party), the Company shall and shall cause each of its Subsidiaries and Representatives to (i) from 12:00 a.m. (New York City time) on January 16, 2011 (the “No-Shop Period Start Date”), immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal and (ii) from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal or (C) enter into any letter of intent, agreement or agreement in principle with respect to a Takeover Proposal. No later than two business days after the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each Person that submitted a Takeover Proposal prior to the No-Shop Period Start Date. Notwithstanding the commencement of the obligations of the Company under this Section 5.2(b) on the No-Shop Period Start Date, the parties agree that the Company may continue to engage in the activities described in clause (i) and/or (ii) of Section 5.2(a) with respect to each Excluded Party (for as long as any such Person or group is an Excluded Party) on and after the No-Shop Period Start Date until the earlier of the time (A) the Stockholder Approval is obtained and (B) it ceases to be an Excluded Party, including with respect to any amended or revised proposal submitted by such Excluded Party on or after the No-Shop Period Start Date; provided that to the extent set forth therein, the provisions of Section 5.2(e) shall apply; and provided, further that with respect to any Excluded Party, the Company shall promptly provide to Parent (i) an unredacted copy of any such Takeover Proposal made in writing provided to the Company or any of its Subsidiaries (including any financing commitments relating thereto, which shall include any Redacted Fee Letters) and (ii) a written summary of the material terms of any such Takeover Proposal not made in writing (including any financing commitments and any Redacted Fee Letters relating thereto).

(c) Notwithstanding anything to the contrary contained in Section 5.2(b) or any other provisions of this Agreement, if at any time on or after the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a written Takeover Proposal from any Person or group of Persons, which Takeover Proposal was made by an Excluded Party or which Takeover Proposal was made or renewed on or after the No-Shop Period Start Date and did not result from any breach of this Section 5.2, (A) the Company and its Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (B) if the Special Committee determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal; provided that the Company shall promptly (and in any event within 48 hours) provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal. From and after the No-Shop Period Start Date, the Company shall promptly (and in any event within 48 hours) provide to Parent (i) an unredacted copy of any such Takeover Proposal made in writing provided to the Company or any of its Subsidiaries (including any financing commitments (including any Redacted Fee Letters) relating thereto) and (ii) a written summary of the material terms of any such Takeover Proposal not made in writing (including any financing commitments relating thereto).

(d) Following the No-Shop Period Start Date, the Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal (whether made before or after the No-Shop Period Start Date) on a prompt basis (and in any event within 48 hours) and upon the request of Parent shall apprise Parent of the status of such Takeover Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 5.2.

(e) Except as expressly permitted by this Section 5.2(e) or Section 5.2(f), the Board of Directors of the Company shall not (i)(A) fail to recommend to its stockholders that the Company Stockholder Approval be given (the “Company Board Recommendation”) or fail to include the Company Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication by the Board of Directors of the Company pursuant to Rule 14d-9(f) of the Exchange Act or (D) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Takeover Proposal (actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”) or (iii) take any action pursuant to Section 7.1(d)(ii). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approval is obtained, but not after, the Board of Directors of the Company may make a Company Adverse Recommendation Change, enter into a Company Acquisition Agreement with respect to a Takeover Proposal not solicited in violation of this Section 5.2 or take any action pursuant to Section 7.1(d)(ii) if the Board of Directors of the Company (acting upon recommendation of the Special Committee) has determined in good faith, after consultation with its financial advisor and outside legal counsel, (x) that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable Law and (y) that such Takeover Proposal constitutes a Superior Proposal; provided, however, that (1) the Company has given Parent at least three calendar days’ prior written notice of its intention to take such action (which notice shall include an unredacted copy of the Superior Proposal, an unredacted copy of the relevant proposed transaction agreements and a copy of any financing commitments (including Redacted Fee Letters) relating thereto and a written summary of the material terms of any Superior Proposal not made in writing, including any financing commitments relating thereto), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement, the Financing Letters and the Guaranty such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Board of Directors of the Company (acting upon recommendation of the Special Committee) shall have considered in good faith any proposed revisions to this Agreement, the Financing Letters, the Rollover Letter and the Guaranty proposed in writing by Parent in a manner that would form a binding contract if accepted by the Company, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least one calendar day (rather than the three calendar days otherwise contemplated by clause (1) above); and provided, further that the Company has complied in all material respects with its obligations under this Section 5.2 and provided, further, that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect, unless the Company termination is in accordance with Section 7.1 and, to the extent required under the terms of this Agreement, the Company pays Parent the applicable Termination Fee in accordance with Section 7.3 prior to or concurrently with such termination.

(f) Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the Board of Directors of the Company may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation (“Change of Recommendation”) if the Board of Directors of the Company (acting upon recommendation of the Special Committee) has determined in good faith, after consultation its financial advisor and outside legal counsel, that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that such action shall not be in response to a Superior Proposal (which is addressed under Section 5.2(e)) and prior to taking such action, (x) the Board of Directors of the Company has given Parent at least three calendar days’ prior written notice of its intention to take such action and a description of the reasons for taking such action, (y) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement, the Financing Letters, the Rollover Letter and the Guaranty in such a manner that would obviate the need for taking such action and (z) following the end of such notice period, the Board of Directors of the Company (acting upon recommendation of the Special Committee) shall have considered in good faith any revisions to this Agreement, the Financing Letters, the Rollover Letter and the Guaranty proposed in writing by Parent in a manner that would form a binding contract if accepted by the Company, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect a Change of Recommendation could be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Nothing in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, that any disclosures permitted under this Section 5.2(g) that does not contain either an express rejection of any applicable Takeover Proposal or an express reaffirmation of the Company Board Recommendation shall be deemed a Company Adverse Recommendation Change or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law; provided that making such disclosure shall not in any way limit or modify the effect, if any, that any such action has under Section 5.2.

(h) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock involved is 20% or more; in each case, other than the Transactions.

(i) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal that the Board of Directors of the Company (acting through the Special Committee) has determined, after consultation with its outside legal counsel and financial advisor, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such, and excluding the Rollover Investors) from a financial point of view than the transaction contemplated by this Agreement (including any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise); provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

SECTION 5.3 Preparation of the Proxy Statement; Stockholders Meeting.

(a) Subject to Section 5.3(b), the Company shall take all actions in accordance with applicable Law, the Company Charter Documents and the rules of the New York Stock Exchange to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment or postponement thereof, the “Company Stockholders Meeting”) for the purpose of obtaining the Stockholder Approvals, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement or Schedule 13E-3. Subject to Section 5.2, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company in its sole discretion may adjourn or postpone the Company Stockholders Meeting (i) after consultation with Parent, and with Parent’s consent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting or (ii) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

(b) As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare the Proxy Statement and file it with the SEC and the Company and Parent shall jointly prepare and file the Schedule 13E-3 with the SEC and the Company and Parent shall cooperate with each other in connection with the preparation of the foregoing. The Company shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement or the Schedule 13E-3 and shall cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the resolution of any such comments; provided, that the Company shall be under no obligation to mail the Proxy Statement to its stockholders prior to the No-Shop Period Start Date. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement and the Schedule 13E-3, including promptly furnishing to the Company in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement or Schedule 13E-3 under applicable Law. Parent shall ensure that such information supplied by it in writing for inclusion (or incorporation by reference) in the Proxy Statement and the Schedule 13E-3 will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting or filed with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement, filing the Schedule 13E-3 or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall consider Parent’s comments in good faith. The Company shall ensure that the Proxy Statement and the Schedule 13E-3 (i) will not, with respect to the Proxy Statement, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting and, with respect to the Schedule 13E-3, the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

SECTION 5.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest any claim, suit, action or other proceeding brought by a third party that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, in the case of each of clauses (i) through (iv) other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws, which are dealt with in Section 5.4(c) below. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if the restrictions of any state takeover statute or similar Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Law on the Transactions.

(c) Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable and in any event within ten business days of the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties to close the Transactions.

(d) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private Person, (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other party with respect to information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person and/or any Governmental Authority in connection with the Transactions, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

SECTION 5.5 Financing.

(a) (i) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions (including the flex provisions) described in the Financing Letters, and the contribution contemplated by the Rollover Letter pursuant to the terms thereof, and shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Financing Letters or the Rollover Letter if such amendment, modification or waiver (A) with respect to the Financing Letters, reduces (or could have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount unless (x) the Debt Financing or the Equity Financing is increased by a corresponding amount or the Debt Financing is otherwise made available to fund such fees or original issue discount and (y) after giving effect to any of the transactions referred to in clause (x) above, the representation and warranty set forth in Section 4.7 shall be true and correct) or, with respect to the Rollover Letter, reduces the amount of Company Common Stock to be contributed thereby unless (x) the Debt Financing or the Equity Financing is increased by a corresponding amount and (y) after giving effect to any of the transactions referred to in clause (x) above, the representation and warranty set forth in Section 4.7 shall be true and correct as of the time of such transaction or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing or the contribution contemplated by the Rollover Letter, or otherwise expands, amends or modifies any other provision of the Financing Letters or the Rollover Letter, in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding of the Financing or the contribution contemplated by the Rollover Letter (or satisfaction of the conditions to the Financing or the contribution contemplated by the Rollover Letter) on the Closing Date or (y)adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect thereto or the Rollover Letter, in each of clauses (x) and (y) in any material respect (provided that, subject to compliance with the other provisions of this Section 5.5(a), Parent and Merger Sub may amend the Debt Commitment Letter to add additional lenders, arrangers, bookrunners and agents). Parent shall promptly deliver to the Company copies of any such amendment, modification or replacement. For purposes of this Section 5.5, references to “Financing” shall include the financing contemplated by the Financing Letters as permitted to be amended, modified or replaced by this Section 5.5(a), references to the “Rollover Investment” shall include the financing contemplated by the Rollover Letter as permitted to be amended, modified or replaced by this Section 5.5(a) and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 5.5(a).

(ii) Each of Parent and Merger Sub shall use its reasonable best efforts (A) to maintain in effect the Financing Letters and the Rollover Letter, (B) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions (including the flex provisions) contained in the Debt Commitment Letter (or on terms no less favorable to Parent or Merger Sub than the terms and conditions (including flex provisions) in the Debt Commitment Letter), (C) to satisfy on a timely basis all conditions to funding in the Debt Commitment Letter and such definitive agreements thereto (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information described in Section 5.5(b)) and in the Equity Funding Letters and the Rollover Letter and to consummate the Financing and make the Rollover Investment at or prior to the Closing, including using its reasonable best efforts (including, other than with respect to the providers of the Equity Financing, through litigation pursued in good faith) to cause the lenders and the other persons committing to fund the Financing and make the Rollover Investment to fund the Financing and make the Rollover Investment at the Closing, (D) to enforce its rights (including, other than with respect to the providers of the Equity Financing, through litigation pursued in good faith) under the Financing Letters and Rollover Letter and (E) to comply with its obligations under the Financing Letters and the Rollover Letter. Parent shall keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies of the material definitive agreements for the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (x) of any breach or default by any party to any of the Financing Letters, Rollover Letter, or definitive agreements related to the Financing of which Parent or Merger Sub become aware, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any Financing source with respect to any (1) actual or potential breach, default, termination or repudiation by any party to any of the Financing Letters, Rollover Letter or definitive agreements related to the Financing of any provisions of the Financing Letters, Rollover Letter or definitive agreements related to the Financing or (2) material dispute or disagreement between or among any parties to any of the Financing Letters, Rollover Letter or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at

Closing, and (z) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing or the Rollover Investment on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Letters, the Rollover Letter or definitive agreements related to the Financing. As soon as reasonably practicable, but in any event within two business days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence; provided, that they need not provide any information believed to be privileged or that is requested for purposes of litigation. Upon the occurrence of any circumstance referred to in clause (x), (y)(A) or (z) of the second preceding sentence or if any portion of the Debt Financing or Rollover Investment otherwise becomes unavailable, and such portion is reasonably required to fund the aggregate Merger Consideration and all fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement, Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions not materially less favorable to Parent and Merger Sub (or their Affiliates) than the terms and conditions set forth in the Debt Commitment Letter or the Rollover Letter, as applicable, as promptly as reasonably practicable following the occurrence of such event. Parent shall deliver to the Company true and complete copies of all Contracts or other arrangements (including Redacted Fee Letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing or the Rollover Investment. Parent and Merger Sub acknowledge and agree that the obtaining of the Financing and the Rollover Investment, or any alternative financing, is not a condition to Closing.

(iii) Notwithstanding anything contained in this Section 5.5 or in any other provision of this Agreement, in no event shall Parent or Merger Sub be required (A) to amend or waive any of the terms or conditions hereof or (B) except as specified in clause (b) of the proviso in Section 1.2, to consummate the Closing any earlier than the final day of the Marketing Period.

(b) Prior to the Closing Date, the Company shall use its reasonable best efforts to provide to Parent and Merger Sub, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives, including legal and accounting, to provide, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent that is customary in connection with the arrangement of the Financing or any permitted replacement, amended, modified or alternative financing (collectively with the Financing, the “Available Financing” it being understood that for purposes of this Section 5.5, for the avoidance of doubt, Available Financing shall include any offering of debt securities or incurrence of loans contemplated by the Debt Commitment Letter) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), which reasonable best efforts shall include (i) (A) furnishing Parent and Merger Sub and their Financing sources, as promptly as reasonably practicable following Parent’s request, with such pertinent and customary information (other than financial information, which is covered by clause (ii) below), to the extent reasonably available to the Company, regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent to consummate the offerings of debt securities contemplated by the Available Financing at the time during the Company’s fiscal year such offerings will be made and (B) furnishing Parent and Merger Sub and their Financing sources, as promptly as reasonably practicable following Parent’s request, with information (other than financial information, which is covered by clause (ii) below) regarding the Company and its Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and its Subsidiaries) customary for the arrangement of loans contemplated by the Available Financing (the “Bank Financing”), to the extent reasonably available to the Company and reasonably requested in writing by Parent to assist in preparation of customary offering or information documents or rating agency or lender presentations relating to such arrangement of loans, (ii) furnishing all financial statements, pro forma financial statements and other financial data and financial information of the Company and its Subsidiaries that is required under paragraph 3, 4 and, excluding textual descriptions of the Company’s business and financial results (other than what is customary contained in the notes to the Company’s financial statements), paragraph 7 of Exhibit E to the Debt Commitment Letter (as in effect on the date of this Agreement); provided that the Company shall only be required to furnish pro forma financial statements or forecasts if Parent or Merger Sub has provided the Company information relating to the proposed debt and equity capitalization at least 15 days prior to the date pro forma financial statements are required to be delivered (the information, financial statements, pro forma financial statements, business and other financial data and financial information referred to in clause (i) and (ii) above shall mean the “Required Information”), (iii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and purchasers of, the Available Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Available Financing, (iv) assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda, and similar documents required in connection with the Available Financing; provided that any offering documents in relation to debt securities need not be issued by the

Company or any of its Subsidiaries, and provided, further, that any rating agency presentations, offering documents, bank information memoranda, and similar documents required in connection with the Available Financing shall contain disclosure reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (v) using reasonable best efforts to obtain accountant’s comfort letters and legal opinions reasonably requested by Parent, (vi) using commercially reasonable efforts to assist in delivery of inventory appraisals and field audits and obtain surveys and title insurance reasonably requested by Parent, (vii) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Available Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time, (viii) executing and delivering any customary pledge and security documents (subject to occurrence of the Effective Time) and customary closing certificates and documents as may be reasonably requested by Parent (including delivery of borrowing base certificates and to the extent the statements therein are accurate delivery of a solvency certificate of the chief financial officer of the Company in the form contemplated by the Debt Commitment Letter (as in effect on the date hereof)), (ix) using reasonable best efforts to cause accountants to consent to the use of their reports in any material relating to the Available Financing, (x) assisting in (A) the preparation and execution of one or more credit agreements, indentures, purchase agreements, currency or interest hedging agreements or (B) the amendment of any of the Company’s or its Subsidiaries’ currency or interest hedging agreements, in each case, on terms that are reasonably requested by Parent in connection with the Available Financing; provided that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (xi) in connection with the Bank Financing or any bridge or loan financing contemplated by the Debt Commitment Letter, providing customary authorization letters to the Debt Financing sources authorizing the distribution of information to prospective lenders and containing a customary representation to the Debt Financing sources that such information does not contain a material misstatement or omission and containing a representation to the Debt Financing sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their securities, (xii) using commercially reasonable efforts to cooperate with the Financing sources in their efforts to benefit from the existing lending relationships of the Company and its Subsidiaries, (xiii) cooperating reasonably with the Debt Financing sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company; (xiv) permitting any cash and marketable securities of the Company and its Subsidiaries to be made available to the Parent and/or Merger Sub at the Effective Time, ( xv) using reasonable best efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Debt Commitment Letter to be paid off, discharged and terminated on the Closing Date and (xvi) using reasonable best efforts to obtain a public corporate family rating of the Company from Moody’s Investor Services, a public corporate credit rating of the Company from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation and a public credit rating for each of the debt facilities (other than any “asset-based” credit facility) and debt securities from each of such rating agencies; provided, however, that, no obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument (other than the authorization letters referred to above) shall be effective until the Effective Time and, none of the Company or any of its Subsidiaries or Representatives shall be required to pay any commitment or other fee or incur any other liability in connection with the Available Financing prior to the Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Available Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.5 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with (x) the arrangement of the Financing and any information used in connection therewith, except with respect to any information provided by the Company or any of its Subsidiaries and (y) any matters relating to an Internal Restructuring.

(c) The Company shall reasonably cooperate with Parent in Parent’s review of and planning for any internal restructuring or reorganization of subsidiaries, assets or liabilities (an “Internal Restructuring”); provided, however, that (i) the Company shall not be required to take any actions to implement any steps (other than the creation of newly-formed entities; provided that no transfer of assets to such entities shall be required) on such Internal Restructuring (A) unless Parent and Merger Sub have confirmed in writing that they are prepared to proceed immediately to Closing and the Company is satisfied that the Closing will immediately occur thereafter or (B) if such action would contravene any Company Charter Document (or with respect to the Company’s Subsidiaries, any organizational document) or Law; and (ii) such cooperation will not unreasonably interfere with the business or operations of the Company.

SECTION 5.6 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, and subject to the provisions of Section 5.2, unless and until a Company Adverse Recommendation Change has occurred in accordance with Section 5.2(e), so long as this Agreement is in effect, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without first consulting with the other party, except as may be required by Law, applicable fiduciary duties or by any applicable listing agreement with or rules of a national securities exchange or interdealer quotation service or by the request of any Governmental Authority.

SECTION 5.7 Access to Information; Confidentiality. Subject to applicable Laws, upon reasonable notice, the Company shall afford to Parent and Parent’s Representatives and sources of Debt Financing reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records and the Company shall furnish promptly to Parent such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party, waive the protection of an attorney-client privilege, or expose the Company to risk of liability for disclosure of sensitive or personal information. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege. Without limiting the generality of this Section 5.7, from the date of this Agreement until the Effective Time, the Company will furnish to the Parent promptly after becoming available (to the extent such items become available), (i) monthly financial statements, including an unaudited balance sheet, income statement and statement of cash flows for each month through the Closing Date, as it may prepare for management’s internal use, (ii) any update of its outlook for the quarter or the balance of the fiscal year as it may prepare for management’s internal use and (iii) monthly same store results. Until the Effective Time, the information provided will be subject to the terms of the letter agreement dated as of November 16, 2010, by and among the Company, TPG Capital, L.P. and Leonard Green & Partners, L.P. (as may be amended from time to time, the “Confidentiality Agreement”); it being understood and agree that any such information may be disclosed as contemplated by Section 5.5(b).

SECTION 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions.

SECTION 5.9 Indemnification and Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation shall, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under (A) or (B), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as currently in effect. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause, unless otherwise required by Law, the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Effective Time Parent shall, and shall cause the Surviving Corporation to, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.9 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.9) as incurred to the fullest extent permitted under applicable Law, provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such person is not entitled to be indemnified pursuant to this Section 5.9(a).

(b) The Parent or the Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.9 (each, a “Claim”) unless there is a conflict of interest between Parent and the Surviving Corporation, on the one hand, and the Indemnitee, on the other (for the avoidance of doubt, conflict of interest shall be deemed to exist in the event of any threatened or actual litigation, claim or proceeding relating to the Transactions); provided, that none of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any such Claim for which indemnification has been sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For the six-year period commencing immediately after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date hereof (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided, however, that, if the annual premium for such insurance shall exceed 300% of the current annual premium (such 300% threshold, the “Maximum Premium”), then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium not in excess of the Maximum Premium. The Company may prior to the Effective Time purchase, for an aggregate amount not to exceed the aggregate Maximum Premium for six years, a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the transactions contemplated hereby. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.9(c) and the Surviving Corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter Documents, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(e) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.9.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

SECTION 5.10 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.11 Employee Matters.

(a) For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to those employees of the Company and its Subsidiaries who are actively employed as of immediately prior to the Effective Time (“Company Employees”) annual base salary and base wages, short-term cash incentive compensation opportunities and benefits (excluding equity-based compensation), that are substantially comparable, in the aggregate, to such annual base salary and base wages, short-term cash incentive compensation opportunities and benefits (excluding equity-based compensation) provided to the Company Employees immediately prior to the Effective Time; provided, however, that nothing in this Agreement shall prohibit the Surviving Corporation from terminating the employment of any Company employee.

(b) For purposes of vesting, eligibility to participate and levels of benefits (but not actual accrual) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Parent shall use its commercially reasonable efforts to cause (i) each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time. Parent shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) The provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.11 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof.

SECTION 5.12 Notification of Certain Matters; Stockholder Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any actions, suits, claims or proceedings commenced or, to the Company’s Knowledge on the one hand and Parent’s knowledge, on the other hand, threatened against such party which relate to this Agreement and the Transactions. The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement and the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

SECTION 5.13 SEC Filings. The Company shall file with the SEC (i) a Form 10-K with respect to its fiscal year ended January 29, 2011 on or prior to March 14, 2011 and (ii) at and after such time as the Parent notifies the Company that it is commencing bona fide marketing relating to the Debt Financing, a Form 8-K with the Financial Information for the period from the date of the most recently disclosed financial statements included in an SEC Report through the most recent month ended at least 15 days earlier; provided that Financial Information shall include period to date same store sales; period to date revenue; and reaffirmed or revised guidance for full quarter same store sales, revenue, gross margin and earnings per share.

SECTION 5.14 Director Resignations. Prior to the Closing, other than with respect to any directors identified by Parent in writing to the Company two days prior to the Closing Date, the Company shall use its reasonable best efforts to deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

SECTION 5.15 Parent and Merger Sub Expenditure; Parent Distributions. From the date of this Agreement until the Effective Time, (i) Parent and Merger Sub shall not expend funds other than in connection with the Transactions and the payment of related expenses and (ii) Parent shall not declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock.

SECTION 5.16 Parent Vote.

(a) Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Company Common Stock beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted or to provide a consent), in favor of the adoption of this Agreement at any meeting of stockholders of the company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of the Company by consent in lieu of a meeting).

(b) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting the Agreement.

Section 5.17 Section 280G Matters. No later than 10 business days following the date of this Agreement with respect to each “officer” of the Company (as defined in Rule 16a-1 promulgated under Exchange Act) (each, a “Section 16 Officer”) and no later than 20 business days following the date of this Agreement, with respect to any other “disqualified individual” of the Company (as defined in Section 280G(c) of the Code), the Company shall furnish a schedule that sets forth (i) the Company’s reasonable, good faith estimate of the maximum amount (separately identifying single and double-trigger amounts and any tax gross-up payments) that could be paid to such Section 16 Officer or other disqualified individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such Section 16 Officer or other disqualified individual, and (iii) the underlying documentation on which such calculations are based. The schedules and underlying documentation required by this Section 5.17 shall be updated and delivered to Parent not later than twenty (20) business days prior to the anticipated Closing Date.

ARTICLE VI

Conditions Precedent

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained;

(b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any required approvals thereunder shall have been obtained;

(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

SECTION 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.6(b) shall be true and correct as of the Effective Time as if made on and as of the Effective Time, (ii) set forth in Section 3.2(a), Section 3.14 and Section 3.20, without giving effect to any materiality or “Material Adverse Effect” qualifications therein, shall be true and correct in all material respects at and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) set forth in this Agreement other than those Sections specifically identified in clause (i) or (ii) of this Section 6.2(a), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, shall be true and correct as of the Effective Time as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect. Solely for the purposes of clause (ii) above, if one or more inaccuracies in the representations and warranties set forth in Section 3.2(a) or Section 3.20 would cause the aggregate amount required to be paid by Parent or Merger Sub to effectuate the Merger, refinance the Company’s Indebtedness, indirectly acquire all of the outstanding equity interests in the Company’s subsidiaries, consummate the Transactions to be consummated on the Closing Date and pay all fees and expenses in connection therewith, whether pursuant to Article II or otherwise, to increase by $20 million or more, such inaccuracy or inaccuracies will be considered material for purposes of clause (ii) of this Section 6.2(a).

(b) Performance of Obligations of the Company. (i) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and (ii) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in this Agreement (other than in Section 4.7) shall be true and correct as of the date of this Agreement and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date) except where such failures to be so true and correct would not reasonably be expected to have a Parent Material Adverse Effect and (ii) set forth in Section 4.7 of this Agreement shall be true and correct in all material respects as of the Effective Time. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent and Merger Sub as to the effect of the preceding sentence.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

SECTION 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in Section 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Sections 5.4 and 5.5.

ARTICLE VII

Termination

SECTION 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors (in the case of the Company, acting upon the recommendation of the Special Committee); or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before May 18, 2011 (the “Walk-Away Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform in all material respects any of its obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform in all material respects any of its obligations under this Agreement;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c) by Parent,

(i) (A) if the representations and warranties of the Company shall not be true and correct or the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement (except the covenants and agreements in Section 5.2, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured by the Company by the Walk-Away Date, or if capable of being cured, shall not have commenced to have been cured within 15 days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination (or, if earlier, the Walk-Away Date); or (B) the Company shall have breached in any material respect its obligations under Section 5.2, which breach (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured by the Company by the Walk-Away Date or if capable of being cured, shall not have been cured (x) within 5 business days following receipt of written notice from the Parent of such breach or (y) any shorter period of time that remains between the date the Parent provides written notice of such breach and the Walk-Away Date; provided that, Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 6.1 or Section 6.3 not being satisfied; or

(ii) if: (A) the Board of Directors of the Company shall have failed to include the Company Board Recommendation in the Proxy Statement or shall have effected a Company Adverse Recommendation Change; (B) the Board of Directors of the Company shall have effected a Change of Recommendation; (C) the Board of Directors of the Company shall have failed to publicly reaffirm its recommendation of this Agreement in the absence of a publicly announced Takeover Proposal within five business days after Parent so requests in writing, provided that Parent may only make such request once every thirty day period; (D) the Company enters into a Company Acquisition Agreement; (E) the Company or the Board of Directors of the Company shall have publicly announced its intention to do any of the foregoing or (F) the Company fails to hold the Company Stockholders Meeting within ten business days prior to the Walk-Away Date; or

(d) by the Company:

(i) if the representations and warranties of Parent or Merger Sub shall not be true and correct or Parent or Merger Sub shall have breached or failed to perform any of their covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and (B) cannot be cured by the Walk-Away Date, or if capable of being cured, shall not have commenced to have been cured within 15 days following receipt by the Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination (or, if earlier, the Walk-Away Date); provided that, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 6.1 or Section 6.2 not being satisfied; or

(ii) prior to the receipt of the Company Stockholder Approval, in order to concurrently enter into a Company Acquisition Agreement that constitutes a Superior Proposal, if (A) the Company has complied in all material respects with the requirements of Section 5.2 and (B) prior to or concurrently with such termination, the Company pays the fee due under Section 7.3; or

(iii) if (A) the Marketing Period has ended and the conditions set forth in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied on the date the Closing should have been consummated pursuant to the terms of this Agreement, (B) the Company has irrevocably confirmed by notice to Parent after the end of the Marketing Period that all conditions set forth in Section 6.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 6.3 and (C) the Merger shall not have been consummated within three business days after the delivery of such notice.

SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 7.2 and 7.3, Article VIII, the expense reimbursement and indemnification provisions of Section 5.5(b), and the Confidentiality Agreement and the Guaranty, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company, Parent, Merger Sub or any of their respective Subsidiaries may have liability pursuant to the sections specified in the immediately preceding sentence that survive such termination and (ii) nothing shall relieve any party from liability for fraud.

SECTION 7.3 Termination Fee.

(a) In the event that:

(i) (A) a bona fide Takeover Proposal shall have been made, proposed or communicated (and not withdrawn), after the date hereof and prior to the Company Stockholders Meeting (or prior to the termination of this Agreement if there has been no Company Stockholders Meeting), and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) and (C) within 12 months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to any Takeover Proposal and such Takeover Proposal is consummated (in each case whether or not the Takeover Proposal was the same Takeover Proposal referred to in clause (A)); provided that for purposes of clause (C) of this Section 7.3(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”); or

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii); or

(iii) (A) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) or (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) and prior to the Company Stockholders Meeting the Board of Directors of the Company has made a Change of Recommendation;

then, in any such event under clause (i), (ii) or (iii) of this Section 7.3(a), the Company shall pay if and as directed by Parent or its designee the applicable Termination Fee (as defined below) to Parent or its designee by wire transfer of same day funds (x) in the case of Section 7.3(a)(iii), within two business days after such termination, (y) simultaneously with such termination if pursuant to Section 7.1(d)(ii) or (z) in the case of Section 7.3(a)(i), two business days after the consummation of a Takeover Proposal; it being understood that in no event shall the Company be required to pay the applicable Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $54.0 million, except that in the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) (1) on or after the No-Shop Period Start Date in order to enter into a definitive agreement with respect to a Takeover Proposal with a Person or group of Persons that at such time is an Excluded Party or (2) prior to the No-Shop Period Start Date, the “Termination Fee” shall mean a cash amount equal to $27.0 million. In the event that Parent or its designee shall receive full payment pursuant to this Section 7.3(a) and Section 7.3(c), together with reimbursement of any applicable expenses pursuant to Section 7.3(d), the receipt of the applicable Termination Fee, Parent Expenses and the expenses referred to Section 7.3(d) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that nothing in this Section 7.3(a) shall limit the rights of Parent and Merger Sub under Section 8.8.

(b) In the event that:

(i) the Company shall terminate this Agreement pursuant to Section 7.1(d)(i); or

(ii) the Company shall terminate this Agreement pursuant to Section 7.1(d)(iii);

then in any such event under clause (i) or (ii) of this Section 7.3(b), if the condition set forth in Section 6.2(c) are satisfied, then Parent shall pay to the Company a termination fee of $200 million in cash (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. In the event that Company shall receive full payment pursuant to this Section 7.3(b), together with indemnification pursuant to Section 5.5(b) or reimbursement of any applicable expenses pursuant to Section 7.3(d), the receipt of the Parent Termination Fee together with such expenses shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any other Person in connection with this Agreement, the Financing Letters, the Rollover Letter or the Guaranty (and the termination hereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any other Parent Related Party arising out of or in connection with this Agreement, the Financing Letters, the Rollover Letter or the Guaranty, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination.

(c) In the event that:

(i) The Company shall terminate this Agreement pursuant to Section 7.1(b)(iii) or Section 7.1(d)(ii); or

(ii) Parent shall terminate this Agreement pursuant to Section 7.1(b)(iii), Section 7.1(c)(i) or Section 7.1(c)(ii);

then in any such event the Company shall pay Parent or its designees, as promptly as possible (but in any event within 2 business days) following the delivery by Parent of an invoice therefor, all out-of-pocket fees and expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with the transactions contemplated by this Agreement, including the Financing (“Parent Expenses”); provided that the Company shall not be required to pay more than an aggregate of $5 million in Parent Expenses pursuant to this Section 7.3(c). The expenses payable pursuant to this Section 7.3(c) shall be paid by wire transfer of same day funds within ten business days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 7.3(c). The payment of the expense reimbursement pursuant to this Section 7.3(c) shall not relieve the Company of any subsequent obligation to pay the applicable Termination Fee pursuant to Section 7.3(a).

(d) Each of the parties hereto acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, the other parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company for the payment set forth in this Section 7.3, such paying party shall pay the other party or parties, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(e) Notwithstanding anything to the contrary in this Agreement, but subject to the Company’s rights set forth in Section 8.8 and the reimbursement and indemnification obligations of Parent under Section 5.5(b) and Section 7.3(d) hereof, the Company’s right to receive payment of the Parent Termination Fee from Parent or the Guarantors pursuant to the Guaranty in respect thereof shall be the sole and exclusive remedy of the Company and its Subsidiaries and stockholders against Parent, Merger Sub, the Guarantors, the parties to the Rollover Letter, the Financing Sources of the Debt Financing or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Notwithstanding anything to the contrary in this Agreement but subject to Section 8.8 and the proviso to this sentence, Parent’s right to receive payment from the Company of (i) the Parent Expenses pursuant to Section 7.3(c) and/or (ii) the applicable Termination Fee pursuant to Section 7.3(a) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (except that the Company shall also be obligated with respect to Section 7.3(d)). For the avoidance of doubt, (1) under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent Termination Fee (and any indemnification pursuant to Section 7.3(d)) and (2) while the Company may pursue both a grant of specific performance in accordance with Section 8.8 and the payment of the Parent Termination Fee under Section 7.3 (b), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by the preceding sentence and any money damages, including all or any portion of the Parent Termination Fee.

ARTICLE VIII

Miscellaneous

SECTION 8.1 No Survival of Representations and Warranties. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article II, Section 5.9 (Indemnification and Insurance) shall survive the consummation of the Merger (in the case of the Confidentiality Agreement, subject to the terms thereof). All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger.

SECTION 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (in the case of the Company, acting upon recommendation of the Special Committee); provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

SECTION 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) subject to the requirements of applicable law, waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions; provided, that no such action shall be taken by the Company unless it is taken upon the recommendation of the Special Committee. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, that Parent or Merger Sub may assign this Agreement to any of their Affiliates (provided that such assignment shall not (i) affect the obligations of any Equity Provider under the applicable Equity Funding Letter, the Rollover Investor under the Rollover Letter or any Guarantors under the Guaranty or (ii) impede or delay the consummation of the Transactions or otherwise materially impede the rights of the stockholders of the Company under this Agreement); and provided, further, that the Company has given its prior consent to any such assignment (such consent not to be unreasonably withheld, delayed or conditioned). No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

SECTION 8.5 Counterparts. This Agreement may be executed in one or more counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedules and the Parent Disclosure Schedule, together with the Equity Funding Letters, the Rollover Letter, the Confidentiality Agreement and the Guaranty, (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and (b) except for: (i) if the Effective Time occurs (A) the right of the Company’s stockholders to receive the Merger Consideration at the Effective Time and (B) the right of the holders of Options to receive the Designated Consideration; (ii) the provisions set forth in Section 5.9 of this Agreement, (iii) the rights of persons who are explicitly provided to be third party beneficiaries of the Guaranty, the Equity Funding Letter and the Rollover Letter solely to the extent of the rights set forth therein, (iv) the rights of the Parent Related Parties and the Company Related Parties set forth in Section 7.3(e) and (v) the rights of Financing Sources and sources of debt financing for the Transactions set forth in Sections 7.3(e) and 8.7(c) (and, except that the Financing Sources are hereby made express third-party beneficiaries of Sections 8.7(a) and (b), 8.8 and 8.9), are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 8.7 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of Laws principles.

(b) Subject to Section 8.7(c), all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding. The consents to jurisdiction and venue set forth in this Section 8.7(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(c) Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source, or any of its Affiliates or Representatives, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the, Borough of Manhattan in the City of New York, New York, whether a state or Federal court, and that the provisions of Section 8.9 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

SECTION 8.8 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.7(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 7.3 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger (but not the right of the Company to such injunctions, specific performance or other equitable remedies for obligations other than with respect to the Equity Financings) shall be subject to the requirements that (i) the Marketing Period has ended and all conditions in Section 6.1 and 6.2 were satisfied (other than those conditions that by their terms are to be satisfied by actions taken at Closing) at the time when the Closing would have been required to occur but for the failure of the Equity Financing to be funded, (ii)(a) the Debt Financing (including any alternative financing that has been obtained in accordance with, and satisfies the conditions of, Section 5.5(a) of the Merger Agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (b) the Rollover Investment is made at Closing and (iii) the Company has irrevocably confirmed that if the Equity Financing and Debt Financing are funded, then it would take such actions that are within its control to cause the Closing to occur. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.8 shall not be required to provide any bond or other security in connection with any such order or injunction.

SECTION 8.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

c/o TPG Capital, L.P.
345 California Street, Suite 3300
San Francisco, CA 94104
Attention:	General Counsel
Facsimile:	415-743-1500

and

c/o Leonard Green & Partners, L.P.
11111 Santa Monica Blvd., #2000
Los Angeles, CA 90025
Attention:	Jamie Halper
Todd Purdy
Facsimile:	310-954-0404

with copies (which shall not constitute notice) to:

Ropes & Gray LLP
The Prudential Tower
800 Boylston Street
Boston, Massachusetts 02119
Attention:	Alfred O. Rose, Esq.
Julie H. Jones, Esq.
Facsimile:	617-235-0096 / 617-235-0433

and

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	Jack H. Nusbaum, Esq.
Adam M. Turteltaub, Esq.
Facsimile:	212-728-9060 / 212-728-9129

and

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:	Howard A. Sobel
Jason Silvera
Facsimile:	212-751-4864

If to the Company, to:

J. Crew Group, Inc.
770 Broadway 12th Floor
New York, NY 10003
Attention:	General Counsel
Facsimile:	212-209-8175

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:	Scott A. Barshay, Esq.
Thomas E. Dunn, Esq.
Facsimile:	212-474-3700

and

Cleary, Gottlieb, Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention:	Daniel S. Sternberg, Esq.
Matthew P. Salerno, Esq.
Facsimile:	212-225-3999

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5 P.M. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 8.11 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

SECTION 8.12 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Company Charter Documents” means the Company’s certificate of incorporation and by-laws, each as amended to the date of this Agreement.

“Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former employees, directors or consultants, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (iii) a stock option, stock purchase, stock appreciation right or other stock-based agreement, program or plan, (iv) an individual employment, consulting, severance or other similar agreement or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability.

“Company Stock Plans” means the Amended and Restated J. Crew Group, Inc. 1997 Stock Option Plan, the J. Crew Group, Inc. 2003 Equity Incentive Plan, as amended by that certain Amendment No. 1, the J. Crew Group, Inc. 2005 Equity Incentive Plan, as amended by that certain Amendment No. 1, and the J. Crew Group, Inc. Amended and Restated 2008 Equity Incentive Plan.

“Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading, (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) for offerings of debt securities on a registration statement on Form S-1 (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities), (iii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information, (iv) the Company’s auditors have delivered drafts of customary comfort letters, including, without limitation, customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the offering documents, and such auditors have confirmed they are prepared to issue any such comfort letter upon pricing throughout the Marketing Period and (v) the financial statements and other financial information (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit (A) a registration statement on Form S-1 using such financial statements and financial information to be declared effective by the SEC on or before the last day of the Marketing Period and (B) the financing sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters, including, without limitation, customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the offering documents, in order to consummate any offering of debt securities on the last day of the Marketing Period.

“Encumbrance” means any mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, third party right or encumbrance of any kind or nature.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESPP” means the J. Crew Group, Inc. 2007 Associate Stock Purchase Plan.

“Excluded Party” means any Person, group of Persons or group that includes any Person (so long as such Person, together with all other members of such group, if any, who were members of such group or another group that included such Person immediately prior to the No-Shop Period Start Date, represent at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement) from whom the Company or any of its Representatives has received, after the execution of this Agreement and prior to the No-Shop Period Start Date, a Takeover Proposal that the Special Committee determines, in good faith, prior to or as of the No-Shop Period Start Date and after consultation with its financial advisor and outside legal counsel, constitutes or could reasonably be expected to lead to a Superior Proposal; provided, however, that, notwithstanding anything to the contrary contained herein, such Person or group shall cease to be an “Excluded Party” at 12:00 am New York City time on February 1, 2011 unless, prior to February 1, 2011, the Company or any of its Representatives received from such Person or group a Takeover Proposal that the Special Committee determined, in good faith, prior to or as of February 1, 2011 and after consultation with its financial advisor and outside legal counsel, constituted a Superior Proposal; and provided, further, that any such Person or group shall cease to be an “Excluded Party” at any time such Person or group ceases to be actively pursuing efforts to acquire the Company.

“Financing Sources” means the parties to the Debt Commitment Letter and their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers or Affiliates.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity, whether federal, state or local, domestic, foreign or multinational.

“Hazardous Materials” means (i) any petroleum products or byproducts, radioactive materials, friable asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous substance,” “hazardous material,” or “hazardous waste,” “pollutant” or analogous terminology under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than the Company or any of its Subsidiaries, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company or any of its Subsidiaries, (iii) any obligations for the deferred purchase price of property, goods or services to any Person other than the Company or any of its Subsidiaries, (iv) any capital lease obligations to any Person other than the Company or any of its Subsidiaries, (v) any obligations in respect of letters of credit and bankers’ acceptances, or (vi) any guaranty of any such obligations described in clauses (i) through (v) of any Person other than the Company or any of its Subsidiaries (other than, in the case of clauses (i), (ii) and (iii), accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).

“Intellectual Property” means all intellectual property rights of any type or nature, whether established by Law or contractual agreement, however, denominated, throughout the world, including (i) trademarks, trade names, service marks, service names, corporate names, mark registrations, logos, assumed names, including all common law rights and the goodwill in any of the foregoing; (ii) domain names; (iii) works; (iv) registered and unregistered copyrights, software, data, databases; technology, inventions, trade secrets; (v) patents and patent applications; (vii) moral rights, rights of privacy and publicity; (viii) computer software (including data and related software program documentation in computer-readable and hard-copy forms); and (ix) other intellectual property and proprietary rights of any kind, along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation, or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

“Knowledge” means, in the case of the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.12 of the Company Disclosure Schedule.

“Licensed Software” means all computer, software or firmware programs, modules or libraries licensed to the Company or any of its Subsidiaries and incorporated into or used by the Company or its Subsidiaries in, to develop, maintain or support any of the products or services of their respective businesses.

“Liens” means any pledges, claims, liens, licenses, charges, Encumbrances, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever.

“Marketing Period” means the first period of 20 consecutive business days after the date of this Agreement beginning on the later of the first day on which (a) Parent shall have the Required Information the Company is required to provide pursuant to Section 5.5, and such Required Information is Compliant; provided, that if the Company shall in good faith reasonably believe it has provided the Required Information and such Required Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with clause (a) above unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information or that the Required Information is not Compliant and, within four business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or is not Compliant) and (b) all conditions set forth in Section 6.1 and Section 6.2 (other than (x) the conditions set forth in Section 6.1(a) which need to be satisfied no later than five business days prior to the end of the Marketing Period and (y) those conditions that by their terms are to be satisfied at the Closing, which need only be satisfied at the Closing, as the case may be) have been satisfied and nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied assuming Closing, as the case may be, were to be scheduled for any time during such 20 consecutive business day period. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced (A) prior to the No-Shop Period Start Date, (B) prior to the mailing of the Proxy Statement or (C) if, on or prior to the completion of such 20 business day period, (x) the Company shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required, and the requirements in clauses (a) and (b) above would be satisfied on the first day, throughout and on the last day of during such new 20 business day period or (y) the Required Information would not be Compliant at any time during such 20 business day period, in which case a new 20 business day period shall commence upon Parent and its financing sources receiving updated Required Information that would be Compliant, and the requirements in clauses (a), (b) and (c) above would be satisfied on the first day, throughout and on the last day of such new 20 business day period (for the avoidance of doubt, it being understood that if at any time during the Marketing Period the Required Information provided at the initiation of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have occurred). In addition, if the Marketing Period would end after the last day prior to the filing of the Company’s annual report on Form 10-K for the fiscal year ending January 29, 2011 on which the auditors would be willing to deliver comfort letters with negative assurance and before the day that the Company files such Form 10-K, then the Marketing Period will not begin prior to the filing of such Form 10-K.

“MD” means Mr. Millard S. Drexler.

“Parent Material Adverse Effect” means any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions contemplated by this Agreement.

“Permitted Encumbrances” means (a) easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (b) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property, and (c) Permitted Liens.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the Company SEC Documents, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business, (c) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice, (d) gaps in the chain of title evident from the records of the relevant Governmental Authority maintaining such records, (e) licenses granted to third parties in the ordinary course of business by the Company or its Subsidiaries, and (f) such other Liens, Encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, Encumbrance or imperfection.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Redacted Fee Letter” means a fee letter from a financing source in which the only redactions relate to fee amounts, “market flex” provisions and “securities demand” provisions, provided that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the debt financing or other funding being made available by such financing source, except to the extent a reduction from such financing source would be offset by an increase in the debt financing or other funding being made available by such financing source or another financing source.

“Registered Intellectual Property” means patents, patent applications, registered copyrights, registered marks (including trademarks, service marks, and trade dress, to the extent registered), applications to register marks, registered domain names, and registered industrial designs that are material to the conduct of the business of the Company and its Subsidiaries as currently conducted.

“Software” means the Licensed Software and the Owned Software.

“Special Committee” means the special committee of the Board of Directors of the Company.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Transactions” means, collectively, this Agreement and the transactions contemplated hereby, including the Merger.

The following terms are defined on the page of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section
Acceptable Confidentiality Agreement	Section 5.2(a)
Action	Section 3.7
Agreement	Preamble
Antitrust Laws	Section 5.4(a)
Available Financing	Section 5.5(b)
Balance Sheet Date	Section 3.2(a)(ii)
Bankruptcy and Equity Exception	Section 3.3(a)
Capitalization Date	Section 3.2(a)
Certificate	Section 2.1(c)
Certificate of Merger	Section 1.3
Change of Recommendation	Section 5.2(f)
Claim	Section 5.9(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(g)
Company	Preamble
Company Acquisition Agreement	Section 5.2(e)
Company Adverse Recommendation Change	Section 5.2(e)
Company Approvals	Section 3.4
Company Board Recommendation	Section 5.2(e)
Company Common Stock	Section 2.1
Company Disclosure Schedule	Article III
Company Employees	Section 5.11(a)
Company Intellectual Property	Section 3.13(b)
Company Preferred Stock	Section 3.2(a)
Company Related Parties	Section 7.3(e)
Company SEC Documents	Section 3.5(a)
Company Securities	Section 3.2(c)
Company Stockholder Approval	Section 3.3(d)
Company Stockholders Meeting	Section 5.3(a)
Confidentiality Agreement	Section 5.7
Contract	Section 3.3(c)
Cooperation Letter Agreement	Preamble
Debt Commitment Letter	Section 4.5
Debt Financing	Section 4.5
Designated Consideration	Section 2.4(b)
DGCL	Section 1.1
Dissenting Shares	Section 2.3
Dissenting Stockholders	Section 2.3
DOJ	Section 5.4(d)
Effective Time	Section 1.3
Environmental Laws	Section 3.12
Equity Financing	Section 4.5
Equity Funding Letters	Section 4.5
Equity Provider	Section 4.5
Equity Providers	Section 4.5
Exchange Act	Section 3.4
FCPA	Section 3.8(c)
Filed SEC Documents	Article III
Financing	Section 4.5
Financing Letters	Section 4.5
FTC	Section 5.4(d)
Guarantor	Preamble
Guaranty	Preamble
Indemnitee	Section 5.9(a)
Indemnitees	Section 5.9(a)

Terms Not Defined in this Section 8.12	Section
Laws	Section 3.8(a)
LGP Equity Funding Letter	Section 4.5
Material Adverse Effect	Section 3.1(a)
Material Contract	Section 3.16(a)
Maximum Premium	Section 5.9(c)
Merger	Preamble
Merger Consideration	Section 2.1(c)
Merger Sub	Preamble
Most Recent Balance Sheet	Section 3.9(b)
New Plans	Section 5.11(b)
No-Shop Period Start Date	Section 5.2(b)
Old Plans	Section 5.11(b)
Option	Section 2.4(a)(ii)
Owned Real Property	Section 3.15
Parent	Preamble
Parent Disclosure Schedule	Section 4.8
Parent Related Parties	Section 7.3(e)
Parent Termination Fee	Section 7.3(b)
Paying Agent	Section 2.2(a)
Permits	Section 3.8(b)
Proxy Statement	Section 3.4
Representatives	Section 5.2(a)
Required Bank Information	Section 5.5(b)
Required Notes Information	Section 5.5(b)
Restraints	Section 6.1(d)
Restricted Share	Section 2.4(a)(iii)
Rollover Investment	Section 4.5
Rollover Investor	Section 4.5
Rollover Letter	Section 4.5
Rollover Shares	Section 2.1(b)
Sarbanes-Oxley Act	Section 3.5(d)(i)
Schedule 13E-3	Section 3.5(e)
SEC	Section 3.4
Securities Act	Section 3.2(d)
Solvent	Section 4.7
Superior Proposal	Section 5.2(i)
Suppliers	Section 3.17
Surviving Corporation	Section 1.1
Takeover Proposal	Section 5.2(h)
Tax	Section 3.9(n)
Tax Returns	Section 3.9 (n)
Termination Fee	Section 7.3(a)(iii)
TPG Equity Funding Letter	Section 4.5
Walk-Away Date	Section 7.1(b)(i)

SECTION 8.13 Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement.

SECTION 8.14 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. If any two or three calendar day period referenced in Section 5.2(e) or (f) includes a day that is a U.S. national holiday, then any such period shall mean such period as extended by the number of days during such period that are U.S. national holidays. A calendar day period shall consist of a period of 24 hours from the time that such period started. A statement that an effect, change, event or occurrence has or has not had, or would or would not reasonably be expected to have, a Material Adverse Effect shall mean that all such effects, changes, events or occurrences, individually or in the aggregate, have or have not had, or would or would not reasonably be expected to have, a Material Adverse Effect All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CHINOS HOLDINGS, INC.,

By:	/s/ Ronald Cami
	Name:	Ronald Cami
	Title:	Vice President

CHINOS ACQUISITION CORPORATION

By:	/s/ Ronald Cami
	Name:	Ronald Cami
	Title:	Vice President

J. CREW GROUP, INC.,

By:	/s/ Josh S. Weston
	Name:	Josh S. Weston
	Title:	Chairman of the Special Committee of the Board of Directors

[AGREEMENT AND PLAN OF MERGER]

PERELLA WEINBERG PARTNERS 767 FIFTH AVENUE PHONE: 212-287-3200 FAX: 212-287-3201

November 22, 2010

The Special Committee of the Board of Directors

J. Crew Group, Inc.

770 Broadway

New York, NY 10003

Members of the Special Committee of the Board of Directors:

We understand that J. Crew Group, Inc., a Delaware corporation (the “Company”), is considering a transaction whereby Chinos Holdings, Inc., a Delaware corporation (“Parent”), will effect a merger involving the Company. Pursuant to a proposed Agreement and Plan of Merger (the “Merger Agreement”), to be entered into among Parent, Chinos Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, (a) Merger Sub will merge with and into the Company (the “Merger”) as a result of which the Company will become a wholly owned subsidiary of Parent, and (b) each outstanding share of Common Stock of the Company, par value $0.01 per share (the “Company Common Stock”), other than (i) Company Common Stock held by Millard S. Drexler and certain related trusts or other related persons (and any other persons) party to the Rollover Agreement referred to in the Merger Agreement (the “Rollover Investors”), as further set forth in the Merger Agreement, and (ii) Company Common Stock held in treasury or owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent (“Parent Affiliates”), will be converted into the right to receive $43.50 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We understand that Parent is an affiliate of TPG Capital, L.P. (“TPG”) and Leonard Green & Partners, L.P. (“LGP”).

You have requested our opinion as to the fairness from a financial point of view to the holders of the Company Common Stock (other than the Rollover Investors and the Parent Affiliates), of the Merger Consideration to be received by such holders in the proposed Merger.

For purposes of the opinion set forth herein, we have, among other things:

1.	reviewed certain publicly available financial statements and other business and financial information of the Company, including research analyst reports;

www.pwpartners.com

Partners have limited liability status

2.	reviewed certain internal financial statements, analyses, forecasts, and other financial and operating data relating to the business of the Company, in each case, prepared by management of the Company (the “Company Forecasts”);

3.	reviewed certain publicly available financial forecasts relating to the Company;

4.	discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

5.	compared the financial performance of the Company with that of certain publicly-traded companies which we believe to be generally relevant;

6.	compared the financial terms of the Merger with the publicly available financial terms of certain transactions which we believe to be generally relevant;

7.	reviewed the historical trading prices and trading activity for the Company Common Stock, and compared such price and trading activity of the Company Common Stock with that of securities of certain publicly-traded companies which we believe to be generally relevant;

8.	reviewed the premia paid in certain publicly available transactions, which we believed to be generally relevant;

9.	reviewed a draft dated November 22, 2010, of the Merger Agreement; and

10.	conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further relied upon the assurances of the management of the Company that information furnished by them for purposes of our analysis does not contain any material omissions or misstatements of material fact. With respect to the Company Forecasts, we have been advised by management of the Company and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby and we express no view as to the assumptions on which they are based. In arriving at our opinion, we have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company. In addition, we have not evaluated the solvency of any party to the Merger Agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have assumed that the final executed Merger Agreement will not differ in any material respect from the draft Merger Agreement reviewed by us and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without material modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Merger Consideration to be received by the holders of the Company Common Stock (other than the Rollover Investors and the Parent Affiliates) pursuant to the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement (or any related agreement) or the form of the Merger or the likely timeframe in which the Merger will be consummated. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger Agreement or otherwise. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals. Our opinion does not address the underlying business decision of the Company to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative which may be available to the Company. To date, we have not been authorized to solicit and have not solicited indications of interest in a transaction with the Company from any party.

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We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Perella Weinberg Partners LP and its affiliates and the Company or Parent or any of their respective affiliates pursuant to which compensation was received by Perella Weinberg Partners LP or its affiliates; however Perella Weinberg Partners LP and its affiliates may in the future provide investment banking and other financial services to the Company and Parent and their respective affiliates for which they would expect to receive compensation. In the ordinary course of our business activities, Perella Weinberg Partners LP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Parent or any of their respective affiliates. The issuance of this opinion was approved by a fairness committee of Perella Weinberg Partners LP.

It is understood that this opinion is for the information and assistance of the Special Committee of the Board of Directors of the Company in connection with, and for the purposes of its evaluation of, the Merger. At your request, it is further understood that this opinion may be relied on by those members of the Board of Directors of the Company who are not members of the Special Committee (other than those members of the Board of Directors who recused themselves from voting on the approval of the Merger and the Merger Agreement) as if the opinion had also been addressed to them. This opinion is not intended to be and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote or otherwise act with respect to the proposed Merger or any other matter and does not in any manner address the prices at which shares of the Company Common Stock will trade at any time. In addition, we express no opinion as to the fairness of the Merger to, or any consideration to, the Rollover Investors, the Parent Affiliates or the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, on the date hereof, the Merger Consideration to be received by the holders of the Company Common Stock (other than the Rollover Investors and the Parent Affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ PERELLA WEINBERG PARTNERS LP

B-3

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

C-2

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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THERE ARE THREE WAYS TO VOTE: BY INTERNET, TELEPHONE OR MAIL

Internet and telephone voting is available 24 hours a day, 7 days a week through

11:59 PM Eastern Time the day prior to the special meeting date.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

	INTERNET		TELEPHONE		MAIL

	www.cesvote.com		1-888-693-8683

•	Go to the website listed above.	•	Use any touch-tone telephone.	•	Mark, sign and date your proxy card.

•	Have your proxy card ready.	•	Have your proxy card ready.	•	Detach your proxy card.

•	Follow the simple instructions that appear on your computer screen.	•	Follow the simple recorded instructions.	•	Return your proxy card in the postage-paid envelope provided.

Please Vote, Sign, Date and Return Promptly in the Enclosed Postage-Paid Envelope

(Continued from the Other Side)

▼ DETACH PROXY CARD HERE TO VOTE BY ▼ MAIL

The Board of Directors, acting on the unanimous recommendation of the special committee composed entirely of independent directors, recommends a vote “FOR” the adoption of the merger agreement and a vote “FOR” Proposal 2.

		FOR	AGAINST	ABSTAIN
1.	To adopt the Agreement and Plan of Merger (the “merger agreement”) with Chinos Holdings, Inc., a Delaware corporation (“Parent”), Chinos Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.	☐	☐	☐

Note: Please sign your name exactly as it appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.

Dated:	, 2011

Signature:

Title or Authority:

Signature (if held jointly):

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [            ], 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints [            ] and [            ], or either of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of J.Crew Group, Inc. (the “Company”) held of record by the undersigned on [            ], 2011, at the Special Meeting of Stockholders to be held at [            ] a.m., local time, on [            ], 2011, at [            ] or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE SIDE. IF OTHER MATTERS THAN THE PROPOSALS LISTED ON THE REVERSE SIDE ARE PRESENTED AT THE SPECIAL MEETING, THE PERSONS NAMED ABOVE WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT WITH RESPECT TO THOSE MATTERS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE OR VOTE BY INTERNET OR TELEPHONE FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE.

(Continued and to be signed on the Reverse Side)